UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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ZENDESK, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION, DATED JULY 25, 2022

Zendesk, Inc.
989 Market Street
San Francisco, CA 94103
(415) 418-7506
[  ], 2022
Dear Zendesk Stockholder:
You are cordially invited to attend a special meeting (including any adjournments or postponements thereof, which we refer to as the “Special Meeting”) of stockholders of Zendesk, Inc., a Delaware corporation (which we refer to as “Zendesk,” the “Company,” “we,” “us,” and “our”) to be held virtually via live webcast on [  ], 2022, beginning at [  ] Pacific Time (unless the Special Meeting is adjourned or postponed). Zendesk stockholders will be able to virtually attend and vote at the Special Meeting by visiting www.virtualshareholdermeeting.com/ZEN2022SM, which we refer to as the “Special Meeting website.” To attend the Special Meeting, you must pre-register at [  ] by [  ] Pacific Time on [  ], 2022. For purposes of attendance at the Special Meeting, all references in the enclosed proxy statement to “present” shall mean virtually present at the Special Meeting.
At the Special Meeting, you will be asked to consider and vote on (a) a proposal to adopt the Agreement and Plan of Merger, dated as of June 24, 2022 (as it may be amended from time to time, which we refer to as the “Merger Agreement”), by and among Zendesk, Zoro Bidco, Inc., a Delaware corporation (which we refer to as “Parent”), and Zoro Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (which we refer to as “Merger Sub”) (such proposal, which we refer to as the “Merger Agreement Proposal”), (b) a proposal to approve, on an advisory (nonbinding) basis, the compensation that may be paid or become payable to Zendesk’s named executive officers that is based on or otherwise related to the Merger Agreement and the transactions contemplated by the Merger Agreement (which we refer to as the “Compensation Proposal”) and (c) a proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (which we refer to as the “Adjournment Proposal”). Parent and Merger Sub are affiliates of funds advised by Hellman & Friedman LLC and Permira Advisers LLC. Pursuant to the terms of the Merger Agreement, subject to the terms and conditions set forth therein, Merger Sub will merge with and into Zendesk (which we refer to as the “Merger”), with Zendesk continuing as the surviving corporation in the Merger and as a wholly owned subsidiary of Parent.
The Merger Agreement provides that, subject to certain exceptions, each share of common stock, par value $0.01 per share, of Zendesk (which we refer to as “Zendesk common stock”) issued and outstanding immediately prior to the effective time of the Merger (which we refer to as the “Effective Time”) will at the Effective Time automatically be converted into the right to receive $77.50 in cash, without interest (which we refer to as the “Merger Consideration”), subject to any required tax withholding.
If the Merger is completed, you will be entitled to receive the Merger Consideration, less any applicable withholding taxes, for each share of Zendesk common stock that you own (other than shares of Zendesk common stock underlying or comprising unexercised, unvested or unsettled or not in-the-money Zendesk stock options (i.e., with per share exercise prices that are equal to or greater than the Merger Consideration) and restricted stock unit awards) immediately prior to the Effective Time (unless you have properly and validly exercised and do not withdraw your appraisal rights under Section 262 of the General Corporation Law of the State of Delaware).
The Board of Directors of Zendesk, after considering the factors more fully described in the enclosed proxy statement, has unanimously: (a) determined that the Merger Agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of Zendesk and its stockholders; (b) approved the Merger Agreement and the transactions contemplated thereby, including the execution, delivery and performance of the Merger Agreement; (c) resolved to recommend that Zendesk stockholders adopt the Merger Agreement; and (d) directed that the adoption of the Merger Agreement be submitted for consideration by Zendesk stockholders at the Special Meeting. The Board of Directors unanimously recommends that you vote: (1) “FOR” the Merger Agreement Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.
The enclosed proxy statement provides detailed information about the Special Meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement.
The proxy statement also describes the actions and determinations of the Board of Directors in connection with its evaluation of the Merger Agreement and the Merger. You should carefully read and consider the entire enclosed proxy statement and its annexes, including the Merger Agreement, as they contain important information about, among other things, the Merger and how it affects you.
Whether or not you plan to attend the virtual Special Meeting, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (in accordance with the instructions detailed in the section of this proxy statement entitled “The Special Meeting—Voting at the Special Meeting”). If you attend the Special Meeting and vote thereat, your vote will revoke any proxy that you have previously submitted.
If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the Merger Agreement Proposal, without your instructions.
Your vote is very important, regardless of the number of shares that you own. We cannot complete the Merger unless the Merger Agreement Proposal is approved by the affirmative vote of the holders of at least a majority of the outstanding shares of Zendesk common stock entitled to vote thereon at the Special Meeting. If you have any questions or need assistance voting your shares, please contact our proxy solicitor:
MACKENZIE PARTNERS, INC.
1407 Broadway, 27th Floor
New York, NY 10018
Toll-Free: +1 (800) 322-2885
Email: proxy@mackenziepartners.com
On behalf of the Board of Directors, I thank you for your support and appreciate your consideration of these matters.
Sincerely,

Mikkel Svane
Chairman of the Board of Directors and Chief Executive Officer Zendesk, Inc.
Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.
The accompanying proxy statement is dated [  ], 2022, and, together with the enclosed form of proxy card, is first being mailed to Zendesk stockholders on or about [  ], 2022.

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION, DATED JULY 25, 2022

Zendesk, Inc.
989 Market Street
San Francisco, CA 94103
(415) 418-7506
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [  ], 2022
Notice is hereby given that a special meeting (including any adjournments or postponements thereof, which we refer to as the “Special Meeting”) of stockholders of Zendesk, Inc., a Delaware corporation (which we refer to as “Zendesk,” the “Company,” “we,” “us,” and “our”), will be held virtually via live webcast on [  ], 2022, beginning at [  ] Pacific Time (unless the Special Meeting is adjourned or postponed). Zendesk stockholders will be able to virtually attend and vote at the Special Meeting by visiting www.virtualshareholdermeeting.com/ZEN2022SM, which we refer to as the “Special Meeting website.” To attend the Special Meeting, you must pre-register at [  ] by [  ] Pacific Time on [  ], 2022. For purposes of attendance at the Special Meeting, all references in the enclosed proxy statement to “present” shall mean virtually present at the Special Meeting. The Special Meeting is being held for the following purposes:
1.
To consider and vote on the proposal to adopt the Agreement and Plan of Merger, dated as of June 24, 2022 (as it may be amended from time to time, which we refer to as the “Merger Agreement”), by and among Zendesk, Zoro BidCo, Inc., a Delaware corporation (which we refer to as “Parent”), Zoro Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (which we refer to as “Merger Sub”). Pursuant to the terms of the Merger Agreement, subject to the terms and conditions set forth therein, Merger Sub will merge with and into Zendesk (which we refer to as the “Merger”), with Zendesk continuing as the surviving corporation in the Merger and as a wholly owned subsidiary of Parent (which we refer to as the “Merger Agreement Proposal”);

2.
To consider and vote on the proposal to approve, on an advisory (nonbinding) basis, the compensation that may be paid or become payable to Zendesk’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement (which we refer to as the “Compensation Proposal”); and

3.
To consider and vote on any proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (which we refer to as the “Adjournment Proposal”).

Only Zendesk stockholders of record as of the close of business on [  ], 2022, are entitled to notice of the Special Meeting and to vote at the Special Meeting or any adjournment, postponement or other delay thereof.
The Board of Directors unanimously recommends that you vote: (1) “FOR” the Merger Agreement Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.

Whether or not you plan to attend the virtual Special Meeting, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (in accordance with the instructions detailed in the section of this proxy statement entitled “The Special Meeting—Voting at the Special Meeting”). If you attend the Special Meeting and vote thereat, your vote will revoke any proxy that you have previously submitted. If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the Merger Agreement Proposal, without your instructions. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote “FOR” the Merger Agreement Proposal, “FOR” the Compensation Proposal and “FOR” the Adjournment Proposal.
By Order of the Board of Directors,

Mikkel Svane
Chairman of the Board of Directors and Chief Executive Officer Zendesk, Inc.

San Francisco, California

Dated: [ ], 2022

YOUR VOTE IS IMPORTANT
WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE: (1) BY TELEPHONE; (2) OVER THE INTERNET; OR (3) BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote before the Special Meeting in the manner described in the enclosed proxy statement.
If you fail to (1) return your proxy card, (2) grant your proxy electronically over the Internet or by telephone or (3) vote at the Special Meeting, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the Merger Agreement Proposal but, assuming a quorum is present, will have no effect on the Compensation Proposal or the Adjournment Proposal.
You should carefully read and consider the entire accompanying proxy statement and its annexes, including the Merger Agreement, along with all of the documents incorporated by reference into the accompanying proxy statement, as they contain important information about, among other things, the Merger and how it affects you. If you have any questions concerning the Merger Agreement, the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of Zendesk common stock, please contact our proxy solicitor:
MACKENZIE PARTNERS, INC.
1407 Broadway, 27th Floor
New York, NY 10018
Toll-Free: +1 (800) 322-2885
Email: proxy@mackenziepartners.com

i

ii

SUMMARY
This summary highlights selected information from this proxy statement related to the Merger and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should carefully read and consider this entire proxy statement and the annexes to this proxy statement, including the Merger Agreement (as defined below), along with all of the documents to which we refer in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section of this proxy statement entitled “Where You Can Find More Information.” The Merger Agreement is attached as Annex A to this proxy statement. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger.
Except as otherwise specifically noted in this proxy statement, “Zendesk,” “we,” “our,” “us,” the “Company” and similar words refer to Zendesk, Inc. Throughout this proxy statement, we refer to Zoro BidCo, Inc. as “Parent,” Zoro Merger Sub, Inc. as “Merger Sub” and Zendesk, Parent and Merger Sub each as a “party” and together as the “parties.” In addition, throughout this proxy statement we refer to the Agreement and Plan of Merger, dated as of June 24, 2022 (as it may be amended from time to time), by and among Zendesk, Parent and Merger Sub as the “Merger Agreement”; our common stock, par value $0.01 per share, as “Zendesk common stock”; and the holders of shares of Zendesk common stock as “Zendesk stockholders.” Unless indicated otherwise, any other capitalized term used herein but not otherwise defined herein has the meaning assigned to such term in the Merger Agreement.
Parties Involved in the Merger
Zendesk, Inc.
Founded in 2007, Zendesk is a service-first customer relationship management company, built to give organizations of all sizes, in every industry, the ability to deliver a transparent, responsive and empowering customer experience. With solutions designed to address an increasingly broad set of customer interactions, Zendesk allows organizations to deliver omnichannel customer service and customize and build apps across the customer journey. Zendesk has evolved its offerings over time to product and platform solutions that work together to help organizations understand the broader customer journey, improve communications across all channels and engage where and when it’s needed most. Zendesk’s principal executive offices are located at 989 Market Street, San Francisco, California 94103, and its telephone number is (415) 418-7506. Zendesk common stock is listed on the New York Stock Exchange (which we refer to as the “NYSE”) under the symbol “ZEN.”
Zoro BidCo, Inc.
Parent was incorporated on June 13, 2022, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any activities other than in connection with or as contemplated by the Merger Agreement.
Zoro Merger Sub, Inc.
Merger Sub is a wholly owned subsidiary of Parent and was incorporated on June 13, 2022, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any activities other than in connection with or as contemplated by the Merger Agreement.
Parent and Merger Sub are each affiliated with Hellman & Friedman LLC (which we refer to as “H&F”) and Permira Advisers LLC (which we refer to as “Permira” and collectively, as the “Sponsors”). H&F is a leading private equity investment firm focused on investing in outstanding business franchises and serving as a value-added partner to management in select industries including software, financial services, business & information services, healthcare, internet & media, retail & consumer and industrials & energy. Permira is a leading private equity firm focused on tech and tech-enabled investing, with a particular focus on digital consumer and enterprise cloud end markets. At the Effective Time (as defined in the section of this proxy statement entitled “—The Merger”), the Surviving Corporation (as defined in the section of this proxy statement entitled “—The Merger”) will be indirectly owned by the Sponsors and certain of their co-investors and affiliates.

In connection with the transactions contemplated by the Merger Agreement, (a) funds advised by the Sponsors and certain limited partner co-investors of funds advised by the Sponsors, including, among others, Platinum Falcon B 2018 RSC Limited, a wholly owned subsidiary of the Abu Dhabi Investment Authority (which we refer to, collectively, as the “Equity Financing Sources”) have committed to capitalize Parent at the closing (which we refer to as the “Closing”) of the Merger (as defined in the section of this proxy statement entitled “—The Merger”) with an aggregate equity contribution equal to approximately $6.32 billion, in each case on the terms and subject to the conditions set forth in the equity commitment letters entered into by the Equity Financing Sources (which we refer to as the “Equity Commitment Letters”), (b) certain debt financing sources (which we refer to as the “Debt Commitment Parties”) have committed to provide Parent with debt financing consisting of a $3.75 billion senior secured term loan facility, a senior secured delayed draw term loan facility and a $350 million senior secured revolving credit facility, in each case on the terms and subject to the conditions set forth in the debt commitment letter entered into by the Debt Commitment Parties (which we refer to as the “Debt Commitment Letter”) and (c) Parent has obtained commitments for preferred equity financing in an aggregate principal amount of up to $500 million from certain institutional investors (which we refer to as the “Preferred Equity Financing Sources”) on the terms and subject to the conditions set forth in the preferred equity commitment letter entered into by the Preferred Equity Financing Sources (which we refer to as the “Preferred Equity Commitment Letter” and together with the Equity Commitment Letters and the Debt Commitment Letter, the “Commitment Letters”). Such amounts will be used to fund the aggregate purchase price required to be paid at the Closing and to also fund certain other payments (including the Required Amounts (as defined in the section of this proxy statement entitled “—Financing of the Merger”)), subject to the terms and conditions of the Merger Agreement.
In addition, the Equity Financing Sources, Parent and Zendesk have entered into certain Fee Funding Agreements, dated as of June 24, 2022 (which we refer to as the “Fee Funding Agreements”), pursuant to which the Equity Financing Sources have, subject to the terms and conditions contained therein, agreed to pay certain obligations of Parent or Merger Sub under the Merger Agreement, subject to an aggregate cap equal to $637 million, including the Parent Termination Fee (as defined in the section of this proxy statement entitled “The Merger Agreement—Termination Fees”) and certain fees and expenses payable by Parent or Merger Sub as specified in the Merger Agreement. For more information, please see the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Financing of the Merger.”
The Merger
On the terms and subject to the conditions of the Merger Agreement, and in accordance with the General Corporation Law of the State of Delaware (which we refer to as the “DGCL”), Merger Sub will merge with and into Zendesk (which we refer to as the “Merger”), the separate corporate existence of Merger Sub will cease and Zendesk will continue its corporate existence under the DGCL as the surviving corporation in the Merger (which we refer to as the “Surviving Corporation”). As a result of the Merger, Zendesk common stock will no longer be publicly traded and will be delisted from the NYSE. In addition, Zendesk common stock will be deregistered under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), and Zendesk will no longer file periodic reports with the United States Securities and Exchange Commission (which we refer to as the “SEC”). If the Merger is completed, you will not own any shares of capital stock of the Surviving Corporation. The Merger will become effective at such time as the certificate of merger with respect to the Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by Zendesk and Merger Sub in writing and specified in the certificate of merger in accordance with the DGCL (which we refer to as the “Effective Time”).
Merger Consideration
Zendesk Common Stock
At the Effective Time, by virtue of the Merger and without any action on the part of Zendesk, Parent, Merger Sub or the holders of any securities of Zendesk or Merger Sub, each share of Zendesk common stock issued and outstanding immediately prior to the Effective Time (other than (a) certain shares of Zendesk common stock that are issued and outstanding and owned, directly or indirectly, by Parent or its subsidiaries, including Merger Sub, or held by Zendesk or its wholly owned subsidiaries, in each case immediately prior to the Effective Time, (b) shares of Zendesk common stock that are issued and outstanding immediately prior to the Effective Time and that are held by holders who have not voted in favor of the adoption of the Merger Agreement and who have properly and validly exercised (and not withdrawn) appraisal rights in accordance with, and who have complied with, Section 262 of the DGCL and (c) shares of Zendesk common stock underlying or comprising unexercised, unvested or unsettled or not in-the-money Zendesk stock options (i.e., with per share exercise prices that are equal to or greater than the Merger Consideration (as defined in this section of this proxy statement) and restricted stock unit awards (which we refer to, collectively, as the “Unconverted Shares”)) will be converted automatically into the right to receive $77.50 in cash, without interest (which we refer to as the “Merger Consideration”), subject to any required tax withholding.
At or prior to the Effective Time, Parent will deposit (or cause to be deposited) with a designated paying agent a cash amount that is sufficient to pay the aggregate Merger Consideration (excluding amounts payable through Zendesk’s or its subsidiaries’ payroll systems) in exchange for all shares of Zendesk common stock outstanding immediately prior to the Effective Time (other than the Unconverted Shares). For more information, please see the section of this proxy statement entitled “The Merger Agreement—Exchange and Payment Procedures.”
After the Merger is completed, you will have the right to receive the Merger Consideration in respect of each share of Zendesk common stock that you own (other than any Unconverted Shares) immediately prior to the Effective Time (subject to any required tax withholding), but you will no longer have any rights as a Zendesk stockholder (except that Zendesk stockholders who properly and validly exercise and do not withdraw their appraisal rights will not be entitled to receive the Merger Consideration and instead shall have a right to receive payment of the “fair value” of their shares as determined pursuant to an appraisal proceeding, as contemplated by the DGCL). For more information, please see the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Appraisal Rights.”
Treatment of Zendesk Equity Awards
The Merger Agreement provides that, at the Effective Time: each restricted stock unit award (which we refer to, each, as an “RSU Award”) and option to purchase shares of Zendesk common stock under the Zendesk stock plans (which we refer to, each, as a “Stock Option”) that are vested as of immediately prior to the Effective Time (assuming achievement of performance for performance-based RSU Awards using the same formula provided for in the applicable award agreement) will be canceled and converted into the right to receive an amount in cash equal to the product of (x) the total number of shares of Zendesk common stock subject to such award and (y) the Merger Consideration (and for Stock Options, less the exercise price per share of Zendesk common stock subject to such Stock Option) (which we refer to as the “Cash Amount”), less any required tax withholding and deductions. Stock Options with per share exercise prices that are equal to or greater than the Merger Consideration will be canceled for no consideration. Any unvested Stock Option that is in-the-money and any unvested RSU Award will be canceled and converted into a cash award for the corresponding Cash Amount (with the number of RSU Awards so converted determined by assuming achievement of performance for performance-based RSU Awards using the same formula provided for in the applicable award agreement), with such cash awards being subject to the same time-vesting terms and conditions that applied to the associated award, as applicable (except for performance-based vesting conditions), immediately prior to the Effective Time.
For more information, please see the section of this proxy statement entitled “The Merger Agreement—Merger Consideration—Treatment of Zendesk Equity Awards.”
Material U.S. Federal Income Tax Consequences of the Merger
The exchange of Zendesk common stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a U.S. Holder (as defined in the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Material U.S. Federal Income Tax Consequences of the Merger”) who exchanges shares of Zendesk common stock for cash in the Merger generally will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash that such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the shares of Zendesk common stock surrendered pursuant to the Merger by such U.S. Holder.
With respect to a non-U.S. Holder (as defined in the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Material U.S. Federal Income Tax Consequences of the Merger”), the exchange of Zendesk common stock for cash in the Merger generally will not result in tax to that

non-U.S. Holder under United States federal income tax laws unless that non-U.S. Holder has certain connections with the United States, but may be subject to backup withholding tax unless the non-U.S. Holder complies with certain certification procedures or otherwise establishes a valid exemption from backup withholding tax.
This proxy statement contains a general discussion of certain U.S. federal income tax consequences of the Merger. This description does not address any non-U.S. tax consequences, nor does it address state, local or other tax consequences or the consequences to holders who are subject to special treatment under U.S. federal tax law. Consequently, you should consult your tax advisor to determine the particular tax consequences to you of the Merger.
Appraisal Rights
If the Merger is consummated and certain conditions are met, Zendesk stockholders who continuously hold shares of Zendesk common stock through the Effective Time, do not vote in favor of the adoption of the Merger Agreement and properly demand appraisal of their shares and do not withdraw their demands or otherwise lose their rights to seek appraisal will be entitled to seek appraisal of their shares in connection with the Merger under Section 262 of the DGCL. This means that Zendesk stockholders may be entitled to have their shares of Zendesk common stock appraised by the Delaware Court of Chancery and receive payment in cash of the “fair value” of their shares of Zendesk common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the Delaware Court of Chancery (or in certain circumstances described in further detail in the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Appraisal Rights,” on the difference between the amount determined to be the fair value and the amount paid by the Surviving Corporation in the Merger to each Zendesk stockholder entitled to appraisal prior to the entry of judgment in any appraisal proceeding). Due to the complexity of the appraisal process, Zendesk stockholders who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.
Zendesk stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the consideration that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares of Zendesk common stock.
To exercise appraisal rights, Zendesk stockholders must: (a) submit a written demand for appraisal to Zendesk before the vote of Zendesk stockholders is taken on the proposal to adopt the Merger Agreement; (b) not submit a proxy or otherwise vote in favor of the proposal to adopt the Merger Agreement; (c) continue to hold shares of Zendesk common stock of record through the Effective Time; and (d) strictly comply with all other procedures for exercising appraisal rights under the DGCL. Failure to follow exactly the procedures specified under the DGCL may result in the loss of appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of Zendesk unless certain stock ownership conditions are satisfied by the Zendesk stockholders seeking appraisal. The DGCL requirements for exercising appraisal rights are described in further detail in this proxy statement, which is qualified in its entirety by Section 262 of the DGCL, the relevant section of the DGCL regarding appraisal rights. A copy of Section 262 of the DGCL is reproduced in Annex D to this proxy statement. If you hold your shares of Zendesk common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal on your behalf by your bank, broker or other nominee. For more information, please see the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Appraisal Rights.”
Regulatory Approvals Required for the Merger
U.S. Regulatory Clearances
Under the Merger Agreement, the Merger cannot be completed until the waiting period applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (which we refer to as the “HSR Act”), have expired or been terminated. Zendesk and Parent made the filings required under the HSR Act on July 1, 2022, and the initial 30-day waiting period is scheduled to expire at 11:59 pm Eastern Time on August 1, 2022, unless otherwise extended.

Under the Merger Agreement, the Merger cannot be completed until the parties have received from the interagency Committee on Foreign Investment in the United States (which we refer to as “CFIUS”): (a) a written determination from CFIUS to the effect that the transactions contemplated by the Merger Agreement do not constitute a “covered transaction” pursuant to 31 C.F.R. § 800.213, (b) a written determination from CFIUS to the effect that review or investigation of the transactions contemplated by the Merger Agreement has been concluded and that a determination has been made that there are no unresolved national security concerns, or (c) following an investigation conducted by CFIUS pursuant to 31 C.F.R. § 800.507, CFIUS reports the transaction to the President of the United States and either (i) the President of the United States makes a decision not to suspend or prohibit such transaction pursuant to his authorities under Section 721 of the Defense Production Act of 1950, 50 U.S.C. § 4565, as amended, and the regulations at 31 C.F.R. Parts 800-802, or (ii) the President of the United States has not taken any action within 15 days from the date he received the report from CFIUS (which we refer to as the “CFIUS Approval”). Zendesk and Parent submitted a draft joint voluntary notice to CFIUS with respect to the Merger and the other transactions contemplated by the Merger Agreement on July 18, 2022.
Other Regulatory Clearances
The Merger is also subject to receipt of regulatory approvals in certain other jurisdictions. For more information, please see the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Regulatory Approvals Required for the Merger.” In each case, the Merger cannot be completed until the parties obtain clearance or approval to consummate the Merger or the applicable waiting periods have expired or been terminated. The parties have agreed to cooperate with each other and use their reasonable best efforts to make these filings as promptly as reasonably practicable.
Closing Conditions
The obligations of the parties to consummate the Merger are subject to the satisfaction or waiver of customary conditions, including (among other conditions), the following:
•	the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Zendesk common stock;
•
the absence of any law or order that is in effect and that restrains, enjoins or otherwise prohibits the consummation of the Merger enacted, issued, promulgated, enforced or entered by a court or other governmental entity of competent jurisdiction over any party;

•
(a) the expiration or termination of the waiting period applicable to the Merger under the HSR Act; (b) all required consents and expirations or terminations of waiting periods (as applicable) with respect to certain other required regulatory filings; and (c) the CFIUS Approval;

•	the accuracy of the representations and warranties contained in the Merger Agreement (subject to certain materiality qualifiers);
•
in the case of Parent and Merger Sub, the absence, since June 24, 2022, of, subject to certain exceptions described further in the section of this proxy statement entitled “The Merger Agreement—Representations and Warranties,” any developments, occurrences, events, effects, circumstances, or changes that (a) prevent, materially delay or materially impair, or would reasonably be expected to prevent, materially delay or materially impair, Zendesk from consummating the Merger by the End Date (as defined in the section of this proxy statement entitled “—Termination of the Merger Agreement”) or (b) considered individually or together with all other developments, occurrences, events, effects, circumstances or changes, have had or resulted in, or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Zendesk and its subsidiaries, taken as a whole, which development, occurrence, event, effect, circumstance or change, in the case of each of (a) and (b), is continuing; and

•
the performance and compliance in all material respects by the parties of their respective covenants required by the Merger Agreement to be performed or complied with by such party prior to the Effective Time.

Financing of the Merger
The obligation of Parent and Merger Sub to consummate the Merger is not subject to any financing condition. We anticipate that the total amount of funds necessary to complete the Merger and the related transactions, and to pay the fees and expenses required to be paid at the Closing by Parent and Merger Sub under the Merger Agreement, will be approximately $10.47 billion, taking into account cash and cash equivalents of Zendesk and its subsidiaries on hand at the Closing. This amount includes funds needed to: (a) pay the aggregate Merger Consideration in respect of the Zendesk common stock (other than the Unconverted Shares), (b) make payments in respect of the vested and outstanding Zendesk equity awards payable in connection with the Closing, and (c) make payments of cash (i) in connection with an offer to purchase the Existing Notes (as defined in the Merger Agreement) to the holders thereof in amount equal to the aggregate principal amount of Existing Notes tendered and accepted for payment and (ii) upon conversion of the Existing Notes in connection with any Fundamental Change and Make-Whole Fundamental Change (each as defined in the Existing Notes Indentures, as defined in the Merger Agreement), in each case on or after the Closing Date (which we refer to, collectively, as the “Required Amounts”).
The Equity Financing Sources have committed to capitalize Parent at the Closing with an aggregate equity contribution equal to approximately $6.32 billion, subject to the terms and conditions set forth in the Equity Commitment Letters (we refer to such financing as the “Equity Financing”). Zendesk is an express third-party beneficiary of the Equity Commitment Letters solely with respect to enforcing Parent’s right to cause the commitments under the Equity Commitment Letters by each Equity Financing Source to be funded to Parent in accordance with the Equity Commitment Letters, and to cause Parent to enforce its rights against each such Equity Financing Source to perform its obligations under the applicable Equity Commitment Letter, in each case subject to (a) the limitations and conditions set forth in each Equity Commitment Letter and (b) the terms and conditions of the Merger Agreement.
Zendesk, Parent and the Equity Financing Sources have entered into certain Fee Funding Agreements, pursuant to which, and subject to the terms and conditions contained therein, each Equity Financing Source has agreed to pay a portion of the payment of the Parent Termination Fee and certain fees and expenses payable by Parent or Merger Sub pursuant to the Merger Agreement.
In addition, in connection with the Merger Agreement, (a) Parent entered into a Debt Commitment Letter with the Debt Commitment Parties pursuant to which the Debt Commitment Parties have committed to provide Parent with debt financing consisting of a $3.75 billion senior secured term loan facility, a senior secured delayed draw term loan facility and a $350 million senior secured revolving credit facility, in each case on the terms and subject to the conditions set forth in the Debt Commitment Letter (which we refer to, collectively, as the “Debt Financing”) and (b) Parent entered into a Preferred Equity Commitment Letter with the Preferred Equity Financing Sources pursuant to which the Preferred Equity Financing Sources have agreed to provide preferred equity financing in an aggregate principal amount of up to $500 million on the terms and subject to the conditions set forth in the Preferred Equity Commitment Letter (which we refer to as the “Preferred Equity Financing” and, together with the Debt Financing and the Equity Financing, the “Financing”). The obligations of the Debt Commitment Parties to provide Debt Financing under the Debt Commitment Letter and the Preferred Equity Financing Sources to provide Preferred Equity Financing under the Preferred Equity Commitment Letter are, in each case, subject to a number of customary conditions, including consummation of the Merger. For more information, please see the section of this proxy statement entitled “The Merger Agreement—Debt Financing and Preferred Equity Financing.”
Parent has agreed to use its reasonable best efforts to, and to cause each of its subsidiaries to use its reasonable best efforts to, take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the Financing contemplated by the Commitment Letters on or prior to the Closing Date on the terms and subject only to the conditions described in the Commitment Letters, as applicable (or, only if then available, on other terms (but not conditions), that (a) are acceptable to Parent in its sole discretion and (b) would otherwise not contain any Prohibited Modification (as defined in the Merger Agreement)), on the date on which the Merger is required to be consummated, pursuant to the terms of the Merger Agreement.
Zendesk has agreed to use its reasonable best efforts to, and to cause its subsidiaries to use reasonable best efforts to, and to use reasonable best efforts to cause its and their respective representatives to, provide customary cooperation, to the extent reasonably requested by Parent necessary for the arrangement, consummation or issuance, as applicable, of the Debt Financing, the Preferred Equity Financing or any alternative financing obtained in accordance with the Merger Agreement (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of Zendesk or any of its affiliates), subject to certain exceptions. For more information, please see the section of this proxy statement entitled “The Merger Agreement—Cooperation as to Debt Financing and Preferred Equity Financing.”
Required Stockholder Approval
The affirmative vote of the holders of a majority of the outstanding shares of Zendesk common stock entitled to vote thereon is required to adopt the Merger Agreement (which we refer to as the “Merger Agreement Proposal”). As of [  ], 2022 (which we refer to as the “Record Date”), [  ] votes constitute a majority of the outstanding shares of Zendesk common stock entitled to vote thereon. Approval of the proposal to approve, on an advisory (nonbinding) basis, the compensation that may be paid or become payable to Zendesk’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement (which we refer to as the “Compensation Proposal”) requires the affirmative vote of a majority of the shares of Zendesk common stock properly cast for the Compensation Proposal. Approval of the proposal to adjourn the special meeting of Zendesk stockholders (such meeting, the “Special Meeting” and such proposal, which we refer to as the “Adjournment Proposal”) (a) when a quorum is present, requires the affirmative vote of a majority of the shares of Zendesk common stock properly cast for the Adjournment Proposal, and (b) when a quorum is not present, requires the affirmative vote of the holders of shares of Zendesk common stock representing a majority of the voting power present in person or represented by proxy at the Special Meeting. The approval of the Compensation Proposal is advisory (nonbinding) and is not a condition to the completion of the Merger.
As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, [  ] shares of Zendesk common stock, representing approximately [  ]% of the shares of Zendesk common stock outstanding as of the Record Date.
We currently expect that our directors and executive officers will vote all of their respective shares of Zendesk common stock: (1) “FOR” the Merger Agreement Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.
The Special Meeting
Date, Time and Location
The Special Meeting to consider and vote on the proposal to adopt the Merger Agreement will be held virtually via live webcast on [  ], 2022, beginning at [  ] Pacific Time (unless the Special Meeting is adjourned or postponed). Zendesk stockholders will be able to virtually attend and vote at the Special Meeting by visiting www.virtualshareholdermeeting.com/ZEN2022SM, which we refer to as the “Special Meeting website.” To attend the Special Meeting, you must pre-register at [  ] by [  ] Pacific Time on [  ], 2022. For purposes of attendance at the Special Meeting, all references in this proxy statement to “present” shall mean virtually present at the Special Meeting.
Record Date; Shares Entitled to Vote
You are entitled to vote at the Special Meeting if you owned shares of Zendesk common stock at the close of business on [  ], 2022, which we refer to as the “Record Date.” Each Zendesk stockholder shall be entitled to one vote for each such share owned at the close of business on the Record Date.
Quorum
As of the Record Date, there were [  ] shares of Zendesk common stock outstanding and entitled to vote at the Special Meeting. The presence, in person or represented by proxy, of the holders of a majority of the shares of Zendesk common stock entitled to vote on the Record Date, will constitute a quorum at the Special Meeting.
Recommendation of the Zendesk Board of Directors
The Board of Directors of Zendesk (which we refer to as the “Board of Directors”) has unanimously: (a) determined that the Merger Agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of Zendesk and its stockholders; (b) approved the Merger Agreement and the transactions contemplated thereby, including the execution, delivery and performance of the Merger Agreement; (c) resolved to recommend that Zendesk stockholders adopt the Merger Agreement; and (d) directed that the adoption of the Merger Agreement be submitted for consideration by Zendesk stockholders at the Special Meeting.
The Board of Directors unanimously recommends that you vote: (1) “FOR” the Merger Agreement Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.
Prior to the adoption of the Merger Agreement by Zendesk stockholders, under certain circumstances, the Board of Directors may qualify, modify, withhold or withdraw the foregoing recommendation under certain circumstances in response to an Intervening Event (as defined in the section of this proxy statement entitled “The Merger Agreement—The Board of Directors’ Recommendation; Change of Recommendation”) or in connection with a Superior Proposal (as defined in the section of this proxy statement entitled “The Merger Agreement—Restrictions on Solicitation of Alternative Proposals”).
However, the Board of Directors cannot effect a Change of Recommendation (as defined in the section of this proxy statement entitled “The Merger Agreement—The Board of Directors’ Recommendation; Change of Recommendation”) unless it complies with certain procedures in the Merger Agreement, including negotiating with Parent and its representatives in good faith over a four-business day period to amend or modify the Merger Agreement to obviate the need for such Change of Recommendation, after which the Board of Directors shall have determined, after consultation with its financial advisors and outside legal counsel, that the failure of the Board of Directors to make a Change of Recommendation would reasonably be expected to be inconsistent with the Board of Directors’ fiduciary duties under applicable law. The termination of the Merger Agreement by Parent in the event of a Change of Recommendation, or by Zendesk following the Board of Directors’ authorization for Zendesk to enter into a definitive agreement to consummate an alternative transaction contemplated by a Superior Proposal will result in the payment by Zendesk of a termination fee of $254 million. For more information, please see the section of this proxy statement entitled “The Merger Agreement—The Board of Directors’ Recommendation; Change of Recommendation.”
Opinion of Qatalyst Partners LP
Qatalyst Partners LP (which we refer to as “Qatalyst Partners”) delivered its opinion to the Board of Directors on June 23, 2022 to the effect that, as of that date, and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, the $77.50 in cash per share of Zendesk common stock to be received by the holders of such shares (other than Parent or any affiliate of Parent) pursuant to, and in accordance with, the terms of the Merger Agreement was fair, from a financial point of view, to such holders.
The full text of the written opinion of Qatalyst Partners, dated June 23, 2022, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Qatalyst Partners in rendering its opinion, is attached to this proxy statement as Annex B. The summary of Qatalyst Partners’ opinion contained in this proxy statement is qualified in its entirety by reference to the full text of Qatalyst Partners’ written opinion. Qatalyst Partners provided Zendesk with financial advisory services and its opinion in connection with the Merger. Qatalyst Partners’ opinion is not a recommendation as to how any holder of shares of Zendesk common stock should vote with respect to the Merger or any other matter and does not in any manner address the price at which Zendesk common stock will trade at any time.
For additional information, please see the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Opinion of Qatalyst Partners LP” and the full text of the written opinion of Qatalyst Partners attached as Annex B to this proxy statement.
Opinion of Goldman Sachs & Co. LLC
Goldman Sachs & Co. LLC (which we refer to as “Goldman Sachs”) delivered its opinion to the Board of Directors that, as of June 24, 2022, and based upon and subject to the factors and assumptions set forth therein, the $77.50 in cash per share of Zendesk common stock to be paid to the holders (other than Parent and its affiliates) of such shares pursuant to the Merger Agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated June 24, 2022, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement as Annex C. The summary of Goldman Sachs’ opinion contained in this proxy statement is qualified in its entirety by reference to the full text of Goldman Sachs’ written opinion. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Board of Directors in connection with its consideration of the Merger. The Goldman Sachs opinion is not a recommendation as to how any holder of shares of Zendesk common stock should vote with respect to the Merger or any other matter.
For additional information, please see the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Opinion of Goldman Sachs & Co. LLC” and the full text of the written opinion of Goldman Sachs attached as Annex C to this proxy statement.
Interests of Zendesk’s Executive Officers and Directors in the Merger
Upon the terms and subject to the conditions of the Merger Agreement, outstanding Zendesk equity awards (including those held by the executive officers of Zendesk) will be treated as follows, subject to all required tax withholdings:
•
at the Effective Time, each Stock Option with a per-share exercise price that is less than the amount of the Merger Consideration (which we refer to, each, as an “in-the-money Stock Option”) and that is vested by its terms and outstanding immediately prior to the Effective Time will be canceled and converted into the right to receive, without interest, at the Effective Time an amount in cash equal to the product of (x) the total number of shares of Zendesk common stock subject to such Stock Option and (y) the excess, if any, of the amount of the Merger Consideration over the exercise price per share of Zendesk common stock subject to such Stock Option, with the aggregate amount of such payment rounded down to the nearest cent (which we refer to, such amount, as the “Aggregate Option Spread Value”);

•
immediately prior to the Effective Time, each in-the-money Stock Option that is then outstanding and not vested by its terms will be canceled and converted as of the Effective Time into a cash award equal to the Aggregate Option Spread Value of such Stock Option, which will remain subject to the same time-vesting terms and conditions that applied to the associated Stock Option immediately prior to the Effective Time, including the requirement of continued service with the Surviving Corporation or its affiliates through the applicable vesting date, as applicable, and the applicable cash amounts will be paid out, without interest, on the next payroll date following the applicable vesting dates, so long as the applicable portion of the cash award became or becomes vested prior to the applicable holder’s termination of service with the Surviving Corporation and its affiliates;

•
at the Effective Time, each Stock Option (whether vested or unvested) for which the exercise price per share is equal to or greater than the Merger Consideration will be canceled at the Closing without payment;

•
at the Effective Time, each RSU Award that is vested by its terms and outstanding immediately prior to the Effective Time (which we refer to each, as, a “vested RSU Award”) will cease to represent a right or award with respect to shares of Zendesk common stock, will be canceled and will entitle the holder thereof to the right to receive from the Surviving Corporation, without interest, at the Effective Time an amount in cash equal to the Merger Consideration in respect of each share underlying such RSU Award;

•
immediately prior to the Effective Time, each RSU Award that is then outstanding and not vested by its terms (which we refer to each, as, an “unvested RSU Award”) will be canceled and converted as of the Effective Time into a cash award equal to the product of (x) the total number of shares of Zendesk common stock subject to such RSU Award and (y) the Merger Consideration (with such number of shares determined assuming achievement of performance for performance-based unvested RSU Award using the same formula provided for in the applicable award agreement). Such cash award will remain subject to the same time-vesting terms and conditions that applied to the associated unvested RSU Award (except for any performance-based vesting conditions), immediately prior to the Effective Time, including the requirement of continued service with the Surviving Corporation or its affiliates through the applicable vesting date or through the end of the original performance period, as applicable, and the applicable cash amounts will be paid out, without interest, on the next payroll date following the applicable vesting dates, so long as the applicable portion of the cash award became or becomes vested prior to the applicable holder’s termination of service with the Surviving Corporation and its affiliates.
Please see the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Interests of Zendesk’s Executive Officers and Directors in the Merger—Quantification of Potential Payments and Benefits to Zendesk’s Named Executive Officers in Connection with the Merger” for the estimated value of each named executive officer’s vested and unvested in-the-money Stock Options and unvested RSU Awards, which are afforded “double trigger” treatment; and for the estimated aggregate value of the unvested Zendesk equity awards that will be held by Zendesk’s nonemployee directors as of the Closing Date (all of which are vested RSU Awards), which are afforded “single-trigger” treatment. Zendesk’s named executive officers do not hold any vested RSU Awards and Zendesk’s nonemployee directors do not hold any Stock Options.
Restrictions on Solicitation of Alternative Proposals
Under the Merger Agreement, Zendesk may not: (a) solicit, initiate, knowingly encourage or knowingly facilitate any inquiry, proposal or offer that could reasonably be expected to constitute or lead to the submission or announcement of, or constitute any Alternative Proposal (as defined in the section of this proxy statement entitled “The Merger Agreement—Restrictions on Solicitation of Alternative Proposals”); (b) enter into or otherwise participate in any discussions or negotiations with any third party regarding, or furnish any nonpublic information or access to any third party with respect to, any Alternative Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Alternative Proposal (other than supplying nonpublic information in the ordinary course of business in a manner that is not reasonably expected to lead to an Alternative Proposal); (c) engage in discussions with any third party that has made or, to the knowledge of Zendesk, is considering making an Alternative Proposal (except to notify any person of the existence of the restrictions on solicitation of Alternative Proposals set forth in the Merger Agreement), in each case for the purpose of knowingly, or that would reasonably be expected to be, facilitating, inducing or encouraging an Alternative Proposal; or (d) enter into any letter of intent or agreement in principle or any agreement providing for any Alternative Proposal.
Notwithstanding the foregoing restrictions, under certain specified circumstances, until the adoption of the Merger Agreement by Zendesk stockholders, Zendesk may, among other things, provide information to, and engage in discussions or negotiations with, a person in respect of an Alternative Proposal if, subject to complying with certain procedures, the Board of Directors determines in good faith (after consultation with its outside financial advisors and its outside legal counsel) that such Alternative Proposal constitutes a Superior Proposal or would reasonably be expected to lead to or result in a Superior Proposal. For more information, please see the section of this proxy statement entitled “The Merger Agreement—Restrictions on Solicitation of Alternative Proposals.”
Prior to the adoption of the Merger Agreement by Zendesk stockholders, Zendesk is entitled to terminate the Merger Agreement for the purpose of entering into an agreement in respect of a Superior Proposal if it complies with certain procedures in the Merger Agreement, including (a) giving Parent at least four business days prior written notice of its intention to take such action, (b) during such four-business-day period, considering and discussing with Parent in good faith any adjustments or modifications to the terms of the Merger Agreement proposed by Parent and (c) at the end of such four-business day period, the Board of Directors again determines in good faith (after consultation with its outside legal advisors and financial advisors) that, after taking into account any adjustments or modifications to the terms of the Merger Agreement proposed by Parent during such four-business-day period, such Superior Proposal continues to be a “Superior Proposal.”
The termination of the Merger Agreement by Zendesk in connection with the Board of Directors’ authorization for Zendesk to enter into a definitive agreement to consummate an alternative transaction contemplated by a Superior Proposal will result in the payment by Zendesk of a termination fee of $254 million. For more information, please see the section of this proxy statement entitled “The Merger Agreement—The Board of Directors’ Recommendation; Change of Recommendation.”

Termination of the Merger Agreement
In addition to the circumstances described above, Parent and Zendesk have certain rights to terminate the Merger Agreement under customary circumstances, including by mutual agreement, the imposition of a final and non-appealable injunction that permanently restrains, enjoins, suspends or otherwise prohibits the Merger, an uncured breach of the Merger Agreement by the other party, if the Merger has not been consummated by 11:59 p.m. New York City time on March 24, 2023 (which we refer to as the “End Date”) or if Zendesk stockholders fail to adopt the Merger Agreement at the Special Meeting (or any adjournment or postponement thereof). Under certain circumstances, (a) Zendesk is required to pay Parent a termination fee equal to $254 million; and (b) Parent is required to pay Zendesk a termination fee equal to $610 million. For more information, please see the section of this proxy statement entitled “The Merger Agreement—Termination Fees.”
Effect on Zendesk If the Merger Is Not Completed
If the Merger Agreement is not adopted by Zendesk stockholders, or if the Merger is not completed for any other reason:
•	the Zendesk stockholders will not be entitled to, nor will they receive, any payment for their respective shares of Zendesk common stock pursuant to the Merger Agreement;
•
(a) Zendesk will remain an independent public company; (b) Zendesk common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act; and (c) Zendesk will continue to file periodic reports with the SEC; and

•
under certain specified circumstances described in the section of this proxy statement entitled “The Merger Agreement—Termination Fees,” Zendesk will be required to pay Parent a termination fee of $254 million.

For more information, please see the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement––Effect on Zendesk If the Merger Is Not Completed.”

QUESTIONS AND ANSWERS
The following questions and answers address some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that are important to you. You should carefully read and consider the more detailed information contained elsewhere in this proxy statement and the annexes to this proxy statement, including the Merger Agreement, along with all of the documents we refer to in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section of this proxy statement entitled “Where You Can Find More Information.”
Q:	Why am I receiving these materials?
A:	The Board of Directors is furnishing this proxy statement and form of proxy card to the Zendesk stockholders in connection with the solicitation of proxies to be voted at the Special Meeting.
Q:	When and where is the Special Meeting?
A:
The Special Meeting is scheduled to be held virtually via live webcast on [  ], 2022, at [  ] Pacific Time (unless the Special Meeting is adjourned or postponed). There will not be a physical meeting location. In light of continuing public health and travel concerns arising from the Covid-19 pandemic, Zendesk believes hosting a virtual meeting helps ensure the health and safety of its stockholders, the Board of Directors and Zendesk management. Additionally, the virtual nature of the Special Meeting is generally designed to enable participation of and access by more Zendesk stockholders while decreasing the cost of conducting the Special Meeting. Zendesk stockholders will be able to virtually attend and vote at the Special Meeting by visiting www.virtualshareholdermeeting.com/ZEN2022SM, which we refer to as the “Special Meeting website.” To attend the Special Meeting, you must pre-register at [  ] by [  ] Pacific Time on [  ], 2022.

Q:	What am I being asked to vote on at the Special Meeting?
A:	You are being asked to vote on the following proposals:
•	to adopt the Merger Agreement Proposal;
•	to approve, on an advisory (nonbinding) basis, the Compensation Proposal; and
•	to approve the Adjournment Proposal.
Q:	Who is entitled to vote at the Special Meeting?
A:
Zendesk stockholders as of the Record Date of [  ] are entitled to notice of the Special Meeting and to vote at the Special Meeting. Each holder of shares of Zendesk common stock shall be entitled to cast one vote on each matter properly brought before the Special Meeting for each such share owned at the close of business on the Record Date. Virtual attendance at the Special Meeting via the Special Meeting website is not required to vote.

Q:	May I attend and vote at the Special Meeting?
A:
All Zendesk stockholders as of the Record Date may attend and vote at the Special Meeting. To vote your shares at the Special Meeting, you must pre-register for the Special Meeting at [  ] by [  ] Pacific Time on [  ], 2022. For additional information on how to pre-register for the Special Meeting, please see the section titled “The Special Meeting—Pre-Registering for the Special Meeting.”

Shares held directly in your name as a Zendesk stockholder of record may be voted at the Special Meeting via the Special Meeting website, provided you have pre-registered for the Special Meeting. Shares held in “street name” may be voted at the Special Meeting via the Special Meeting website only if you obtain a legal proxy from your bank, broker or other nominee and provided you have pre-registered for the Special Meeting.

Even if you plan to attend the virtual Special Meeting, we encourage you to sign, date and return the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (in accordance with the instructions detailed in the section of this proxy statement entitled “The Special Meeting—Voting at the Special Meeting”) so that your vote will be counted if you later decide not to or become unable to virtually attend the Special meeting. If you attend the Special Meeting and vote thereat, your vote will revoke any proxy previously submitted.
Q:	What will I receive if the Merger is completed?
A:
Upon completion of the Merger, you will be entitled to receive the Merger Consideration of $77.50 in cash, without interest, subject to any required tax withholding, for each share of Zendesk common stock that you own (other than any Unconverted Shares) immediately prior to the Effective Time, unless you have properly and validly exercised and do not withdraw your appraisal rights in accordance with and complied with Section 262 of the DGCL. For example, if you own 100 shares of Zendesk common stock, you will receive $7,750 in cash in exchange for your shares of Zendesk common stock (other than any Unconverted Shares), without interest and less any applicable withholding taxes. Unconverted Shares means (a) certain shares of Zendesk common stock that are issued and outstanding and owned, directly or indirectly, by Parent or its subsidiaries, including Merger Sub, or held by Zendesk or its wholly owned subsidiaries, in each case immediately prior to the Effective Time, (b) shares of Zendesk common stock that are issued and outstanding immediately prior to the Effective Time and that are held by holders who have not voted in favor of the adoption of the Merger Agreement and who have properly and validly exercised (and not withdrawn) appraisal rights in accordance with, and who have complied with, Section 262 of the DGCL and (c) shares of Zendesk common stock underlying or comprising unexercised, unvested or unsettled or not in-the-money Stock Otions (i.e., with per share exercise prices that are equal to or greater than the Merger Consideration (as defined in this section of this proxy statement)) and RSU Awards.

Q:	What are the material U.S. federal income tax consequences of the Merger?
A:
The exchange of Zendesk common stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a U.S. Holder who exchanges shares of Zendesk common stock for cash in the Merger generally will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash that such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the shares of Zendesk common stock surrendered pursuant to the Merger by such U.S. Holder.

With respect to a non-U.S. Holder, the exchange of Zendesk common stock for cash in the Merger generally will not result in tax to that non-U.S. Holder under United States federal income tax laws unless that non-U.S. Holder has certain connections with the United States, but may be subject to backup withholding tax unless the non-U.S. Holder complies with certain certification procedures or otherwise establishes a valid exemption from backup withholding tax.
This proxy statement contains a general discussion of certain U.S. federal income tax consequences of the Merger. This description does not address any non-U.S. tax consequences, nor does it address state, local or other tax consequences or the consequences to holders who are subject to special treatment under U.S. federal tax law. Consequently, you should consult your tax advisor to determine the particular tax consequences to you of the Merger.
Q:	What will I receive for my RSU Award and Stock Options in the Merger?
A:	The Merger Agreement provides that, at the Effective Time:
•
RSU Awards and in-the-money Stock Options that are vested as of immediately prior to the Effective Time (assuming achievement of performance for performance-based RSU Awards using the same formula provided for in the applicable award agreement) will be canceled and converted into the right to receive the Cash Amount equal to the product of (x) the total number of shares of Zendesk common stock subject to such award and (y) the Merger Consideration (and for Stock Options, less the exercise price per share of Zendesk common stock subject to such Stock Option), less any required tax withholding and deductions.

•	Stock Options with per share exercise prices that are equal to or greater than the Merger Consideration will be canceled for no consideration.
•
Any unvested in-the-money Stock Option and any unvested RSU Award will be canceled and converted into a cash award for the Cash Amount (assuming achievement of performance for performance-based RSU Awards using the same formula provided for in the applicable award agreement), with such cash awards being subject to the same time-vesting terms and conditions that applied to the associated award, as applicable (except for performance-based vesting conditions), immediately prior to the Effective Time.

Q:	What vote is required to approve the Merger Agreement Proposal, the Compensation Proposal and the Adjournment Proposal?
A:
The affirmative vote of the holders of a majority of the outstanding shares of Zendesk common stock entitled to vote thereon is required to adopt the Merger Agreement. The affirmative vote of the holders of a majority of the shares of Zendesk common stock properly cast for the Compensation Proposal is required to approve the Compensation Proposal. The affirmative vote of either (a) a majority of the shares of Zendesk common stock properly cast for the Adjournment Proposal, when a quorum is present, or (b) the affirmative vote of the holders of the shares of Zendesk common stock representing a majority of the voting power present in person or represented by proxy at the Special Meeting, when a quorum is not present, is required, as applicable, for approval of the Adjournment Proposal.

If a quorum is present at the Special Meeting, the failure of any Zendesk stockholder of record to: (a) submit a signed proxy card; (b) grant a proxy over the Internet or by telephone (in accordance with the instructions detailed in the section of this proxy statement entitled “The Special Meeting—Voting at the Special Meeting”); or (c) vote virtually at the Special Meeting will have the same effect as a vote “AGAINST” the Merger Agreement Proposal but, assuming a quorum is present, will have no effect on the Compensation Proposal or the Adjournment Proposal. If you hold your shares in “street name” and a quorum is present at the Special Meeting, the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the Merger Agreement Proposal but, assuming a quorum is present, will have no effect on the Compensation Proposal or the Adjournment Proposal. If a quorum is present at the Special Meeting, abstentions will have the same effect as a vote “AGAINST” the Merger Agreement Proposal but, assuming a quorum is present, will have no effect on the Compensation Proposal and the Adjournment Proposal. Each “broker non-vote” will also count as a vote “AGAINST” the Merger Agreement Proposal but, assuming a quorum is present, will have no effect on the Compensation Proposal or the Adjournment Proposal. If a quorum is not present, abstentions will have the same effect as a vote “AGAINST” the Adjournment Proposal. If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted: (1) “FOR” the Merger Agreement Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.
Q:	What happens if the Merger is not completed?
A:
If the Merger Agreement is not adopted by Zendesk stockholders or if the Merger is not completed for any other reason, Zendesk stockholders will not receive any payment for their shares of Zendesk common stock. Instead, Zendesk will remain an independent public company, Zendesk common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act, and Zendesk will continue to file periodic reports with the SEC.

Under specified circumstances, Zendesk will be required to pay Parent a termination fee of $254 million, upon the termination of the Merger Agreement, as described in the section of this proxy statement entitled “The Merger Agreement—Termination Fees.”
Q:	Why are Zendesk stockholders being asked to cast an advisory (nonbinding) vote to approve the Compensation Proposal?
A:
The Exchange Act and applicable SEC rules thereunder require Zendesk to seek an advisory (nonbinding) vote with respect to certain payments that could become payable to its named executive officers in connection with the Merger.

Q:	What will happen if Zendesk stockholders do not approve the Compensation Proposal at the Special Meeting?
A:
Approval of the Compensation Proposal is not a condition to the completion of the Merger. The vote with respect to the Compensation Proposal is an advisory vote and will not be binding on Zendesk. Therefore, if the approval of the Merger Agreement Proposal is obtained and the Merger is completed, the amounts payable under the Compensation Proposal will continue to be payable to Zendesk’s named executive officers in accordance with the terms and conditions of the applicable agreements.

Q:	What do I need to do now?
A:
You should carefully read and consider this entire proxy statement and the annexes to this proxy statement, including the Merger Agreement, along with all of the documents that we refer to in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. Then sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, or grant your proxy electronically over the Internet or by telephone (in accordance with the instructions detailed in the section of this proxy statement entitled “The Special Meeting—Voting at the Special Meeting”), so that your shares can be voted at the Special Meeting. If you hold your shares in “street name,” please refer to the voting instruction form provided by your bank, broker or other nominee to vote your shares.

Q:	Should I surrender my certificates or book-entry shares now?
A:
No. After the Merger is completed, the Paying Agent (as defined in the section of this proxy statement entitled “The Merger Agreement—Exchange and Payment Procedures”) will send each holder of record a letter of transmittal (or an online portal for holders of record with valid email addresses if the Paying Agent does not customarily require a letter of transmittal) and written instructions that explain how to exchange shares of Zendesk common stock represented by such holder’s certificates or book-entry shares for the Merger Consideration.

Q:	What happens if I sell or otherwise transfer my shares of Zendesk common stock after the Record Date but before the Special Meeting?
A:
The Record Date for the Special Meeting is earlier than the date of the Special Meeting and the date the Merger is expected to be completed. If you sell or transfer your shares of Zendesk common stock after the Record Date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies Zendesk in writing of such special arrangements, you will transfer the right to receive the Merger Consideration, if the Merger is completed, to the person to whom you sell or transfer your shares, but you will retain your right to vote those shares at the Special Meeting. Even if you sell or otherwise transfer your shares of Zendesk common stock after the Record Date, we encourage you to sign, date and return the enclosed proxy card in the accompanying reply envelope or grant your proxy electronically over the Internet or by telephone (in accordance with the instructions detailed in the section of this proxy statement entitled “The Special Meeting—Voting at the Special Meeting”).

Q:	What is the difference between holding shares as a Zendesk stockholder of record and holding shares in “street name” as a beneficial owner?
A:
If your shares are registered directly in your name with our transfer agent, Computershare, you are considered to be the “stockholder of record” with respect to those shares. In this case, this proxy statement and your proxy card have been sent directly to you by Zendesk.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares of Zendesk common stock held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, to be the Zendesk stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following their instructions for voting. You are also invited to attend the virtual Special Meeting.

Q:	How may I vote?
A:	If you are a Zendesk stockholder of record (that is, if your shares of Zendesk common stock are registered in your name with Computershare, our transfer agent), there are four ways to vote:
•
Internet: Vote at [  ] in advance of the Special Meeting. The Internet voting system is available 24 hours a day until 11:59 p.m. Eastern Time on [  ], 2022. Once you enter the Internet voting system, you can record and confirm (or change) your voting instructions.

•
Telephone: Use the telephone number shown on your proxy card. The telephone voting system is available 24 hours a day in the United States until 11:59 p.m. Eastern Time on [  ], 2022. Once you enter the telephone voting system, a series of prompts will tell you how to record and confirm (or change) your voting instructions.

•
Mail: Mark your voting instructions on the card and sign, date and return it in the postage-paid envelope provided. For your mailed proxy card to be counted, we must receive it before [  ] on [  ], 2022.

•
At the Special Meeting: To vote your shares at the Special Meeting, you must pre-register at [  ] by [  ] Pacific Time on [  ], 2022. Shares held directly in your name as a Zendesk stockholder of record may be voted at the Special Meeting via the Special Meeting website, provided you have pre-registered for the Special Meeting. Shares held in “street name” may be voted at the Special Meeting via the Special Meeting website only if you obtain a legal proxy from your bank, broker or other nominee, and provided you have pre-registered for the Special Meeting.

If your shares of Zendesk common stock are held “in street name” by a bank, broker or other nominee, the holder of your shares will provide you with a copy of this proxy statement, a voting instruction form and directions on how to provide voting instructions. These directions may allow you to vote over the Internet or by telephone.
Whether or not you plan to attend the virtual Special Meeting, we urge you to vote in advance by proxy to ensure your vote is counted. We encourage you to submit your proxy over the Internet or by telephone, both of which are convenient, cost-effective and reliable alternatives to returning a proxy card by mail. You may still attend the Special Meeting and vote thereat if you have already voted by proxy.
Please be aware that, although there is no charge for voting your shares, if you vote electronically over the Internet by visiting the address on your proxy card or by telephone by calling the phone number on your proxy card, in each case, you may incur costs such as Internet access and telephone charges for which you will be responsible.
If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting instruction form provided by your bank, broker or other nominee, or, if such a service is provided by your bank, broker or other nominee, electronically over the Internet or by telephone.
Q:	What is a proxy?
A:
A proxy is a Zendesk stockholder’s legal designation of another person to vote shares owned by such Zendesk stockholder on their behalf. If you are a Zendesk stockholder of record, you can vote by proxy over the Internet, by telephone or by mail by following the instructions provided in the enclosed proxy card. If you hold shares beneficially in “street name,” you should follow the voting instructions provided by your bank, broker or other nominee.

Q:	If a Zendesk stockholder gives a proxy, how are the shares voted?
A:
Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted: (1) “FOR” the Merger Agreement Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?
A:
No. Your bank, broker or other nominee is permitted to vote your shares on any proposal currently scheduled to be considered at the Special Meeting only if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee to vote your shares. Without instructions, your shares will not be voted on such proposals, which will have the same effect as if you voted against the Merger Agreement Proposal but, assuming a quorum is present, will have no effect on the Compensation Proposal or the Adjournment Proposal.

Q:	May I change my vote after I have mailed my signed and dated proxy card?
A:
Yes. You can change or revoke your proxy before the Special Meeting in the manner described in this proxy statement. If you are the record holder of your shares, you may change or revoke your proxy by any of the following actions:

•	You may vote again over the Internet or by telephone as instructed on your proxy card before the closing of the voting facilities at 11:59 p.m. Eastern Time on [ ].
•	You may submit another properly signed proxy card with a later date, provided such proxy card is received no later than the close of business on [ ].
•
You may send a signed written notice that you are revoking your proxy to Zendesk’s Corporate Secretary at 989 Market Street, San Francisco, CA 94103, provided such written notice is received no later than the close of business on [  ].

•	You may attend the Special Meeting and vote thereat. Simply attending the virtual Special Meeting will not, by itself, revoke your proxy.
If you hold your shares of Zendesk common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote at the Special Meeting via the Special Meeting website, provided you have pre-registered for the Special Meeting.
If you have any questions about how to vote or change your vote, you should contact our proxy solicitor:
MACKENZIE PARTNERS, INC.
1407 Broadway, 27th Floor
New York, NY 10018
Toll-Free: +1 (800) 322-2885
Email: proxy@mackenziepartners.com
Q:	What should I do if I receive more than one set of voting materials?
A:
This means you own shares of Zendesk common stock that are registered under different names or are in more than one account. For example, you may own some shares directly as a Zendesk stockholder of record and other shares through a broker, or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must vote, sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards that you receive in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope. If you submit your proxy by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

Q:	How many copies of this proxy statement and related voting materials should I receive if I share an address with another Zendesk stockholder?
A:
The SEC’s proxy rules permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements with respect to two or more Zendesk stockholders sharing the same address by delivering a single proxy statement to those Zendesk stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for Zendesk stockholders and cost savings for companies.

Zendesk and some brokers may be householding our proxy materials by delivering a single set of proxy materials to multiple Zendesk stockholders who request a copy and share an address, unless contrary instructions have been received from the affected Zendesk stockholders. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker if your shares are held in a brokerage account or Zendesk if you are a Zendesk stockholder of record by making a request to our Corporate Secretary at 989 Market Street, San Francisco, CA 94103 or by calling (415) 418-7506. In addition, Zendesk will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the proxy statement.
Q:	Where can I find the voting results of the Special Meeting?
A:
The preliminary voting results for the Special Meeting are expected to be announced at the Special Meeting. In addition, within four business days following certification of the final voting results, Zendesk will file the final voting results of the Special Meeting (or, if the final voting results have not yet been certified, the preliminary results) with the SEC on a Current Report on Form 8-K.

Q:	Who will solicit and pay the cost of soliciting proxies?
A:
Zendesk has engaged MacKenzie Partners, Inc., which we refer to as “MacKenzie,” to assist in the solicitation of proxies for the Special Meeting. Zendesk estimates that it will pay MacKenzie a fee of approximately $50,000, plus reimbursement for certain out-of-pocket fees and expenses. Zendesk has agreed to indemnify MacKenzie against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

Zendesk also may reimburse banks, brokers and other custodians, nominees and fiduciaries or their respective agents for their expenses in forwarding proxy materials to beneficial owners of Zendesk common stock. Zendesk directors, officers and employees also may solicit proxies by telephone, by electronic means or in person. They will not be paid any additional amounts for soliciting proxies.
Q:	When do you expect the Merger to be completed?
A:
We currently expect to complete the Merger in the fourth quarter of 2022. However, the exact timing of completion of the Merger cannot be predicted because the Merger is subject to the closing conditions specified in the Merger Agreement and summarized in this proxy statement, many of which are outside of our control.

Q:	How can I obtain additional information about Zendesk?
A:
Zendesk will provide copies of this proxy statement, documents incorporated by reference and its 2022 Annual Report to Stockholders, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as amended by Amendment No. 1 on Form 10-K/A and Amendment No. 2 on Form 10-K/A (which we refer to, collectively, as “Annual Report”), without charge to any Zendesk stockholder who makes a request in writing or by telephone to Zendesk’s Corporate Secretary at 989 Market Street, San Francisco, CA 94103 or (415) 418-7506. In order for you to receive timely delivery of documents in advance of the Special Meeting, you must make such request by no later than [  ], 2022. Zendesk’s Annual Report and other SEC filings may also be accessed at https://sec.gov or on Zendesk’s Investor website at https://investor.zendesk.com/. Zendesk’s website address is provided as an inactive textual reference only. The information provided on or accessible through our website is not part of this proxy statement and is not incorporated in this proxy statement by this or any other reference to our website provided in this proxy statement.

Q:	Who can help answer my questions?
A:
If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of Zendesk common stock, please contact our proxy solicitor:

MACKENZIE PARTNERS, INC.
1407 Broadway, 27th Floor
New York, NY 10018
Toll-Free: +1 (800) 322-2885
Email: proxy@mackenziepartners.com

FORWARD-LOOKING STATEMENTS
This proxy statement, and any document to which Zendesk refers in this proxy statement, includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements relating to Zendesk’s strategy, goals, future focus areas and the value of the Merger and the related transactions to Zendesk stockholders. These forward-looking statements are based on Zendesk management’s beliefs and assumptions and on information available to management at the time the forward-looking statements were prepared or made, as applicable. Forward-looking statements include all statements that are not historical facts and may be identified by terms such as “expects,” “believes,” “plans,” “estimates,” “should,” “could,” “outlook,” and “anticipates” or similar expressions and the negatives of those terms. These statements are subject to risks and uncertainties, and actual results and events could differ materially from what presently is expected, including regarding the Merger and the related transactions. Factors leading thereto may include:
•	the risks related to the Ukraine conflict or the Covid-19 pandemic on the global economy and financial markets;
•	the uncertainties relating to the impact of the Ukraine conflict or the Covid-19 pandemic on Zendesk’s business;
•	economic or other conditions in the markets Zendesk is engaged in;
•	information technology system failures, data security breaches, data privacy compliance, network disruptions, and cybersecurity, malware or ransomware attacks;
•	impacts of actions and behaviors of customers, suppliers and competitors;
•	technological developments, as well as legal and regulatory rules and processes affecting Zendesk’s business;
•
the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the Merger and the related transactions that could reduce anticipated benefits or cause the parties to abandon the Merger and the related transactions;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;
•	the possibility that Zendesk stockholders may not adopt the Merger Agreement;
•	the risk that the parties to the Merger Agreement may not be able to satisfy the conditions to the Merger in a timely manner or at all;
•	risks related to disruption of management time and attention from ongoing business operations due to the Merger and the related transactions;
•	the risk that any announcements relating to the Merger and the related transactions could have adverse effects on the market price of Zendesk common stock;
•	significant transaction costs, fees and expenses, and the risk of any unexpected costs, fees or expenses, resulting from the Merger and the related transactions;
•
the risk of any litigation and/or regulatory actions relating to the Merger and the related transactions or unfavorable results from currently pending litigation and proceedings or litigation and proceedings that could arise in the future;

•
the risk that the Merger and the related transactions and their announcement could have an adverse effect on the ability of Zendesk to retain customers and retain and hire key personnel and maintain relationships with customers, suppliers, employees, Zendesk stockholders and other business relationships and on its operating results and business generally;

•	the risk that the pending Merger and the related transactions could distract management of Zendesk; and
•
such other risks and uncertainties described more fully in documents filed with or furnished to the SEC by Zendesk, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed on February 15, 2022, as amended by Amendment No. 1 on Form 10-K/A, filed on May 2, 2022, and Amendment No. 2 on Form 10-K/A, filed on July 1, 2022.

This list of factors is not intended to be exhaustive. Any forward-looking statement speaks only as of the date on which it is made, and Zendesk assumes no obligation to update or revise any forward-looking statement made by Zendesk or on its behalf as a result of new information, future events or other factors, except as required by applicable law.

THE SPECIAL MEETING
The enclosed proxy is solicited on behalf of the Board of Directors for use at the Special Meeting.
Date, Time and Place
The Special Meeting will held virtually via live webcast on [  ], 2022, beginning at [  ] Pacific Time (unless the Special Meeting is adjourned or postponed). Zendesk stockholders will be able to virtually attend and vote at the Special Meeting by visiting www.virtualshareholdermeeting.com/ZEN2022SM, which we refer to as the “Special Meeting website.” To attend the Special Meeting, you must pre-register at [  ] by [  ] Pacific Time on [  ], 2022.
Purpose of the Special Meeting
At the Special Meeting, we will ask Zendesk stockholders to vote on proposals to: (a) adopt the Merger Agreement Proposal; (b) approve, on an advisory (nonbinding) basis, the Compensation Proposal; and (c) approve the Adjournment Proposal.
Pre-Registering for the Special Meeting
In order to attend the Special Meeting, you must pre-register at [  ] by [  ] Pacific Time on [  ], 2022. To pre-register for the meeting, please follow the instructions below:
Zendesk Stockholders of Record
Zendesk stockholders of record as of the Record Date may register to participate in the Special Meeting remotely by visiting [  ]. Please have your proxy card, or notice, containing your control number available and follow the instructions to complete your registration request. After registering, Zendesk stockholders will receive a confirmation email with a link and instructions for accessing the virtual Special Meeting. Requests to register to participate in the Special Meeting remotely must be received no later than [  ] Pacific Time on [  ], 2022.
Beneficial (Street Name) Stockholders
Zendesk stockholders whose shares are held through a bank, broker or other nominee as of the Record Date may register to participate in the Special Meeting remotely by visiting [  ]. Please have your voting instruction form, notice, or other communication containing your control number available and follow the instructions to complete your registration request. After registering, Zendesk stockholders will receive a confirmation email with a link and instructions for accessing the virtual Special Meeting. Requests to register to participate in the Special Meeting remotely must be received no later than [  ] Pacific Time on [  ], 2022.
Questions on How to Pre-Register
If you have any questions or require any assistance with pre-registering, please contact MacKenzie, Zendesk’s proxy solicitor for the Special Meeting, at (800) 322-2885.
Record Date; Shares Entitled to Vote; Quorum
Only Zendesk stockholders as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. A list of Zendesk stockholders entitled to vote at the Special Meeting will be available at our principal executive offices located at 989 Market Street, San Francisco, CA 94103, during regular business hours for a period of no less than 10 days before the Special Meeting, as well as on the Special Meeting website. If Zendesk’s headquarters are closed during such period for health and safety reasons related to the Covid-19 pandemic, the list of Zendesk stockholders will be made available for inspection upon request to our Corporate Secretary at 989 Market Street, San Francisco, California 94103, subject to the satisfactory verification of Zendesk stockholder status. The list will also be available electronically during the Special Meeting on the Special Meeting website. As of the Record Date, there were [  ] shares of Zendesk common stock outstanding and entitled to vote at the Special Meeting.

The presence, in person or represented by proxy, of the holders of a majority of the shares of Zendesk common stock entitled to vote on the Record Date will constitute a quorum at the Special Meeting. In the event that a quorum is not present at the Special Meeting, it is expected that the Special Meeting will be adjourned to solicit additional proxies.
Vote Required; Abstentions and Broker Non-Votes
Each Zendesk stockholder shall be entitled to one vote for each share of Zendesk common stock owned at the close of business on the Record Date.
The affirmative vote of the holders of a majority of the outstanding shares of Zendesk common stock entitled to vote thereon is required to approve the Merger Agreement Proposal. As of the Record Date, [  ] votes constitute a majority of the outstanding shares of Zendesk common stock. Adoption of the Merger Agreement by Zendesk stockholders is a condition to the consummation of the Merger.
The affirmative vote of the holders of a majority of the shares of Zendesk common stock properly cast for the Compensation Proposal is required to approve, on an advisory (nonbinding) basis, the Compensation Proposal.
The affirmative vote of either (a) a majority of the shares of Zendesk common stock properly cast for the Adjournment Proposal, when a quorum is present, or (b) the affirmative vote of the holders of the shares of Zendesk common stock representing a majority of the voting power present in person or represented by proxy at the Special Meeting, when a quorum is not present, is required, as applicable, for approval of the Adjournment Proposal.
If a quorum is present at the Special Meeting, for Zendesk stockholders who attend the Special Meeting or are represented by proxy and abstain from voting, the abstention will have the same effect as if the Zendesk stockholder voted “AGAINST” the Merger Agreement Proposal but, assuming a quorum is present, will have no effect on the Compensation Proposal and the Adjournment Proposal. If a quorum is not present, abstentions will have the same effect as a vote “AGAINST” the Adjournment Proposal.
Each “broker non-vote” will also count as a vote “AGAINST” the Merger Agreement Proposal but, assuming a quorum is present, will have no effect on the Compensation Proposal or the Adjournment Proposal. A so-called “broker non-vote” results when banks, brokers and other nominees return a valid proxy voting upon a matter or matters for which the applicable rules provide discretionary authority but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of such shares. Zendesk does not expect any broker non-votes at the Special Meeting because the rules applicable to banks, brokers and other nominees only provide brokers with discretionary authority to vote on proposals that are considered “routine,” whereas each of the proposals to be presented at the Special Meeting is considered “non-routine.” As a result, no broker will be permitted to vote your shares of Zendesk common stock at the Special Meeting without receiving instructions. Failure to instruct your broker on how to vote your shares will have the same effect as a vote “AGAINST” the Merger Agreement Proposal.
Stock Ownership and Interests of Certain Persons
Shares Held by Zendesk’s Directors and Executive Officers
As of the Record Date, our executive officers and directors beneficially owned and were entitled to vote, in the aggregate, [  ] shares of Zendesk common stock, representing approximately [  ]% of the shares of Zendesk common stock outstanding on the Record Date.
We currently expect that our executive officers and directors will vote all of their respective shares of Zendesk common stock (1) “FOR” the Merger Agreement Proposal, (2) “FOR” the Compensation Proposal and (3) “FOR” the Adjournment Proposal.
Voting at the Special Meeting
You can vote at the virtual Special Meeting, which will be held on [  ], 2022, at [  ] Pacific Time at [  ] (unless the Special Meeting is adjourned or postponed).

You may also authorize the persons named as proxies on the proxy card to vote your shares by returning the proxy card in advance by mail, over the Internet or by telephone. Although Zendesk offers four different voting methods, Zendesk encourages you to vote over the Internet or by phone as Zendesk believes they are the most cost-effective methods. We also recommend that you vote as soon as possible, even if you are planning to attend the Special Meeting, so that the vote count will not be delayed. Both the Internet and the telephone provide convenient, cost-effective and reliable alternatives to returning your proxy card by mail. If you choose to vote your shares over the Internet or by telephone, there is no need for you to submit your proxy card by mail.
To Vote Over the Internet:
Vote at [  ] in advance of the Special Meeting. The Internet voting system is available 24 hours per day until 11:59 p.m. Eastern Time on [  ], 2022. Once you enter the Internet voting system, you can record and confirm (or change) your voting instructions.
To Vote by Telephone:
Use the telephone number shown on your proxy card. The telephone voting system is available 24 hours per day in the United States until 11:59 p.m. Eastern Time on [  ], 2022. Once you enter the telephone voting system, a series of prompts will tell you how to record and confirm (or change) your voting instructions.
To Vote by Proxy Card:
If you received a proxy card, mark your voting instructions on the card and sign, date and return it in the postage-paid envelope provided. For your mailed proxy card to be counted, we must receive it before [  ] Pacific Time on [  ], 2022.
All shares represented by properly signed and dated proxies received by the deadline indicated above will be voted at the Special Meeting in accordance with the instructions of the Zendesk stockholder. Properly signed and dated proxies that do not contain voting instructions will be voted: (1) “FOR” the Merger Agreement Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal. If you indicate on your proxy card that you wish to vote in favor of the Merger Agreement Proposal but do not indicate a choice on the Adjournment Proposal or the Compensation Proposal on a nonbinding advisory basis, your shares of Zendesk common stock will be voted “FOR” each such proposal. Proxy cards that are returned without a signature will not be counted as present at the Special Meeting and cannot be voted.
If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee or attending the Special Meeting and voting using your control number, or, if you did not obtain a control number, contacting your bank, broker or other nominee to obtain a control number so that you may vote. If such a service is provided, you may vote over the Internet or telephone through your bank, broker or other nominee by following the instructions on the voting form provided by your bank, broker or other nominee. If you do not return your bank’s, broker’s or other nominee’s voting form, do not vote via the Internet or telephone through your bank, broker or other nominee, if possible, or do not attend the Special Meeting and vote thereat, it will have the same effect as if you voted “AGAINST” the Merger Agreement Proposal but, assuming a quorum is present, will not have any effect on the Compensation Proposal or the Adjournment Proposal.
Revocability of Proxies
Any proxy given by a Zendesk stockholder may be revoked before the Special Meeting by doing any of the following:
•
if a proxy was submitted by telephone or over the Internet, by submitting another proxy by telephone or over the Internet, in accordance with the instructions detailed in the section of this proxy statement entitled “The Special Meeting—Voting at the Special Meeting” at any time before the closing of the voting facilities at 11:59 p.m. Eastern Time on [  ];

•
by submitting a properly signed and dated proxy card with a date later than the date of the previously submitted proxy relating to the same shares of Zendesk common stock, provided such proxy card is received no later than the close of business on [  ];

•
by delivering a signed written notice of revocation bearing a date later than the date of the proxy to Zendesk’s Corporate Secretary at 989 Market Street, San Francisco, CA 94103, stating that the proxy is revoked, provided such written notice is received no later than the close of business on [  ]; or

•	by attending the virtual Special Meeting and voting thereat (your attendance at the virtual Special Meeting will not, by itself, revoke your proxy).
If you hold your shares of Zendesk common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote at the virtual Special Meeting with your control number, or, if you did not obtain a control number, by contacting your bank, broker or other nominee to obtain a control number.
Any adjournment, postponement or other delay of the Special Meeting, including for the purpose of soliciting additional proxies, will allow Zendesk stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned, postponed or delayed.
Board of Directors’ Recommendation
The Board of Directors has unanimously: (a) determined that the Merger Agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of Zendesk and its stockholders; (b) approved the Merger Agreement and the transactions contemplated thereby, including the execution, delivery and performance of the Merger Agreement; (c) resolved to recommend that Zendesk stockholders adopt the Merger Agreement; and (d) directed that the adoption of the Merger Agreement be submitted for consideration by Zendesk stockholders at the Special Meeting.
The Board of Directors unanimously recommends that you vote: (1) “FOR” the Merger Agreement Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.
Solicitation of Proxies
The Board of Directors is soliciting your proxy, and Zendesk will bear the cost of soliciting proxies. MacKenzie has been retained to assist with the solicitation of proxies. MacKenzie will be paid approximately $50,000 and will be reimbursed for its reasonable out-of-pocket expenses for these and other advisory services in connection with the Special Meeting. Forms of proxies and proxy materials may also be distributed through brokers, custodians and other like parties to the beneficial owners of shares of Zendesk common stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses in accordance with SEC and NYSE regulations. Proxies may also be solicited in person or by telephone, facsimile, electronic mail or other electronic medium by MacKenzie or, without additional compensation, by Zendesk or Zendesk’s directors, officers and employees.
Anticipated Date of Completion of the Merger
Assuming timely satisfaction of necessary closing conditions, including the approval by Zendesk stockholders of the Merger Agreement Proposal, we currently anticipate that the Merger will be consummated in the fourth quarter of 2022.
Appraisal Rights
If the Merger is consummated, Zendesk stockholders who continuously hold shares of Zendesk common stock through the Effective Time, do not vote in favor of the adoption of the Merger Agreement and properly demand appraisal of their shares and do not withdraw their demands or otherwise lose their rights to seek appraisal will be entitled to seek appraisal of their shares in connection with the Merger under Section 262 of the DGCL. This means that Zendesk stockholders who perfect their appraisal rights, do not thereafter withdraw their demand for appraisal, and follow the procedures in the manner prescribed by Section 262 of the DGCL may be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of Zendesk common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest to be paid on the amount determined to be fair value, if any (or in certain circumstances described in further detail in the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Appraisal Rights,” on the difference between the amount determined to be the fair value and the amount paid by the Surviving Corporation in the Merger to each Zendesk stockholder entitled to appraisal prior to the entry of judgment in any appraisal proceeding). Due to the complexity of the appraisal process, Zendesk stockholders who wish to seek appraisal of their shares are encouraged to review Section 262 of the DGCL carefully and to seek the advice of legal counsel with respect to the exercise of appraisal rights.

Zendesk stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the consideration that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares.
To exercise your appraisal rights, you must: (a) submit a written demand for appraisal to Zendesk before the vote is taken on the adoption of the Merger Agreement; (b) not submit a proxy or otherwise vote in favor of the proposal to adopt the Merger Agreement; (c) continue to hold your shares of Zendesk common stock of record through the Effective Time; and (d) strictly comply with all other procedures for exercising appraisal rights under Section 262 of the DGCL. Your failure to follow exactly the procedures specified under Section 262 of the DGCL may result in the loss of your appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of the Merger unless certain stock ownership conditions are satisfied by the Zendesk stockholders seeking appraisal. The DGCL requirements for exercising appraisal rights are described in further detail in the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Appraisal Rights,” which is qualified in its entirety by Section 262 of the DGCL, the relevant section of the DGCL regarding appraisal rights. A copy of Section 262 of the DGCL is reproduced and attached as Annex D to this proxy statement and incorporated herein by reference. If you hold your shares of Zendesk common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such bank, brokerage firm or nominee.
Delisting and Deregistration of Zendesk Common Stock
If the Merger is completed, the shares of Zendesk common stock will be delisted from the NYSE and deregistered under the Exchange Act, and shares of Zendesk common stock will no longer be publicly traded.
Other Matters
Pursuant to the DGCL and Zendesk’s bylaws, only the matters set forth in the Notice of Special Meeting may be brought before the Special Meeting.
Householding of Special Meeting Materials
Unless we have received contrary instructions, we may send a single copy of this proxy statement to any household at which two or more Zendesk stockholders reside if we believe the stockholders are members of the same family. Each Zendesk stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce our expenses.
If you would like to receive your own set of our disclosure documents, please contact us using the instructions set forth below. Similarly, if you share an address with another Zendesk stockholder and together both of you would like to receive only a single set of our disclosure documents, please contact us using the instructions set forth below.
If you are a Zendesk stockholder of record, you may contact us by writing to our Corporate Secretary at 989 Market Street, San Francisco, CA 94103 or by calling (415) 418-7506. Eligible stockholders of record receiving multiple copies of this proxy statement can request householding by contacting us in the same manner. If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.
Questions and Additional Information
If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of Zendesk common stock, please contact our proxy solicitor:
MACKENZIE PARTNERS, INC.
1407 Broadway, 27th Floor
New York, NY 10018
Toll-Free: +1 (800) 322-2885
Email: proxy@mackenziepartners.com

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT
This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger, because it contains important information about the Merger and how it affects you.
Parties Involved in the Merger
Zendesk, Inc.
989 Market Street
San Francisco, CA 94103
Founded in 2007, Zendesk is a service-first customer relationship management company, built to give organizations of all sizes, in every industry, the ability to deliver a transparent, responsive and empowering customer experience. With solutions designed to address an increasingly broad set of customer interactions, Zendesk allows organizations to deliver omnichannel customer service and customize and build apps across the customer journey. Zendesk has evolved its offerings over time to product and platform solutions that work together to help organizations understand the broader customer journey, improve communications across all channels and engage where and when it’s needed most. Zendesk’s principal executive offices are located at 989 Market Street, San Francisco, California 94103, and its telephone number is (415) 418-7506. Zendesk common stock is listed on the NYSE under the symbol “ZEN.”
Zoro BidCo, Inc.
c/o Permira Advisers LLC
3000 Sand Hill Road, Building 1, Suite 170
Menlo Park, CA 94025
and
Hellman & Friedman LLC
415 Mission Street
Suite 5700
San Francisco, CA 94105
Parent was incorporated on June 13, 2022, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any activities other than in connection with or as contemplated by the Merger Agreement.
Zoro Merger Sub, Inc.
c/o Permira Advisers LLC
3000 Sand Hill Road, Building 1, Suite 170
Menlo Park, CA 94025
and
Hellman & Friedman LLC
415 Mission Street
Suite 5700
San Francisco, CA 94105
Merger Sub is a wholly owned subsidiary of Parent and was incorporated on June 13, 2022, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any activities other than in connection with or as contemplated by the Merger Agreement.
Parent and Merger Sub are each affiliated with the Sponsors. H&F is a leading private equity investment firm focused on investing in outstanding business franchises and serving as a value-added partner to management in select industries including software, financial services, business & information services, healthcare, internet & media, retail & consumer and industrials & energy. Permira is a leading private equity firm focused on tech and tech-enabled investing, with a particular focus on digital consumer and enterprise cloud end markets. At the Effective Time, the Surviving Corporation will be indirectly owned by the Sponsors and certain of their co-investors and affiliates.
In connection with the transactions contemplated by the Merger Agreement, (a) Equity Financing Sources have committed to capitalize Parent at the Closing with an aggregate equity contribution equal to approximately

$6.32 billion, in each case on the terms and subject to the conditions set forth in the Equity Commitment Letters (b) the Debt Commitment Parties have committed to provide Parent with Debt Financing consisting of a $3.75 billion senior secured term loan facility, a senior secured delayed draw term loan facility and a $350 million senior secured revolving credit facility, in each case on the terms and subject to the conditions set forth in the Debt Commitment Letter and (c) Parent has obtained commitments for Preferred Equity Financing in an aggregate principal amount of up to $500 million from the Preferred Equity Financing Sources on the terms and subject to the conditions set forth in the Preferred Equity Commitment Letter. Such amounts will be used to fund the aggregate purchase price required to be paid at the Closing and to also fund certain other payments (including the Required Amounts), subject to the terms and conditions of the Merger Agreement.
In addition, the Equity Financing Sources, Parent and Zendesk have entered into the Fee Funding Agreements pursuant to which the Equity Financing Sources have, subject to the terms and conditions contained therein, agreed to pay certain obligations of Parent or Merger Sub under the Merger Agreement, subject to an aggregate cap equal to $637 million, including the Parent Termination Fee and certain fees and expenses payable by Parent or Merger Sub as specified in the Merger Agreement. For more information, please see the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Financing of the Merger.”
Effect of the Merger
On the terms and subject to the conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub will merge with and into Zendesk, the separate corporate existence of Merger Sub will cease and Zendesk will continue its corporate existence under the DGCL as the Surviving Corporation. As a result of the Merger, Zendesk will become a wholly owned subsidiary of Parent, and Zendesk common stock will no longer be publicly traded and will be delisted from the NYSE. In addition, Zendesk common stock will be deregistered under the Exchange Act, and Zendesk will no longer file periodic reports with the SEC. If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation.
The Effective Time will occur at such time as the certificate of merger with respect to the Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by Zendesk and Merger Sub in writing and specified in the certificate of merger in accordance with the DGCL.
Effect on Zendesk If the Merger Is Not Completed
If the Merger Agreement is not adopted by Zendesk stockholders, or if the Merger is not completed for any other reason:
•	Zendesk stockholders will not be entitled to, nor will they receive, any payment for their respective shares of Zendesk common stock pursuant to the Merger Agreement;
•
(a) Zendesk will remain an independent public company; (b) Zendesk common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act; and (c) Zendesk will continue to file periodic reports with the SEC; and

•
under specified circumstances, Zendesk will be required to pay Parent a termination fee of $254 million, upon the termination of the Merger Agreement, as described in the section of this proxy statement entitled “The Merger Agreement—Termination Fees.”

Merger Consideration
Zendesk Common Stock
At the Effective Time, by virtue of the Merger and without any action on the part of Zendesk, Parent, Merger Sub or the holders of any securities of Zendesk or Merger Sub, each share of Zendesk common stock (other than the Unconverted Shares) issued and outstanding immediately prior to the Effective Time will be converted automatically into the right to receive the Merger Consideration of $77.50 in cash, without interest, subject to any required tax withholding.
After the Merger is completed, you will have the right to receive the Merger Consideration in respect of each share of Zendesk common stock that you own (other than any Unconverted Shares) immediately prior to the Effective Time (subject to any required tax withholding), but you will no longer have any rights as a Zendesk stockholder (except that Zendesk stockholders who properly and validly exercise and do not withdraw their appraisal rights will have a right to receive payment of the “fair value” of their shares as determined pursuant to an appraisal proceeding, as contemplated by the DGCL). For more information, please see the section of this proxy statement entitled “—Appraisal Rights.”
Treatment of Zendesk Equity Awards
The Merger Agreement provides that, at the Effective Time: RSU Awards and in-the-money Stock Options that are vested as of immediately prior to the Effective Time (assuming achievement of performance for performance-based RSU Awards using the same formula provided for in the applicable award agreement) will be canceled and converted into the right to receive the Cash Amount equal to the product of (x) the total number of shares of Zendesk common stock subject to such award and (y) the Merger Consideration (and for Stock Options, less the exercise price per share of Zendesk common stock subject to such Stock Option), less any required tax withholding and deductions. Stock Options with per share exercise prices that are equal to or greater than the Merger Consideration will be canceled for no consideration. Any unvested Stock Option that is in-the-money and any unvested RSU Award will be canceled and converted into a cash award for the corresponding Cash Amount (assuming achievement of performance for performance-based RSU Awards using the same formula provided for in the applicable award agreement), with such cash awards being subject to the same time-vesting terms and conditions that applied to the associated award, as applicable (except for performance-based vesting conditions), immediately prior to the Effective Time.
Background of the Merger
As part of Zendesk’s ongoing consideration and evaluation of its long-term strategic goals and plans, the Board of Directors and Zendesk management, with the assistance of financial and legal advisors, regularly review, consider and assess Zendesk’s performance, future growth prospects, evolving industry landscape, customer opportunities, product portfolio and overall strategic direction in light of the current and anticipated business, technology and economic environment and in consideration of Zendesk’s long-term business strategy to enhance value for Zendesk stockholders. This review includes, among other matters, the consideration of potential opportunities for business combinations, acquisitions and other financial and strategic alternatives. The Board of Directors has also regularly engaged with Zendesk stockholders to discuss and solicit their perspectives on Zendesk’s strategic and financial direction.
On October 28, 2021, Zendesk announced after market that it had entered into an agreement to acquire Momentive Global Inc., which we refer to as the “Momentive Transaction.” The Momentive Transaction was subject to Zendesk stockholder approval due to the amount of Zendesk common stock required to be issued to consummate the transaction. A special meeting of Zendesk common stockholders to vote on the Momentive Transaction was later set for February 25, 2022.
The closing price of Zendesk common stock the day the Momentive Transaction was announced after market was $119.01 per share. The closing price on the following day was $101.80, which represented a share price decline of 14.5%. On that day, the NASDAQ Composite Index was 15,448, the IGV ETF (an index composed of North American equities in the expanded tech-software sector which includes Zendesk) was 435.63 and the BVP Emerging Cloud Index (an index designed to track emerging public companies primarily involved in providing cloud software to customers which includes Zendesk) was 2,954.
On November 30, 2021, JANA Partners, a stockholder of Zendesk, sent an open letter to the Board of Directors expressing its opposition to the Momentive Transaction and stating JANA Partners’ intent to vote against the issuance of Zendesk common stock required to consummate the Momentive Transaction.
On February 7, 2022, the Board of Directors received an unsolicited, preliminary nonbinding proposal from a consortium of private equity firms consisting of Permira, H&F and a financial sponsor (which we refer to as “Financial Sponsor A,” and together with Permira and H&F, the “Consortium”), regarding a potential acquisition of Zendesk for an indicative price range of between $127.00 and $132.00 per share in cash, subject to initiating and completing due diligence, the negotiation of definitive transaction documents and approval from the Consortium members’ respective investment committees prior to entry into final definitive agreements. The Consortium’s preliminary nonbinding proposal was based solely on public information, as the Consortium had not received confidential information from Zendesk, with the Consortium indicating they and their advisors would need access to Zendesk’s business plan and Company non-public data. On February 7, 2022, the closing price of Zendesk common stock was $98.43 per share.

On February 9, 2022, the Board of Directors held a meeting, together with its outside financial advisors, including Goldman Sachs, which had been engaged to act as financial advisor to Zendesk in connection with the Momentive Transaction, as well as its legal advisors, including Wachtell, Lipton, Rosen & Katz, which we refer to as “Wachtell Lipton.” Following a review from representatives of its outside financial advisors of certain preliminary financial aspects and analyses of the Consortium’s preliminary nonbinding proposal and discussion among the participants of such financial analyses and the legal duties of the Board of Directors in connection with the evaluation of such preliminary nonbinding proposal, the Board of Directors concluded that the Consortium’s preliminary nonbinding proposal significantly undervalued Zendesk and that it was not in the best interests of Zendesk and its stockholders to alter Zendesk’s existing strategic plan and pursue the proposed transaction with the Consortium.
On February 10, 2022, Zendesk issued a press release announcing its rejection of the Consortium’s preliminary nonbinding proposal.
On February 16, 2022, JANA Partners sent another open letter to the Board of Directors reiterating its opposition to the Momentive Transaction and declaring its intent to nominate four director nominees for election to the Board of Directors at Zendesk’s 2022 annual meeting of stockholders. JANA Partners also stated in the letter its belief that Zendesk should engage with interested strategic and financial buyers to explore a sale of Zendesk. That same day, JANA Partners submitted a notice of nomination to Zendesk. Also that day, Zendesk issued a press release confirming receipt of JANA Partners’ notice of director nomination and stating that it would carefully review and evaluate the JANA Partners’ director nominees.
During the period prior to the February 25, 2022 special meeting of Zendesk stockholders held in connection with the Momentive Transaction, members of the Board of Directors and Zendesk management engaged in meetings and active dialogue with Zendesk stockholders, including with JANA Partners. These discussions often concerned, among other things, the Momentive Transaction, governance matters, Zendesk’s stock price performance and potential strategic alternatives, including the unsolicited preliminary nonbinding proposal from the Consortium.
On February 25, 2022, at the special meeting of Zendesk stockholders, a majority of votes cast by Zendesk stockholders did not vote to approve the issuance of Zendesk common stock in connection with the Momentive Transaction. Thereafter, Zendesk issued a press release announcing the termination of the Momentive Transaction. On February 25, 2022, the closing price of Zendesk common stock was $115.48 per share.
On February 28, 2022, JANA Partners sent another open letter to the Board of Directors stating its belief that Zendesk required either significant board change, or in the absence of such change, should be sold.
At a meeting held on March 7, 2022, the Board of Directors, together with members of Zendesk management and representatives of Qatalyst Partners and Wachtell Lipton, discussed and reviewed Zendesk’s business and strategic plan, the current situation and the options and strategic alternatives potentially available to Zendesk, including Zendesk’s then current position and prospects as a standalone entity, the evolving competitive landscape, the pressure on high-growth SaaS company share prices and multiples, the recent interest by the Consortium in a potential acquisition of Zendesk and JANA Partners’ initiation of a proxy contest seeking representation on the Board of Directors. Representatives of Qatalyst Partners discussed a range of potential strategic alternatives, including continuing to execute on its standalone plan and whether it was the right time to consider a review of strategic alternatives that could, among other things, lead to a potential sale of Zendesk, and considerations associated with each alternative. Representatives of Qatalyst Partners also provided the Board of Directors with an overview of a potential process for the sale of Zendesk, including illustrative timelines and stages for such a process and potential counterparties that might be interested in such a transaction. The Board of Directors, together with members of Zendesk management and representatives of Qatalyst Partners, discussed the list of potential counterparties and various considerations associated with reaching out to, and pursuing a strategic transaction with, such parties. After discussion and deliberation, the Board of Directors determined to explore more intensively a potential process to review strategic alternatives for Zendesk. On March 7, 2022, the closing price of Zendesk common stock was $113.33 per share. Since October 28, 2021, the date of the announcement of the Momentive Transaction, the NASDAQ Composite Index had declined approximately 17%, the IGV ETF had declined approximately 28% and the BVP Emerging Cloud Index had declined approximately 42%.
At a meeting held on March 9, 2022, the Board of Directors, together with members of Zendesk management and representatives of Wachtell Lipton, discussed and reviewed the potential engagement of Qatalyst

Partners and Goldman Sachs as financial advisors to Zendesk in connection with a potential strategic review process, given their experience, expertise and qualifications. Representatives of Wachtell Lipton discussed with the Board of Directors its fiduciary duties under Delaware law in connection with a potential strategic review process, including considerations in connection with pursuing either a standalone strategy or a sale of Zendesk.
At a meeting held on March 16, 2022, the Board of Directors, together with members of Zendesk management and representatives of Wachtell Lipton, discussed and reviewed Qatalyst Partners’ and Goldman Sachs’ respective draft engagement letters and relationship disclosure letters made available to the Board of Directors prior to the meeting. The Board of Directors and representatives of Wachtell Lipton discussed certain of Qatalyst Partners’ and Goldman Sachs’ prior relationships with members of the Consortium and/or their respective affiliates as well as Goldman Sachs’ role as a counterparty to Zendesk’s capped call options that had been disclosed, as further described in the section of this proxy statement entitled “—Opinion of Goldman Sachs & Co. LLC.” The Board of Directors reviewed the disclosures and determined that none of the disclosed relationships would impact Qatalyst Partners’ or Goldman Sachs’ ability to act in an independent and disinterested manner in rendering their services to the Board of Directors in connection with the potential transaction and approved Zendesk’s entry into the engagement letters with Qatalyst Partners and Goldman Sachs, respectively.
Thereafter, representatives of Qatalyst Partners and Goldman Sachs joined the meeting, and the Board of Directors, together with members of Zendesk management and representatives of Qatalyst Partners, Goldman Sachs and Wachtell Lipton, discussed and reviewed considerations relating to a potential strategic review process, including as to the then current market backdrop, the valuation of Zendesk, investor sentiment about Zendesk, the pending proxy contest with JANA Partners, and the recent interest in an acquisition of Zendesk by the Consortium. After discussion and deliberation, the Board of Directors (i) determined to commence a process to review strategic alternatives, including a potential sale of Zendesk, (ii) authorized representatives of Qatalyst Partners to contact certain potential counterparties, including the Consortium, to ascertain their interest in a strategic transaction involving Zendesk, and (iii) authorized Wachtell Lipton, working with Zendesk management, to negotiate and execute non-disclosure agreements with potential counterparties.
Commencing on March 17, 2022, representatives of Qatalyst Partners began contacting potential counterparties regarding a potential strategic transaction. At the Board of Directors’ direction, representatives of Qatalyst Partners contacted 26 potential counterparties (including and counting the members of the Consortium and their potential co-investors as one potential counterparty), including 16 potential strategic partners and 10 potential financial sponsors. Eleven of the 26 potential counterparties (including and counting the members of the Consortium and their potential co-investors as one potential counterparty) entered into non-disclosure agreements with Zendesk and were provided with preliminary due diligence materials. The non-disclosure agreements with nine of the potential counterparties (including and counting the members of the Consortium and their potential co-investors as one potential counterparty) included standstill provisions, and none of the standstill provisions are currently in effect.
At a meeting held on March 23, 2022, the Board of Directors, together with members of Zendesk management and representatives of Qatalyst Partners, Goldman Sachs and Wachtell Lipton, discussed the then current status of the strategic review process, including the progress on the outreach to potential counterparties.
At a meeting held on March 30, 2022, the Board of Directors, together with members of Zendesk management and representatives of Qatalyst Partners, Goldman Sachs and Wachtell Lipton, again discussed the then current status of the strategic review process, including the progress on the outreach to potential counterparties with respect to a potential transaction and feedback received thus far. Members of Zendesk management also discussed a proposed long-range plan through calendar year 2025 for Zendesk that would be provided to potential bidders in the strategic review process.
Between April 4, 2022, and April 20, 2022, Zendesk management conducted initial meetings with 10 potential counterparties (including and counting the members of the Consortium and their potential co-investors as one potential counterparty), including four potential strategic partners and six potential financial sponsors. One potential strategic partner that had executed a non-disclosure agreement withdrew from the process prior to attending a management presentation.

On April 6, 2022, at the request of the Consortium, Zendesk agreed to allow a limited partner of a member of the Consortium to join the Consortium as an additional source of equity financing (which we refer to as “Significant LP Co-Investor A”), based on its belief that such additional equity financing source would increase the likelihood of an actionable bid to acquire Zendesk.
On April 7, 2022, Zendesk management opened an electronic data room with additional due diligence information and began providing access to the 10 potential counterparties that had entered into non-disclosure agreements with Zendesk (including and counting the members of the Consortium and their potential co-investors as one counterparty). The potential counterparties were also given the opportunity to spend additional time with representatives of Zendesk management as part of their ongoing diligence.
Also on April 7, 2022, Mr. Carl Bass, the lead independent director of Zendesk, Ms. Hilarie Koplow-McAdams, an independent director of Zendesk, and members of Zendesk management met with representatives of JANA Partners to discuss the then current proxy contest. During the discussion, the JANA Partners representatives noted that they were primarily focused on a change in board composition of Zendesk, or alternatively, a sale of Zendesk. When asked whether JANA Partners had expectations regarding the value of a potential sale transaction, the representatives of JANA Partners noted that they did not have a specific expectation but would generally defer to a value that was reached through a comprehensive sale process.
On or around April 12, 2022, a representative of the Consortium met with Mikkel Svane, the CEO of Zendesk, to discuss the potential transaction between the Consortium and Zendesk.
At a meeting held on April 13, 2022, the Board of Directors, together with members of Zendesk management and representatives of Qatalyst Partners, Goldman Sachs and Wachtell Lipton, discussed and reviewed an update on the strategic review process, including meetings with representatives of Zendesk management and other discussions that had taken place with the potential counterparties in the process and the perceived level of interest of each party, as well as the strategic parties and financial sponsors that had indicated that they would not be interested in pursuing a potential transaction. The Board of Directors also discussed and reviewed the potential proxy contest with JANA Partners, and continued this discussion at a meeting attended by members of the Board of Directors and a representative of Wachtell Lipton on April 15, 2022.
On April 14, 2022, at the request of a financial sponsor (which we refer to as “Bidder 2”), Zendesk agreed to allow a limited partner of Bidder 2 to join Bidder 2 as an additional source of equity financing, based on its belief that such additional equity financing source would increase the likelihood of an actionable bid to acquire Zendesk.
On April 18, 2022, representatives of Qatalyst Partners sent a process letter to each of the counterparties that had entered into non-disclosure agreements with Zendesk, requesting preliminary indications of interest by May 5, 2022.
Also the same day, Bloomberg published an after-hours report that Zendesk was working with Qatalyst Partners and exploring a potential sale, with the stock price closing on April 19, 2022 at $129.12 per share, an increase of approximately 6.1% as compared to the closing price on April 18, 2022 of $121.69.
Between April 18, 2022 and April 19, 2022, a summary of financial performance for the first quarter of 2022 and a long-range plan for Zendesk through calendar year 2025 that had been prepared by Zendesk’s management, as further described in the section of this proxy statement entitled “—Certain Financial Projections—March 2022 Case,” was provided to the potential counterparties via the electronic data room. Zendesk achieved revenue of $388.3 million, representing year-over-year growth of approximately 30% and outperformance relative to the analyst consensus by approximately 1%, and Annual Recurring Revenue of $1,535 million, representing year-over-year growth of approximately 30%. However, Zendesk recorded gross bookings of $136.0 million, representing year-over-year growth of only approximately 6%, which fell below the internal outlook of $159.3 million by 15%, and recorded net bookings of $86.6 million, representing year-over-year growth of only approximately 4%, which fell below the internal outlook of $104.3 million by 17%.
On April 19, 2022, at the request of the Consortium, Zendesk agreed to allow a limited partner of a member of the Consortium to join the Consortium as an additional source of equity financing (which we refer to as “Significant LP Co-Investor B”), based on its belief that such additional equity financing source would increase the likelihood of an actionable bid to acquire Zendesk.

At meetings held on April 20, 2022 and April 26, 2022, the Board of Directors, together with members of Zendesk management and representatives of Qatalyst Partners, Goldman Sachs and Wachtell Lipton, discussed an update on the strategic review process, including meetings with representatives of Zendesk management and other discussions that had taken place with the potential counterparties in the process and the perceived level of interest of each remaining party, as well as the additional strategic parties and financial sponsors that had indicated that they would not be interested in pursuing a potential transaction. The Board of Directors, together with members of Zendesk management and representatives of Qatalyst Partners, Goldman Sachs and Wachtell Lipton, also discussed potential alternatives to a sale of Zendesk, as well as updates on recent engagement with its stockholders, including JANA Partners.
On May 2, 2022, at the request of the Consortium, Zendesk agreed to allow a limited partner of a member of the Consortium (which we refer to as “Significant LP Co-Investor C”) to join the Consortium as an additional source of equity financing, based on its belief that such additional equity financing source would increase the likelihood of an actionable bid to acquire Zendesk.
On May 3, 2022, at the request of Bidder 2, Zendesk agreed to allow a limited partner of Bidder 2 to join Bidder 2 as an additional source of equity financing, based on its belief that such additional equity financing source would increase the likelihood of an actionable bid to acquire Zendesk.
On May 4, 2022, prior to the initial deadline for preliminary indications of interest, representatives of Qatalyst Partners provided to each of the remaining potential bidders in the strategic review process an updated long-range plan for Zendesk through calendar year 2025 that had been prepared by Zendesk management primarily reflecting certain changes to the long-range plan previously provided to the bidders, as further described in the section of this proxy statement entitled “—Certain Financial Projections—March 2022 Case.”
On May 5, 2022, two potential financial counterparties submitted preliminary indications of interest to acquire Zendesk for cash: the Consortium, which indicated a price of $120.00 per share of Zendesk common stock, and Bidder 2, which indicated a price range of $125.00 to $135.00 per share of Zendesk common stock. In making its submission, the Consortium noted that (a) its bid remained subject to completion of diligence and (b) the market had corrected dramatically since submitting its preliminary nonbinding proposal on February 7, 2022, and that if Zendesk were trading in line with comparable companies and the NASDAQ as a whole and without the impact of speculation regarding a potential acquisition of Zendesk, it would be trading in the range of $75.00 to $88.00 per share. In making its submission, Bidder 2 cited market uncertainty and concerns about business momentum, in light of Zendesk’s performance in the first quarter of 2022, for providing an indication as a range. Bidder 2 also referenced the impact of speculation regarding a potential acquisition on Zendesk’s then current share price and noted that it believed a share price of $95.11 per share based on the last closing price of Zendesk common stock on November 29, 2021, prior to activism by JANA Partners, as being more representative of the unaffected Zendesk share price. On May 5, 2022, the closing price of Zendesk common stock was $117.73 per share. Since October 28, 2021, the date of the announcement of the Momentive Transaction, the NASDAQ Composite Index had declined approximately 20%, the IGV ETF had declined approximately 32% and the BVP Emerging Cloud Index had declined approximately 47%.
At a meeting held on May 6, 2022, the Board of Directors, together with members of Zendesk management and representatives of Qatalyst Partners, Goldman Sachs and Wachtell Lipton, discussed and reviewed the preliminary indications of interest received from the Consortium and Bidder 2. Representatives of Qatalyst Partners, Goldman Sachs and Wachtell Lipton discussed and reviewed with the Board of Directors the terms and conditions of the indications of interest, discussing with the Board of Directors the key assumptions underlying the indicative valuations included in the preliminary indications of interest, proposed financing plans, timing of required internal and external approvals, as well as diligence requests made by the potential counterparties. Representatives of Qatalyst Partners, Goldman Sachs and Wachtell Lipton also provided the Board of Directors with a possible outline for the next stages of the strategic review process with the potential counterparties, including the scheduling of additional diligence sessions, as well as the timing for preparation and negotiation of definitive transaction documents with respect to a potential transaction. Following discussion and deliberation, the Board of Directors authorized Zendesk’s advisors, working with Zendesk management, to proceed with the process of exploring a potential sale of Zendesk, permit access to additional diligence materials on Zendesk for each of the Consortium and Bidder 2 and schedule additional diligence sessions with representatives of each of the Consortium and Bidder 2.

Between May 7, 2022 and May 8, 2022, representatives of Qatalyst Partners had multiple discussions with representatives of the Consortium and provided guidance to the Consortium that they would need to improve their proposed price of $120.00 per share.
On May 9, 2022, representatives of the Consortium contacted representatives of Qatalyst Partners to inform them that Financial Sponsor A had withdrawn from the bidding group for a range of reasons, including that Financial Sponsor A was concerned with worsening market conditions and volatility as well as the inflated nature of Zendesk’s trading price. Representatives of the Consortium informed Qatalyst Partners that they were working to secure additional equity financing to enable them to continue in the strategic review process. On May 9, 2022, the closing price of Zendesk common stock was $99.14 per share.
Between May 9, 2022 and May 24, 2022, representatives of the Consortium and representatives of Zendesk had multiple meetings to discuss certain confirmatory due diligence matters, including among other things Zendesk’s product offering and environment, cybersecurity and risk management, accounting, tax matters, legal matters, HR matters and financial matters (including business momentum).
Between May 10, 2022 and May 17, 2022, representatives of Bidder 2 and representatives of Zendesk had multiple meetings to discuss certain confirmatory due diligence matters, including among other things Zendesk’s product offering and environment, cybersecurity and data privacy, accounting, legal matters, tax matters and financial matters (including business momentum).
On May 11, 2022, Zendesk circulated a form of merger agreement to the Consortium and Bidder 2, and instructed the bidders to contact Wachtell Lipton with any questions.
Also on May 11, 2022, representatives of the Consortium and Mr. Svane met to discuss, among other things, Zendesk’s business and growth opportunities.
On May 13, 2022, at the request of the Consortium, Zendesk agreed to allow two additional financial sponsors to join the Consortium as additional sources of equity financing (which we refer to respectively as “Financial Sponsor B” and “Financial Sponsor C”), based on its belief that such partnering would increase the likelihood of an actionable bid to acquire Zendesk.
Also on May 13, 2022, Zendesk provided an update on its business momentum in April 2022 to the Consortium and Bidder 2. In April 2022, Zendesk recorded gross bookings of $34.6 million, representing a year-over-year decline of approximately 7%, which fell below the internal outlook of $42.7 million by 19%, and net bookings of $16.5 million, representing a year-over-year decline of approximately 13%, which fell below the internal outlook of $20.8 million by 20%. In light of business momentum worsening relative to performance in the first quarter of 2022, both the Consortium and Bidder 2 requested additional diligence information and management time to better understand underlying business trends.
Also on May 13, 2022, a representative of the Consortium met with Mr. Svane to discuss the potential transaction between the Consortium and Zendesk.
On May 16, 2022, to address Bidder 2’s concerns around Zendesk’s business momentum, Mr. Svane met with the CEO of Bidder 2 to discuss underlying trends driving Zendesk’s then current business momentum and implications for the long-term financial prospects of Zendesk’s business.
Also on May 16, 2022, representatives of Qatalyst Partners sent a process letter to each of the Consortium and Bidder 2, requesting final, binding proposals by May 25, 2022.
At a meeting on May 18, 2022, the Board of Directors, together with Zendesk management and representatives of Qatalyst Partners, Goldman Sachs and Wachtell Lipton, discussed an update on the strategic review process, including the diligence process undertaken over the past several weeks by the Consortium and Bidder 2, the status of the parties’ financing efforts and then current market conditions. The same day, the Consortium spent additional time with representatives of Zendesk management discussing bookings trends to address concerns around underlying business momentum.
On May 21, 2022, outside counsel to Bidder 2 submitted a markup of the merger agreement and forms of limited guaranty and equity commitment letter to representatives of Wachtell Lipton and, on May 23, 2022, representatives of Wachtell Lipton provided preliminary feedback on the merger agreement to Bidder 2’s outside counsel, including with respect to the regulatory efforts standard reflected in Bidder 2’s markup of the merger agreement as well as the proposed termination fee to be paid by Bidder 2 to Zendesk in certain circumstances.
On May 23, 2022, representatives of Fried, Frank, Harris, Shriver & Jacobson LLP, counsel to the Consortium, which we refer to as “Fried Frank,” submitted a markup of the merger agreement and related disclosure schedules to representatives of Wachtell Lipton which proposed a reverse termination fee equal to 4% of Zendesk’s equity value payable by the Consortium to Zendesk under certain circumstances and, on May 24, 2022, representatives of Wachtell Lipton provided preliminary feedback on the merger agreement to representatives of Fried Frank, including with respect to the regulatory efforts standard reflected in the Consortium’s markup of the merger agreement as well as the proposed termination fee to be paid by the Consortium to Zendesk in certain circumstances.
On May 24, 2022, representatives of the Consortium contacted representatives of Qatalyst Partners to inform them that Significant LP Co-Investor A, Financial Sponsor B and Financial Sponsor C had withdrawn from the bidding group for a range of reasons, including concerns with the declining business momentum of Zendesk, persistent and potentially worsening market conditions and volatility as well as the inflated nature of Zendesk’s trading price. As a result, the Consortium had not yet arranged all the equity financing required to submit a nonbinding proposal and they inquired whether Qatalyst Partners could partner them with other potential equity financing sources involved in the strategic review process. They also indicated that, in light of recent declines in the valuations of comparable companies and deteriorating business momentum of Zendesk, they had lowered the value they believed they might be prepared to offer to $96.00 per share of Zendesk common stock. On May 24, 2022, the closing price of Zendesk common stock was $88.18 per share.
On May 25, 2022, representatives of Bidder 2 confirmed that they would not be able to submit a proposal that day but were continuing to work on a potential proposal. The closing price of Zendesk common stock was $92.19 per share, a 22% decline relative to the closing price on May 5, 2022, the date initial indications of interest were requested. Also, since October 28, 2021, the date of the announcement of the Momentive Transaction, the NASDAQ Composite Index had declined approximately 26%, the IGV ETF had declined approximately 37% and the BVP Emerging Cloud Index had declined approximately 54%.
On May 26, 2022, representatives of Bidder 2 contacted representatives of Qatalyst Partners and communicated that in light of declining valuations of comparable companies, ongoing market uncertainty and deteriorating business momentum of Zendesk, they would not be able to submit a proposal within or close to their previously indicated range. They indicated verbally that they may be able to offer as high as $110.00 per share of Zendesk common stock but would require several additional weeks to secure the necessary equity financing.
Later the same day, Bidder 2 submitted a nonbinding proposal, together with a markup of the merger agreement and related disclosure schedules, along with forms of limited guaranty, equity commitment letter and debt commitment letter, to acquire Zendesk for cash at a price of $110.00 per share of Zendesk common stock. The nonbinding proposal remained subject to the negotiation of definitive transaction documents and additional diligence regarding the deteriorating business momentum of Zendesk, and Bidder 2 requested an additional 10 business days to finalize equity commitments.
At a meeting on May 27, 2022, the Board of Directors, together with members of Zendesk management and representatives of Qatalyst Partners, Goldman Sachs and Wachtell Lipton, discussed an update on the strategic review process, including the challenges both bidders were having securing financing and maintaining valuations in light of recent market declines and the deteriorating business momentum of Zendesk. Representatives of Qatalyst Partners updated the Board of Directors that representatives of the Consortium had informed representatives of Qatalyst Partners that the Consortium did not have the equity financing necessary to submit a final proposal to acquire Zendesk. Representatives of Qatalyst Partners then summarized the nonbinding proposal that had been submitted by Bidder 2, but noted that Bidder 2 had informed representatives of Qatalyst Partners that it had not yet arranged all the equity financing required for the nonbinding proposal and had requested an additional 10 business days to attempt to finalize equity commitments. Representatives of Qatalyst Partners and Goldman Sachs then discussed Zendesk’s long- and short-term trading performance, hypothetical unaffected stock price, and an updated financial analysis of Zendesk. The Board of Directors discussed the uncertainty surrounding Bidder 2’s ability to secure equity financing necessary for its proposal and whether a higher price could be obtained in the then current market. Following further discussion, the Board of Directors agreed to continue discussion of the nonbinding proposal and the potential response at a meeting the following day.
Also on May 27, 2022, representatives of Qatalyst Partners communicated to representatives of the Consortium that the Board of Directors would consider any actionable proposal, but until such time (i) would cease to engage with the Consortium because it had failed to deliver an actionable proposal and (ii) was focused on actionable proposals from other potential counterparties.
At a meeting on May 28, 2022, the Board of Directors, together with members of Zendesk management and representatives of Wachtell Lipton, continued its discussion and review of Bidder 2’s nonbinding proposal to acquire Zendesk, including the fact that Bidder 2 did not have sufficient equity financing and had requested an additional 10 business days to attempt to secure the necessary equity commitments, and the impact of the strategic review process, and the related uncertainty, on Zendesk’s operations, management and other employees. Representatives of Wachtell Lipton discussed with the Board of Directors its fiduciary duties under Delaware law in connection with the strategic review process and the Board of Directors’ evaluation of Bidder 2’s nonbinding proposal. Following discussion, the Board of Directors determined to instruct representatives of Qatalyst Partners to engage with Bidder 2 in an effort to improve on the proposed price to $115.00 per share and to set a timeline to arrange the necessary equity financing for its proposal and reach a definitive agreement with respect to the proposal.
Also on May 28, 2022, representatives of Qatalyst Partners provided guidance to Bidder 2 that they would need to improve their proposed price to $115.00 per share.
On June 1, 2022, representatives of Bidder 2 indicated to representatives of Qatalyst Partners that they were not able to offer $115.00 per share and suggested that they would only be able to transact somewhere between the then current share price of Zendesk common stock (the closing price of Zendesk common stock on June 1, 2022 was $90.12) and $100.00 per share, but that even at that price range, deteriorating market conditions and volatility were causing the internal processes for limited partners to secure equity commitments to be extended as their internal committees requested additional work and time for review.
On June 5, 2022, representatives of the Consortium inquired whether Qatalyst Partners could partner them with other potential equity financing sources involved in the process. No other bidders beyond the Consortium and Bidder 2 remained actively engaged in the process after that point. In response to this request and after receiving approval from Zendesk, Qatalyst Partners inquired whether Bidder 2 would be willing to consider a partnership with a consortium of potential financial sponsors involved in the process to acquire Zendesk. Bidder 2 stated that it was unwilling to do so, citing, among other things, the complexities in any such arrangement.
At a meeting held on June 6, 2022, the Board of Directors discussed, together with members of Zendesk management and representatives of Qatalyst Partners, Goldman Sachs and Wachtell Lipton, the fact that Bidder 2 had communicated to representatives of Qatalyst Partners that despite its efforts it was not able to secure the financing required for a bid at $110.00 per share, citing deteriorating business momentum of Zendesk, adverse market conditions and difficulties in securing financing to fully finance the bid and that the price would need to be in the range of $90.00 to $100.00 per share for Bidder 2 to be able to transact, and that even at the lower range, Bidder 2 would still need to do additional work to secure the necessary financing. Following discussion, the Board of Directors considered whether to continue the strategic review process or proceed as a standalone entity. It considered, among other things, that despite extending the strategic review process to provide interested counterparties additional time and access to attempt to secure sufficient financing, no actionable proposals had been submitted, as well as the impact on Zendesk of the prolonged strategic review process and the resulting uncertainty. The Board of Directors unanimously determined that continuing to execute on Zendesk’s strategic plan as a standalone public company would be in the best interests of Zendesk and its stockholders at that point in time. The Board of Directors also unanimously determined that, in light of the disruptive impact of the market rumors on Zendesk’s business, Zendesk should publicly announce that it had completed a strategic review process and had determined to remain independent. At a second meeting held later on June 6, 2022, the Board of Directors further discussed, together with members of Zendesk management and representatives of Qatalyst Partners and Wachtell Lipton, potential engagement with JANA Partners in light of the potential public announcement of the termination of the strategic review process. Following discussion, the Board of Directors authorized representatives of Wachtell Lipton to engage with outside counsel for JANA Partners to discuss a potential limited-duration non-disclosure agreement to allow Zendesk to inform JANA Partners of its intention to announce that it had conducted and completed a strategic review process that did not produce any actionable offers and that Zendesk would be scheduling its 2022 annual meeting of stockholders, and to discuss potential settlement proposals with JANA Partners. Representatives of Wachtell Lipton engaged with outside counsel for JANA Partners after the meeting.
On June 7, 2022, a representative of JANA Partners’ outside counsel contacted representatives from Wachtell Lipton to express that JANA Partners was not willing to sign a limited duration non-disclosure agreement for the purpose of having discussions with Zendesk. On June 8, 2022, JANA Partners issued a press release announcing its intention to sue Zendesk to compel Zendesk to schedule the 2022 annual meeting of stockholders.
On June 8, 2022, representatives of the Consortium notified representatives of Qatalyst Partners that they continued to be interested in pursuing an acquisition of Zendesk and that they believed they may be able to secure the necessary financing if given a few days and subject to completion of confirmatory diligence.
At a meeting later on June 8, 2022, the Board of Directors discussed again, together with members of Zendesk management and representatives of Qatalyst Partners, Goldman Sachs and Wachtell Lipton, the absence of any actionable proposals to acquire Zendesk, the possibility that, if given more time, the Consortium or Bidder 2 might submit an actionable proposal, the difficulties the bidders had experienced in securing financing and maintaining valuations throughout the process despite the Board of Directors extending the process on multiple occasions, the impact that publicly terminating the strategic review process may have on Zendesk’s share price and the impact on Zendesk of the prolonged strategic review process and the continued uncertainty on Zendesk’s business, operations and employee morale. Following this discussion, the Board of Directors authorized the release of a public announcement that the Board of Directors had conducted and completed a comprehensive review of strategic alternatives aimed at enhancing stockholder value, with the assistance of its financial and legal advisors, and had determined to remain independent in light of the results of the strategic review process.
Also on June 8, 2022, CNBC reported that Zendesk had terminated the previously rumored sale process. The closing price of Zendesk common stock declined to $80.52 per share, approximately 7% lower than the closing price on June 7, 2022.
On June 9, 2022, Zendesk issued the contemplated press release, disclosing that Zendesk and its advisors had solicited interest from a wide range of potential strategic partners and financial sponsors regarding a potential sale of Zendesk, that no actionable proposals had been submitted and that the Board of Directors had unanimously determined that continuing to execute on Zendesk’s strategic plan as a standalone public company would be in the best interests of Zendesk and its stockholders at that time. The press release also announced that Zendesk’s 2022 annual meeting of stockholders would be held on August 17, 2022. The day after the issuance of the press release, Zendesk’s closing stock price declined to $69.04 per share, approximately 14% lower than the closing price on June 8, 2022.
On June 10, 2022, Zendesk’s closing stock price declined further to $64.97 per share, approximately 6% lower than the closing price on June 9, 2022.
At a meeting held on June 11, 2022, the Board of Directors authorized the commencement of settlement discussions with JANA Partners to seek to settle JANA Partners’ announced proxy fight. Over the course of the next several days, members of the Board of Directors and representatives of Qatalyst Partners and Wachtell Lipton had discussions with representatives of JANA Partners and their outside counsel with respect to a potential settlement.
On June 13, 2022, Zendesk’s closing stock price declined further to $59.96 per share, approximately 8% lower than the closing price on June 10, 2022.
On June 14, 2022, representatives of the Consortium contacted representatives of Qatalyst Partners to express renewed interest in submitting a proposal to acquire Zendesk, subject to receipt of additional due diligence, including on actual results for gross and net bookings for May 2022 and an update on Zendesk’s overall business momentum. That same day, a representative of the Consortium verbally indicated to representatives of Qatalyst Partners that he believed such proposal could be as high as $82.00 per share, if actual results for May 2022 were in line with their expectations and subject to satisfactory responses to certain other confirmatory due diligence items. Following the outreach from the Consortium, representatives of Qatalyst Partners reached out to Bidder 2 to inquire whether it had any interest in a renewed bid for Zendesk. Bidder 2 stated that it would also need to understand actual results for gross and net bookings for May 2022 and receive an update on Zendesk’s overall business momentum, and that it would need to see improvement in these trends relative to the prior months to support the submission of a proposal. On June 14, 2022, Zendesk’s share price declined further to $57.04 per share, approximately 5% lower than the closing price on June 13, 2022.
On June 15, 2022, representatives of Qatalyst Partners provided actual gross and net bookings for May 2022, which indicated weaker business momentum than in prior months, as well as an updated view of expected gross and net bookings for June 2022, to representatives of the Consortium and representatives of Bidder 2. In May 2022, Zendesk recorded gross bookings of $35.7 million, representing a year-over-year decline of approximately 16%, which fell below the internal outlook of $51.6 million by 31%, and net bookings of $16.8 million, representing a year-over-year decline of approximately 36%, which fell below the internal outlook of $32.2 million by 48%.
Later, at a meeting on June 15, 2022, the Board of Directors discussed, together with members of Zendesk management and representatives of Qatalyst Partners and Wachtell Lipton, the outreach by representatives of the Consortium and the expectation that the Consortium would be submitting a revised proposal to acquire Zendesk. Members of Zendesk management discussed the then current economic environment and financial forecast, including the negative trends in gross and net bookings being experienced by Zendesk. The Board of Directors also discussed with members of Zendesk management and the advisors the potential terms of a settlement with JANA Partners.
On June 16, 2022, Zendesk’s share price declined further to $54.53 per share, approximately 4% lower than the closing price on June 14, 2022.
On June 17, 2022, representatives of Qatalyst Partners received a nonbinding proposal from the Consortium offering to acquire 100% of the common stock of Zendesk for a price of $75.50 per share, subject to limited confirmatory due diligence and the negotiation of definitive transaction documents, along with an updated markup of the draft merger agreement and disclosure schedules (which we refer to as the “June 17 Proposal”). The draft merger agreement, reflected, among other things, a proposed reverse termination fee equal to 4% of Zendesk’s equity value payable by the Consortium to Zendesk under certain circumstances (consistent with the draft of the merger agreement submitted by Fried Frank on May 23, 2022). Along with the June 17 Proposal, the Consortium submitted a markup of the related disclosure schedules, executed debt and preferred equity commitment letters and forms of equity commitment letters and fee funding agreements. As part of the June 17 Proposal, the Consortium informed Zendesk that Significant LP Co-Investor B and Significant LP Co-Investor C would be increasing their commitments and investing alongside the Consortium. During a conversation with representatives of the Consortium, such representatives indicated that they had lowered the price at which they were willing to transact in light of the actual gross and net bookings results for May 2022, which were weaker than they had expected, and the continued deterioration in business momentum at Zendesk. On June 17, 2022, the closing price of Zendesk common stock was $55.87 per share, approximately 30% lower than the closing price on June 8, 2022 (since October 28, 2021, the date of the announcement of the Momentive Transaction, the NASDAQ Composite Index had declined approximately 31%, the IGV ETF had declined approximately 40%, the BVP Emerging Cloud Index had declined approximately 56% and the Zendesk share price had declined approximately 53%).
Following receipt of the June 17 Proposal and after consultation with members of the Board of Directors, representatives of Zendesk proposed a limited duration confidentiality agreement with JANA Partners to disclose to JANA Partners the June 17 Proposal in the context of settlement discussions with JANA Partners. JANA Partners agreed to enter into a limited duration confidentiality agreement on June 18, 2022.
On the morning of June 19, 2022, Mr. Bass and a representative of Wachtell Lipton met with representatives from JANA Partners, to discuss the June 17 Proposal pursuant to the confidentiality agreement entered into between Zendesk and JANA Partners. The representatives of JANA Partners expressed support for Zendesk being open to the proposed transaction and attempting to engage with the Consortium in an effort to see if it were possible to improve on the proposed price.

At a meeting later on June 19, 2022, the Board of Directors, together with representatives of Qatalyst Partners, Goldman Sachs and Wachtell Lipton, discussed and reviewed the status of settlement discussions with JANA Partners and Mr. Bass’s conversation with representatives of JANA Partners, as well as the June 17 Proposal as compared to continuing to operate Zendesk on a standalone basis. Representatives of Qatalyst Partners summarized the terms and conditions of the June 17 Proposal, discussing with the Board of Directors the key assumptions underlying the indicative valuations included in the June 17 Proposal, proposed financing plans as well as the confirmatory diligence requests made by the Consortium. Representatives of Qatalyst Partners and Wachtell Lipton also provided the Board of Directors with a potential timeline for a transaction with the Consortium, should the Board of Directors determine to consider the June 17 Proposal. Members of Zendesk management discussed with the Board of Directors the work that Zendesk management had commenced to update Zendesk’s long-range plan to account for the significant changes in economic conditions and negative trends in gross and net bookings for Zendesk and deterioration in business momentum that deviated materially from the assumptions underlying the March 2022 Case. Following discussion and deliberation, the Board of Directors instructed representatives of Qatalyst Partners to engage with the Consortium in an effort to improve on the proposed price and authorized representatives of Wachtell Lipton, working with Zendesk management, to proceed with negotiating definitive transaction documents with the Consortium with respect to a potential transaction.
Between June 17, 2022, and June 23, 2022, representatives of Qatalyst Partners had multiple conversations with representatives of Bidder 2 regarding whether they had secured the necessary equity financing and whether they planned to submit a proposal to acquire Zendesk. The conclusion of these conversations was that, in light of ongoing concerns around business momentum, Bidder 2 would not be prepared to submit a proposal without seeing actual gross and net bookings data for June 2022 and assurances that business momentum was improving.
On June 20, 2022, Mr. Svane and Mr. John Geschke, the Chief of Staff of Zendesk, met with representatives of the Consortium to discuss negative trends in gross and net bookings for May 2022, business momentum trends and forecasts for the second quarter of 2022 as well as possible adjustments to Zendesk’s cost structure to reflect changes in the macroeconomic outlook and business momentum.
Following several discussions among representatives of Qatalyst Partners and the Consortium, on June 21, 2022, the Consortium submitted a “best and final” proposal to acquire 100% of the common stock of Zendesk for a price of $77.50 per share, subject to limited confirmatory due diligence and the negotiation of definitive transaction documents (which we refer to as the “June 21 Proposal”). Along with the June 21 Proposal, the Consortium submitted executed debt and preferred equity commitment letters as well as forms of equity commitment letters and fee funding agreements. Following the receipt of the June 21 Proposal, representatives of Qatalyst Partners reached out to Bidder 2 again to inquire whether there was any interest in a renewed bid for Zendesk, and Bidder 2 re-confirmed that it was not willing to submit a proposal, again citing concerns over the negative business momentum of Zendesk and challenges relating to the overall economic environment, among other factors. On June 21, 2022, the closing price of Zendesk common stock was $56.04 per share (since October 28, 2021, the date of the announcement of the Momentive Transaction, the NASDAQ Composite Index had declined approximately 28%, the IGV ETF had declined approximately 39%, the BVP Emerging Cloud Index had declined approximately 55% and the Zendesk share price had declined approximately 53%).
On June 21, 2022, representatives of Wachtell Lipton sent representatives of Fried Frank a revised draft of the merger agreement, and thereafter the parties continued to exchange drafts of the merger agreement and the ancillary agreements through their respective legal advisors, and representatives of Wachtell Lipton and Fried Frank continued to discuss the open issues in these agreements, including issues relating to the amount of the termination fee payable by the Consortium to Zendesk in certain circumstances, the treatment of equity awards and other employee matters, restrictions on the operations of Zendesk between signing and closing and the remedies available to the parties (including the right to specific performance and damages in certain circumstances).
On June 21 and 22, 2022, representatives of Qatalyst Partners spoke further with representatives of JANA Partners to apprise them of developments with respect to the proposed transaction, including the June 21 Proposal, and to understand JANA Partners’ perspectives, including the Consortium having indicated its updated proposed price was “best and final” and Bidder 2 having indicated it would not be submitting a bid. Representatives of JANA Partners indicated that JANA Partners would not oppose a transaction at $77.50 per share and indicated that it would expect to terminate its proxy contest upon an announcement of such a transaction.
On June 22, 2022, the Board of Directors held a meeting, together with members of Zendesk management and representatives of Qatalyst Partners, Goldman Sachs and Wachtell Lipton, to discuss the status of negotiations with the Consortium. Representatives of Qatalyst Partners updated the Board of Directors on discussions with representatives of the Consortium, noting that representatives of the Consortium had reiterated to representatives of Qatalyst Partners that $77.50 was their “best and final” offer. Members of Zendesk management also presented an updated operating plan for Zendesk for the year ending December 31, 2022, along with an updated 2031 long-range plan for Zendesk (which we define as the “June 2022 Case” in the section of this proxy statement entitled “—Certain Financial Projections”) in light of the changes in the internal and external business environment, including below-expectation actual gross and net bookings for the months of April and May 2022, challenges to Zendesk’s performance resulting from elevated levels of attrition in critical sales functions and employee distraction as well as significant changes in economic conditions facing Zendesk and its industry more generally, including increased risk of recession, persistent high inflation and the impact of macroeconomic headwinds on Zendesk’s customer segments. Representatives of Qatalyst Partners and Goldman Sachs reviewed with the Board of Directors their financial analyses with respect to Zendesk based on Zendesk management’s projections. Representatives of Wachtell Lipton then provided the Board of Directors with an overview of the material open issues in the draft merger agreement and financing documents, including the acquiror termination fee of approximately 4% of Zendesk’s equity value proposed by the Consortium, the regulatory approvals that would be required in connection with a transaction and the obligations of the parties in the draft transaction documents related to such regulatory efforts. Following discussion, the Board of Directors authorized the advisors to move forward to seek to finalize proposed definitive agreements for a transaction at the $77.50 per share cash price.
On June 23, 2022, representatives of Fried Frank sent representatives of Wachtell Lipton a revised draft of the merger agreement which proposed, among other things, a reverse termination fee payable to Zendesk under certain circumstances of approximately 5% of Zendesk’s equity value (an increase of 1% from the prior draft of merger agreement submitted by the Consortium).
Thereafter, on June 23, 2022, representatives of Fried Frank and representatives of Wachtell Lipton met via conference call to discuss the draft of merger agreement submitted by representatives of Fried Frank to representatives of Wachtell Lipton. Representatives of Fried Frank noted to representatives of Wachtell Lipton that a reverse termination fee of approximately 6% of Zendesk’s equity value payable by the Consortium under certain circumstances would be acceptable to the Consortium if Zendesk accepted the Consortium’s proposals on certain other matters. Representatives of Wachtell Lipton indicated that this proposal may be acceptable to Zendesk.
On June 23, 2022, the Board of Directors, together with members of Zendesk management and representatives of Qatalyst Partners, Goldman Sachs and Wachtell Lipton, held a meeting to discuss and consider whether to approve entry into definitive transaction documents providing for a merger of Zendesk with and into an affiliate of the Consortium. Representatives of Wachtell Lipton reviewed with the Board of Directors its fiduciary duties under Delaware law in connection with a potential sale of Zendesk. Members of Zendesk management discussed the June 2022 Case that had been previously provided to the Board of Directors, and the Board of Directors approved its use by Zendesk’s financial advisors in connection with their analyses of the potential transaction. Representatives of Qatalyst Partners and Goldman Sachs reviewed and discussed their respective financial analyses regarding the proposed Merger Consideration of $77.50 per share in cash. Thereafter, at the request of the Board of Directors, representatives of Qatalyst Partners rendered Qatalyst Partners’ oral opinion, which was subsequently confirmed by delivery of a written opinion, to the Board of Directors that, as of the date of such opinion, based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Zendesk common stock (other than Parent or any affiliate of Parent) was fair, from a financial point of view, to such holders, as further described in the section of this proxy statement entitled “—Opinion of Qatalyst Partners LP.” Representatives of Goldman Sachs, at the request of the Board of Directors, then rendered Goldman Sachs’ oral opinion to the

Board of Directors, subsequently confirmed in writing on June 24, 2022, to the effect that, as of June 24, 2022, and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, the $77.50 in cash per share of Zendesk common stock to be paid to the holders (other than Parent and its affiliates) of such shares pursuant to the Merger Agreement was fair, from a financial point of view, to such holders as further described in the section of this proxy statement entitled “—Opinion of Goldman Sachs & Co. LLC.”
On June 23, 2022, the closing price of Zendesk common stock was $57.95 per share (since October 28, 2021, the date of the announcement of the Momentive Transaction, the NASDAQ Composite Index had declined approximately 27%, the IGV ETF had declined approximately 36%, the BVP Emerging Cloud Index had declined approximately 52% and the Zendesk share price had declined approximately 51%).
Representatives of Wachtell Lipton then summarized the terms of the proposed merger agreement and financing documents compared to the terms previously reviewed, including a reverse termination fee of approximately 6% of Zendesk’s equity value payable by the Consortium under certain circumstances, the regulatory approvals that would be required in connection with the transaction and the obligations of the parties in the proposed transaction documents related to such regulatory efforts. Representatives of Wachtell Lipton also provided a summary of a proposed retention equity award and severance program to promote the retention of certain key employees during the pendency of a transaction. Following discussion, the members of the Board of Directors and the compensation committee of the Board of Directors approved the proposed compensation arrangements. After discussion, the Board of Directors directed representatives of Wachtell Lipton to discuss with JANA Partners the potential imminent entry by Zendesk into definitive agreements with respect to a sale of Zendesk and determine whether JANA Partners would be prepared to enter into an agreement to withdraw its nominations. The Board of Directors recessed the meeting and representatives of Wachtell Lipton contacted counsel for JANA Partners, who expressed JANA Partners’ willingness to agree to withdraw its director nomination notice effective as of 5:00 p.m. on June 24, 2022 if Zendesk were to announce an agreement for a sale of Zendesk at the $77.50 per share cash price no later than the opening of market on June 24, 2022.
Thereafter, on June 23, 2022, the Board of Directors reconvened. Following further discussion and deliberation, including taking into account the factors described below in greater detail in the section of this proxy statement entitled “—Recommendation of the Board of Directors and Reasons for the Merger,” the Board of Directors unanimously (a) determined that the Merger Agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of Zendesk and its stockholders; (b) approved the Merger Agreement and the transactions contemplated thereby, including the execution, delivery and performance of the Merger Agreement; (c) resolved to recommend that Zendesk stockholders adopt the Merger Agreement; and (d) directed that the adoption of the Merger Agreement be submitted for consideration by Zendesk stockholders at the Special Meeting.
Following the meeting of the Board of Directors, representatives of the parties executed the Merger Agreement and the other transaction documents early on June 24, 2022. Before the opening of market on June 24, 2022, the parties issued a press release announcing the transaction.
Recommendation of the Board of Directors and Reasons for the Merger
Recommendation of the Board of Directors
The Board of Directors has unanimously: (a) determined that the Merger Agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of Zendesk and its stockholders; (b) approved the Merger Agreement and the transactions contemplated thereby, including the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger; (c) resolved to recommend that Zendesk stockholders adopt the Merger Agreement; and (d) directed that the adoption of the Merger Agreement be submitted for consideration by Zendesk stockholders at the Special Meeting.
The Board of Directors unanimously recommends that you vote: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the Compensation Proposal; and (3) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Reasons for the Merger
In evaluating the Merger, the Board of Directors consulted with independent legal and financial advisors, as well as Zendesk management, and considered a number of factors that supported its decision to approve the Merger Agreement and the Merger (not necessarily in order of relative importance), including the following:
•
Cash Consideration; Certainty of Value. The Board of Directors considered the fact that the Merger Consideration is all cash, which provides Zendesk stockholders immediate certainty of value and liquidity for their shares of Zendesk common stock and enables Zendesk stockholders to realize value that has been created by Zendesk and does not expose them to any future risks related to the business or the financial markets generally, as compared to Zendesk remaining independent (especially when viewed against the potential risks and uncertainties inherent in Zendesk’s business, including risks related to changing external and internal business factors, including a challenging macroeconomic environment and related impacts on key customer segments). Specifically, among other things, the Board of Directors considered:

•
the fact that the Merger Consideration represents a premium value for Zendesk stockholders, including a 34% premium over the closing price of Zendesk common stock as of June 23, 2022, the last trading day before the public announcement of the Merger;

•
the trading price of Zendesk common stock since its initial public offering, including the trading price subsequent to the public announcement of the termination of the strategic review process on June 9, 2022, and the Merger Consideration relative to such prices;

•	the belief that the Merger Consideration represents the highest price that the Consortium was willing to pay considering the negotiations between the parties; and
•	the fact that the Merger Consideration is fixed and that the Merger Consideration will not fluctuate based upon changes in the market price of Zendesk’s publicly traded shares.
•
Value Relative to Standalone Prospects of Zendesk. The Board of Directors considered the fact that the Merger Consideration compares favorably to the potential value of Zendesk and Zendesk common stock if Zendesk were to remain as a standalone entity after taking into account the significant risks and uncertainties associated with this alternative, in light of a number of factors, including:

•
Zendesk’s business, assets and prospects, its competitive position and historical and projected financial performance, taking into account negative trends in gross and net bookings momentum, as well as the risk that such trends could persist or worsen, including below expectation gross and net bookings actuals for:

•
the first quarter of 2022: actual gross bookings of $136.0 million, which represented year-over-year growth of approximately 6% and fell below the internal outlook of $159.3 million by 15%, and net bookings of $86.6 million, which represented year-over-year growth of approximately 4% and fell below the internal outlook of $104.3 million by 17%;

•
the month of April 2022: actual gross bookings of $34.6 million, which represented a year-over-year decline of 7% and fell below the internal outlook of $42.7 million by 19%, and net bookings of $16.5 million, which represented a year-over-year decline of approximately 13% and fell below the internal outlook of $20.8 million by 20%; and

•
the month of May 2022: actual gross bookings of $35.7 million, which represented a year-over-year decline of approximately 16% and fell below the internal outlook of $51.6 million by 31%, and net bookings of $16.8 million, which represented a year-over-year decline of approximately 36% and fell below the internal outlook of $32.2 million by 48%.

•
as a result of the then current business momentum and recessionary concerns, management expectations for fiscal year 2023 revenue based on the June 2022 Case versus the March 2022 Case decreased approximately 10% from $2,172 million to $1,961 million, implying a decline in expected year-over-year growth from approximately 27% to approximately 17%, and management expectations for the third quarter, fourth quarter and fiscal year 2023 revenues are below street expectations as of June 23, 2022 by approximately 2%, 4% and 7%, respectively;

•
significant compression in valuations of publicly-traded SaaS companies between the announcement of the Momentive Transaction on October 28, 2021 and June 23, 2022 (between October 28, 2021 and June 23, 2022, the NASDAQ Composite Index had declined approximately 27%, the IGV ETF had declined approximately 36%, the BVP Emerging Cloud Index had declined approximately 52% and the share price of Zendesk common stock had declined approximately 51%);

•
a belief, based on analysis of historical valuation trends, that elevated valuation multiples for publicly-traded SaaS companies over the previous two years were extraordinary and that the recent compression in multiples for the industry could be long-standing;

•
the belief that, prior to the public announcement of the termination of the strategic review process on June 9, 2022, shares of Zendesk common stock were trading on an “affected basis” and reflected a premium driven by takeover speculation and that the share price following the public announcement more accurately reflected the fundamental value of Zendesk common stock;

•
recent market volatility related to the evolving macroeconomic headwinds facing Zendesk and its industry more generally, including increased risk of recession, persistent high inflation and the impact of changed economic circumstances on key customer segments;

•	the strategic alternatives reasonably available to Zendesk on a standalone basis, and the risks and uncertainties associated with those alternatives;
•	the risks and uncertainties relating to Zendesk’s efforts to develop and market new products;
•	the risks and uncertainties related to increased competition in the markets in which Zendesk competes or may compete in the future; and
•
the possibility that Zendesk’s competitors may be more successful in attracting talent and resources and the negative result that such competitive pressure may have on the ability of Zendesk to execute on its core business objectives, including as evidenced by elevated levels of attrition in Zendesk’s critical sales function and the resulting negative impact on execution.

•	The Sale Process. The Board of Directors also considered:
•
that an extensive review of strategic alternatives was conducted and that Zendesk, with the assistance of Qatalyst Partners and Goldman Sachs, actively solicited interest in potential transactions from both strategic and financial sponsors, including with those parties that were believed to be the most able and willing to transact, as more fully described above in the section of this proxy statement entitled “—Background of the Merger”;

•
that of the 26 potential bidders (including and counting the members of the Consortium and their potential co-investors as one bidder) contacted, 11 bidders (including and counting the members of the Consortium and their potential co-investors as one bidder) entered into non-disclosure agreements with Zendesk, and 10 of these 11 bidders (including and counting the members of the Consortium and their potential co-investors as one bidder) attended initial meetings with representatives of Zendesk management and were granted due diligence access to Zendesk;

•
that only two of the potential bidders (including and counting the members of the Consortium and their potential co-investors as one bidder) that engaged in discussions regarding a potential acquisition of Zendesk submitted an indication of interest with regard to the acquisition of Zendesk and that only the Consortium submitted a definitive proposal;

•
the fact that the strategic review process, even after media coverage regarding Zendesk’s discussions with potentially interested parties, did not result in any proposals to acquire Zendesk that the Board of Directors believed were more likely to create greater value and certainty of value for the Zendesk stockholders than the Merger; and

•	the Consortium’s indication to the Board of Directors that the Merger Consideration of $77.50 per share was the highest price they were willing to offer, and that such offer had been increased because of the negotiating efforts of the Board of Directors and Zendesk’s advisors, and the Board of Directors’ belief, after discussion with its advisors and based on the course of negotiations with the Consortium, that $77.50 per share was the maximum price that the Consortium would offer.
•
Negotiation Process. The Board of Directors considered the fact that the terms of the Merger Agreement were informed by the advice and professional experience of Zendesk’s advisors and the result of robust negotiations.

•
Stockholder Feedback. The Board of Directors considered the feedback from JANA Partners and other significant Zendesk stockholders received in engagements during the course of the strategic review process. Feedback from significant Zendesk stockholders indicated a preference that Zendesk pursue a sale process and, to the extent a comprehensive process was completed, provide Zendesk stockholders with the opportunity to make a decision regarding any actionable proposals received.

•
Opinion of Financial Advisors. The Board of Directors considered the oral opinion of (a) Qatalyst Partners, subsequently confirmed in writing, to the Board of Directors that, as of the date of such opinion, based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Zendesk common stock (other than Parent or any affiliate of Parent) was fair, from a financial point of view, to such holders, as further described in the section of this proxy statement entitled “—Opinion of Qatalyst Partners LP,” and the full text of the opinion, which is attached as Annex B to this proxy statement and is incorporated by reference in this proxy statement in its entirety and (b) Goldman Sachs, subsequently confirmed in Goldman Sachs’ written opinion, dated June 24, 2022, to the effect that, as of the date of such written opinion and based upon and subject to the various factors, assumptions, qualifications, limitations and other matters set forth therein, the $77.50 in cash per share of Zendesk common stock to be paid to the holders (other than Parent and its affiliates) of such shares pursuant to the Merger Agreement was fair, from a financial point of view, to such holders as further described in the section of this proxy statement entitled “—Opinion of Goldman Sachs & Co. LLC,” and the full text of the opinion, which is attached as Annex C to this proxy statement and is incorporated by reference in this proxy statement in its entirety.

•	Terms of the Merger Agreement. The Board of Directors considered the terms and conditions of the Merger Agreement, including:
•
the provision allowing the Board of Directors to change its recommendation prior to obtaining stockholder approval of the Merger in specified circumstances relating to a Superior Proposal or Intervening Event, subject to Parent’s right to terminate the Merger Agreement and receive payment of the termination fee of $254 million;

•
the provision allowing the Board of Directors to terminate the Merger Agreement to enter into a Superior Proposal, subject to certain conditions (including payment of the termination fee of $254 million and certain rights of Parent to match the Superior Proposal);

•
the Board of Directors’ belief, after discussion with Zendesk’s advisors, that the $254 million termination fee, which constitutes approximately 2.5% of Zendesk’s equity value in the Merger, would not preclude a Superior Proposal from being made;

•
Parent having obtained committed debt and preferred equity financing from reputable financial institutions and committed equity financing from affiliated funds of the members of the Consortium in an aggregate amount, together with Zendesk’s cash on hand, sufficient to fund the required amounts;

•
the provision obligating Parent to use reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the Debt Financing and Equity Financing on terms (subject to certain exceptions) and conditions described in the commitment letters;

•
the termination fee of $610 million that may be owed by Parent pursuant to the Merger Agreement under certain circumstances, and the fact that affiliates of the members of the Consortium provided fee funding agreements with respect to their portion of the payment of such termination fee, as well as certain associated enforcement costs and certain other reimbursement obligations that may be owed by Parent pursuant to the Merger Agreement, in each case subject to the terms of the Merger Agreement and the Fee Funding Agreements;
•
the likelihood that the Merger would be consummated, including the limited number and nature of the conditions to complete the Merger (including regulatory conditions), and the provisions of the Merger Agreement requiring Parent to use its reasonable best efforts to take (or cause to be taken) all actions, and do (or cause to be done) all things necessary, proper or advisable under the Merger Agreement and applicable law to obtain as expeditiously as possible all consents, registrations, approvals, permits, expirations of waiting periods and authorizations necessary or advisable to be obtained from any third party or any governmental entity to consummate the Merger or any of the other transactions contemplated by the Merger Agreement; and

•	the availability of statutory appraisal rights under Delaware law in connection with the Merger.
•
Opportunity for Zendesk Stockholders to Vote. The Board of Directors considered the fact that the Merger would be subject to the approval of Zendesk stockholders, and Zendesk stockholders would be free to evaluate the Merger and vote for or against the adoption of the Merger Agreement at the Special Meeting.

•
Timing of Completion. The Board of Directors considered the anticipated timing of the consummation of the Merger and concluded that the Merger could be completed in a reasonable timeframe and in an orderly manner. The Board of Directors also considered that the potential for closing the Merger in a reasonable timeframe could reduce the period during which Zendesk’s business would be subject to the potential uncertainty of closing and related disruption.

•
Operating Flexibility. The fact that the Merger Agreement provides Zendesk sufficient operating flexibility to conduct its business in the ordinary course until the earlier of the consummation of the Merger and the termination of the Merger Agreement (as more fully described under “The Merger Agreement—Conduct of Business Pending the Merger”).

•
Specific Performance. Zendesk’s ability, under circumstances specified in the Merger Agreement, to seek specific performance of Parent’s and Merger Sub’s obligation to cause the Merger to occur and to prevent other breaches of the Merger Agreement.

In the course of their deliberations, the Board of Directors also considered certain risks and other potentially negative factors concerning the Merger, including:
•
No Stockholder Participation in Future Growth or Earnings. The Board of Directors considered the fact that the nature of the Merger as an all-cash transaction means that Zendesk would no longer exist as an independent public company following the consummation of the Merger and that Zendesk stockholders will not participate in future earnings or growth of Parent and will not benefit from any appreciation in value of the Surviving Corporation.

•
Closing Conditions and Financing. The Board of Directors considered the fact that there can be no assurance that all conditions to the parties’ obligations to consummate the Merger will be satisfied even if the Merger Agreement is adopted by Zendesk stockholders, as well as the risk that the Financing contemplated by the Commitment Letters will not be obtained, resulting in Parent and Merger Sub not having sufficient funds to complete the Merger, or that Parent and Merger Sub may otherwise not obtain sufficient funds to complete the Merger.

•
Risks Associated with Parent and Merger Sub. The Board of Directors considered the fact that Parent and Merger Sub are newly formed entities with essentially no assets and the Fee Funding Agreements, provided by each of the Equity Financing Sources, guarantees Parent’s and Merger Sub’s obligations under the Merger Agreement only with respect to payment of the termination fee of $610 million payable by Parent, certain associated enforcement costs and certain other indemnification and reimbursement obligations.

•	Interim Operating Risks. The Board of Directors considered the restrictions placed on the conduct of Zendesk’s business prior to the completion of the Merger pursuant to the terms of the Merger

Agreement, which, despite providing sufficient flexibility for Zendesk to operate its business in the ordinary course, could delay or prevent Zendesk from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of Zendesk absent the pending completion of the Merger.
•	Risk Associated with Failure to Consummate the Merger. The Board of Directors considered the possibility that the Merger might not be consummated, and the fact that if the Merger is not consummated:
•
Zendesk’s directors, senior management and other employees will have expended extensive time and effort and will have experienced significant distraction from their work during the pendency of the Merger;

•	Zendesk will have incurred significant transaction costs;
•	Zendesk’s continuing business relationships with customers, vendors, partners and employees may be adversely affected;
•	the trading price of shares of Zendesk common stock could be materially and adversely affected;
•	the market’s perceptions of Zendesk’s prospects could be adversely affected; and
•	Zendesk could lose key management or other personnel of Zendesk during the pendency of the Merger.
•
No Solicitation and Termination Fee. The Board of Directors considered the fact that the Merger Agreement precludes Zendesk from soliciting or, subject to certain limited exceptions, considering Alternative Proposals and requires Zendesk to pay Parent a termination fee of $254 million in certain circumstances.

•
Remedies. The Board of Directors considered the fact that Zendesk’s remedies in the event that the Merger Agreement is terminated may be limited to the Parent Termination Fee of $610 million, payable by Parent under certain circumstances and certain associated enforcement costs and certain other reimbursement obligations, which may be inadequate to compensate Zendesk for any damage caused. In addition, the Board of Directors considered that such termination fee may not be available in all instances where the Merger is not consummated and, even if available, rights and remedies may be expensive and difficult to enforce, and the success of any such action may be uncertain.

•
Effects of Transaction Announcement. The Board of Directors considered the potential effects of the public announcement of the Merger Agreement, including potential effects on Zendesk’s ability to attract and retain key personnel during the pendency of the Merger, as well as the potential for legal proceedings, judgments or settlements following the announcement of the Merger and the associated costs, burden and inconvenience involved in defending those proceedings, judgments and settlements.

•
Timing Risks. The Board of Directors considered the amount of time it could take to complete the Merger, including that completion of the Merger depends on factors outside of Zendesk’s or the Consortium’s control (including the approval of the Merger by Zendesk stockholders and certain governmental authorities), and the risk that the pendency of the Merger for an extended period of time following the announcement of the execution of the Merger Agreement could divert Zendesk management’s attention and have an adverse impact on Zendesk, including its client and other business relationships.

•
Taxable Consideration. The Board of Directors considered the fact that the exchange of Zendesk common stock for cash in the Merger generally will be a taxable transaction for U.S. federal income tax purposes.

•
Other Risks. The Board of Directors considered the other risks described in and incorporated by reference in this proxy statement, see “Risk Factors” in Zendesk’s annual report on Form 10-K for the fiscal year ended December 31, 2021, as amended, incorporated by reference herein and the section of this proxy statement entitled “Forward-Looking Statements.”

The Board of Directors concluded that the uncertainties, risks and potentially negative factors relevant to the Merger were outweighed by the potential benefits of the Merger.
In addition to considering the factors described above, the Board of Directors also considered that some of Zendesk’s directors and executive officers have interests that may be different from, or in addition to, the interests of Zendesk stockholders generally. The Board of Directors was aware of these interests and considered them at the time it approved the Merger Agreement and made its recommendation to Zendesk stockholders. For more information, please see the section of this proxy statement entitled “—Interests of Zendesk’s Executive Officers and Directors in the Merger.” The foregoing discussion of the information and factors considered by the Board of Directors is not intended to be exhaustive, but includes the material positive and negative factors considered by the Board of Directors. In view of the wide variety of factors considered in connection with its evaluation of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, and the complexity of these matters, the Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Board of Directors did not undertake to make any specific determination as to whether, or to what extent, any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Board of Directors based its unanimous recommendation on the totality of the information presented, including the factors described above. This explanation of the reasoning of the Board of Directors and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in the section of this proxy statement entitled “Forward-Looking Statements.”
Opinion of Qatalyst Partners LP
Zendesk retained Qatalyst Partners to act as one of its financial advisors in connection with a potential transaction such as the Merger and to evaluate whether the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Zendesk common stock (other than Parent or any affiliate of Parent) was fair, from a financial point of view, to such holders. Zendesk selected Qatalyst Partners to act as Zendesk’s financial advisor based on Qatalyst Partners’ qualifications, expertise, reputation and knowledge of the business and affairs of Zendesk and the industry in which it operates. Qatalyst Partners has provided its written consent to the reproduction of its opinion in this proxy statement. At the meeting of the Board of Directors on June 23, 2022, Qatalyst Partners rendered to the Board of Directors its oral opinion, subsequently confirmed in writing, to the effect that, as of the date thereof and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Zendesk common stock (other than Parent or any affiliate of Parent) was fair, from a financial point of view, to such holders. Qatalyst Partners delivered its written opinion, dated June 23, 2022, to the Board of Directors following the meeting of the Board of Directors.
The full text of Qatalyst Partners’ written opinion, dated June 23, 2022, is attached hereto as Annex B and is incorporated by reference herein. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Qatalyst Partners in rendering its opinion. The holders of Zendesk common stock should read the opinion carefully in its entirety. Qatalyst Partners’ opinion was provided to the Board of Directors and addresses only, as of the date of the opinion, the fairness, from a financial point of view, of the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Zendesk common stock (other than Parent or any affiliate of Parent), to such holders, and it does not address any other aspect of the Merger. It does not constitute a recommendation as to how any holder of shares of Zendesk common stock should vote with respect to the Merger or any other matter and does not in any manner address the price at which Zendesk common stock will trade at any time. The summary of Qatalyst Partners’ opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached to this proxy statement as Annex B.
In arriving at its opinion, Qatalyst Partners reviewed a draft of the Merger Agreement, certain related documents and certain publicly available financial statements and other business and financial information of Zendesk. Qatalyst Partners also reviewed the June 2022 Case prepared by Zendesk management, described in the section of this proxy statement entitled “—Certain Financial Projections.” Additionally, Qatalyst Partners discussed the past and current operations and financial condition and the prospects of Zendesk with senior management of Zendesk. Qatalyst Partners also reviewed the historical market prices and trading activity for Zendesk common stock and compared the financial performance of Zendesk and the prices and trading activity of Zendesk common stock with that of certain other selected publicly traded companies and their securities. In addition, Qatalyst Partners reviewed the financial terms, to the extent publicly available, of selected acquisition transactions and performed such other analyses, reviewed such other information and considered such other factors as Qatalyst Partners deemed appropriate.
In arriving at its opinion, Qatalyst Partners assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, Qatalyst Partners by Zendesk. With respect to the June 2022 Case, Qatalyst Partners was advised by Zendesk management, and Qatalyst Partners assumed based on discussions with Zendesk management and the Board of Directors, that the June 2022 Case had been reasonably prepared on bases reflecting the best currently available estimates and judgments of Zendesk management of the future financial performance of Zendesk and other matters covered thereby. Qatalyst Partners assumed that the terms of the draft Merger Agreement reviewed by Qatalyst Partners would not differ materially from the final executed Merger Agreement, and that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, without any modification, waiver or delay. In addition, Qatalyst Partners assumed that in connection with the receipt of all the necessary approvals of the Merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on Zendesk or the contemplated benefits expected to be derived in the Merger. Qatalyst Partners did not make any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Zendesk or its affiliates, nor was Qatalyst Partners furnished with any such evaluation or appraisal. In addition, Qatalyst Partners relied, without independent verification, upon the assessment of Zendesk management as to the existing and future technology and products of Zendesk and the risks associated with such technology and products. Qatalyst Partners’ opinion has been approved by its opinion committee in accordance with its customary practice.
Qatalyst Partners’ opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Events occurring after the date of the opinion may affect Qatalyst Partners’ opinion and the assumptions used in preparing it, and Qatalyst Partners has not assumed any obligation to update, revise or reaffirm its opinion. Qatalyst Partners’ opinion does not address the underlying business decision of Zendesk to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to Zendesk. Qatalyst Partners’ opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Zendesk common stock (other than Parent or any affiliate of Parent), and Qatalyst Partners expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of the officers, directors or employees of Zendesk or any of its affiliates, or any class of such persons, relative to such consideration.
The following is a brief summary of the material analyses performed by Qatalyst Partners in connection with its opinion dated June 23, 2022. The analyses and factors described below must be considered as a whole; considering any portion of such analyses or factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Qatalyst Partners’ opinion. For purposes of its analyses, Qatalyst Partners utilized, among other things, the June 2022 Case, described in the section of this proxy statement entitled “—Certain Financial Projections.” Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by Qatalyst Partners, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Qatalyst Partners’ financial analyses.

Discounted Cash Flow Analysis
Qatalyst Partners performed an illustrative discounted cash flow analysis, which is designed to imply a range of potential per-share present values for Zendesk common stock as of March 31, 2022 (which is the end of Zendesk’s most recent completed fiscal quarter and most recent balance sheet date) by:
•	adding:
•
the implied net present value of the estimated future unlevered free cash flows excluding the impact of stock-based compensation (which are referred to as the “UFCF”) of Zendesk, based on the June 2022 Case for the second quarter of calendar year 2022 through calendar year 2026 (which implied present value was calculated using a range of discount rates of 9.5% to 13.0%, based on an estimated weighted average cost of capital for Zendesk);

•
the implied net present value of a corresponding terminal value of Zendesk, calculated by multiplying Zendesk’s estimated UFCF excluding the impact of stock-based compensation in calendar year 2027 of approximately $815 million, based on the June 2022 Case, by a range of fully diluted enterprise value to next-twelve-months’ estimated UFCF multiples of 16.0x to 25.0x (which were chosen based on Qatalyst Partners’ professional judgment and experience), and discounted to present value using the same range of discount rates used in the first bullet above;

•	the cash and cash equivalents of Zendesk as of March 31, 2022, as provided by Zendesk management;
•
the implied net present value of estimated federal tax savings due to its net operating losses and research and development tax credits for calendar years 2028 and beyond, discounted to present value using the same range of discount rates used in the first bullet above; and

•	subtracting:
•	the face value of Zendesk’s outstanding convertible debt as of March 31, 2022, as provided by Zendesk management; and
•
dividing the resulting amount by the number of fully diluted shares of Zendesk common stock outstanding (calculated using the treasury stock method and excluding approximately 371,000 restricted stock units to be issued under Zendesk’s proposed $28.75 million retention pool), adjusted for restricted stock units, performance stock units, stock options and in-the-money convertible notes (calculated using the net share settlement method and excluding any make-whole shares or other change of control adjustments), all as provided by Zendesk management as of June 22, 2022, with each of the above-referenced estimated future UFCFs, terminal value and federal tax savings due to net operating losses and research and development tax credits for calendar years 2028 and beyond having also been adjusted for the degree of estimated dilution to current stockholders through each respective applicable period (which totaled approximately 21% in the case of the terminal value) due to the estimated net effects of equity issuances and cancellations related to future equity compensation, based on estimates of future dilution provided by Zendesk management.

Based on the calculations set forth above, this analysis implied a range of values for Zendesk common stock of approximately $58.27 to $96.42 per share.
Selected Companies Analysis
Qatalyst Partners reviewed and compared selected financial information and public market multiples for Zendesk with publicly available financial information and public market multiples for selected companies. The companies used in this comparison were those companies listed below, which were selected by Qatalyst Partners in its professional judgment, based on factors including that they are publicly traded companies in similar lines of business to Zendesk, have a similar business model, have similar financial performance or have other relevant or similar characteristics.

Based upon third-party research analyst consensus estimates as of June 23, 2022 and using the closing prices as of June 23, 2022 for shares of the selected companies, Qatalyst Partners calculated, among other things, the fully-diluted enterprise value divided by the estimated consensus revenue for calendar year 2023 (which are referred to as the “CY2023E revenue multiples”), for each of the selected companies, as shown below:
Selected Companies	CY2023E Revenue Multiple
Adobe Inc.	8.8x
Intuit Inc.	7.7x
Five9 Inc.	7.6x
BlackLine, Inc.	7.5x
Instructure Holdings, Inc.	7.0x
HubSpot, Inc.	6.9x
Avalara, Inc.	6.6x
Coupa Software Incorporated	6.3x
Zoom Video Communications, Inc.	6.1x
Workday, Inc.	5.0x
DocuSign, Inc.	4.9x
Salesforce.com, inc.	4.7x
Qualtrics, LLC	4.5x
Freshworks Inc.	4.2x
Box, Inc.	4.0x
TeamViewer AG	4.0x
Dropbox, Inc.	3.6x
RingCentral, Inc.	2.9x
Based on an analysis of the CY2023E revenue multiples for the selected companies and the application of its professional judgment, Qatalyst Partners selected a representative multiple range of 3.0x to 6.0x.
Qatalyst Partners then applied this range to Zendesk’s estimated revenue for calendar year 2023, based on the June 2022 Case. Based on the fully diluted shares of Zendesk common stock outstanding as of June 22, 2022 (calculated utilizing the same methodology as used in the above section of this proxy statement entitled “—Discounted Cash Flow Analysis”), this analysis implied a range of values for Zendesk common stock of approximately $47.29 to $91.92 per share.
No company included in the selected companies analysis is identical to Zendesk. In evaluating the selected companies, Qatalyst Partners made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Many of these matters are beyond the control of Zendesk, such as the impact of competition on Zendesk’s business and the industry in general, industry growth and the absence of any material adverse change in Zendesk’s financial condition and prospects or the industry or in the financial markets in general. Individual multiples or mathematical analysis, such as determining the arithmetic mean, median, or the high or low, is not in itself a meaningful method of using selected company data.
Selected Transactions Analysis
Qatalyst Partners compared forty selected public company transactions, including transactions involving companies participating in similar lines of business to Zendesk or with similar business models, similar financial performance or other relevant or similar characteristics.

For each of the selected transactions listed below, Qatalyst Partners reviewed, among other things, (a) the implied fully diluted enterprise value of the target company as a multiple of last-twelve-months’ revenue of the target company (which are referred to as the “LTM revenue multiples”) and (b) the implied fully diluted enterprise value of the target company as a multiple of third-party research analyst consensus estimates of the next-twelve-months’ revenue of the target company (which are referred to as the “NTM revenue multiples”).
Announcement Date	Target	Acquiror	LTM Revenue Multiple	NTM Revenue Multiple
12/01/20	Slack Technologies, Inc.	Salesforce, Inc.	37.4x	29.0x
03/20/18	MuleSoft, Inc.	Salesforce, Inc.	21.8x	15.7x
04/11/22	SailPoint Technologies Holdings, Inc.	Thoma Bravo, L.P.	15.7x	13.3x
06/06/22	Anaplan, Inc.	Thoma Bravo, L.P.	16.0x	12.8x*
10/15/18	SendGrid, Inc.	Twilio Inc.	14.3x	11.5x
06/10/19	Tableau Software, Inc.	Salesforce, Inc.	13.2x	10.9x
07/26/21	Medallia, Inc.	Thoma Bravo, L.P.	13.0x	10.8x
09/18/14	Concur Technologies, Inc.	SAP SE	12.6x	10.2x
04/26/21	Proofpoint, Inc.	Thoma Bravo, L.P.	10.8x	9.4x
10/28/18	Red Hat, Inc.	International Business Machines Corporation	10.8x	9.3x
07/28/16	NetSuite Inc.	Oracle Corporation	11.8x	9.1x
06/01/16	Demandware, Inc.	Salesforce, Inc.	11.2x	8.9x
08/19/21	Inovalon Holdings, Inc.	Nordic Capital Limited	10.0x	8.8x
12/07/21	Mimecast Limited	Permira Holdings Limited	10.0x	8.8x
12/03/11	SuccessFactors, Inc.	SAP SE	10.9x	8.7x
03/08/21	Pluralsight, Inc.	Vista Equity Partners Management, LLC	9.8x	8.4x
02/04/19	The Ultimate Software Group, Inc.	Investor Group led by Hellman & Friedman, LLC	10.0x	8.4x
04/11/22	Datto Holding Corp.	Kaseya Inc. & Insight Partners, LLC	9.7x	8.3x
01/29/18	Callidus Software Inc.	SAP SE	9.8x	8.3x
12/21/20	RealPage, Inc.	Thoma Bravo, L.P.	9.1x	8.2x
12/17/17	Aconex Limited	Oracle Corporation	9.4x	8.1x
05/22/12	Ariba, Inc.	SAP SE	8.8x	7.8x
06/12/19	Medidata Solutions, Inc.	Dassault Systèmes SE	8.8x	7.5x
03/10/21	Talend S.A.	Thoma Bravo, L.P.	8.5x	7.4x
11/11/18	Apptio Inc.	Vista Equity Partners Management, LLC	8.1x	7.0x
12/20/13	Responsys, Inc.	Oracle Corporation	8.1x	6.9x
12/24/18	MINDBODY, Inc.	Vista Equity Partners Management, LLC	7.8x	6.7x
04/18/16	Cvent, Inc.	Vista Equity Partners Management, LLC	8.0x	6.5x
06/04/13	ExactTarget, Inc.	Salesforce, Inc.	7.9x	6.5x
12/04/19	Instructure Holdings, Inc.	Thoma Bravo, L.P.	7.7x	6.5x
08/01/16	Fleetmatics Group PLC	Verizon Communications, Inc.	7.6x	6.3x
10/24/11	RightNow Technologies, Inc.	Oracle Corporation	7.4x	6.2x
05/31/16	Marketo, Inc.	Vista Equity Partners Management, LLC	7.5x	5.9x
02/09/12	Taleo Corporation	Oracle Corporation	6.3x	5.3x
10/23/17	BroadSoft, Inc.	Cisco Systems, Inc.	5.3x	4.6x
06/15/15	DealerTrack Technologies, Inc.	Cox Automotive, Inc.	4.9x	4.1x
05/18/16	inContact, Inc.	NICE Ltd.	4.2x	3.6x
08/27/12	Kenexa Corporation	International Business Machines Corporation	4.0x	3.3x
07/01/11	Blackboard Inc.	Providence Equity Partners L.L.C.	3.7x	3.2x
11/02/15	Constant Contact, Inc.	Endurance International Group Holdings, Inc.	2.6x	2.3x
*	Based on the total consideration payable by Thoma Bravo, L.P. for Anaplan, Inc. as of June 2022.
Based on the analysis of the LTM revenue multiples for the selected transactions and its professional judgment, Qatalyst Partners selected a representative multiple range of 6.3x to 13.2x then applied this range to Zendesk’s last-twelve months’ revenue (calculated as the four quarters ended on March 31, 2022). Based on the fully diluted shares of Zendesk common stock outstanding as of June 22, 2022 (calculated utilizing the same methodology as used in the above section of this proxy statement entitled “—Discounted Cash Flow Analysis,” with the exception of assuming cash settlement of the convertible notes with an assumed make-whole adjustment and cash settlement of the capped calls based on a Black-Scholes option calculation model, each based on an assumed September 30, 2022 closing date for the Merger), as provided by Zendesk management, this analysis implied a range of values for Zendesk common stock of approximately $71.56 to $142.65 per share.
Based on the analysis of the NTM revenue multiples for the selected transactions and its professional judgment, Qatalyst Partners selected a representative multiple range of 5.3x to 10.9x then applied this range to Zendesk’s estimated next-twelve-months’ revenue (calculated as the four quarters ending on March 31, 2023) based on the June 2022 Case. Based on the same fully diluted share count as used in the immediately preceding paragraph, this analysis implied a range of values for Zendesk common stock of approximately $73.58 to $144.03 per share.
No company or transaction utilized in the selected transactions analysis is identical to Zendesk or the Merger. In evaluating the selected transactions, Qatalyst Partners made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond Zendesk’s control, such as the impact of competition on Zendesk’s business or the industry generally, industry growth and the absence of any material adverse change in Zendesk’s financial condition and prospects or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared. Individual multiples or mathematical analysis, such as determining the arithmetic mean, median, or the high or low, is not in itself a meaningful method of using selected transactional data. Because of the unique circumstances of each of these transactions and the Merger, Qatalyst Partners cautioned against placing undue reliance on this information.
Miscellaneous
In connection with the review of the Merger by the Board of Directors, Qatalyst Partners performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily amenable to a partial analysis or summary description. In arriving at its opinion, Qatalyst Partners considered the results of all its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Qatalyst Partners believes that selecting any portion of its analyses, without considering all analyses as a whole, could create a misleading or incomplete view of the process underlying its analyses and opinion. In addition, Qatalyst Partners may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Qatalyst Partners’ view of the actual value of Zendesk. In performing its analyses, Qatalyst Partners made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Zendesk. Any estimates contained in Qatalyst Partners’ analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.
Qatalyst Partners conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, of the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Zendesk common stock (other than Parent or any affiliate of Parent), to such holders. These analyses do not purport to be appraisals or to reflect the price at which Zendesk common stock might actually trade at any time.
Qatalyst Partners’ opinion and its presentation to the Board of Directors was one of many factors considered by the Board of Directors in deciding to approve the Merger Agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Board of Directors with respect to the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Zendesk common stock (other than Parent or any affiliate of Parent) or of whether the Board of Directors would have been willing to agree to a different consideration. The Merger Consideration payable in the Merger was determined through arm’s-length negotiations between Zendesk and Parent and was approved by the Board of Directors. Qatalyst Partners provided advice to Zendesk during these negotiations. Qatalyst Partners did not, however, recommend any specific consideration to Zendesk or that any specific consideration constituted the only appropriate consideration for the Merger.

Qatalyst Partners provides investment banking and other services to a wide range of entities and individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, affiliates of Qatalyst Partners may at any time hold long or short positions, and may trade or otherwise effect transactions in debt or equity securities or loans of Zendesk, Parent or certain of their respective affiliates. During the two-year period prior to the date of Qatalyst Partners’ opinion, no material relationship existed between Qatalyst Partners or any of its affiliates and Zendesk or any member of the Consortium (Permira, H&F, Significant LP Co-Investor B and Significant LP Co-Investor C) or Parent pursuant to which compensation was received by Qatalyst Partners or its affiliates. Qatalyst Partners has provided financial advisory services to Permira and received a fee of $15 million in connection with such services. Qatalyst Partners and/or its affiliates may in the future provide investment banking and other financial services to Zendesk or Parent and their respective affiliates for which Qatalyst Partners would expect to receive compensation.
Under the terms of its engagement letter, Qatalyst Partners provided Zendesk with financial advisory services in connection with the Merger for which it will be paid an aggregate amount currently estimated at approximately $56 million, $250,000 of which was payable upon the execution of the engagement letter, $5 million of which was payable upon delivery of its opinion (regardless of the conclusion reached in the opinion), $2 million of which was payable upon the resolution of the proxy contest with JANA Partners, and the remaining portion of which will be paid upon, and subject to, the closing of the Merger. Zendesk has also agreed to reimburse Qatalyst Partners for its expenses incurred in performing its services. Zendesk has also agreed to indemnify Qatalyst Partners and its affiliates, their respective members, directors, officers, partners, agents and employees and any person controlling Qatalyst Partners or any of its affiliates against certain liabilities, including liabilities under the federal securities laws, and certain expenses related to or arising out of Qatalyst Partners’ engagement.
Opinion of Goldman Sachs & Co. LLC
At the meeting of the Board of Directors on June 23, 2022, Goldman Sachs rendered its oral opinion to the Board of Directors, subsequently confirmed in Goldman Sachs’ written opinion, dated June 24, 2022, to the effect that, as of the date of Goldman Sachs’ written opinion, and based upon and subject to the factors and assumptions set forth therein, the $77.50 in cash per share of Zendesk common stock to be paid to the holders (other than Parent and its affiliates) of such shares pursuant to the Merger Agreement was fair from a financial point of view to such holders.
The full text of the written opinion of Goldman Sachs, dated June 24, 2022, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement as Annex C. The summary of Goldman Sachs’ opinion contained in this proxy statement is qualified in its entirety by reference to the full text of Goldman Sachs’ written opinion. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Board of Directors in connection with its consideration of the Merger. The Goldman Sachs opinion is not a recommendation as to how any holder of shares of Zendesk common stock should vote with respect to the Merger or any other matter.
In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:
•	the Merger Agreement;
•	the annual reports to stockholders and Annual Reports on Form 10-K of Zendesk for the five fiscal years ended December 31, 2021;
•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Zendesk;
•	certain publicly available research analyst reports for Zendesk;
•	certain other communications from Zendesk to its stockholders; and
•
certain internal financial analyses and forecasts for Zendesk (which forecasts are referred to as the June 2022 Case and summarized in the section of this proxy statement entitled “—Certain Financial Projections”) (including a schedule of expected utilization of net operating loss carryforwards by Zendesk) prepared by Zendesk management, as approved for Goldman Sachs’ use by Zendesk, which we refer to as the “Forecasts” in this section of this proxy statement.

Goldman Sachs also held discussions with members of the senior management of Zendesk regarding their assessment of the past and current business operations, financial condition and future prospects of Zendesk; reviewed the reported price and trading activity for Zendesk common stock; compared certain financial and stock market information for Zendesk with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the software industry and in other industries; and performed such other studies and analyses, and considered such other factors, as Goldman Sachs deemed appropriate.
For purposes of rendering its opinion, Goldman Sachs, with the consent of the Board of Directors, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, Goldman Sachs, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with the consent of the Board of Directors that the Forecasts were reasonably prepared on a basis reflecting the best then available estimates and judgments of Zendesk management. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Zendesk or any of its subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger would be obtained without any adverse effect on Zendesk or on the expected benefits of the Merger in any way meaningful to Goldman Sachs’ analysis. Goldman Sachs also assumed that the Merger would be consummated on the terms set forth in the Merger Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.
Goldman Sachs’ opinion does not address the underlying business decision of Zendesk to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to Zendesk; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addressed only the fairness from a financial point of view, as of the date of its written opinion, of the $77.50 in cash per share of Zendesk common stock to be paid to the holders (other than Parent and its affiliates) of such shares pursuant to the Merger Agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the Merger Agreement or the Merger or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger, including the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of Zendesk; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Zendesk, or any class of such persons in connection with the Merger, whether relative to the $77.50 in cash per share of Zendesk common stock to be paid to the holders of such shares (other than Parent and its affiliates) pursuant to the Merger Agreement or otherwise. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of the written opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its written opinion. In addition, Goldman Sachs does not express any opinion as to the prices at which shares of Zendesk common stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on Zendesk, Parent or the Merger, or as to the impact of the Merger on the solvency or viability of Zendesk or Parent or the ability of Zendesk or Parent to pay their respective obligations when they come due. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.
Summary of Financial Analyses
The following is a summary of the material financial analyses delivered by Goldman Sachs to the Board of Directors in connection with rendering to the Board of Directors the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before June 23, 2022, the last trading day before the public announcement of the Merger, and is not necessarily indicative of current or future market conditions.

Implied Premia Analysis
Goldman Sachs calculated and compared certain implied premia and multiples described below based on the $77.50 in cash per share of Zendesk common stock to be paid to the holders (other than Parent and its affiliates) of such shares pursuant to the Merger Agreement.
Goldman Sachs calculated the implied premia represented by the $77.50 in cash per share of Zendesk common stock relative to:
•
$57.95, the closing price for Zendesk common stock on June 23, 2022, the last full trading day prior to signing the Merger Agreement (which we refer to as the “Current Share Price” in this section of this proxy statement);

•	$153.43, the highest trading price of Zendesk common stock over the 52-week period ended June 23, 2022 (which we refer to as the “52-Week High” in this section of this proxy statement);
•	$54.16, the lowest trading price of Zendesk common stock over the 52-week period ended June 23, 2022 (which we refer to as the “52-Week Low” in this section of this proxy statement);
•
$59.28, the average closing trading price of Zendesk common stock since the conclusion of the strategic review process was announced pre-market on June 9, 2022 (which we refer to as the “Post-Strategic Review Price” in this section of this proxy statement;

•
$76.42, the average closing trading price of Zendesk common stock over the one-month period ended June 23, 2022 (which we refer to as the “1-Month Average” in this section of this proxy statement); and

•	$102.81, the average closing trading price of Zendesk common stock over the three-month period ended June 23, 2022 (which we refer to as the “3-Month Average” in this section of this proxy statement).
The results of these calculations and comparisons were as follows:
Common Stock Reference Price	Implied Premium Represented by $77.50 in Cash per Share of Zendesk Common Stock
Current Share Price of $57.95	34%
52-Week High of $153.43	(49)%
52-Week Low of $54.16	43%
Post-Strategic Review Price of $59.28	31%
1-Month Average of $76.42	1%
3-Month Average of $102.81	(25)%
Illustrative Discounted Cash Flow Analysis
Using the Forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis of Zendesk. Using a mid-year discounting convention and discount rates ranging from 10.0% to 12.0%, reflecting estimates of Zendesk’s weighted average cost of capital, Goldman Sachs discounted to present value as of March 31, 2022 (a) estimates of the unlevered free cash flows (excluding the impact of net operating losses), which are referred to as “UFCF,” for the second, third and fourth quarters of fiscal year 2022 and fiscal years 2023 through 2030 as reflected in the Forecasts, and (b) a range of illustrative terminal values for Zendesk, which were calculated by applying exit terminal year, next twelve months’, which we refer to as “NTM,” UFCF multiples ranging from 20.0x to 32.5x, to a terminal year NTM UFCF, to be generated by Zendesk, as reflected in the Forecasts (which analysis implied perpetuity growth rates ranging from 5.0% to 8.9%). Goldman Sachs derived the discount rates referenced above by application of the Capital Asset Pricing Model, which is referred to as “CAPM,” which requires certain company-specific inputs, including Zendesk’s target capital structure weightings, the cost of long-term debt, future applicable marginal cash tax rate and a beta for Zendesk, as well as certain financial metrics for the United States financial markets generally. The illustrative terminal value to NTM UFCF multiple range for Zendesk was derived by Goldman Sachs utilizing its professional judgment and experience, taking into account, among other things, enterprise value over NTM UFCF as of June 23, 2022 of certain publicly traded companies, as described below in the section of this proxy statement entitled “—Selected Public Company Comparables.”
Goldman Sachs derived a range of illustrative enterprise values for Zendesk by adding the ranges of present values it derived as described in the immediately preceding paragraph. Goldman Sachs then added to the range of illustrative enterprise values it derived for Zendesk the amount of net cash of Zendesk as of March 31, 2022 and the net present value of net operating losses as reflected in the Forecasts, in each case, as provided by Zendesk management and approved for Goldman Sachs’ use by Zendesk management, to derive a range of illustrative equity values for Zendesk. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of Zendesk common stock, calculated using the treasury stock method, as provided by Zendesk management and approved for Goldman Sachs’ use by Zendesk management, to derive a range of illustrative present values per share of Zendesk common stock ranging from $66 to $116, rounded to the nearest dollar.
Illustrative Present Value of Future Share Price
Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per share of Zendesk common stock. For this analysis, Goldman Sachs used the Forecasts for each of the fiscal years 2022 through 2025. Goldman Sachs first calculated the implied enterprise value per share of Zendesk common stock as of December 31, for each of the fiscal years 2022 through 2024, by applying multiples of enterprise value to NTM revenue, which we refer to as “EV/NTM revenue” in this section of this proxy statement, of 4.5x to 8.0x to estimates of Zendesk’s revenue for each of the fiscal years 2023 to 2025. These illustrative EV/NTM revenue multiple estimates were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical EV/NTM revenue multiples for Zendesk during the six-month, one-year, three-year and five-year periods ending June 23, 2022, as described below in the section of this proxy statement entitled “—Historical EV/NTM Trading Multiples.” Goldman Sachs then added the amount of Zendesk’s forecasted net cash as of December 31 for each of the fiscal years 2022 to 2024, as provided by Zendesk management, from the respective implied enterprise values in order to derive a range of illustrative equity values for Zendesk. Goldman Sachs then divided the results by the number of projected year-end fully diluted outstanding shares of Zendesk common stock for each of the fiscal years 2022 to 2024, calculated based on estimated annual dilution and the number of fully diluted shares of Zendesk common stock estimated to be outstanding as of June 22, 2022, calculated using the treasury stock method, each as provided and approved by Zendesk management. Goldman Sachs then discounted the implied per share future equity values for the twelve-month periods ending on December 31, 2022, December 31, 2023 and December 31, 2024, respectively, back to March 31, 2022, using an illustrative discount rate of 10.9%, reflecting an estimate of Zendesk’s cost of equity. Goldman Sachs derived such discount rate by application of CAPM, which requires certain company-specific inputs, including a beta for the company as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of implied present values per share of Zendesk common stock of $64 to $124, rounded to the nearest dollar.
Goldman Sachs also performed an illustrative present value of future share price analysis, by calculating the implied enterprise values per share of Zendesk common stock as of December 31, for each of the fiscal years 2022 through 2024, by applying enterprise value to growth-adjusted EV/NTM revenue multiples adjusted using NTM revenue growth, of 0.2375x to 0.3500x to NTM revenue estimates and NTM revenue growth for Zendesk for each of the fiscal years 2023 to 2025. For this analysis, Goldman Sachs used the Forecasts for each of the fiscal years 2022 through 2025. These illustrative multiple estimates were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical growth-adjusted EV/NTM revenue multiples for Zendesk, as described below in the section of this proxy statement entitled “—Historical EV/NTM Trading Multiples.” Goldman Sachs then added the amount of Zendesk’s forecasted net cash as of December 31 for each of the fiscal years 2022 to 2024, as provided by Zendesk management, from the respective implied enterprise values in order to derive a range of illustrative equity values for Zendesk. Goldman Sachs then divided the results by the number of projected year-end fully diluted outstanding shares of Zendesk common stock for each of the fiscal years 2022 to 2024, calculated based on estimated annual dilution and the number of fully diluted shares of Zendesk common stock estimated to be outstanding as of June 22, 2022, calculated using the treasury stock method, each as provided and approved by Zendesk management. Goldman

Sachs then discounted the implied per share future equity values for the twelve-month periods ending on December 31, 2022, December 31, 2023 and December 31, 2024, respectively, back to March 31, 2022, using an illustrative discount rate of 10.9%, reflecting an estimate of Zendesk’s cost of equity. Goldman Sachs derived such discount rate by application of CAPM, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of implied present values per share of Zendesk common stock of $58 to $119, rounded to the nearest dollar.
Selected Precedent Transactions Analysis
Goldman Sachs analyzed certain publicly available information relating to the following selected transactions in the software industry since 2016. For each of the selected transactions where information was publicly available, Goldman Sachs calculated and compared the implied EV/NTM revenue of the applicable target company based on the total consideration paid in the transaction as a multiple of the target company’s NTM revenue based on Institutional Brokers’ Estimate System estimates (which are referred to as “IBES estimates”) at the time each such selected transaction was announced.
The following table identifies the transactions reviewed by Goldman Sachs as part of this analysis:
Announcement Date	Target	Acquiror	EV/NTM Revenue
Apr 2022	SailPoint Technologies Holdings, Inc.	Thoma Bravo, L.P.	13.3x
Mar 2022	Anaplan, Inc.	Thoma Bravo, L.P.	13.9x*
Jul 2021	Medallia, Inc.	Thoma Bravo, L.P.	10.8x
Apr 2021	Nuance Communications, Inc.	Microsoft Corporation	14.2x
Dec 2020	Slack Technologies, Inc.	Salesforce.com, inc.	29.2x
Jun 2019	Tableau Software, Inc.	Salesforce.com, inc.	11.0x
Feb 2019	The Ultimate Software Group, Inc.	Hellman & Friedman LLC	8.3x
Dec 2018	MINDBODY, Inc.	Vista Equity Partners Management, LLC	6.7x
Nov 2018	Qualtrics International Inc.	SAP SE	15.0x
Nov 2018	Apptio, Inc.	Vista Equity Partners Management, LLC	7.1x
Oct 2018	SendGrid, Inc.	Twilio Inc.	11.5x
Oct 2018	Red Hat, Inc.	International Business Machines Corporation	9.4x
Oct 2018	Hortonworks, Inc.	Cloudera, Inc.	5.3x
Jun 2018	Adaptive Insights, Inc.	Workday, Inc.	10.9x
Mar 2018	MuleSoft, Inc.	Salesforce.com, inc.	15.7x
Jan 2018	Callidus Software Inc.	SAP SE	8.3x
Jul 2016	NetSuite Inc.	Oracle Corporation	9.2x
Jun 2016	Demandware, Inc.	Salesforce.com, inc.	8.9x
Jun 2016	LinkedIn Corporation	Microsoft Corporation	6.8x
May 2016	Marketo, Inc.	Vista Equity Partners Management, LLC	5.9x
Apr 2016	Textura Corporation	Oracle Corporation	6.1x
Median			9.4x
25th Percentile			7.0x
75th Percentile			13.6x
*	Based on the total consideration payable by Thoma Bravo, L.P. for Anaplan, Inc. as of March 2022.
While none of the companies that participated in the selected transactions are directly comparable to Zendesk, the companies that participated in the selected transactions are companies with operations that for purposes of this analysis may be considered similar based on certain characteristics of Zendesk’s results, market size and product profile.
Based on the results of the foregoing calculations and Goldman Sachs’ analyses of the various transactions and its professional judgment and experience, Goldman Sachs used NTM revenue of $1,811 million, calculated using a time-weighting of fiscal year 2022 and fiscal year 2023 as of June 23, 2022, to derive a range of implied enterprise values for Zendesk. Goldman Sachs then added to the range of implied enterprise values the amount of Zendesk’s net cash as of March 31, 2022, as provided by Zendesk management and approved for Goldman Sachs’ use by Zendesk management, to derive a range of illustrative equity values for Zendesk. Goldman Sachs divided the results by the number of fully diluted outstanding shares of Zendesk common stock, calculated using the treasury stock method, as provided by Zendesk management and approved for Goldman Sachs’ use by Zendesk management, to derive a range of implied equity values per share of Zendesk common stock of $98 to $186, rounded to the nearest dollar.
Precedent M&A Premia
Goldman Sachs reviewed and analyzed, using publicly available information, the acquisition premia for all-cash acquisition transactions announced during the time period from April 2016 through June 2022 involving a public company in the software industry as the target where the disclosed enterprise values for the transaction were greater than $1 billion. For the entire period, using publicly available information, Goldman Sachs calculated the median, 25th percentile and 75th percentile premia of the price paid in each of the transactions relative to the target’s last undisturbed closing stock price prior to announcement of the transaction. This analysis indicated a median premium of 36% across the period. This analysis also indicated a 25th percentile premium of 20% and 75th percentile premium of 56% across the period. Using this analysis and its professional judgment and experience, Goldman Sachs applied a reference range of illustrative premia of 20% to 56% to the closing price per share of Zendesk common stock of $57.95 as of June 23, 2022 and calculated a range of implied equity values per share of Zendesk common stock of $70 to $90, rounded to the nearest dollar.
Historical EV/NTM Revenue Multiples
Goldman Sachs calculated and compared EV/NTM revenue multiples and growth-adjusted EV/NTM revenue multiples adjusted using NTM revenue growth for Zendesk based on financial and trading data as of June 23, 2022, information Goldman Sachs obtained from Bloomberg, publicly available historical data, market data and IBES estimates. Goldman Sachs calculated average EV/NTM revenue multiples and average growth-adjusted EV/NTM revenue multiples over certain time periods prior to and including June 23, 2022.
The results of these calculations are as follows:
EV/NTM Revenue Multiple Over Time
Average	Zendesk
Six-Months	7.2x
One-Year	8.3x
Three-Year	9.3x
Five-Year	8.7x
Growth-Adjusted EV/NTM Revenue Multiple Over Time(1)
Six-Months	0.27x
One-Year	0.32x
Three-Year	0.35x
Five-Year	0.31x
(1)	Growth adjusted using next fiscal year growth as an approximation for NTM revenue growth over time and adjusted to reflect current NTM offset.
Selected Public Company Comparables
Goldman Sachs reviewed and compared certain financial and stock market information for the following publicly traded corporations, which we refer to in this section of this proxy statement as the “comparable companies”:
•	Adobe Inc.;
•	Dynatrace, Inc.;
•	Microsoft Corporation;

•	Oracle Corporation;
•	Salesforce.com, inc.;
•	SAP SE;
•	ServiceNow, Inc.; and
•	Workday, Inc.
Although none of the comparable companies is directly comparable to Zendesk, the comparable companies were chosen because they are mature publicly traded companies in the software industry with operations that for purposes of this analysis would be considered similar to certain projected operations of Zendesk.
Goldman Sachs calculated and compared the enterprise value as of June 23, 2022 as a multiple of NTM unlevered free cash flow for the comparable companies based on financial and trading data as of June 23, 2022, information Goldman Sachs obtained from Bloomberg, IBES estimates and publicly available historical and market data.
The results of this review is summarized as follows:
Comparable Company	EV/NTM unlevered free cash flow
Adobe Inc.	22x
Dynatrace, Inc.	33x
Microsoft Corporation	25x
Oracle Corporation	21x
Salesforce.com, inc.	24x
SAP SE	20x
ServiceNow, Inc.	37x
Workday, Inc.	26x
Median	24x
General
The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Zendesk or the Merger.
Goldman Sachs prepared these analyses for purposes of providing its opinion to the Board of Directors as to the fairness from a financial point of view to Zendesk, as of the date of its written opinion, of the $77.50 in cash per share of Zendesk common stock to be paid to the holders (other than Parent and its affiliates) of such shares pursuant to the Merger Agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Zendesk, Parent, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.
The Merger Consideration was determined through arm’s-length negotiations between Zendesk and Parent and was approved by the Board of Directors. Goldman Sachs provided advice to Zendesk during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to Zendesk or the Board of Directors or that any specific amount of consideration constituted the only appropriate consideration for the Merger.

As described above, Goldman Sachs’ opinion to the Board of Directors was one of many factors taken into consideration by the Board of Directors in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex C to this proxy statement.
Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Zendesk, Parent, any of their respective affiliates and third parties, including Permira and H&F, each of which is an affiliate of a significant equityholder of Parent, and any of their respective affiliates and, as applicable, portfolio companies, or any currency or commodity that may be involved in the Merger or other transactions contemplated by the Merger Agreement.
Goldman Sachs acted as financial advisor to Zendesk in connection with, and participated in certain of the negotiations leading to, the Merger. Goldman Sachs has provided certain financial advisory and/or underwriting services to Zendesk and its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as bookrunner with respect to the public offering by Zendesk of 2025 Convertible Notes (as defined in the section of this proxy statement entitled “—Capped Call Transactions”) in an aggregate principal amount of $1.15 billion in June 2020. During the two-year period ended June 24, 2022, Goldman Sachs has not recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to Zendesk and/or its affiliates.
As further described in the section of this proxy statement entitled “—Capped Call Transactions,” in March 2018, Zendesk offered its 2023 Convertible Notes (as defined in the section of this proxy statement entitled “—Capped Call Transactions”) in an aggregate principal amount of $575 million, with respect to which Goldman Sachs acted as bookrunner and, concurrent with the issuance of the Convertible Notes (as defined in the section of this proxy statement entitled “—Capped Call Transactions”), Zendesk entered into the Capped Call Transactions with the Capped Call Counterparties (each as defined in the section of this proxy statement entitled “—Capped Call Transactions”), including Goldman Sachs (with respect to 50% of the 2023 Convertible Notes and 20% of the 2025 Convertible Notes, respectively), each acting as principal for its own account, consisting of the purchase by Zendesk of capped call options with respect to collectively approximately 4,558,428 shares of Zendesk common stock from the 2023 Convertible Notes and 2,114,712 shares of Zendesk common stock from the 2025 Convertible Notes, the aggregate number of shares of Zendesk common stock underlying the Convertible Notes (at the initial conversion rate of 9.1944 shares of Zendesk common stock per $1,000 in principal amount of 2025 Convertible Notes and of 15.8554 shares of Zendesk common stock per $1,000 in principal amount of 2023 Convertible Notes). As of July 20, 2022, 100% of the 2020 Capped Call Transactions (as defined in the section of this proxy statement entitled “—Capped Call Transactions”) remain outstanding, with a strike price of approximately $108.76 and a cap price of $164.17 and approximately 26% of the 2018 Capped Call Transactions (as defined in the section of this proxy statement entitled “—Capped Call Transactions”) remain outstanding, with a strike price of approximately $63.07 and a cap price of $95.20.
The Capped Call Transactions were intended to offset a portion of the potential dilutive effect on Zendesk stockholders of the conversion of the Convertible Notes and/or any potential cash payment in excess of the principal amount of the Convertible Notes that Zendesk may make in connection with a cash settlement of the Convertible Notes, up to the cap price. Please see the section of this proxy statement entitled “—Capped Call Transactions” for a detailed description of the Capped Call Transactions, including Goldman Sachs’ and the other Capped Call Counterparties’ ability to adjust the terms of the Capped Call Transactions in connection with certain events (including the Merger).
As a result of the Capped Call Transactions, the Capped Call Counterparties are expected to have market exposure to the price of the shares of Zendesk common stock. It is the ordinary practice of the Capped Call Counterparties to engage in hedging activities to limit their respective market exposure to the price of the stock underlying privately negotiated equity derivative transactions with issuers of such stock, such as the Capped Call Transactions. In connection with the Capped Call Transactions to which it is a party, Goldman Sachs (and its affiliates) have engaged, and will continue to engage, in accordance with applicable law in hedging and other market transactions (which may include the entering into or unwinding of various derivative transactions with respect to Zendesk common stock) that are generally intended to substantially neutralize Goldman Sachs’ exposure as a result of the Capped Call Transactions to which it is a party to changes in the price of Zendesk common stock. Such hedging activity is at Goldman Sachs’ own risk and may result in a gain or loss to Goldman Sachs that may be greater than or less than the initial expected contractual benefit to Goldman Sachs under the Capped Call Transactions to which it is a party. The amount of any such gain or loss will not be known until the applicable Capped Call Transactions have been exercised, expired or terminated in accordance with their terms and Goldman Sachs shall have completed all of its hedge unwind activities. To mitigate the exposure from the Capped Call Transactions, as of July 20, 2022, Goldman Sachs held a net long economic position of approximately 750,000 shares of Zendesk common stock.
Goldman Sachs provided to management of Zendesk, for the information of the Board of Directors, materials that summarized, based on theoretical models, the potential effects of the announcement and of the consummation of an acquisition of Zendesk on the Capped Call Transactions. The materials included preliminary illustrative analyses by Goldman Sachs’ Investment Banking Division for a range of stated assumptions regarding takeout prices for shares of Zendesk common stock and volatilities, as well as based on other reasonable assumptions, in the event of an acquisition of Zendesk for greater than 10 percent cash consideration. In accordance with industry practice, Goldman Sachs maintains customary institutional information barriers reasonably designed to prevent the unauthorized disclosure of confidential information by personnel in its Investment Banking Division to the personnel in its Securities Division who are undertaking hedging and other market transactions with respect to Goldman Sachs’ capped call transactions. In connection with the preparation of presentations to senior management of Zendesk and the Board of Directors, personnel in Goldman Sachs’ Investment Banking Division, including the representatives of Goldman Sachs who have advised Zendesk in connection with the Merger, from time to time, have received or may receive input from personnel in Goldman Sachs’ Securities Division into how to model, or reports of historical measures or estimates of, Goldman Sachs’ and/or Goldman Sachs’ Investment Banking Division’s profit and/or loss over certain measurement periods related to the Capped Call Transactions.
Goldman Sachs has advised Zendesk that as of July 20, 2022, assuming the Merger is consummated on July 25, 2022, Goldman Sachs expects to realize a net gain of up to approximately $1.4 million with respect to the 2018 Capped Call Transactions, and a net gain ranging from approximately $1.1 million to approximately $4.0 million with respect to the 2020 Capped Call Transactions, in each case, as a result of the Merger, after giving effect to its hedging activities based on the ordinary hedging practices described above and based on a range of stated assumptions, including volatilities (from 35 percent to 70 percent) and other reasonable assumptions. The amount of any such gain will not be known until the Capped Call Transactions have been exercised, expired or terminated in accordance with their terms and Goldman Sachs and its affiliates have completed all of their unwind activities, and such amount may differ from the estimates provided above. As further described in the section of this proxy statement entitled “—Capped Call Transactions,” the indentures governing the Convertible Notes and the forms of confirmations containing the terms of the Capped Call Transactions were filed with the SEC, and all references in this proxy statement to share counts, conversion prices, cap prices and strike prices are subject to adjustment from time to time in accordance with the terms of the confirmations relating to the Capped Call Transactions.
Goldman Sachs has also provided certain financial advisory and/or underwriting services to Permira and/or its affiliates and portfolio companies from time to time for which its Investment Banking Division has received, and may receive, compensation, including having acted as financial advisor to Permira Advisers (UK), an affiliate of Permira, with respect to its acquisition of a majority stake in Golden Goose in June 2020; as joint bookrunner with respect to the initial public offering by Allegro.eu, a portfolio company of Permira, of 187,826,087 of its ordinary shares in September 2020 and the public offering of 76,500,000 of its ordinary shares in March 2021; as lead left bookrunner with respect to the issuance by Lowell Financial Ltd., a portfolio company of Permira, of EUR/GBP high yield bonds (aggregate principal amount of £400,000,000 plus €1,340,000,000) in October 2020; as joint bookrunner with respect to the initial public offering by Dr. Martens plc, a portfolio company of Permira, of 350,000,000 of its ordinary shares in January 2021; as bookrunner with respect to the sale by Permira of 12,000,000 shares of TeamViewer AG, a portfolio company of Permira, in February 2021; as bookrunner with respect to the public offering by Golden Goose, a portfolio company of Permira, of its Senior Secured Notes due 2027 (aggregate principal amount of €480,000,000) in May 2021; as bookrunner with respect to the initial public offering by Clearwater Analytics Holdings, Inc., a portfolio company of Permira, of 34,500,000 of its Class A common stock in September 2021; as bookrunner with respect to the initial public offering by Informatica Inc., a portfolio company of Permira, of 33,350,000 of its Class A common stock in October 2021; and as financial advisor to Permira Advisers (HK), an affiliate of Permira, with respect to its sale of Tricor Holdings Limited in June 2022. During the two-year period ended June 24, 2022, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to Permira and/or its affiliates of approximately $133 million.
Goldman Sachs has also provided certain financial advisory and/or underwriting services to H&F and/or its affiliates and portfolio companies from time to time for which its Investment Banking Division has received, and may receive, compensation, including having acted as a lead bookrunner with respect to the public offering by PPD, Inc., a portfolio company of H&F, of 43,700,000 shares of its common stock in September 2020; as bookrunner with respect to the issuance by MultiPlan Corporation, a portfolio company of H&F, of high yield bonds (aggregate principal amount of $1,300,000,000) in October 2020; as financial advisor to Change Healthcare Inc., a portfolio company of H&F, with respect to its pending sale announced in January 2021; as bookrunner with respect to the issuance by Verisure SA, a portfolio company of H&F, of high yield bonds (aggregate principal amount of €2,325,000,000 plus kr 1,500,000,000) in January 2021; as bookrunner with respect to the issuance by Medline Industries Inc., a portfolio company of H&F, of high yield bonds (aggregate principal amount of $7,770,000,000) in October 2021; and as bookrunner with respect to the issuance by athenahealth, Inc., a portfolio company of H&F, of high yield bonds (aggregate principal amount of $2,350,000,000) in January 2022. During the two-year period ended June 24, 2022, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to H&F and/or its affiliates of approximately $135 million.
Goldman Sachs may also in the future provide financial advisory and/or underwriting services to Zendesk, Parent, Permira, H&F and their respective affiliates and/or, as applicable, portfolio companies for which its Investment Banking Division may receive compensation. Affiliates of Goldman Sachs also may have co-invested with Permira, H&F and their respective affiliates from time to time and may have invested in limited partnership units of affiliates of Permira and H&F from time to time and may do so in the future.
The Board of Directors selected Goldman Sachs as one of its financial advisors because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Pursuant to an engagement letter dated March 25, 2022, Zendesk engaged Goldman Sachs to act as one of its financial advisors in connection with the Merger. The engagement letter between Zendesk and Goldman Sachs provides for a transaction fee that is currently estimated to be approximately $10.2 million, $4 million of which became payable at the announcement of the Merger, and the remainder of which is contingent upon the consummation of the Merger. In addition, Zendesk has agreed to reimburse Goldman Sachs for certain of its expenses, including reasonable attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.
Capped Call Transactions
On March 15, 2018, in connection with the pricing of Zendesk’s 0.25% Convertible Senior Notes due 2023 (which we refer to as the “2023 Convertible Notes”), Zendesk entered into privately negotiated capped call transactions (which we refer to as the “2018 Capped Call Transactions”) with each of Citibank, N.A., Deutsche Bank AG, London Branch, Goldman Sachs or their respective affiliates (which we refer to as the “2018 Capped Call Counterparties”). On June 11, 2020, in connection with the pricing of Zendesk’s 0.625% Convertible Senior Notes due 2025 (which we refer to as the “2025 Convertible Notes” and, together with the 2023 Convertible Notes, the “Convertible Notes”), Zendesk entered into privately negotiated capped call transactions (which we refer to as the “2020 Base Capped Call Transactions”) with each of Citibank, N.A., Morgan Stanley & Co. LLC, Goldman Sachs, Bank of Montreal, Société Générale, Barclays Bank PLC or their respective affiliates (which we refer to as the “2020 Capped Call Counterparties” and, together with the 2018 Capped Call Counterparties, the “Capped Call Counterparties”). On June 12, 2020, in connection with the initial purchasers’ exercise of their option to purchase additional Convertible Notes, Zendesk entered into additional capped call transactions with each of the 2020 Capped Call Counterparties (which we refer to as the “2020 Additional Capped Call Transactions” and, together with the 2020 Base Capped Call Transactions, the “2020 Capped Call Transactions”, and together with the 2018 Capped Call Transactions, the “Capped Call Transactions”). The Capped Call Transactions initially covered, subject to customary anti-dilution adjustments, the number of shares of Zendesk common stock that initially underlie the applicable Existing Notes (as defined in the Merger Agreement). The strike price of the 2018 Capped Call Transactions is $63.07 per share of Zendesk common stock, and the cap price of the 2018 Capped Call Transactions is $95.20 per share of Zendesk common stock, and is subject to certain adjustments under the terms of the 2018 Capped Call Transactions. The strike price of the 2020 Capped Call Transactions is $108.76 per share of Zendesk common stock, and the cap price of the 2020 Capped Call Transactions is $164.17 per share of Zendesk common stock, and is subject to certain adjustments under the terms of the 2020 Capped Call Transactions. The Capped Call Transactions are expected generally to reduce potential dilution to Zendesk stockholders upon conversion of the Convertible Notes and/or offset the potential cash payments that Zendesk could be required to make in excess of the principal amount of any converted Convertible Notes upon conversion thereof, with such reduction and/or offset subject to a cap based on the cap price.
If the Merger is consummated, holders of the Existing Notes may convert their Existing Notes, and the consummation of the Merger is expected to result in termination of the Capped Call Transactions. The value received by the Company in connection with the termination or unwind of the Capped Call Transactions would be determined by the Capped Call Counterparties based on the fair value of the Capped Call Transactions, which is contingent on a variety of factors including, but not limited to, volatility, spot price and liquidity.
In addition, following the announcement of the Merger, the Capped Call Counterparties may adjust the terms of the applicable Capped Call Transactions on more than one occasion to reflect the economic effect of such announcement, including if such economic effect is material, and regardless of whether the Merger is consummated. Each Capped Call Counterparty shall, in good faith and in a commercially reasonable manner, in its capacity as calculation agent with respect to its Capped Call Transaction, determine whether such announcement has had a material economic effect, in the case of the 2020 Capped Call Transactions, or an economic effect in the case of the 2018 Capped Call Transactions, in either case on such Capped Call Transaction and may take into account a number of factors, including the date of the announcement (and the remaining term of its Capped Call Transaction at that time), the stock price of Zendesk common stock and changes in volatility, stock loan rate, liquidity and expected dividends of Zendesk common stock, in determining whether an adjustment to the cap price of its Capped Call Transaction is appropriate. Each Capped Call Counterparty may make additional adjustments to the cap price of its Capped Call Transaction following the announcement of a change to the Merger, including a withdrawal from, or the abandonment or discontinuation of, the Merger.
The indentures governing the Existing Notes and the forms of confirmations containing the terms of the Capped Call Transactions were included as exhibits, in each case, to Zendesk’s Current Report on Form 8-K filed by Zendesk with the SEC on June 17, 2020 and March 20, 2018. All references in this section of this proxy statement to share counts, conversion prices and strike prices may change from time to time in accordance with the terms of the relevant confirmations.
Certain Financial Projections
Other than its quarterly financial guidance and business outlook, Zendesk does not as a matter of course make public projections as to future revenues, earnings or other results available due to, among other reasons, the inherent difficulty of accurately predicting financial performance for future periods and the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. However, in connection with Zendesk’s proposed acquisition of Momentive Global, Inc. announced in October 2021, Zendesk management prepared certain unaudited, preliminary financial forecasts for Zendesk for fiscal years 2021 through 2025, which were publicly disclosed in connection with the proposed acquisition and used by Zendesk’s financial advisors in connection with their evaluation of the unsolicited offer by the Consortium in February 2022.
In March 2022, in connection with the strategic review process, Zendesk management prepared certain unaudited, preliminary financial forecasts for Zendesk for fiscal years 2022 through 2025, which were updated in May 2022 to reflect certain changes noted in the table below (which, as so updated, we refer to as the “March 2022 Projections”). The March 2022 Projections were extrapolated through fiscal year 2031 by Zendesk management (we refer to such extrapolations and the March 2022 Projections, collectively, as the “March 2022 Case”) in connection with Qatalyst Partners’ and Goldman Sachs’ financial analyses of preliminary indications of interest submitted by bidders in the strategic review process.
In June 2022, in the context of evaluating the Consortium’s proposals, Zendesk management updated the March 2022 Case to take into account changes in the internal and external business environment, including negative trends in gross and net bookings momentum, below-expectation actual gross and net bookings for the months of April and May 2022, challenges to Zendesk’s performance resulting from elevated levels of attrition in critical sales functions and employee distraction as well as significant changes in economic conditions facing Zendesk and its industry more generally, including increased risk of recession, persistent high inflation and the impact of macroeconomic headwinds on Zendesk’s customer segments (which as so updated, we refer to as the “June 2022 Case”).
The March 2022 Case and the June 2022 Case are referred to in this section of this proxy statement collectively as the “Management Projections.” Zendesk is including a summary of the March 2022 Case and the June 2022 Case to provide Zendesk stockholders with access to information that was made available to the Board of Directors in connection with their evaluation of the Merger and the Merger Consideration. The March 2022 Projections (but not the extrapolations from 2026 to 2031) were also made available to Parent and Merger Sub at Parent’s request in connection with their due diligence review.
The Board of Directors reviewed the June 2022 Case and, following discussions with Zendesk management, the Board of Directors authorized Zendesk’s financial advisors to use the June 2022 Case, or a subset thereof, for purposes of their respective financial analyses and fairness opinions summarized in the sections of this proxy statement entitled “—Opinion of Qatalyst Partners LP” and “—Opinion of Goldman Sachs & Co. LLC.” The inclusion of this information should not be regarded as an indication that Zendesk, Parent, their affiliates or financial advisors, or any of their respective representatives or any other recipient of this information considered, or now considers, the Management Projections to be necessarily predictive of future results.
The following table summarizes the March 2022 Case, as described above:
March 2022 Case
($ in millions)
	FY2022E	FY2023E	FY2024E	FY2025E	FY2026E	FY2027E	FY2028E	FY2029E	FY2030E	FY2031E
Revenue	$1,715	$2,172	$2,743	$3,423	$4,255	$5,255	$6,453	$7,872	$9,549	$11,507
Operating Income (non-GAAP)(1)	$137	$185	$288	$428	$596	$814	$1,097	$1,417	$1,814	$2,301
Unlevered Free Cash Flow(2)	$217	$260	$384	$545	$747	$998	$1,314	$1,672	$2,109	$2,640
Unlevered Free Cash Flow (Incl. SBC)(3)	$(66)	$(88)	$(41)	$31	$109	$262	$476	$727	$1,059	$1,489
(1)
Non-GAAP Operating Income, a non-GAAP financial measure, is calculated by starting with GAAP operating income (loss) and adjusting to exclude share-based compensation, employer tax related to employee stock transactions, amortization of purchased intangibles, acquisition-related expenses and amortization of share-based compensation capitalized in internal-use software.

(2)
Unlevered free cash flow, a non-GAAP financial measure, is calculated as Non-GAAP Operating Income, subtracting the impact of cash taxes paid, and adding or subtracting (as applicable) the net impact of depreciation and amortization, amortization of deferred costs, capital expenditures and changes in net working capital and deferred revenue. Previously $237, $321, $402, and $537 for FY2022E to FY2025E, respectively, in the original March 2022 projections prior to the update in May 2022. The changes to unlevered free cash flow in the May 2022 update were driven by changes in depreciation and amortization, purchase of property & equipment, net working capital and acquisition-related expenses.

(3)
Unlevered free cash flow (including stock-based compensation expense (which we refer to as “SBC”)), a non-GAAP financial measure, is calculated as Non-GAAP Operating Income, subtracting the impact of cash taxes paid and share-based compensation expense, and adding or subtracting (as applicable) the net impact of depreciation and amortization, amortization of deferred costs, capital expenditures and changes in net working capital and deferred revenue. Previously $(46), $(26), $(23), and $23 for FY2022E to FY2025E, respectively, in the original March 2022 projections prior to the update in May 2022. The changes to unlevered free cash flow in the May 2022 update were driven by changes in depreciation and amortization, purchase of property & equipment, net working capital and acquisition-related expenses.

The following table summarizes the June 2022 Case, as described above:
June 2022 Case
($ in millions)
	FY2022E	FY2023E	FY2024E	FY2025E	FY2026E	FY2027E	FY2028E	FY2029E	FY2030E	FY2031E
Revenue	$1,674	$1,961	$2,363	$2,881	$3,483	$4,176	$4,965	$5,854	$6,844	$7,932
Operating Income (non-GAAP)(1)	$138	$167	$248	$360	$488	$647	$844	$1,054	$1,300	$1,586
Unlevered Free Cash Flow(2)	$216	$249	$345	$472	$629	$815	$1,039	$1,278	$1,556	$1,875
Unlevered Free Cash Flow (Incl. SBC)(3)	$(60)	$(65)	$(21)	$40	$106	$230	$394	$576	$803	$1,082
(1)
Non-GAAP Operating Income, a non-GAAP financial measure, is calculated by starting with GAAP operating income (loss) and adjusting to exclude share-based compensation, employer tax related to employee stock transactions, amortization of purchased intangibles, acquisition-related expenses and amortization of share-based compensation capitalized in internal-use software.

(2)
Unlevered free cash flow, a non-GAAP financial measure, is calculated as Non-GAAP Operating Income, subtracting the impact of cash taxes paid, and adding or subtracting (as applicable) the net impact of depreciation and amortization, amortization of deferred costs, capital expenditures and changes in net working capital and deferred revenue.

(3)
Unlevered free cash flow (including SBC), a non-GAAP financial measure, is calculated as Non-GAAP Operating Income, subtracting the impact of cash taxes paid and share-based compensation expense, and adding or subtracting (as applicable) the net impact of depreciation and amortization, amortization of deferred costs, capital expenditures and changes in net working capital and deferred revenue.

Important Information Regarding the Management Projections
The Management Projections were prepared for internal use only and not for public disclosure and were provided to the Board of Directors for the purposes of Zendesk’s strategic review process. The Management Projections were also provided to and used by Qatalyst Partners and Goldman Sachs, Zendesk’s financial advisors, for the purpose of performing financial analyses in connection with the strategic review process and, in the case of the June 2022 Case, for the purpose of evaluating the fairness of the Merger Consideration from a financial point of view. As described above, the March 2022 Projections (but not the extrapolations from 2026 to 2031) were also made available to bidders in the strategic review process.
The Management Projections are not included in this proxy statement to influence any decision on whether to vote for the Merger Agreement Proposal, but rather are included in this proxy statement to give stockholders access to certain non-public information that was provided to the Board of Directors, Zendesk’s financial advisors and Parent for purposes of considering and evaluating the Merger. The inclusion of the Management Projections should not be regarded as an indication that the Board of Directors, Zendesk, Parent, or their respective affiliates or financial advisors or any other recipient of this information considered, or now considers, them to be necessarily predictive of actual future results, and they should not be relied on as such. There can be no assurance that the projected results will be realized or that actual results will not be materially lower or higher than estimated, whether or not the Merger is completed.
The Management Projections were not prepared with a view toward public disclosure or with a view toward compliance with the published guidelines established by the SEC or the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information, or GAAP, but, in the view of Zendesk management, were reasonably prepared in good faith on a basis reflecting the best available estimates and judgments at the time of preparation, and presented as of the time of preparation. However, this information is not fact and should not be relied upon as being necessarily predictive of actual future results, and readers of this proxy statement are cautioned not to place undue reliance on the Management Projections. Although the Management Projections were prepared on a reasonable basis, Zendesk cautions stockholders that actual future results could be materially different from the Management Projections. Zendesk’s independent registered public accounting firm, Ernst & Young LLP, has not audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the Management Projections and, accordingly, does not express an opinion or any other form of assurance with respect thereto.
The Management Projections are subject to estimates and assumptions in many respects and, as a result, subject to interpretation. While presented with numerical specificity, the Management Projections are based upon a variety of estimates and assumptions that are inherently uncertain, though considered reasonable by Zendesk management, as of the date of their preparation. These estimates and assumptions may prove to be impacted by any number of factors, including general economic conditions, trends in the software industry, regulatory and financial market conditions and the risks and uncertainties described or incorporated by reference in the section of this proxy statement entitled “Forward-Looking Statements,” all of which are difficult to predict and many of which are beyond the control of Zendesk. The Management Projections also reflect assumptions as to certain business decisions that are subject to change. Because the Management Projections were developed for Zendesk as an independent company without giving effect to the Merger, they do not reflect any divestitures or other restrictions that may be imposed in connection with the receipt of any necessary governmental or regulatory approvals, or any changes to Zendesk’s operations or strategy that may be implemented after completion of the Merger. There can be no assurance that the Management Projections will be realized, and actual results will likely differ, and may differ materially, from those shown. Generally, the further out the period to which the Management Projections relate, the less predictive the information becomes.
The Management Projections contain certain non-GAAP financial measures that Zendesk management believes are helpful in understanding Zendesk’s past financial performance and future results. Zendesk management regularly uses a variety of financial measures that are not in accordance with GAAP for forecasting, budgeting and measuring financial performance. The non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures. While Zendesk believes these non-GAAP financial measures provide meaningful information to help investors understand the operating results and to analyze Zendesk’s financial and business trends on a period-to-period basis, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of Zendesk’s competitors and may not be directly comparable to similarly titled measures of Zendesk’s competitors due to potential differences in the exact method of calculation. The SEC rules that would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure do not apply to non-GAAP financial measures provided to a board of directors or a financial advisor in connection with a proposed business combination such as the Merger if the disclosure is included in a document such as this proxy statement. In addition, reconciliations of non-GAAP financial measures were not relied upon by the Board of Directors, Parent, or their respective affiliates or financial advisors in connection with their respective evaluations of the Merger. Accordingly, Zendesk has not provided a reconciliation of the non-GAAP financial measures included in the Management Projections to the relevant GAAP financial measures.
None of Zendesk, Parent, or their respective affiliates, officers, directors, advisors or other representatives can provide any assurance that actual results will not differ from the Management Projections, and, except as required by applicable law, none of Zendesk, Parent, or their respective affiliates undertakes any obligation to update, or otherwise revise or reconcile, the Management Projections to reflect circumstances existing after the date the Management Projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Management Projections are shown to be inappropriate. None of Zendesk or its affiliates, officers, directors, advisors or other representatives has made or makes any representation to any Zendesk stockholder or other person regarding Zendesk’s ultimate performance compared to the information contained in the Management Projections or that forecasted results will be achieved. Zendesk has made no representation to Parent, in the Merger Agreement or otherwise, concerning the Management Projections.
Interests of Zendesk’s Executive Officers and Directors in the Merger
In considering the recommendation of the Board of Directors to approve the Merger Agreement Proposal, Zendesk stockholders should be aware that Zendesk’s directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of Zendesk stockholders generally. The Board of Directors was aware of these interests and considered them, among other matters, in evaluating and negotiating the Merger Agreement, in reaching its decision to approve the Merger Agreement and the transactions contemplated by the Merger Agreement (including the Merger) and in recommending to Zendesk stockholders that the Merger Agreement Proposal be approved. Such interests are described below. There are no current or former Zendesk executive officers, other than the Zendesk “named executive officers” (as defined below), who have interests in the Merger that are different from, or in addition to, the interests of Zendesk stockholders generally.

Certain Assumptions
Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:
•	The relevant price per share of Zendesk common stock is $77.50, which is the Merger Consideration;
•
The Effective Time as referenced in this section of this proxy statement occurred on December 1, 2022, which is the assumed date of the Effective Time solely for purposes of the disclosure in this section of this proxy statement; and

•
The employment of each executive officer of Zendesk is terminated without “cause” or due to the executive officer’s resignation for “good reason” (as such terms are defined in the relevant plans and agreements), in either case immediately following the assumed Effective Time.

The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described above, and do not reflect certain compensation actions that may occur before completion of the Merger. For purposes of the discussion in this section of this proxy statement, “single trigger” refers to benefits that arise solely as a result of the completion of the Merger and “double trigger” refers to benefits that require two conditions, which are the completion of the Merger and either the completion of a subsequent, time-based vesting period or a qualifying termination of employment on or following the Effective Time.
Treatment of Outstanding Equity Awards
Upon the terms and subject to the conditions of the Merger Agreement, outstanding Zendesk equity awards (including those held by the executive officers of Zendesk) will be treated as follows, subject to all required tax withholdings:
•
at the Effective Time, each in-the-money Stock Option that is vested by its terms and outstanding immediately prior to Effective Time will be canceled and converted into the right to receive, without interest, at the Effective Time, a cash award equal to the Aggregate Option Spread Value of such Stock Option.

•
immediately prior to the Effective Time, each in-the-money Stock Option that is then outstanding and not vested by its terms will be canceled and converted as of the Effective Time into a cash award equal to the Aggregate Option Spread Value of such Stock Option, which will remain subject to the same time-vesting terms and conditions that applied to the associated Stock Option immediately prior to the Effective Time, including the requirement of continued service with the Surviving Corporation or its affiliates through the applicable vesting date, as applicable, and the applicable cash amounts will be paid out, without interest, on the next payroll date following the applicable vesting dates, so long as the applicable portion of the cash award became or becomes vested prior to the applicable holder’s termination of service with the Surviving Corporation and its affiliates.

•
at the Effective Time, each Stock Option (whether vested or unvested) for which the exercise price per share is equal to or greater than the Merger Consideration will be canceled at the Closing (as defined in the section of this proxy statement entitled “—Closing and Effective Time”) without payment.

•
at the Effective Time, each vested RSU Award will cease to represent a right or award with respect to shares of Zendesk common stock, will be canceled and will entitle the holder thereof to the right to receive from the Surviving Corporation, without interest, at the Effective Time an amount in cash equal to the Merger Consideration in respect of each share underlying such RSU Award.

•
immediately prior to the Effective Time, each unvested RSU Award will be canceled and converted as of the Effective Time into a cash award (assuming achievement of performance for performance-based RSU Award using the same formula provided for in the applicable award agreement). Such cash award will equal the amount of the Merger Consideration in respect of each share underlying such RSU Award and will remain subject to the same time-vesting terms and conditions that applied to such RSU Award (except for any performance-based vesting conditions), immediately prior to the Effective Time, including the requirement of continued service with the Surviving Corporation or its affiliates through the applicable vesting date or through the end of the original performance period, as applicable, and the applicable cash amounts will be paid out, without interest, on the next payroll date following the applicable vesting dates, so long as the applicable portion of the cash award became or becomes vested prior to the applicable holder’s termination of service with the Surviving Corporation and its affiliates.
Based on the assumptions described in the section of this proxy statement entitled “—Certain Assumptions,” the estimated aggregate value of the unvested Zendesk equity awards that will be held by Zendesk’s executive officers as of the Closing Date are as follows: (a) Aggregate Option Spread Value of vested in-the-money Stock Options - $167,463,269.10; (b) Aggregate Option Spread Value of unvested in-the-money Stock Options - $34,753.68; and (c) unvested RSU Awards (with performance for performance-based unvested RSUs deemed achieved at target) - $27,267,135.00. Zendesk’s executive officers do not hold any vested RSU Awards. Please see the section of this proxy statement entitled “—Quantification of Potential Payments and Benefits to Zendesk’s Named Executive Officers in Connection with the Merger” for the estimated value of each named executive officer’s unvested Zendesk equity awards, all of which are afforded “double trigger” treatment.
Based on the assumptions described in the section of this proxy statement entitled “—Certain Assumptions,” the estimated aggregate value of the unvested RSU Awards held by Zendesk’s nonemployee directors, all of which will become fully vested upon the Effective Time and converted into the right to receive the Merger Consideration, is $1,800,000, and they are afforded “single-trigger” treatment. Zendesk’s nonemployee directors do not hold any Stock Options.
Change in Control Acceleration Plan
Each of Messrs. McDermott and Gennaro, and Mses. Glaser and Constantinople is a participant in the Zendesk Change in Control Acceleration Plan (which we refer to as the “CIC Plan”). Mr. Svane is not a participant in the CIC Plan, but his equity awards are afforded the same treatment as awards held by participants in the CIC Plan. Under the CIC Plan, in the event that a participant’s employment is terminated on or within 12 months following the date of a change in control (which the Merger will constitute) either (a) by Zendesk other than for cause (as defined in the CIC Plan), death or disability, or (b) by the participant with good reason (as defined in the CIC Plan), the vesting of all outstanding unvested stock options and other stock-based awards (including the Retention Grants described below and the cash awards described above) that are subject to time-based vesting and that are then held by the participant will immediately accelerate and become exercisable or nonforfeitable, as applicable, as of the date of such a termination. The CIC Plan also provides that payments under the CIC Plan will be reduced in order to eliminate exposure to an excise tax that would otherwise be imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, if the participant will retain a greater net after-tax amount if such reduction is applied (a “better of net after-tax cutback”).
Severance Plan
In connection with the signing of the Merger Agreement, Zendesk is implementing a severance plan (which we refer to as the “Severance Plan”) for all employees of Zendesk, including Zendesk’s executive officers. The Severance Plan provides for different levels of severance benefits depending on the participant’s seniority with Zendesk in connection with a termination of the participant’s employment by Zendesk without cause or by the participant for good reason (each term as defined in the Severance Plan). For Zendesk’s executive officers, those severance benefits are: (a) a lump sum severance payment equal to the sum of the participant’s (i) annual rate of base salary and (ii) annual target bonus opportunity; (b) 12 months of COBRA premium payments; and (c) either (i) if the termination occurs prior to the Effective Time, acceleration of equity awards that would have become vested within six months after termination, or (ii) if the termination occurs during the one year after the Effective Time, acceleration of vesting of all then outstanding equity awards pursuant to the CIC Plan, including any cash awards into which the participant’s Zendesk equity awards were converted in connection with the Merger. Participants must sign a release of claims against Zendesk to receive these severance payments. The Severance Plan does not provide for a gross-up payment to any of the executive officers, or any other eligible employee, to offset any excise taxes that may be imposed under Section 4999 of the Code.
Please see the section of this proxy statement entitled “—Quantification of Potential Payments and Benefits to Zendesk’s Named Executive Officers in Connection with the Merger” for the estimated value of each named executive officer’s severance benefits under the Severance Plan.

Equity Retention Grants
On June 23, 2022, the Board of Directors adopted an equity-based retention program, pursuant to which certain executives at or above the level of Vice President and above, including Messrs. McDermott and Gennaro, and Mses. Glaser and Constantinople, were granted RSU Awards that vest one year from the grant date (or earlier in accordance with the terms of the CIC Plan), subject to the recipient’s continued employment with Zendesk and its subsidiaries through such date (which we refer to as the “Retention Grants”). The Retention Grants will be converted into cash awards in connection with the Merger, as provided above.
Please see the section of this proxy statement entitled “—Quantification of Potential Payments and Benefits to Zendesk’s Named Executive Officers in Connection with the Merger” for the estimated value of each named executive officer’s Retention Grant, which is afforded “double trigger” treatment.
Transaction Incentive Pool
In connection with the Merger, the Compensation Committee may award up to $30 million in discretionary bonuses to Zendesk employees for retention purposes, including up to $7.5 million, in the aggregate, in discretionary bonuses (which we refer to as the “Incentive Bonuses”) to certain executive officers (other than the CEO), subject to continued employment of such officers through January 1, 2023 (or, if earlier, on and after the Closing, a severance-qualifying event under the Severance Plan) and the Compensation Committee’s evaluation, as of the Closing Date, of each such officer’s individual performance during the period between the signing of the Merger Agreement and the Closing Date. If the Effective Time has not occurred by March 15, 2023, the amount of the Incentive Bonus will be credited against any annual cash incentive bonus that becomes payable under the 2022 bonus plan (as described below). The Compensation Committee has not determined the amount of discretionary bonuses, if any, that may become payable to any of the executive officers pursuant to the transaction incentive pool.
Treatment of 2022 Annual Bonus
Under the terms of the Merger Agreement, if the Effective Time occurs on or before December 31, 2022, Parent will, and will cause the Surviving Corporation or one of its affiliates to, honor, in accordance with its terms, each of the Zendesk benefit plans providing for annual cash incentive bonus opportunities for 2022 (or portion thereof). Parent will, or will cause the Surviving Corporation or one of its affiliates to, pay to each Zendesk employee (including Messrs. Svane, McDermott and Gennaro, and Mses. Glaser and Constantinople (our “named executive officers” for purposes of this proxy statement)) who participates in a 2022 bonus plan a bonus otherwise earned in accordance with the terms and conditions of such 2022 bonus plan (including any condition of continued employment); provided that the aggregate of all such employee bonuses company-wide to be paid under the 2022 bonus plan must be no less than 50% of the aggregate target bonus amount for all such employees. The Compensation Committee has not yet determined the level of performance achievement under the 2022 bonus plan, and therefore has not yet determined the amount of annual cash incentive bonuses, if any, that may become payable to any of the executive officers pursuant to the 2022 bonus plan.
Potential Employment Arrangements with Parent
Any of Zendesk’s executive officers who become officers or employees or who otherwise are retained to provide services to Parent or the Surviving Corporation may, prior to, on or following the Closing, enter into new compensation arrangements with Parent or the Surviving Corporation. As of the date of this proxy statement, no new individualized compensation arrangements between Zendesk’s executive officers and Parent or the Surviving Corporation have been established.
Indemnification and Insurance
Pursuant to the terms of the Merger Agreement, Zendesk’s directors and executive officers will be entitled, among other things, to certain ongoing indemnification and coverage for a period of six years following the Effective Time under directors’ and officers’ liability insurance policies from the Surviving Corporation. This indemnification and insurance coverage is further described in the section of this proxy statement entitled “The Merger Agreement—Indemnification and Insurance.”

Quantification of Potential Payments and Benefits to Zendesk’s Named Executive Officers in Connection with the Merger
The information set forth in the table below is intended to comply with Item 402(t) of the SEC’s Regulation S-K, which requires disclosure of information about certain compensation for each named executive officer of Zendesk that is based on, or otherwise relates to, the Merger. For the avoidance of doubt, neither our former chief financial officer Elena Gomez, nor our former deputy chief financial officer and interim chief financial officer Michael Cabi, is referenced below, because their employment terminated prior to the end of our most recently completed fiscal year, at which time both such individuals ceased to be eligible for any compensatory payments or benefits described in this proxy statement. For additional details regarding the terms of the payments and benefits described below, please see the section of this proxy statement entitled “Interests of Zendesk’s Executive Officers and Directors in the Merger” above.
The amounts shown in the table below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below and in the footnotes to the table, and do not reflect certain compensation actions that may occur before completion of the Merger. For purposes of calculating such amounts, the following assumptions were used:
•	The relevant price per share of Zendesk common stock is $77.50, which is the Merger Consideration;
•	The Effective Time as referenced in this section occurs on December 1, 2022, which is the assumed date of the Effective Time solely for purposes of the disclosure in this section; and
•
The employment of each executive officer of Zendesk is terminated without “cause” or due to the executive officer’s resignation for “good reason” (as such terms are defined in the relevant plans and agreements), in either case immediately following the assumed Effective Time.

Named Executive Officer	Cash ($)(1)	Equity($)(2)	Perquisites / Benefits($)(3)	Total ($)(4)
Mikkel Svane	$1,200,000	$6,650,026	$28,869	$7,878,895
Shelagh Glaser	$900,000	$5,713,145	$27,744	$6,640,889
Alex Constantinople	$672,000	$3,679,623	—	$4,351,623
Adrian McDermott	$770,000	$4,368,532	$28,869	$5,167,401
Norman Gennaro	$1,000,000	$6,890,563	$28,869	$7,919,432
(1)
Cash. Consists of a cash lump sum severance payment equal to the sum of the participant’s (a) annual rate of base salary and (b) annual target bonus opportunity payable pursuant to the Severance Plan. The cash severance payments are “double trigger” and become payable only upon a qualifying termination of employment (please see the section of this proxy statement entitled “—Severance Plan.” The estimated amount of each such payment is shown in the following table:

Named Executive Officer	Severance – Base Salary ($)	Severance – Target Bonus ($)	Total ($)
Mikkel Svane	$600,000.00	$600,000.00	$1,200,000
Shelagh Glaser	$500,000.00	$400,000.00	$900,000
Alex Constantinople	$420,000.00	$252,000.00	$672,000
Adrian McDermott	$440,000.00	$330,000.00	$770,000
Norman Gennaro	$500,000.00	$500,000.00	$1,000,000
As noted above, the Compensation Committee may award up to $7.5 million in the aggregate in discretionary cash transaction incentive bonuses to certain executive officers (other than the CEO), subject to continued employment of such officers through January 1, 2023 (or, if earlier, on and after the Closing, a severance-qualifying event under the Severance Plan), but the Compensation Committee has not yet determined the amount of discretionary bonuses, if any, that may become payable to any of the executive officers pursuant to this transaction incentive pool.
(2)
Equity. The below amounts payable in respect of unvested in-the-money Stock Options and unvested RSU Awards (including the Retention Grants) are “double trigger” payments attributable to acceleration of cash awards granted in substitution of unvested in-the-money Stock Options and unvested RSU Awards (including the Retention Grants) upon a qualifying termination of employment. For further details regarding the treatment of Zendesk equity awards in connection with the Merger, please see the section of this proxy statement entitled “—Treatment of Outstanding Equity Awards.” The estimated values of such awards are shown in the following table (in the case of RSU Awards that are subject to performance-based vesting conditions, the estimated values assume that the applicable performance goals are achieved at target):

Named Executive Officer	Unvested In-the-Money Stock Options ($)	Unvested RSU Awards ($)*	Total ($)
Mikkel Svane	$13,701	$6,636,325	$6,650,026
Shelagh Glaser	—	$5,713,145	$5,713,145
Alex Constantinople	—	$3,679,623	$3,679,623
Adrian McDermott	$12,800	$4,355,733	$4,368,532
Norman Gennaro	$8,253	$6,882,310	$6,890,563
*	This amount includes the Retention Grants, the estimated value of each of which is as follows:
Named Executive Officer	Retention Grant ($)
Mikkel Svane	—
Shelagh Glaser	$1,500,000
Alex Constantinople	$750,000
Adrian McDermott	$1,000,000
Norman Gennaro	$2,000,000
(3)
Perquisites / Benefits. Consists of the estimated value of continued health and welfare benefits for a 12-month period following termination of employment. Such payment is “double trigger” and is provided only upon a qualifying termination of employment (please see the section of this proxy statement entitled “Interests of Zendesk’s Executive Officers and Directors in the Merger—Severance Plan”).

(4)
Cutback. Amounts reported in this table do not reflect the impact of the better net after-tax cutback that may apply to the payments and benefits of the named executive officers in the event that the excise tax applicable under Section 4999 of the Code would otherwise apply. Please see the section of this proxy statement entitled “Interests of Zendesk’s Executive Officers and Directors in the Merger—Change in Control Acceleration Plan.”

Financing of the Merger
We anticipate that the total amount of funds necessary to complete the Merger and the related transactions, and to pay the fees and expenses required to be paid at the Closing by Parent and Merger Sub under the Merger Agreement, will be approximately $10.47 billion, taking into account cash and cash equivalents of Zendesk and its subsidiaries on hand at the Closing. This amount includes funds needed to: (a) pay the aggregate Merger Consideration in respect of the Zendesk common stock (other than the Unconverted Shares), (b) make payments in respect of the vested and outstanding Zendesk equity awards payable in connection with the Closing, and (c) make payments of cash (i) in connection with an offer to purchase the Existing Notes (as defined in the Merger Agreement) to the holders thereof in amount equal to the aggregate principal amount of Existing Notes tendered and accepted for payment and (ii) upon conversion of the Existing Notes in connection with any Fundamental Change and Make-Whole Fundamental Change (each as defined in the Existing Notes Indentures (as defined in the Merger Agreement)), in each case on or after the Closing Date (which we refer to, collectively, as the “Required Amounts”).
Parent and Merger Sub have obtained committed Financing consisting of (a) Equity Financing to be provided by the Equity Financing Sources pursuant to the terms and conditions of the Equity Commitment Letters, (b) Debt Financing to be provided pursuant to the terms and conditions of the Debt Commitment Letter by the Debt Commitment Parties party thereto and (c) Preferred Equity Financing to be provided pursuant to the terms and conditions of the Preferred Equity Commitment Letter. In connection with the Merger Agreement, Parent and Merger Sub have delivered to Zendesk copies of the Commitment Letters. Notwithstanding anything in the Merger Agreement to the contrary, in no event shall the receipt or availability of any funds or financing (including the Financing contemplated by the Commitment Letters) by or to Parent or any of its affiliates or any other financing transaction be a condition to any of the obligations of Parent or Merger Sub under the Merger Agreement.
Equity Financing
Pursuant to the Equity Commitment Letters, and subject to the terms and conditions thereof, the Equity Financing Sources have committed to capitalize Parent at the Closing with an aggregate equity contribution equal to approximately $6.32 billion for the purpose of funding the Required Amounts. The obligations of each Equity Financing Source to provide the Equity Financing under the Equity Commitment Letters are subject to a number of conditions, including, but not limited to: (a) the satisfaction in full, or waiver by Parent, of each of the conditions to the obligations of Parent to consummate the transactions set forth in Section 6.1 and Section 6.3 of the Merger Agreement (other than those conditions that by their terms or nature are to be satisfied at the Closing; provided, that those other conditions would be capable of being satisfied at the Closing), (b) the substantially concurrent consummation of the Merger in accordance with the terms of the Merger Agreement, (c) the Debt Financing (or any alternative thereto in accordance with the Merger Agreement) (i) has been funded or (ii) would be funded upon the delivery of a drawdown notice by Parent and subject only to the satisfaction of those conditions that by their nature are to be satisfied at the Closing (provided that those conditions would be capable of being satisfied at the Closing), and substantially simultaneously with the funding of the Equity Financing and (d) the prior or substantially concurrent funding of the applicable equity commitment of each other Equity Financing Source under its applicable Equity Commitment Letter. We refer to the equity financing described in the preceding sentence as the “Equity Financing.”
The obligation of each Equity Financing Source to fund its equity commitment will automatically and immediately terminate upon the earliest to occur of: (a) the consummation of the Closing, (b) the termination of the Equity Commitment Letter of any other Equity Financing Source (other than in connection with the funding of the applicable equity contribution thereunder), (c) the valid termination of the Merger Agreement in accordance with its terms, (d) the full satisfaction of any final judgment against Parent in any action that includes an award of damages or the payment of any amount due in connection with the Fee Funding Agreements and (e) the commencement by Zendesk or any of its controlled affiliates of any lawsuit or other legal proceeding asserting any claim against any Equity Financing Source or any of the Investor Parties (as defined in the Equity Commitment Letters) under, in respect of, or relating to, the Merger Agreement, the Fee Funding Agreements or the Equity Commitment Letters or the transactions contemplated thereby, subject to certain exceptions for permitted claims.
Zendesk is an express third-party beneficiary of the Equity Commitment Letters solely with respect to enforcing Parent’s right to cause the commitments under the Equity Commitment Letters by the Equity Financing Sources be funded to Parent in accordance with the Equity Commitment Letters, and to cause Parent to enforce its rights against such Equity Financing Source to perform its funding obligations under the applicable Equity Commitment Letter, in each case subject to (a) the limitations and conditions set forth in each Equity Commitment Letter and (b) the terms and conditions of the Merger Agreement.
Debt Financing and Preferred Equity Financing
In addition, in connection with the Merger Agreement, (a) the Debt Commitment Parties have committed to provide Parent with Debt Financing consisting of a $3.75 billion senior secured term loan facility, a senior secured delayed draw term loan facility and a $350 million senior secured revolving credit facility, in each case on the terms and subject to the conditions set forth in the Debt Commitment Letter, and (b) Parent has obtained commitments for Preferred Equity Financing in an aggregate principal amount of up to $500 million from the Preferred Equity Financing Sources on the terms and subject to the conditions set forth in the Preferred Equity Commitment Letter. The obligations of the Debt Commitment Parties to provide Debt Financing under the Debt Commitment Letter and the Preferred Equity Financing Sources to provide Preferred Equity Financing under the Preferred Equity Commitment Letter are, in each case, subject to a number of customary conditions, including consummation of the Merger. For more information, please see the section of this proxy statement entitled “The Merger Agreement—Debt Financing and Preferred Equity Financing.”
Parent has agreed to use its reasonable best efforts, and to cause each of its subsidiaries to use its reasonable best efforts, to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the Financing on the terms and subject only to the conditions described in the Commitment Letters, as applicable (or, only if then available, on other terms (but not conditions), that (a) are acceptable to Parent in its sole discretion and (b) would otherwise not contain any Prohibited Modification (as defined in the Merger Agreement)) on the date on which the Merger is required to be consummated, pursuant to the terms of the Merger Agreement. Parent has agreed to comply with its obligations, and enforce its rights, under the Debt Commitment Letter and the Preferred Equity Commitment Letter and, if then in effect and applicable, the definitive agreements with respect to the Debt Financing and the Preferred Equity Financing in a timely and diligent manner. For more information, please see the section of this proxy statement entitled “The Merger Agreement—Debt Financing and Preferred Equity Financing.”
Zendesk is required to use its reasonable best efforts, and to cause its subsidiaries to use reasonable best efforts, and each of them to use their reasonable best efforts to cause their respective subsidiaries and representatives to use their reasonable best efforts, to provide customary cooperation, to the extent reasonably requested by Parent necessary for the arrangement, consummation or issuance, as applicable, of the Debt Financing, Preferred Equity Financing or any alternative financing obtained in accordance with the Merger Agreement (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of Zendesk or any of its affiliates), subject to certain exceptions. For more information, please see the section of this proxy statement entitled “The Merger Agreement—Cooperation as to Debt Financing and Preferred Equity Financing.”
Fee Funding Agreements
Pursuant to the Fee Funding Agreements, subject to the terms and conditions contained therein, each Equity Financing Source has agreed to pay a portion of the payment of: (a) the aggregate amount of the Parent Termination Fee solely if and when payable by Parent pursuant to the Merger Agreement; (b) certain enforcement and interest expenses solely if and when payable by Parent in connection with certain legal proceedings and defaults under the Merger Agreement; (c) any filing fees payable by Zendesk in connection with the notifications, filings, registrations or other materials contemplated by the Merger Agreement; and (d) certain reimbursement obligations solely if and when payable by Parent pursuant to the indemnification obligations to Zendesk and its representatives in connection with the Debt Financing. The obligations of the Equity Financing Sources under the respective Fee Funding Agreements are subject to an aggregate cap equal to $637 million.
Subject to specified exceptions, each of the Fee Funding Agreements will terminate automatically and immediately upon the earliest of:
•	the Closing, if the Closing occurs, and the payment of all amounts owed by Parent at the Closing pursuant to the Merger Agreement; and
•
six months following the valid termination of the Merger Agreement if Zendesk has not made a claim in writing for payment of any of the obligations set forth in clauses (a) through (d) above to Parent by such date, subject to certain exceptions as set forth in the Fee Funding Agreements.

Closing and Effective Time
The closing of the Merger (which we refer to as the “Closing”) will take place remotely at 7:00 a.m. New York City time on the fifth business day after the satisfaction or waiver (to the extent such waiver is permitted by applicable law and the Merger Agreement) of all conditions to Closing, which are described below in the section of this proxy statement entitled “The Merger Agreement—Conditions to the Closing of the Merger” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time agreed to in writing by Parent and Zendesk. The date on which the Closing occurs is herein referred to as the “Closing Date.”
Accounting Treatment
The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.
Appraisal Rights
If the Merger is consummated, Zendesk stockholders who continuously hold shares of Zendesk common stock through the Effective Time, do not vote in favor of the adoption of the Merger Agreement and properly demand appraisal of their shares and otherwise comply with the statutory requirements of Section 262 of the DGCL will be entitled to seek appraisal of their shares in connection with the Merger under Section 262 of the DGCL. The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement as Annex D and incorporated herein by reference. The following summary does not constitute any legal or other advice and does not constitute a recommendation that Zendesk stockholders exercise their appraisal rights under Section 262. All references in Section 262 and in this summary to a “stockholder,” “holder of shares of Zendesk common stock” or “Zendesk stockholder” are to the record holder of shares of Zendesk common stock unless otherwise expressly noted herein. Only a holder of record of shares of Zendesk common stock is entitled to demand appraisal of the shares registered in that holder’s name. A person having a beneficial interest in shares of Zendesk common stock held of record in the name of another person, such as a bank, broker, fiduciary (such as a trustee, guardian or custodian), depository or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. If you hold your shares of Zendesk common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee.
Under Section 262, if the Merger is completed, Zendesk stockholders who: (a) submit a written demand for appraisal of their shares; (b) do not vote in favor of the adoption of the Merger Agreement; (c) continuously are the record holders of such shares through the Effective Time; and (d) otherwise exactly follow the procedures set forth in Section 262 may be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares of Zendesk common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the Delaware Court of Chancery. However, after an appraisal petition has been filed, the Delaware Court of Chancery will dismiss appraisal proceedings as to all Zendesk stockholders who have asserted appraisal rights unless (i) the total number of shares for which appraisal rights have been pursued and perfected exceeds 1% of the outstanding shares of Zendesk common stock as measured in accordance with subsection (g) of Section 262; or (ii) the value of the aggregate Merger Consideration in respect of the shares of Zendesk common stock for which appraisal rights have been pursued and perfected exceeds $1 million (conditions (i) and (ii) which are referred to as the “ownership thresholds”). Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the Effective Time through the date the judgment is paid at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period. However, at any time before the Delaware Court of Chancery enters judgment in the appraisal proceedings, the Surviving Corporation may voluntarily pay to each Zendesk stockholder entitled to appraisal an amount in cash pursuant to subsection (h) of Section 262, in which case such interest will accrue after the time of such payment only on an amount that equals the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Delaware Court of Chancery, in addition to any interest accrued prior to the time of such voluntary cash payment, unless paid at such time. The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment.
Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, such as the Special Meeting, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes Zendesk’s notice to its stockholders that appraisal rights are available in connection with the Merger, and the full text of Section 262 is attached to this proxy statement as Annex D. In connection with the Merger, any Zendesk stockholder who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review this discussion and Annex D carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner may result in the loss of appraisal rights under the DGCL. A Zendesk stockholder who loses his, her or its appraisal rights will be entitled to receive the Merger Consideration described in the Merger Agreement. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of Zendesk common stock, Zendesk believes that if a Zendesk stockholder considers exercising such rights, that Zendesk stockholder should seek the advice of legal counsel.
Zendesk stockholders wishing to exercise the right to seek an appraisal of their shares of Zendesk common stock must do ALL of the following:
•	the Zendesk stockholder must not vote in favor of the Merger Agreement Proposal;
•	the Zendesk stockholder must deliver to Zendesk a written demand for appraisal before the vote by the Zendesk stockholders is taken on the Merger Agreement Proposal at the Special Meeting;
•
the Zendesk stockholder must continuously hold the shares of Zendesk common stock from the date of making the demand through the Effective Time (a Zendesk stockholder will lose appraisal rights if the Zendesk stockholder transfers the shares before the Effective Time); and

•	the Zendesk stockholder (or any person who is the beneficial owner of shares of Zendesk common stock held either in a voting trust or by a nominee on behalf of such person) or the Surviving

Corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the Effective Time. The Surviving Corporation is under no obligation to file any petition and has no intention of doing so.
In addition, one of the ownership thresholds must be met.
Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Agreement, a Zendesk stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the Merger Agreement, abstain or not vote his, her or its shares.
Filing Written Demand
Any Zendesk stockholder wishing to exercise appraisal rights must deliver to Zendesk, before the vote on the adoption of the Merger Agreement at the Special Meeting at which the proposal to adopt the Merger Agreement will be submitted to Zendesk stockholders, a written demand for the appraisal of such Zendesk stockholder’s shares, and that Zendesk stockholder must not vote or submit a proxy in favor of the adoption of the Merger Agreement. A Zendesk stockholder exercising appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the Effective Time. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Agreement, and it will constitute a waiver of the Zendesk stockholder’s appraisal rights. Therefore, a Zendesk stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the Merger Agreement or abstain from voting, or otherwise fail to vote, on the adoption of the Merger Agreement. Neither voting against the adoption of the Merger Agreement nor abstaining from voting or failing to vote on the proposal to adopt the Merger Agreement will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the Merger Agreement. A proxy or vote against the adoption of the Merger Agreement will not constitute a demand. A Zendesk stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the Merger Agreement at the Special Meeting of Zendesk stockholders will constitute a waiver of appraisal rights.
Only a holder of record of shares of Zendesk common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of Zendesk common stock must be executed by or on behalf of the holder of record, and must reasonably inform Zendesk of the identity of the holder and state that the person intends thereby to demand appraisal of the holder’s shares in connection with the Merger. If the shares are owned of record in a fiduciary or representative capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners.
ZENDESK STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE OR BANK ACCOUNTS OR OTHER NOMINEE FORMS AND WHO WISH TO EXERCISE APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR BANK, BROKER OR OTHER NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKER OR OTHER NOMINEES TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKER OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.
All demands for appraisal pursuant to Section 262 should be in writing and should be mailed or delivered to:
Zendesk, Inc.
Attention: Shanti Ariker, Corporate Secretary
secretary@zendesk.com
989 Market Street
San Francisco, CA 94103

At any time within 60 days after the Effective Time, any Zendesk stockholder who has delivered a written demand to Zendesk and who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the Merger Consideration by delivering to Zendesk a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the Effective Time shall require written approval of the Surviving Corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any Zendesk stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that this provision shall not affect the right of any Zendesk stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such Zendesk stockholder’s demand for appraisal and to accept the Merger Consideration within 60 days after the Effective Time. If an appraisal proceeding is commenced and Zendesk, as the Surviving Corporation, does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any Zendesk stockholder who withdraws such stockholder’s demand in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding with respect to a Zendesk stockholder, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the Merger Consideration being offered pursuant to the Merger Agreement.
Notice by the Surviving Corporation
If the Merger is completed, within 10 days after the Effective Time, the Surviving Corporation will notify each Zendesk stockholder who has properly made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the adoption of the Merger Agreement, that the Merger has become effective and the effective date thereof.
Filing a Petition for Appraisal
Within 120 days after the Effective Time, but not thereafter, the Surviving Corporation or any Zendesk stockholder who has complied with Section 262 and is entitled to seek appraisal under Section 262 (including for this purpose any beneficial owner of shares of Zendesk common stock held either in a voting trust or by nominee on behalf of such person) may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a Zendesk stockholder (or beneficial owner), demanding a determination of the fair value of the shares held by all dissenting Zendesk stockholders entitled to appraisal. The Surviving Corporation is under no obligation, and has no present intention, to file a petition, and Zendesk stockholders should not assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of Zendesk common stock. Accordingly, any Zendesk stockholders who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of Zendesk common stock within the time and in the manner prescribed in Section 262. The failure of a Zendesk stockholder to file such a petition within the period specified in Section 262 could nullify the Zendesk stockholder’s previous written demand for appraisal.
Within 120 days after the Effective Time, any Zendesk stockholder who has complied with the requirements of Section 262 and who is entitled to appraisal rights thereunder will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares of Zendesk common stock not voted in favor of the adoption of the Merger Agreement and with respect to which Zendesk has received demands for appraisal, and the aggregate number of holders of such shares. The Surviving Corporation must mail such statement to the requesting Zendesk stockholder within 10 days after receipt by the Surviving Corporation of the written request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of shares of Zendesk common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition seeking appraisal or request from the Surviving Corporation the statement described in this paragraph. As noted above, however, the demand for appraisal can only be made by a Zendesk stockholder of record.
If a petition for an appraisal is duly filed by a Zendesk stockholder or a beneficial owner and a copy thereof is served upon the Surviving Corporation, the Surviving Corporation will then be obligated within 20 days after such service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all Zendesk stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. Upon the filing of any such petition, the Delaware Court of Chancery may order that notice of the time and place fixed for the hearing on the petition be mailed to the Surviving Corporation and all of the Zendesk stockholders shown on such verified list at the addresses stated therein. Such notice will also be published at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or in another publication determined by the Delaware Court of Chancery. The costs of these notices are borne by the Surviving Corporation. After notice to Zendesk stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those Zendesk stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require Zendesk stockholders who demanded appraisal of their shares to submit their stock certificates (if any) to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings and, if any Zendesk stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss that Zendesk stockholder from the proceedings. The Delaware Court of Chancery will dismiss appraisal proceedings as to all Zendesk stockholders who have asserted appraisal rights unless one of the ownership thresholds is met.
Determination of “Fair Value”
After determining the Zendesk stockholders entitled to appraisal and that at least one of the ownership thresholds described above has been satisfied as to Zendesk stockholders seeking appraisal rights, the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will determine the “fair value” of the shares of Zendesk common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value (subject, in the case of interest payments, to any voluntary cash payments made by the Surviving Corporation pursuant to subsection (h) of Section 262 that have the effect of limiting the sum on which interest accrues as described below). In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the court in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. However, at any time before the Delaware Court of Chancery enters judgment in the appraisal proceedings, the Surviving Corporation may pay to each Zendesk stockholder entitled to appraisal an amount in cash, in which case such interest will accrue after the time of such payment only on an amount that equals the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Delaware Court of Chancery, in addition to any interest accrued prior to the time of such voluntary payment, unless paid at such time.
In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”
Zendesk stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and Zendesk stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Neither Zendesk nor Parent anticipates offering more than the Merger Consideration to any Zendesk stockholder exercising appraisal rights, and each of Zendesk and Parent reserves the rights to make a voluntary cash payment pursuant to subsection (h) of Section 262 and to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of Zendesk common stock is less than the Merger Consideration. If a petition for appraisal is not timely filed, or if neither of the ownership thresholds described above has been satisfied as to Zendesk stockholders seeking appraisal rights, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and charged upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a Zendesk stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a Zendesk stockholder in connection with an appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to be appraised. In the absence of such determination or assessment, each party bears its own expenses.
If any Zendesk stockholder who demands appraisal of his, her or its shares of Zendesk common stock under Section 262 fails to perfect, or effectively loses or withdraws, such holder’s right to appraisal, the Zendesk stockholder’s shares of Zendesk common stock will be deemed to have been converted at the Effective Time into the right to receive the Merger Consideration, without interest. A Zendesk stockholder will fail to perfect, or effectively lose or withdraw, such holder’s right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time, if neither of the ownership thresholds described above is met or if the Zendesk stockholder properly delivers to the Surviving Corporation a written withdrawal of such holder’s demand for appraisal and an acceptance of the Merger Consideration in accordance with Section 262.
From and after the Effective Time, no Zendesk stockholder who has demanded appraisal rights will be entitled to vote such shares of Zendesk common stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the holder’s shares of Zendesk common stock, if any, payable to Zendesk stockholders as of a time prior to the Effective Time. If no petition for an appraisal is filed, if neither of the ownership thresholds described above is met, or if the Zendesk stockholder delivers to the Surviving Corporation a written withdrawal of the demand for an appraisal and an acceptance of the Merger, either within 60 days after the Effective Time or thereafter with the written approval of the Surviving Corporation, then the right of such Zendesk stockholder to an appraisal will cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any Zendesk stockholder without the approval of the court, and such approval may be conditioned upon such terms as the court deems just; provided, however, that the foregoing shall not affect the right of any Zendesk stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such Zendesk stockholder’s demand for appraisal and to accept the terms offered upon the Merger within 60 days after the Effective Time.
Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a Zendesk stockholder’s statutory appraisal rights. Consequently, any Zendesk stockholder wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.
Material U.S. Federal Income Tax Consequences of the Merger
The following discussion is a summary of certain material U.S. federal income tax consequences of the Merger that may be relevant to U.S. Holders and non-U.S. Holders (each, as defined below) of shares of Zendesk common stock whose shares of Zendesk common stock are converted into the right to receive cash pursuant to the Merger. This discussion is limited to U.S. Holders and non-U.S. Holders who hold their shares of Zendesk common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is based upon the Code, Treasury Regulations promulgated under the Code, rulings and other published positions of the Internal Revenue Service (which we refer to as the “IRS”) and judicial decisions, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations at any time, possibly with retroactive effect. Any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth in this discussion. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax considerations described in this discussion. No advance ruling has been or will be sought from the IRS regarding any matter discussed below.
This discussion is for general information purposes only and does not purport to be a complete analysis of all of the U.S. federal income tax considerations that may be relevant to particular holders in light of their particular facts and circumstances, or to Zendesk stockholders subject to special rules under the U.S. federal income tax laws, including, for example:
•	banks and other financial institutions;
•	mutual funds;
•	insurance companies;
•	brokers or dealers in securities, currencies or commodities;
•	dealers or traders in securities subject to a mark-to-market method of accounting with respect to shares of Zendesk common stock;
•	regulated investment companies and real estate investment trusts;
•	retirement plans, individual retirement and other deferred accounts;
•	tax-exempt organizations, governmental agencies, instrumentalities or other governmental organizations and pension funds;
•	holders that hold shares of Zendesk common stock as part of a “straddle,” hedge, constructive sale, or other integrated transaction or conversion transaction or similar transactions;
•	U.S. Holders whose functional currency is not the U.S. dollar;
•
Partnerships, other entities classified as partnerships for U.S. federal income tax purposes, “S corporations,” or any other pass-through entities for U.S. federal income tax purposes (or investors in such entities);

•	holders that own or have owned (directly, indirectly or constructively) 5% or more of Zendesk common stock (by vote or value);
•	holders that received their shares of Zendesk common stock in a compensatory transaction, through a tax-qualified retirement plan or pursuant to the exercise of options or warrants;
•	U.S. expatriates and former citizens or long-term residents of the United States;
•	holders that own an equity interest in Parent following the Merger; and
•
persons required to accelerate the recognition of any item of gross income with respect to Zendesk common stock as a result of such income being taken into account on an applicable financial statement.

This discussion does not address any U.S. federal tax considerations other than those pertaining to the income tax (such as estate, gift or other non-income tax consequences) or any state, local or foreign income or non-income tax considerations. In addition, this discussion does not address any considerations arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, the alternative minimum tax or any considerations in respect of the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations promulgated thereunder and intergovernmental agreements entered into in connection therewith and any laws, regulations or practices adopted in connection with any such agreement).
If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of Zendesk common stock, the U.S. federal income tax treatment of a partner in such partnership generally will depend upon the status of the partner, the activities of the partner and the partnership and certain determinations made at the partner level. Accordingly, partners in partnerships holding shares of Zendesk common stock should consult their tax advisors as to the particular tax consequences to them of the Merger.

THE U.S. FEDERAL INCOME TAX TREATMENT OF THE TRANSACTIONS DISCUSSED HEREIN TO ANY PARTICULAR ZENDESK STOCKHOLDER WILL DEPEND ON THE ZENDESK STOCKHOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU SHOULD CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE MERGER IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES, INCLUDING U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES.
For purposes of this discussion, a “U.S. Holder” means a beneficial owner of shares of Zendesk common stock that is for U.S. federal income tax purposes:
•	an individual who is a citizen or resident of the United States;
•	a corporation, or other entity or arrangement taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or
•
a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more “United States persons” (within the meaning of the Code) have the authority to control all substantial decisions of the trust or (b) the trust validly elected to be treated as a United States person for U.S. federal income tax purposes.

A “non-U.S. Holder” means a beneficial owner of Zendesk common stock that is neither a U.S. Holder nor an entity or arrangement treated as a partnership for United States federal income tax purposes.
U.S. Holders
The receipt of cash by a U.S. Holder in exchange for shares of Zendesk common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares of Zendesk common stock surrendered pursuant to the Merger. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares of Zendesk common stock. A U.S. Holder’s gain or loss on the disposition of shares of Zendesk common stock generally will be characterized as capital gain or loss. Any such capital gain or loss will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one year at the time of the completion of the Merger. Long-term capital gains of certain non-corporate holders, including individuals, currently are subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. If a U.S. Holder acquired different blocks of Zendesk common stock at different times or different prices, such U.S. Holder must determine its adjusted tax basis and holding period separately with respect to each block of Zendesk common stock.
Non-U.S. Holders
In general, subject to the discussion below regarding potential backup withholding, the receipt of cash by a non-U.S. Holder in exchange for shares of Zendesk common stock pursuant to the Merger will not be subject to United States federal income tax unless:
•
the gain, if any, recognized by the non-U.S. Holder is effectively connected with a trade or business of the non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to the non-U.S. Holder’s permanent establishment in the United States);

•
the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the exchange of shares of Zendesk common stock pursuant to the Merger and certain other conditions are met; or

•
shares of Zendesk common stock constitute a United States real property interest by reason of Zendesk’s status as a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code (which we refer to as “USRPHC”) at any time during the shorter of the five-year period ending on the date of the Effective Time or the period that the non-U.S. Holder held the applicable shares of Zendesk common stock (which we refer to as the “Relevant Period”).

Gain described in the first bullet point above generally will be subject to United States federal income tax on a net income basis in substantially the same manner as if the non-U.S. Holder were a U.S. Holder (unless an applicable income tax treaty provides otherwise), and if the non-U.S. Holder is a corporation for U.S. federal income tax purposes, it may also be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be provided by an applicable income tax treaty) on its “effectively connected earnings and profits” for the taxable year, as adjusted for certain items.
A non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be provided by an applicable income tax treaty) on any gain recognized, which may be offset by U.S.-source capital losses recognized in the same taxable year (if any).
With respect to the third bullet point above, Zendesk believes it has not been, is not and will not be a USRPHC during the five-year period ending on the date of the Effective Time. Even if Zendesk is or was a USRPHC during the relevant period, gain arising from a non-U.S. Holder’s receipt of cash in exchange for shares of Zendesk common stock pursuant to the Merger will not be subject to U.S. federal income tax if the Zendesk common stock is “regularly traded,” as defined in applicable Treasury Regulations, on an established securities market, and such non-U.S. Holder owned, actually and constructively, 5% or less of the Zendesk common stock throughout the Relevant Period.
Information Reporting and Backup Withholding
Generally, information reporting requirements may apply in connection with payments made to U.S. Holders and non-U.S. Holders in connection with the Merger.
Backup withholding of tax (currently, at a rate of 24%) generally will apply to the proceeds received by a U.S. Holder pursuant to the Merger, unless the U.S. Holder provides the applicable withholding agent with a properly completed and executed IRS Form W-9 providing such U.S. Holder’s correct taxpayer identification number and certifying that such U.S. Holder is not subject to backup withholding, or otherwise establishes an exemption, and otherwise complies with the backup withholding rules.
A non-U.S. Holder may be subject to information reporting and backup withholding tax (currently, at a rate of 24%) unless the non-U.S. Holder provides the applicable withholding agent with a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable IRS Form W-8), attesting to such non-U.S. Holder’s status as a non-U.S. person and otherwise complies with applicable certification requirements.
Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder or a non-U.S. Holder generally will be allowed as a credit against such U.S. Holder’s or non-U.S. Holder’s U.S. federal income tax liability, if any, and may entitle such U.S. Holder or non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.
THIS DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY. IT DOES NOT ADDRESS TAX CONSIDERATIONS THAT MAY VARY WITH, OR ARE CONTINGENT ON, YOUR INDIVIDUAL CIRCUMSTANCES OR THE APPLICATION OF ANY U.S. NON-INCOME TAX LAWS OR THE LAWS OF ANY STATE, LOCAL OR NON-U.S. JURISDICTION, AND HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING SUCH MATTERS AND THE TAX CONSEQUENCES OF THE MERGER TO THEM IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.
Regulatory Approvals Required for the Merger
General
Each of the parties to the Merger Agreement has agreed to (subject to the terms and conditions of the Merger Agreement) use its reasonable best efforts to take promptly, or cause to be taken, all actions necessary, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable laws to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement, including obtaining of all necessary consents, approvals, registrations, waivers, permits, authorizations, orders and other confirmations from governmental entities as described in the section of this proxy statement entitled “The Merger Agreement—Other Covenants—Efforts to Consummate the Merger.” These approvals include clearances under the HSR Act, the CFIUS Approval and regulatory approvals under the laws of certain other jurisdictions, including the EU.

U.S. Regulatory Clearances
Under the HSR Act, the Merger cannot be completed until the waiting period applicable to the Merger has expired or been terminated. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-day waiting period following the parties’ filings of their HSR Act notification and report forms. If the Federal Trade Commission (which we refer to as the “FTC”) or the Antitrust Division of the Department of Justice (which we refer to as the “DOJ”) issues a request for additional information and documentary materials (which we refer to as a “Second Request”) prior to the expiration of the initial waiting period, the parties must observe a second 30-day waiting period, which would begin to run only after the parties have substantially complied with the Second Request, unless the waiting period is terminated earlier or the parties otherwise agree to extend the waiting period. The parties made the required filings with the FTC and the DOJ on July 1, 2022, and the initial 30-day waiting period is scheduled to expire at 11:59 pm Eastern Time on August 1, 2022.
At any time before or after consummation of the Merger, notwithstanding the termination or expiration of the waiting period under the HSR Act, the FTC or the DOJ could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the parties, or requiring the parties to license or hold separate assets or terminate existing relationships and contractual rights. At any time before or after the completion of the Merger, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. We cannot be certain that a challenge to the Merger will not be made or that, if a challenge is made, we will prevail.
Under the Merger Agreement, the Merger cannot be completed until the parties have received from the interagency Committee on Foreign Investment in the United States (which we refer to as “CFIUS”): (a) a written determination from CFIUS to the effect that the transactions contemplated by the Merger Agreement do not constitute a “covered transaction” pursuant to 31 C.F.R. § 800.213, (b) a written determination from CFIUS to the effect that review or investigation of the transactions contemplated by the Merger Agreement has been concluded and that a determination has been made that there are no unresolved national security concerns, or (c) following an investigation conducted by CFIUS pursuant to 31 C.F.R. § 800.507, CFIUS reports the transaction to the President of the United States and either (i) the President of the United States makes a decision not to suspend or prohibit such transaction pursuant to his authorities under Section 721 of the Defense Production Act of 1950, 50 U.S.C. § 4565, as amended, and the regulations at 31 C.F.R. Parts 800-802, or (ii) the President of the United States has not taken any action within 15 days from the date he received the report from CFIUS (which we refer to as the “CFIUS Approval”). Zendesk and Parent submitted a draft joint voluntary notice to CFIUS with respect to the Merger and the other transactions contemplated by the Merger Agreement on July 18, 2022.
Other Regulatory Clearances
The Merger is also subject to receipt of pending regulatory approvals in certain other jurisdictions (unless excluded by waiver mutually agreed between the parties to the Merger Agreement) under their applicable regulatory laws as amended from time to time, in particular: Austria (pursuant to the Austrian Cartel Act 2005); China (pursuant to the Chinese Anti-monopoly Law of China, 2008); the European Union (pursuant to the Council Regulation (EC) No 139/2004); Germany (pursuant to the Act against Restraints of Competition); South Africa (pursuant to the South African Competition Act No. 89 of 1998); Spain (pursuant to the Spanish Act on the legal regime of capital movements and economic transactions abroad (the Act 19.2003) as per last amendment of 24 June 2021 (Royal Decree Law 12/2021) and amended by the transitional provisions (Royal Decree 27/2021); and Switzerland (pursuant to the Swiss Federal Act on Cartels and Other Restrictions of Competition of 1995 and Ordinance of the Control of Concentrations of Undertakings of 1996).
In each case, the Merger cannot be completed until the parties obtain clearance or approval to consummate the Merger or the applicable waiting periods have expired or been terminated. The parties have agreed to cooperate with each other and use their reasonable best efforts to make these filings as promptly as reasonably practicable. The relevant regulatory authorities could take such actions under the applicable regulatory laws as they deem necessary or desirable, including seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights.
The Board of Directors unanimously recommends that you vote “FOR” the Merger Agreement Proposal.

THE MERGER AGREEMENT
The following summarizes the provisions of the Merger Agreement. The descriptions of the Merger Agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger, because this summary may not contain all of the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.
The representations, warranties, covenants and agreements described below and included in the Merger Agreement (a) were made only for purposes of the Merger Agreement and as of specific dates; (b) were made solely for the benefit of the parties to the Merger Agreement; and (c) may be subject to important qualifications, limitations and supplemental information agreed to by Zendesk, Parent and Merger Sub in connection with negotiating the terms of the Merger Agreement. In addition, the representations and warranties have been included in the Merger Agreement for the purpose of allocating contractual risk between Zendesk, Parent and Merger Sub rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Zendesk stockholders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of Zendesk, Parent or Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of Zendesk, Parent and Merger Sub, because the parties may take certain actions that are either expressly permitted in the confidential disclosure schedules to the Merger Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Merger Agreement is described below, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Zendesk, Parent, Merger Sub or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding Zendesk and our business.
Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws
The Merger Agreement provides that, on the terms and subject to the conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub will merge with and into Zendesk, the separate corporate existence of Merger Sub will cease and Zendesk will continue its corporate existence as the Surviving Corporation, becoming a wholly owned subsidiary of Parent. From and after the Effective Time, subject to the terms and conditions of the Merger Agreement and the DGCL, all property, rights, privileges, immunities, powers, franchises, licenses and authority of Zendesk and Merger Sub will vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of Zendesk and Merger Sub will become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.
The initial directors of the Surviving Corporation will be the directors of Merger Sub as of the Effective Time, each to hold office until his or her respective successor is duly elected and qualified, or such director’s earlier death, resignation or removal. The initial officers of the Surviving Corporation will be the officers of Zendesk as of the Effective Time, each to hold office until his or her respective successor is duly elected and qualified, or such officer’s earlier death, resignation or removal. At the Effective Time, the certificate of incorporation of Zendesk will be amended and restated to read in its entirety as the certificate of incorporation of Merger Sub read immediately prior to the Effective Time (except that the name of the Surviving Corporation will be “Zendesk, Inc.” and to omit the provision naming Merger Sub’s incorporator), and the bylaws of Zendesk will be amended so as to read in their entirety as the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation will be “Zendesk, Inc.”), in each case until thereafter amended in accordance with applicable law.

Closing and Effective Time
The Closing will take place at 7:00 a.m. New York City time on the fifth business day after the satisfaction or waiver (to the extent permitted by applicable law and the Merger Agreement) of all conditions to Closing, which are described below in the section of this proxy statement entitled “—Conditions to the Closing of the Merger”) (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or such other date, place and time mutually agreed to in writing by Parent and Zendesk.
At the Closing, the parties will file a certificate of merger with respect to the Merger with the Secretary of State for the State of Delaware as provided under the DGCL. The time at which the Merger will become effective is herein referred to as the “Effective Time.”
Merger Consideration
Zendesk Common Stock
At the Effective Time, by virtue of the Merger and without any action on the part of Zendesk, Parent, Merger Sub or the holders of any securities of Zendesk or Merger Sub, each share of Zendesk common stock (other than the Unconverted Shares) issued and outstanding immediately prior to the Effective Time will be converted automatically into the right to receive the Merger Consideration of $77.50 in cash, without interest, subject to any required tax withholding.
Treatment of Zendesk Equity Awards
The Merger Agreement provides that, at the Effective Time: RSU Awards and Stock Options that are vested as of immediately prior to the Effective Time (assuming achievement of performance for performance-based RSU Awards using the same formula provided for in the applicable award agreement) will be canceled and converted into the right to receive the Cash Amount equal to the product of (x) the total number of shares of Zendesk common stock subject to such award and (y) the Merger Consideration (and for Stock Options, less the exercise price per share of Zendesk common stock subject to such Stock Option), less any required tax withholding and deductions. Stock Options with per share exercise prices that are equal to or greater than the Merger Consideration will be canceled for no consideration. Any unvested Stock Option that is in-the-money and any unvested RSU Award will be canceled and converted into a cash award for the Cash Amount (assuming achievement of performance for performance-based RSU Awards using the same formula provided for in the applicable award agreement), with such cash awards being subject to the same time-vesting terms and conditions that applied to the associated award, as applicable (except for performance-based vesting conditions), immediately prior to the Effective Time.
Exchange and Payment Procedures
At or prior to the Effective Time, Parent will appoint a bank or trust company approved in advance by Zendesk in writing (which we refer to as the “Paying Agent”) to make payments of the Merger Consideration to Zendesk stockholders and act as agent for Zendesk stockholders for the purpose of receiving and holding their certificates representing shares of Zendesk common stock (which we refer to as “certificates”) and non-certificated shares of Zendesk common stock represented by book-entry (which we refer to as “book-entry shares”). At or prior to the Effective Time, Parent will deposit (or cause to be deposited) with the Paying Agent cash sufficient to pay the aggregate Merger Consideration (excluding amounts payable through Zendesk’s or its subsidiaries’ payroll systems) in exchange for all shares of Zendesk common stock outstanding immediately prior to the Effective Time (other than the Unconverted Shares) (which we refer to as the “Payment Fund”). The Paying Agent will invest all cash included in the Payment Fund as reasonably directed by Parent, subject to certain limitations set forth in the Merger Agreement and provided that any loss of any of the funds included in the Payment Fund will not alter Parent’s obligations to pay the Merger Consideration. In the event the Payment Fund is insufficient to pay the aggregate Merger Consideration (excluding amounts payable through Zendesk’s or its subsidiaries’ payroll systems) for all shares of Zendesk common stock outstanding immediately prior to the Effective Time (other than the Unconverted Shares), Parent will promptly deposit (or cause to be deposited) additional funds with the Paying Agent in an amount that is equal to the shortfall required to make such payment.

As soon as reasonably practicable after the Effective Time (and in any event not later than the second business day following the Effective Time), the Paying Agent will mail to each holder of record of shares of Zendesk common stock (other than holders of Unconverted Shares) whose shares were converted into the Merger Consideration pursuant to the Merger Agreement (a) a letter of transmittal in such form as Parent and Zendesk may mutually agree (or an online portal for holders of record with valid email addresses if the Paying Agent does not customarily require a letter of transmittal) and (b) instructions for use in effecting the surrender of certificates or book-entry shares in exchange for the Merger Consideration. The amount of any Merger Consideration paid to Zendesk stockholders may be reduced by any applicable withholding taxes.
Upon surrender of certificates or book-entry shares to the Paying Agent together with such letter of transmittal (if required), duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, the holder of such certificates or book-entry shares (other than holders of Unconverted Shares) will be entitled to receive in exchange therefor an amount in cash equal to the product of (x) the number of shares of Zendesk common stock formerly represented by such holder’s properly surrendered certificates or book-entry shares multiplied by (y) the Merger Consideration, subject to all required tax withholding.
In the case of any certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by the Paying Agent or Parent, the posting by such person of a bond in customary amount as Parent or the Paying Agent may direct as indemnity against any claim that may be made against it with respect to such certificate, the Paying Agent will pay in exchange for such lost, stolen or destroyed certificate an amount in cash (after giving effect to any tax withholding as provided in the Merger Agreement) equal to (x) the number of shares of Zendesk common stock formerly represented by such lost, stolen or destroyed certificate multiplied by (y) the Merger Consideration.
Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains undistributed to Zendesk stockholders for one year after the Effective Time will be delivered to the Surviving Corporation upon demand, and any Zendesk stockholder who has not surrendered its shares of Zendesk common stock in accordance with the Merger Agreement will thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration, without any interest, upon due surrender of their shares of Zendesk common stock.
Withholding
Each of the Paying Agent, Merger Sub, the Surviving Corporation and Parent are entitled to deduct and withhold from the consideration and any other payments otherwise payable pursuant to the Merger Agreement to any person such amount as they are required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. To the extent that any amounts are withheld and properly paid to the appropriate taxing authority, such amounts will be treated as having been paid to the person in respect of which such deduction and withholding was made.
Representations and Warranties
The Merger Agreement contains representations and warranties of Zendesk, Parent and Merger Sub.
Some of the representations and warranties in the Merger Agreement made by Zendesk are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, “Company Material Adverse Effect” means any developments, occurrences, events, effects, circumstances, or changes that (a) prevent, materially delay or materially impair, or would reasonably be expected to prevent, materially delay or materially impair, Zendesk from consummating the Merger by the End Date or (b) considered individually or together with all other developments, occurrences, events, effects, circumstances or changes, have had or resulted in, or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Zendesk and its subsidiaries, taken as a whole, provided that, for purposes of clause (b), none of the following, and no developments, occurrences, events, effects, circumstances or changes arising out of, relating to or resulting from the following, will constitute or be taken into account in determining whether a “Company Material Adverse Effect” has occurred or would reasonably be expected to occur:
•
changes in global, foreign, national or regional economic, political or geopolitical conditions or events in general in each case in the United States or elsewhere in the world, or any escalation or worsening of any of the foregoing, or any action taken by any governmental entity in response to any of the foregoing;

•
(a) changes in the equity, credit, debt, financial, currency or capital markets or changes in interest or exchange rates, in each case, in the United States or elsewhere in the world and (b) anti-dumping actions, international tariffs, trade policies or disputes or any “trade war” or similar actions;

•
general changes or developments in the industries or any market in which Zendesk and its subsidiaries operate or changes in the general business or economic conditions affecting any such industries or markets;

•	changes in laws or regulations (or authoritative interpretations of such laws or regulations);
•
the execution and delivery of the Merger Agreement and the other documents, certificates and instruments delivered pursuant to the Merger Agreement, the pendency or consummation of the Merger or the other transactions contemplated by the Merger Agreement or such documents, certificates and instruments, or the announcement of any of the foregoing;

•	the identity of Parent or any of its affiliates as the acquiror of Zendesk or any communication by Parent or its affiliates regarding plans or intentions with respect to Zendesk or its subsidiaries;
•
compliance with the terms of, or the taking of any action specifically required by, or the failure to take any action specifically prohibited by, the Merger Agreement or the other documents, certificates and instruments delivered pursuant to the Merger Agreement or consented to in writing by Parent or any of its affiliates or requested by Parent or any of its affiliates (other than the requirement that Zendesk and its subsidiaries use reasonable best efforts to operate in the ordinary course of business), including, in each of this bullet and the preceding two bullets, their impact on relationships with customers, suppliers, distributors, resellers, distribution partners, ecosystem partners, channel partners or employees or others having relationships with Zendesk or its subsidiaries;

•
(a) any geopolitical conditions, military conflict or actions, outbreak of hostilities, acts of war (whether or not declared), acts of foreign or domestic terrorism, rebellion or insurrection, acts of espionage, or escalation or general worsening of any of the foregoing, or (b) acts of cyberterrorism by or sponsored by a governmental entity, or escalation or general worsening of any of the foregoing, or any action taken by any governmental entity in response to any of the foregoing;

•
hurricanes, tornados, floods, volcanic eruptions, earthquakes, nuclear incidents, foreign or domestic social protest or social unrest, pandemics (including the Covid-19 pandemic), epidemics or other outbreaks of diseases, quarantine restrictions, weather conditions, power outages or electrical black-outs, wild fires or other natural or man-made disasters or other similar force majeure events or occurrences (or escalation or worsening of any such events or occurrences) or any action, law, pronouncement or guideline taken or promulgated by any governmental entity or the World Health Organization in response to any of the foregoing;

•	changes in generally accepted accounting principles or the authoritative interpretation thereof;
•
any actions commenced against Zendesk, Parent or Merger Sub or any of their affiliates in connection with, arising from or relating to the Merger Agreement or the transactions contemplated by the Merger Agreement (excluding any action which arises from, or relates to, the matters described in the section of the proxy statement entitled “—Other Covenants—Efforts to Consummate the Merger”);

•
any decline in the stock price or trading volume of Zendesk common stock or any failure to meet internal, published or other projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such decline or failure may be considered, in and of themselves, in determining whether there is or has been a Company Material Adverse Effect unless such underlying cause is otherwise excluded from the definition of Company Material Adverse Effect); and

•	any reduction in the credit rating of the United States;
provided that if any of the developments, occurrences, events, effects, circumstances or changes in the first through fourth, eighth through 10th and last bullets above have had, or would reasonably be expected to have, a disproportionate adverse impact on Zendesk and its subsidiaries, taken as a whole, relative to other persons engaged in the same industry then such incremental disproportionate adverse effect will be taken into account for the purpose of determining whether a Company Material Adverse Effect exists or has occurred (and then only to the extent such incremental disproportionate adverse effect is not excluded by the other exceptions in the definition of Company Material Adverse Effect).
In the Merger Agreement, Zendesk has made customary representations and warranties to Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:
•	due organization, valid existence and good standing and authority and qualification to conduct business with respect to Zendesk and its subsidiaries;
•	the organizational documents of Zendesk;
•	the capital structure of Zendesk;
•	the subsidiaries of Zendesk;
•	certain indebtedness of Zendesk and its subsidiaries;
•
Zendesk’s corporate power and authority to enter into and perform the Merger Agreement and the other documents, certificates and instruments delivered pursuant to the Merger Agreement to which Zendesk is a party, and the enforceability of the Merger Agreement and the other documents, certificates and instruments delivered pursuant to the Merger Agreement to which it is a party;

•	the necessary approval of the Board of Directors;
•	the necessary vote of Zendesk stockholders in connection with the Merger Agreement;
•
the absence of any conflict, breach or loss of benefit under any existing contracts, resulting creation of any lien upon Zendesk’s or its subsidiaries’ assets, conflict with or violation of any of Zendesk’s or its subsidiaries’ organizational documents or applicable laws to Zendesk or due to the performance of the Merger Agreement, subject to certain exceptions set forth in the Merger Agreement;

•	the accuracy and required filings of Zendesk’s SEC filings and financial statements;
•
required consents, approvals and regulatory filings in connection with the Merger Agreement and the other documents, certificates and instruments delivered pursuant to the Merger Agreement to which Zendesk is a party and performance thereof;

•	Zendesk’s disclosure controls and procedures;
•	Zendesk’s internal accounting controls and procedures;
•	the absence of specified undisclosed liabilities;
•
since December 31, 2021, through the date of the Merger Agreement: (a) that the businesses of Zendesk and its subsidiaries have been conducted, in all material respects, in the ordinary course of business, subject to certain exceptions set forth in the Merger Agreement, and (b) the absence of any event or development that has had, individually or in the aggregate, a Company Material Adverse Effect;

•	litigation and investigations;
•	Zendesk’s and its subsidiaries’ compliance with laws and requirements, including compliance with applicable anti-corruption and anti-money laundering laws, and possession of necessary permits;
•	labor matters;
•	environmental matters;
•	employee benefit plans;
•	certain representations with regard to this proxy statement;
•	tax matters;

•	matters relating to patents, trademarks, domain names, copyrights, trade secrets, software and other intellectual property, including data security and privacy;
•	the inapplicability of anti-takeover statutes to the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement;
•
the existence and enforceability of specified categories of Zendesk’s and its subsidiaries’ material contracts, and the absence of any breach or default under the terms thereof or occurrence of an event that would constitute a default thereunder;

•	the rendering of Goldman Sachs’ and Qatalyst Partners’ respective opinions to the Board of Directors;
•	payment of fees to brokers in connection with the Merger Agreement;
•	certain real property owned or leased by Zendesk and its subsidiaries; and
•	compliance with the terms and conditions of any government contracts to which Zendesk and its subsidiaries are party.
In the Merger Agreement, Parent and Merger Sub have made customary representations and warranties to Zendesk that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:
•	due organization, valid existence, good standing and authority and qualification to conduct business with respect to the Parent and Merger Sub;
•
Parent’s and Merger Sub’s corporate power and authority to enter into and perform the Merger Agreement and the other documents, certificates and instruments delivered pursuant to the Merger Agreement to which either of them is a party, and the enforceability of the Merger Agreement and the other documents, certificates and instruments delivered pursuant to the Merger Agreement to which either of them is a party;

•
the absence of any conflict, breach or loss of benefit under any existing contracts, resulting creation of any lien upon Parent’s or Merger Sub’s assets, conflict with or violation of any of Parent’s or Merger Sub’s organizational documents or applicable laws to Parent or Merger Sub or due to the performance of the Merger Agreement, subject to certain exceptions set forth in the Merger Agreement;

•
required consents, approvals and regulatory filings in connection with the Merger Agreement and the other documents, certificates and instruments delivered pursuant to the Merger Agreement to which Parent or Merger Sub is a party and performance thereof;

•	the absence of any required consent of holders of voting interests in Parent or Merger Sub;
•	the absence of litigation and orders against Parent or its subsidiaries;
•	accuracy of information to be included in this proxy statement;
•	delivery and enforceability of each of the Debt Commitment Letter, Preferred Equity Commitment Letter, Equity Commitment Letters and Fee Funding Agreements in connection with the Merger Agreement;
•
the commitments to provide financing to Parent, the availability of Parent’s financing and sufficiency of funds, taking into account cash and cash equivalents of Zendesk and its subsidiaries at the Closing, to pay the Required Amounts;

•	the capital structure of Merger Sub;
•	payment of fees to brokers in connection with the Merger Agreement;
•	the absence of ownership of capital stock of Zendesk by Parent and its subsidiaries;
•	the solvency of Parent and Merger Sub following the Closing;
•	the absence of ownership in a line of business in the industries in which Zendesk or its subsidiaries operate by Parent and Merger Sub; and
•	certain national security matters.
The representations and warranties contained in the Merger Agreement will not survive the consummation of the Merger.

Conduct of Business Pending the Merger
Prior to the Effective Time or, if applicable, the date on which the Merger Agreement is earlier terminated in accordance with the Merger Agreement, except (a) as may be required by applicable law or the rules or regulations of the NYSE, (b) for any actions taken in good faith to respond to (i) the Covid-19 pandemic and any law, directive, pronouncement, protocols or guidelines promulgated by any governmental entity in connection with, relating to or in response to the Covid-19 pandemic or (ii) sanctions or similar restrictions imposed in connection with the current dispute between the Russian Federation and Ukraine, (c) as may be consented to in writing by Parent, (d) as required by the Merger Agreement or (e) as disclosed in the confidential disclosure schedules to the Merger Agreement, Zendesk covenants and agrees with Parent to use commercially reasonable efforts to:
•	conduct the business of Zendesk and its subsidiaries, in all material respects, in the ordinary course of business;
•	preserve substantially intact its business organization and material business relationships; and
•	take certain actions or refrain from taking such actions as specified on the confidential disclosure schedules to the Merger Agreement.
Prior to the date, if any, on which the Merger Agreement is terminated in accordance with the Merger Agreement, except (a) as may be required by applicable law or the rules or regulations of the NYSE, (b) as may be consented to in writing by Parent, (c) as required by the Merger Agreement or (d) as disclosed in the confidential disclosure schedules to the Merger Agreement, Zendesk agrees with Parent, on behalf of itself and its subsidiaries, that it will not, and will not permit any of its subsidiaries to, subject to certain exceptions:
•	declare, set aside, authorize or pay any dividend or distribution;
•	split, subdivide, combine or reclassify any of its capital stock;
•	purchase, redeem or otherwise acquire any securities of Zendesk or its subsidiaries;
•	issue, sell, encumber or grant any shares of its capital stock or other equity or voting interests or convertible securities;
•
hire any individual or terminate any employee of Zendesk or its subsidiaries at a level at or above Senior Vice President or with total annual cash compensation of more than $600,000 or waive any restrictive covenants applicable to any employees at a level at or above Senior Vice President;

•
establish, adopt, enter into, accelerate, engage in negotiations for or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, increase the compensation or benefits of any current or former employee or independent contractor, pay, award, or commit to pay or award any bonus or incentive based compensation or make any loan or advance of money or other property (or forgive or waive such loan or advance) to any current or former director, officer, employee or independent contractor;

•	change financial accounting methods, policies or procedures or any methods of reporting income, deduction or other material items for financial accounting purposes;
•	amend its organizational documents;
•	incur, assume, guarantee, prepay or otherwise become liable for any indebtedness for borrowed money;
•
sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets other than in transactions in the ordinary course of business or involving less than $25 million in the aggregate;

•
permit any of its subsidiaries to adopt a plan of complete or partial liquidation, dissolution, merger or acquisition, or acquire any business, subject to certain exceptions for transactions involving less than $25 million in the aggregate;

•	materially modify or amend or terminate or waive any material rights under material contracts in an adverse manner other than in the ordinary course of business;

•	enter into a contract requiring the payment of more than $5 million per year or that would otherwise be a material contract;
•	make any loans, advances or capital contributions to, or investments in an aggregate principal amount greater than $25 million;
•
make, commit to make or authorize any capital expenditure in excess of $5 million in the aggregate per annum, other than to the extent that such capital expenditure is otherwise reflected in Zendesk’s capital expenditure budget set forth on the confidential disclosure schedules to the Merger Agreement;

•	enter into certain settlement agreements, subject to certain exceptions set forth in the Merger Agreement;
•	undertake certain tax-related actions; and
•	enter into an agreement to do any of the foregoing.
Restrictions on Solicitation of Alternative Proposals
Zendesk has agreed that neither it nor any of its subsidiaries, or any director or officer of Zendesk or any of its subsidiaries will, and that it will use reasonable best efforts to cause their respective representatives, not to:
•
solicit, initiate, knowingly encourage or knowingly facilitate any inquiry, proposal or offer that could reasonably be expected to constitute or lead to the submission or announcement of, or constitute any Alternative Proposal (as defined below in this section of this proxy statement);

•
enter into or otherwise participate in any discussions or negotiations with any third party (other than Parent and its representatives) regarding, or furnish any nonpublic information or access to any third party (other than Parent and its representatives) with respect to, any Alternative Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Alternative Proposal (other than supplying nonpublic information in the ordinary course of business in a manner that is not reasonably expected to lead to an Alternative Proposal);

•
engage in discussions with any third party (other than Parent and its representatives) that has made or, to the knowledge of Zendesk, is considering making an Alternative Proposal (except to notify any person of the existence of the restrictions on solicitation of Alternative Proposals set forth in the Merger Agreement), in each case for the purpose of knowingly, or that would reasonably be expected to be, facilitating, inducing or encouraging an Alternative Proposal; or

•	enter into any letter of intent or agreement in principle or any agreement providing for any Alternative Proposal (except for confidentiality agreements as permitted below).
Zendesk agreed to, and to cause its subsidiaries, directors or officers to, and to use reasonable best efforts to cause their other respective representatives to, promptly after execution of the Merger Agreement cease any solicitations, discussions or negotiations with any third party (other than Parent and its representatives) with respect to an Alternative Proposal or potential Alternative Proposal and promptly after execution of the Merger Agreement terminate access granted to any third party or its representatives (other than Parent and its representatives) to any nonpublic information of Zendesk or its subsidiaries within the control of Zendesk or its subsidiaries or electronic data room maintained by Zendesk or its subsidiaries with respect to the transactions contemplated by the Merger Agreement or an Alternative Proposal and request that all nonpublic information previously provided be returned or destroyed in accordance with the applicable confidentiality agreement. Notwithstanding anything contained in the Merger Agreement to the contrary, the Board of Directors or any committee thereof may grant a waiver of any standstill provisions in any agreement with any person to permit such person to make an Alternative Proposal privately and confidentially to the Board of Directors.
If Zendesk receives an Alternative Proposal prior to obtaining the adoption of the Merger Agreement by Zendesk stockholders that did not result from a material breach of its non-solicitation obligations under the Merger Agreement, (a) Zendesk and its representatives may contact the third party making such Alternative Proposal to clarify the terms and conditions thereof or inform such person of the existence of non-solicitation obligations under the Merger Agreement or (b) if the Board of Directors determines in good faith, after consultation with its outside financial advisors and outside legal counsel, such Alternative Proposal constitutes a Superior Proposal (as defined below in this section of this proxy statement) or would reasonably be expected to lead to or result in a Superior Proposal, Zendesk may take the following actions:
•
furnish nonpublic information to the third party (including its representatives) making such Alternative Proposal, if, prior to so furnishing such information, Zendesk receives from the third party an executed confidentiality agreement containing provisions that are not less favorable in any material respect to Zendesk than those contained in Zendesk’s confidentiality agreements with Permira Advisers LLC, Hellman & Friedman Advisors LLC and certain other parties thereto (provided that Zendesk must substantially concurrently (and in any event within 24 hours thereafter) provide to Parent any nonpublic information concerning Zendesk or any of its subsidiaries that is provided or made available to such person or its representatives unless such nonpublic information has been previously provided or made available to Parent or its representatives); and

•	engage in discussions or negotiations with the third party and its representatives with respect to the Alternative Proposal.
Zendesk must promptly (within 24 hours) notify Parent orally and in writing of the receipt of any Alternative Proposal and will, in any such written notice to Parent, include copies of any written materials relating to such Alternative Proposal (including materials provided by Zendesk in response thereto) and indicate the identity of the person making such proposal and the material terms and conditions of such proposal and thereafter will promptly (within 24 hours) keep Parent reasonably informed on a reasonably current basis of any material change to the terms of any such Alternative Proposal, including by providing a copy of all additional written documentation relating thereto.
“Alternative Proposal” means any bona fide, written proposal or offer from any third party relating to (a) a merger, consolidation, dissolution, liquidation, recapitalization, share exchange, business combination or similar transaction involving Zendesk as a result of which the Zendesk stockholders immediately prior to such transaction would cease to own at least 80% of the fully diluted total voting power of Zendesk or any surviving entity (or any direct or indirect parent company thereof) immediately following such transaction, (b) a tender offer or exchange offer or other transaction which, if consummated, would result in a direct or indirect acquisition by such third party of more than 20% of the fully diluted total voting power represented by the outstanding voting securities of Zendesk or any of its subsidiaries whose assets constitute over 20% of the fair market value of the consolidated assets of Zendesk and its subsidiaries, taken as a whole, or (c) the acquisition in any manner, directly or indirectly, by such third party of over 20% of the fair market value of the consolidated assets of Zendesk and its subsidiaries, in each case other than the transactions contemplated by the Merger Agreement.
“Superior Proposal” means a written Alternative Proposal that was not solicited in material breach of Zendesk’s non-solicitation obligations under the Merger Agreement (a) made by any third party on terms that the Board of Directors determines in good faith, after consultation with Zendesk’s financial advisors and outside legal counsel, is more favorable to Zendesk stockholders (in their capacities as such) from a financial point of view than the transactions contemplated by the Merger Agreement, taking into account the financial, legal, regulatory, conditionality and other aspects of such proposal and any irrevocable written proposal by Parent to amend the terms of the Merger Agreement as described in the section of this proxy statement entitled “—The Board of Directors’ Recommendation; Change of Recommendation” prior to the time of such determination; provided that all references in the definition of “Alternative Proposal” to “20%” and “80%” will be deemed to be a reference to “50%.”

The Board of Directors’ Recommendation; Change of Recommendation
As described in this proxy statement, and subject to the provisions described below, the Board of Directors has made the recommendation that the Zendesk stockholders vote “FOR” the Merger Agreement Proposal. The Merger Agreement provides that the Board of Directors will not effect a Change of Recommendation (as defined below in this section of this proxy statement), except as described below.
The Board of Directors has agreed that it will not:
•
fail to make, withdraw, withhold, qualify or modify in a manner adverse to Parent or Merger Sub, or resolve to or publicly propose to withdraw, withhold, qualify or modify in any manner adverse to Parent or Merger Sub, its recommendation that Zendesk stockholders vote for the Merger Agreement Proposal;

•
approve, endorse or recommend, or publicly propose to approve, endorse or recommend any letter of intent, agreement in principle, acquisition agreement or other agreement providing for any Alternative Proposal (other than a confidentiality agreement as described above in the section of this proxy statement entitled “—Restrictions on Solicitations of Alternative Proposals”);

•
fail to issue a press release publicly reaffirming its recommendation that Zendesk stockholders vote for the Merger Agreement Proposal in response to an Alternative Proposal that has been publicly disclosed within 10 business days after a request by Parent to do so;

•	fail to include its recommendation that Zendesk stockholders vote for the Merger Agreement Proposal in the Proxy Statement;
•
fail to publicly reaffirm its recommendation that Zendesk stockholders vote for the Merger Agreement Proposal after the commencement of any third-party tender offer or exchange offer of an Alternative Proposal structured as such pursuant to Rule 14d-2 of the Exchange Act within 10 business days after commencement of such offer after a request by Parent to do so; or

•
approve, endorse or recommend, or resolve to or publicly propose to approve, endorse or recommend, any Alternative Proposal or submit any Alternative Proposal to a vote of Zendesk stockholders (any of the actions itemized in this bullet and the preceding five bullets, which we refer to as a “Change of Recommendation”).

For each of the third and fifth bullets above, Zendesk is not required to reaffirm its recommendation that Zendesk stockholders vote for the Merger Agreement Proposal more than once per Alternative Proposal unless the terms of such Alternative Proposal change in any material respects and such change is publicly announced or disclosed.
For the avoidance of doubt, none of the following shall constitute a Change of Recommendation: (a) the private determination by the Board of Directors that an Alternative Proposal constitutes a Superior Proposal, (b) a public press release as to the determination described in clause (a) so long as such press release also states that no Change of Recommendation or termination of the Merger Agreement will occur until the expiration of the applicable Match Period (as defined below in this section of this proxy statement) has occurred and promptly after the end of such Match Period Zendesk either (i) issues a public press release stating that the prior Alternative Proposal no longer constitutes a Superior Proposal or (ii) makes a Change of Recommendation or terminates the Merger Agreement pursuant to the Superior Proposal Termination Right or (c) the delivery by Zendesk to Parent, Merger Sub or their respective representatives of the notices described in this section of this proxy statement and the section of this proxy statement entitled “—Restrictions on Solicitations of Alternative Proposals,” (d) a disclosure that constitutes only a “stop, look and listen” statement or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act or (e) a public statement that describes Zendesk’s receipt of an Alternative Proposal, the Board of Directors is considering the Alternative Proposal, no position has been taken by the Board of Directors as to the advisability or desirability of such Alternative Proposal and the operation of the Merger Agreement with respect thereto.
At any time prior to the adoption of the Merger Agreement by Zendesk stockholders, in response to an Alternative Proposal that did not result from a material breach of Zendesk’s non-solicitation obligations under the Merger Agreement, if the Board of Directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that (a) such Alternative Proposal constitutes a Superior Proposal and (b) the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, then the Board of Directors may: (i) effect a Change of Recommendation; and/or (ii) cause Zendesk to terminate this Agreement in accordance with the Superior Proposal Termination Right and substantially concurrently enter into a definitive agreement with respect such Superior Proposal; provided that prior to taking any such action:
•
Zendesk provides Parent four business days’ prior written notice of its intention to take such action (it being understood that each time any material revision or amendment to the terms of the Alternative Proposal determined to be a Superior Proposal is made, including any revision or amendment to the financial terms, written notice to Parent will be required and the four-business day period will be extended for an additional two business days after notification of such change to Parent);

•
during the applicable period described in the bullet above (which we refer to as a “Match Period”), Zendesk considers and discusses with Parent in good faith any adjustments or modifications to the terms of the Merger Agreement proposed by Parent; and

•
at the end of the Match Period, the Board of Directors again makes the determination in good faith, after consultation with its outside legal counsel and financial advisors (and after taking into account any adjustments or modifications proposed by Parent during the period contemplated by the first bullet above), that the Alternative Proposal continues to be a Superior Proposal.

The Board of Directors may, at any time prior to the adoption of the Merger Agreement by Zendesk stockholders, effect a Change of Recommendation pursuant to the first, third and fourth bullets of the definition of “Change of Recommendation” in this section of this proxy statement above in response to an Intervening Event (as defined in this section of this proxy statement below) if:
•
Zendesk provides Parent four business days’ prior written notice of its intention to take such action, which notice must identify and include all material information with respect to such Intervening Event and a description of the Board of Directors’ rationale for such action;

•
during such 4-business day period described in the bullet above (also referred to as a “Match Period”), Zendesk considers and discusses in good faith with Parent any adjustments or modifications to the terms of the Merger Agreement proposed by Parent; and

•
at the end of the Match Period, the Board of Directors determines in good faith after consultation with its financial advisors and outside legal counsel (after taking into account any adjustments or modifications to the terms of the Merger Agreement proposed by Parent during the period described in the first bullet above) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law.

“Intervening Event” means a material fact, event, occurrence, development, change or change in circumstances that was not known or reasonably foreseeable to the Board of Directors as of June 24, 2022 (or if known to the Board of Directors as of June 24, 2022, the consequences of which were not known or reasonably foreseeable to the Board of Directors as of June 24, 2022) and becomes known to the Board of Directors prior to the time the adoption of the Merger Agreement by Zendesk stockholders is obtained; provided, however, that none of the following will constitute, or be considered in determining whether there has been, an Intervening Event: (a) the receipt, existence of or terms of an Alternative Proposal or any matter relating thereto or consequence thereof and (b) changes in the market price or trading volume of Zendesk common stock or the fact that Zendesk meets or exceeds internal or published projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period (provided, however, that the underlying causes of such change or fact will not be excluded).
Employee Benefits
For one year following the Effective Time, Parent and the Surviving Corporation will provide to each employee of Zendesk and its subsidiaries who continues to be employed by Parent or any of its affiliates (which we refer to, each, as a “Company Employee”):
•	an annual base salary or wage rate at least equal to the annual base salary or wage rate provided to such Company Employee immediately prior to the Effective Time;

•	target cash incentive bonus opportunities that are no less favorable than the target cash incentive bonus opportunities provided to such Company Employee as of immediately prior to the Effective Time;
•
other compensation opportunities and employee benefits that are substantially similar in the aggregate to the other compensation opportunities and employee benefits provided to such Company Employee as of immediately prior to the Effective Time (in each case without regard to any retention, change in control, stay, transaction, or similar non-routine compensation or compensation opportunities, or equity or equity-based compensation); and

•
for each Company Employee whose employment is terminated by Parent or one of its subsidiaries (including Zendesk) within such year, severance payments and benefits that are no less favorable than the Zendesk severance payments and benefits in effect as of the date of the Merger Agreement.

If the Effective Time occurs on or before December 31, 2022, Parent will, and will cause the Surviving Corporation or one of its affiliates to, honor, in accordance with its terms, each of the Zendesk benefit plans providing for annual cash incentive bonus opportunities for 2022 (or portion thereof). Parent will, or will cause the Surviving Corporation or one of its affiliates to, pay to each Zendesk employee (including each of the named executive officers) who participates in a 2022 bonus plan a bonus, and otherwise earned in accordance with the terms and conditions of such 2022 bonus plan (including any condition of continued employment). Any elections made by a Zendesk employee to receive a bonus pursuant to any 2022 bonus plan in the form of Zendesk common stock or an equity or equity-based award will automatically be deemed void as of the Effective Time, and each such bonus, to the extent earned, will be paid in cash to such eligible Zendesk employee.
Parent and its subsidiaries will (a) recognize each Company Employee’s service with Zendesk and its subsidiaries and their respective predecessors prior to the Closing Date for all purposes under any applicable Parent employee benefit plan, subject to customary exclusions, (b) cause any preexisting condition limitations and eligibility waiting periods under any applicable Parent employee benefit plan providing health and welfare benefits to be waived with respect to the Company Employees and their eligible dependents and (c) give each Company Employee credit for the plan year in which such Company Employee is first eligible to participate in such Parent employee benefit plan towards applicable deductibles, coinsurance and maximum annual out-of-pocket expense requirements for any co-payments or deductibles incurred by the Company Employee and his or her eligible dependents.
Debt Financing and Preferred Equity Financing
Parent has agreed to use its reasonable best efforts and to cause each of its subsidiaries to use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the Debt Financing and the Preferred Equity Financing on the terms and subject only to the conditions described in the Debt Commitment Letter and the Preferred Equity Commitment Letter, as applicable (or, only if then available, on other terms (but not conditions), that (a) are acceptable to Parent in its sole discretion and (b) would otherwise not contain any Prohibited Modification (as defined in the Merger Agreement)) on the date on which the Merger is required to be consummated, pursuant to the terms of the Merger Agreement. Parent has agreed to comply with its obligations, and enforce its rights, under the Debt Commitment Letter and the Preferred Equity Commitment Letter and, if then in effect and applicable, the definitive agreements with respect to the Debt Financing and the Preferred Equity Financing in a timely and diligent manner.
In the event that any portion of the Debt Financing or Preferred Equity Financing becomes unavailable, regardless of the reason therefor, Parent has agreed to (a) promptly notify Zendesk in writing of such unavailability and the reason therefor and (b) use reasonable best efforts, and cause each of its subsidiaries to use their reasonable best efforts, to arrange and obtain, as promptly as practicable following the occurrence of such event, alternative financing for any such unavailable portion from the same or alternative sources (which we refer to as the “alternative financing”) on terms and conditions that, in the aggregate, when taken as a whole, are not materially less favorable from a conditionality and enforceability perspective than the terms and conditions related to conditionality and enforceability (taken as a whole) set forth in the Debt Commitment Letter or the Preferred Equity Commitment Letter, as applicable, as of the date of the Merger Agreement, and in an amount sufficient, when taken together with the available portion of the Financing and cash and cash equivalents on hand at Zendesk and its subsidiaries, to consummate the transactions contemplated by the Merger Agreement and to pay the financing amounts, subject to certain limitations set forth in the Merger Agreement. Parent has agreed to keep Zendesk reasonably informed on a reasonably current basis of the status of its efforts to consummate the Financing, including any alternative financing.
Compliance by Parent with the obligations set forth in the two preceding paragraphs above will not relieve Parent of its obligations to consummate the transactions contemplated by the Merger Agreement, whether or not the Financing or any alternative financing is available.
Cooperation as to Debt Financing and Preferred Equity Financing
Subject to the last paragraph of this section of this proxy statement, Zendesk is required to use its reasonable best efforts, and to cause its subsidiaries to use reasonable best efforts, and each of them to use their reasonable best efforts to cause their respective subsidiaries and representatives to use their reasonable best efforts, to provide customary cooperation, to the extent reasonably requested by Parent necessary for the arrangement, consummation or issuance, as applicable, of the Debt Financing, Preferred Equity Financing or any alternative financing obtained in accordance with the Merger Agreement (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of Zendesk or any of its affiliates), including by: (a) furnishing to Parent and the Financing Entities (as defined in the Merger Agreement) promptly (and in no event later than the Closing Date) the Financing Information (as defined in the Merger Agreement) and using reasonable best efforts to furnish to Parent and the Financing Entities such other financial and other pertinent and customary information regarding Zendesk and its subsidiaries as may be reasonably requested in writing by Parent; (b) using reasonable best efforts to provide customary assistance to Parent in the preparation of customary disclosure documents related to the Debt Financing and the Preferred Equity Financing; (c) using reasonable best efforts to make appropriate members of senior management of Zendesk available at reasonable and mutually agreed times and locations and upon reasonable prior notice, to participate in a reasonable number of meetings with providers of the Debt Financing and/or the Preferred Equity Financing, drafting sessions, presentations and due diligence sessions, which meetings or communications will be conducted virtually by videoconference or other media unless otherwise agreed; (d) providing, at least three business days before the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and 31 C.F.R. §1010.230, relating to Zendesk or any of its subsidiaries including, if Zendesk or any of its subsidiaries qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certificate (each as defined in the Debt Commitment Letter), in each case as reasonably requested in writing by Parent at least 10 business days prior to the Closing Date; (e) using reasonable best efforts to cooperate with due diligence of the Financing Entities, to the extent customary and reasonable; (f) using reasonable best efforts to assist in the negotiation of (including by providing information for the completion of any schedules thereto) and facilitate the execution and delivery of, definitive financing agreements, corporate authorizations and other customary certificates (including a certificate of the chief financial officer of or person performing similar functions for Zendesk with respect to solvency matters substantially in the applicable forms attached to the Debt Commitment Letter and the Preferred Equity Commitment Letter) as may be reasonably requested in writing by Parent; provided that such documents will be effective no earlier than as of the Closing; (g) using reasonable best efforts to provide customary assistance to Parent in connection with the preparation of customary pro forma financial statements as of, and for the most recent 12-month period ending on, the latest balance sheet date included in the Financing Information; provided that (x) Parent will be responsible for the preparation of such pro forma financial statements and any pro forma adjustments giving effect to the transactions contemplated by the Merger Agreement and (y) Zendesk’s assistance will relate solely to the financial information and data derived from Zendesk’s historical books and records; and (h) using reasonable best efforts to provide customary assistance with respect to the granting of security interests in collateral no earlier than the Closing for the Debt Financing, including executing and delivering any customary guarantee, pledge and security documents; provided that such documents will be effective no earlier than as of the Closing.
Notwithstanding the foregoing or anything to the contrary set forth in this section of this proxy statement or the section of this proxy statement entitled “—Cooperation as to Certain Indebtedness,” none of Zendesk nor any of its affiliates will be required to take or permit the taking of any action pursuant to this section of the proxy statement or the section of this proxy statement entitled “—Cooperation as to Certain Indebtedness” that would: (a) require Zendesk or its subsidiaries or any of their respective affiliates or any persons who are officers or directors of such entities to pass resolutions or consents to approve or authorize the execution of the Debt Financing or Preferred Equity Financing or any alternative financing or any of the transactions contemplated by the section of this proxy statement entitled “—Cooperation as to Certain Indebtedness,” or enter into, execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement that would be effective prior to, the occurrence of the Closing; provided that officers and directors who will not hold their offices or directorships from and after the Closing Date will in any case not be required to execute any certification, document, instrument, or agreement, pass resolutions or consents, or take any other action contemplated by this clause (a), and to the extent such persons are requested to take any such actions, will only be required to take such actions in their continuing post-Closing capacities, (b) cause any representation or warranty in the Merger Agreement to be breached by Zendesk or any of its affiliates, (c) require Zendesk or any of its affiliates to pay any commitment or other similar fee or incur any other expense or liability in connection with the Financing or any other transaction contemplated by the section of this proxy statement entitled “—Cooperation as to Certain Indebtedness” prior to the Closing or have any obligation of Zendesk or any of its affiliates under any agreement, certificate, document or instrument be effective until the Closing, (d) reasonably be expected to cause any director, officer or employee of Zendesk or Zendesk stockholder or any of its affiliates to incur any personal liability, (e) reasonably be expected to conflict with any laws, (f) reasonably be expected to result in a material violation or breach of, or a default (with or without notice, lapse of time, or both) under, any material contract to which Zendesk or any of its affiliates is a party (and not entered into in contemplation hereof), (g) provide access to or disclose information that Zendesk or any of its affiliates determines would jeopardize any attorney-client privilege or other applicable privilege or protection of Zendesk or any of its affiliates if Zendesk has used its reasonable best efforts to disclose such information in a way that would not waive such privilege, (h) require the delivery of any opinion of counsel, or (i) require Zendesk to prepare or provide (i) any financial statements or information (other than the Financing Information) that is or are not available to it and prepared in the ordinary course of business or in its financial reporting practice, (ii) any pro forma financial information, pro forma financial statements or projections, (iii) any financial information with respect to a fiscal period that has not yet ended or (iv) information not reasonably available to Zendesk and its subsidiaries under their respective current reporting systems. Nothing contained in this section of the proxy statement or the section of this proxy statement entitled “—Cooperation as to Certain Indebtedness” or otherwise will require Zendesk or any of its affiliates, prior to the Closing, to be an issuer or other obligor with respect to the Financing.
Parent will, promptly on written request by Zendesk, reimburse Zendesk or any of its affiliates for all reasonable out-of-pocket and documented costs and expenses incurred by them or their respective representatives in connection with such cooperation contemplated by this section of this proxy statement or the section of this proxy statement entitled “—Cooperation as to Certain Indebtedness” (other than with respect to any costs and expenses incurred by Zendesk or any of its affiliates that it would have otherwise incurred in the ordinary course of its preparation of its historical financial statements) and will reimburse, indemnify and hold harmless Zendesk and its affiliates and their respective representatives from and against any and all losses actually suffered or incurred by them in connection with the arrangement of the Debt Financing or Preferred Equity Financing, any alternative financing, any transaction contemplated by this section of this proxy statement or the section of this proxy statement entitled “—Cooperation as to Certain Indebtedness,” any action taken by them at the request of Parent or its representatives pursuant to this section of this proxy statement or the section of this proxy statement entitled “—Cooperation as to Certain Indebtedness” and any information used in connection therewith (other than (a) historical financial information furnished by or on behalf of Zendesk or any of its subsidiaries specifically for use in connection with the Debt Financing or the Preferred Equity Financing, including the Financial Information, or (b) as a result of the bad faith, gross negligence, willful misconduct or fraud of Zendesk, any subsidiary of Zendesk or any of their respective representatives, in each case as determined in a final and non-appealable judgment by a court of competent jurisdiction).
Cooperation as to Certain Indebtedness
Prior to the Closing Date, Zendesk has agreed to give any notices required by the terms of the Existing Notes Indentures (as defined in the Merger Agreement) to be given as a result of the transactions contemplated by the Merger Agreement and to take all other actions required by the terms of the Existing Notes Indentures to be taken by Zendesk prior to the Closing Date as a result of the transactions contemplated by the Merger Agreement.

Parent and its counsel will be given reasonable opportunity to review and comment on any such notices, in each case before such document is provided to the trustee in respect of the applicable Existing Notes Indenture, and Zendesk has agreed to give reasonable and good faith consideration to any such comments. Zendesk will provide Parent and its counsel (a) copies of any notices or other communications, promptly after the receipt thereof, from the trustees or holders of notes under the Existing Notes Indentures and (b) prompt updates on any Existing Notes surrendered for conversion prior to the Effective Time.
Parent and/or one of its subsidiaries may commence one or more offers to purchase any or all of the outstanding Existing Notes for cash (which we refer to as the “offers to purchase”); provided that the closing of any such offer to purchase shall not be consummated prior to the Effective Time and any such transaction will be funded using consideration provided by Parent or any of its subsidiaries (other than Zendesk or one of its subsidiaries). Any offers to purchase will be made on such terms and conditions (including price to be paid and conditionality) as are proposed by Parent or one of its subsidiaries and which are permitted by the terms of the Existing Notes Indentures, the Existing Notes and applicable laws, including SEC rules and regulations. Parent and its subsidiaries are required to consult with Zendesk regarding the material terms and conditions of any offers to purchase, including the timing and commencement of any offers to purchase and any tender deadlines. Parent may not commence any offers to purchase until Parent has provided to Zendesk the necessary offer to purchase, letter of transmittal, press release, if any, in connection therewith, and each other document relevant to the transaction that will be distributed by Parent or any of its subsidiaries to holders of the notes pursuant to the Existing Notes Indentures in the applicable offer to purchase (which we refer to, collectively, as the “debt offer documents”) a reasonable period of time in advance of commencing the applicable offer to purchase to allow Zendesk and its counsel to review and comment on such debt offer documents (and Parent will consider in good faith comments of Zendesk and its counsel thereon). At Parent’s or its subsidiaries’ expense, Zendesk will, and will cause its subsidiaries to and will use its reasonable best efforts to cause its and their respective representatives to, on a timely basis, upon the reasonable request of Parent or any of its subsidiaries, provide cooperation in connection with any offer to purchase (including requesting, and using reasonable best efforts to cause, Zendesk’s independent accountants to provide customary consents for use of their reports to the extent required in connection with any offer to purchase); provided that prior to the Effective Time, neither Zendesk nor counsel for Zendesk will be required to furnish any certificates, legal opinions or negative assurance letters in connection with any offers to purchase or execute any other instruments or agreements in connection therewith. The dealer manager, solicitation agent, information agent, depositary or other agent retained in connection with any offer to purchase will be selected by Parent or its subsidiaries and their fees and out-of-pocket expenses will be paid directly by Parent. The consummation of any or all of the offers to purchase will not be a condition to Closing. If at any time prior to the completion of the offers to purchase, any information should be discovered by Zendesk, Parent or one of their respective subsidiaries that any of Zendesk, Parent or any of their respective subsidiaries reasonably believes should be set forth in an amendment or supplement to the debt offer documents, so that the debt offer documents do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, the party that discovers such information will use reasonable best efforts to promptly notify the other party, and an appropriate amendment or supplement prepared by Parent describing such information will be disseminated by or on behalf of the Parent to the holders of the applicable Existing Notes (which supplement or amendment and dissemination may, at the reasonable direction of Parent, if related to information of Zendesk or any of its subsidiaries, take the form of a filing by Zendesk of a Current Report on Form 8-K); provided that Parent will provide a copy of such amendment or supplement to Zendesk a reasonable period of time in advance of such dissemination to allow for Zendesk and its counsel to review and comment on such amendment or supplement (and Parent will consider in good faith and accept all reasonable comments of Zendesk and its counsel thereon).
Zendesk has agreed to use its reasonable best efforts to cooperate with Parent’s efforts to enter into arrangements with the counterparties of the Capped Calls (as defined in the Merger Agreement) to cause the Capped Calls to be exercised, settled, canceled or otherwise terminated as of and subject to the occurrence of the Effective Time, and to enter into any documentation required to effect such termination; provided that Zendesk will not be required to enter into any agreements unless such agreements are subject to the occurrence of the Effective Time. Any amounts payable to Zendesk thereunder will be settled only in cash, and will be determined subject to the mutual agreement of Parent, Zendesk and the counterparties to the Capped Calls, in accordance with the terms of the Capped Calls (as amended, restated or otherwise supplemented from time to time);

provided, further, that Zendesk may not (a) exercise any right that it may have to terminate the Capped Call Obligations (as defined in the Merger Agreement) (other than any exercise or termination contemplated by the Capped Call Confirmations (as defined in the Merger Agreement)) upon any conversion of Existing Notes prior to the Effective Time (which we refer to as a “Specified Exercise”); it being agreed that Zendesk will notify Parent in writing as promptly as practicable prior to any such exercise of termination) or (b) agree to any material amendment, modification or waiver of the terms of the Capped Call Confirmations, in each case of clause (a) and (b), without the prior written consent of Parent; provided, further, that Zendesk will not be required by this section to (i) pay any fees, incur or reimburse any costs or expenses, or make any payment in connection with any Capped Call Obligations prior to the occurrence of the Effective Time, (ii) enter into or effect any settlement, termination, instrument or agreement, or agree to any settlement, termination or any other change or modification to any instrument or agreement, that is effective prior to the occurrence of the Effective Time or (iii) refrain from delivering, or delay the delivery of, any notice required by the terms of the Capped Call Obligations or a notice contemplated by the Capped Call Confirmations in connection with a Specified Exercise (it being understood that Zendesk will provide Parent with prior notice of any such delivery with an opportunity to comment on the relevant notice).
This section of this proxy statement is subject to the last two paragraphs of the section of this proxy statement entitled “—Cooperation as to Debt Financing and Preferred Equity Financing.”
Indemnification and Insurance
For a period of six years from the Effective Time, Parent and the Surviving Corporation will maintain in effect the exculpation, indemnification and advancement of expenses provisions of Zendesk’s and its subsidiaries’ certificate of incorporation and bylaws or similar organization documents in effect as of June 24, 2022, and will not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors or officers of Zendesk or any of its subsidiaries (in their capacity as such); provided, however, that all rights to indemnification in respect of any action pending or asserted or any claim made within such period will continue until the disposition of such action or resolution of such claim. From and after the Effective Time, Parent will assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and will cause the Surviving Corporation and its subsidiaries to honor, in accordance with their respective terms, each of the covenants described in this section of this proxy statement.
In addition, from and after the Effective Time, Parent and the Surviving Corporation will, to the fullest extent permitted under applicable law, indemnify and hold harmless (and advance funds in respect of each of the foregoing upon an undertaking to repay such advances if it is reasonably determined that such person is not entitled to indemnification) each current and former director or officer of Zendesk or any of its subsidiaries and each person who served as a director, officer or other fiduciary of a Company Benefit Plan (as defined in the Merger Agreement) or another legal entity if such service was at the request or for the benefit of Zendesk (which we refer to, each, in his or her capacity as such, together with such person’s heirs, executors or administrators, as an “indemnified party”) against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each indemnified party to the fullest extent permitted by law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, arbitration, proceeding or investigation, whether civil, criminal, administrative or investigative (which we refer to as an “action”), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred on or before the Effective Time in connection with such persons serving as an officer, director or other fiduciary of a Company Benefit Plan or another entity if such service was at the request or for the benefit of Zendesk. In the event of any such action, Parent and the Surviving Corporation will reasonably cooperate with the indemnified party in the defense of any such action.
In addition, for a period of six years from the Effective Time, Parent and the Surviving Corporation will cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Zendesk and its subsidiaries with respect to matters arising on or before the Effective Time; provided, however, that after the Effective Time, Parent will not be required to pay annual premiums in excess of 300% of the last annual premium paid by Zendesk prior to the execution of the Merger Agreement in respect of such coverages, but in such case must purchase as much coverage as reasonably practicable for such amount. At Parent’s option, Zendesk will use commercially reasonable efforts to purchase prior to the Effective Time a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Zendesk and its subsidiaries with respect to matters arising on or before the Effective Time, covering, without limitation, the transactions contemplated by the Merger Agreement; provided that the premium for such “tail” policy shall not exceed 300% of the last annual premium paid by Zendesk prior to the execution of the Merger Agreement in respect of such coverage. If such “tail” prepaid policy has been obtained by Zendesk prior to the Effective Time, Parent and the Surviving Corporation will cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation, and no other party shall have any further obligation to purchase or pay for insurance hereunder.
Parent has agreed to pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any indemnified party in enforcing the indemnity and other obligations described in this section of this proxy statement.
Other Covenants
Special Meeting
Zendesk has agreed to take all action necessary (in accordance with the DGCL and Zendesk’s certificate of incorporation and bylaws) to duly call, give notice of, convene and hold the Special Meeting, as promptly as reasonably practicable (but not sooner than 20 business days) following the mailing of this proxy statement, for the purpose of obtaining the adoption of the Merger Agreement by Zendesk stockholders. In addition, Zendesk has agreed to conduct a “broker search” as contemplated by and in accordance with Rule 14a-13 promulgated under the Exchange Act and establish a record date for the Special Meeting in a manner to enable the record date for the Special Meeting to be set so that such Special Meeting will be duly called and held as soon as reasonably practicable following clearance of this proxy statement by the SEC. Zendesk may postpone or adjourn to a later date the Special Meeting (a) with the written consent of Parent, (b) after consultation with Parent, to the extent necessary to ensure that any required supplement or amendment to this proxy statement is provided to Zendesk stockholders as required by applicable law in advance of the Special Meeting, (c) for the absence of a quorum necessary to conduct the business of the Special Meeting, (d) to allow reasonable additional time to solicit additional proxies if Zendesk has not received proxies representing a sufficient number of shares of Zendesk common stock to adopt the Merger Agreement, whether or not a quorum is present, or (e) if required by applicable law, provided that in no event will the Special Meeting be postponed or adjourned beyond the date that is 3 business days prior to the End Date without the prior written consent of Parent.
Unless there has been a Change of Recommendation, Zendesk must use reasonable best efforts to solicit from Zendesk stockholders proxies in favor of the approval of the Merger Agreement and the transactions contemplated hereby. Unless the Merger Agreement is terminated in accordance with its terms, Zendesk must (x) submit the Merger Agreement to Zendesk stockholders as promptly as practicable for the purpose of obtaining the adoption of the Merger Agreement by Zendesk stockholders at the Special Meeting and (y) not submit any Alternative Proposal for approval by Zendesk Stockholders.
Zendesk must keep Parent reasonably informed with respect to proxy solicitation results as reasonably requested by Parent and must provide such information and reasonable cooperation as Parent may reasonably request in connection therewith. Unless the Merger Agreement is terminated in accordance with its terms, Zendesk will remain obligated to provide such information and cooperation and to duly call, give notice of, convene and hold the Special Meeting and mail this proxy statement (and any amendment or supplement thereto that maybe required by applicable law) to Zendesk stockholders in accordance with the terms of the Merger Agreement, notwithstanding any Change of Recommendation.
Transaction Litigation
Zendesk, on the one hand, and Parent and Merger Sub, on the other hand, must give each other prompt notice of, and the opportunity to participate in the defense, settlement and/or prosecution of, any actions commenced against such party or any of its affiliates in connection with, arising from or relating to the Merger Agreement or the transactions contemplated by the Merger Agreement (excluding any action which arises from, or relates to, matters described further in the section of this proxy statement entitled “—Other Covenants—Efforts to Consummate the Merger”). Prior to the Effective Time Zendesk will in any event control such defense, settlement and/or prosecution, including regarding attorney-client privilege or other applicable legal privilege with respect to the litigation contemplated by this paragraph. Zendesk may not compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any litigation contemplated by this paragraph without Parent’s consent, such consent not to be unreasonably withheld, conditioned or delayed.
Efforts to Consummate the Merger
Each of the parties to the Merger Agreement has agreed to (subject to the terms and conditions of the Merger Agreement) use its reasonable best efforts to take promptly, or cause to be taken, all actions necessary, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable laws to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement, including:
•
obtaining of all necessary consents, approvals, registrations, waivers, permits, authorizations, orders and other confirmations from governmental entities as described in this section of this proxy statement;

•
defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement in connection with obtaining the consents, approvals, registrations, waivers, permits, authorizations, orders and other confirmations set forth in the bullet above; and

•
the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by the Merger Agreement (provided that in no event will the parties be required to waive any right or condition set forth in the Merger Agreement or any other document, certificate, and instrument delivered pursuant to the Merger Agreement).

Parent has agreed to use reasonable best efforts to take promptly any and all steps necessary, to avoid and, if necessary, eliminate, each and every impediment under any regulatory law that may be asserted by any governmental entity, so as to enable the Closing to occur as soon as possible (and in any event no later than the End Date), including:
•
defending through litigation on the merits any claim asserted in court by any person to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would materially delay or prevent the Closing from occurring prior to the End Date;

•
proposing, negotiating, committing to, effecting, agreeing to and executing, by settlement, undertaking, consent decree, hold separate order, stipulation or otherwise, the sale, divesture, holding separate, license, behavioral or other operational conditions and other restrictions on the businesses, assets, properties, product lines and equity interests of, or changes to the conduct of business of Parent or Zendesk or their respective subsidiaries;

•	creating, terminating, or divesting relationships, ventures, contractual rights or obligations of Parent or Zendesk or their respective subsidiaries; and
•
taking, or causing to be taken, other actions and doing, or causing to be done, other things necessary, proper or advisable to consummate and make effective the transactions contemplated by the Merger Agreement as soon as possible (and in any event no later than the End Date) (any such action in this and the preceding three bullets, which we refer to as a “regulatory action”).

Parent, Merger Sub, Zendesk and their respective subsidiaries and affiliates (or the Equity Financing Sources) will not be required to commit to or effect any action or agreement that is not conditioned upon the consummation of the Merger. Zendesk may not agree to take any regulatory action without Parent’s prior written consent. Parent, Merger Sub, the Equity Financing Sources, or any of their investments, affiliates or subsidiaries (other than Zendesk and its subsidiaries) will not be required to commit to or effect any regulatory action with respect to any investments, businesses, products, rights, services, licenses, entities, or assets of Parent, Merger Sub, the Equity Financing Sources, or any of their respective investments, affiliates or subsidiaries (other than Zendesk and its subsidiaries), or any interests therein.

Each of Zendesk and Parent has agreed to, and to cause its affiliates to:
•
consult and cooperate with each other in connection with any filings, notifications, communications, submissions, and any other actions with a governmental entity in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement and give the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed communication to any governmental entity;

•
subject to applicable law and the instructions of any governmental entity, keep each other apprised on a current basis of the status of matters relating to the Merger Agreement and the transactions contemplated by the Merger Agreement, including promptly furnishing the other with copies of communications received by Zendesk or Parent, as the case may be, or any of their respective affiliates, from any governmental entity or private party with respect to the Merger Agreement and the transactions contemplated by the Merger Agreement; and

•
to the extent not prohibited by the applicable governmental entity or private party, as the case may be, give each other the opportunity to attend and participate in any meetings (whether in-person or otherwise), telephone or video calls or other conferences.

Any party to the Merger Agreement may, as it deems advisable and necessary, reasonably (x) redact materials to protect competitively sensitive information or information concerning valuation, to comply with contractual agreements or to address reasonable privilege or confidentiality concerns, and (y) designate materials as “outside counsel only” (such materials and the information contained therein to be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient, unless express written permission is obtained in advance from the party providing the materials). Parent will direct and control communications and strategy relating to obtaining all consents and other approvals contemplated or required by the Merger Agreement following consultation with (and considering in good faith the views of) Zendesk. All filing fees payable in connection with the notifications, filings, registrations or other materials contemplated by the Merger Agreement will be paid entirely by the Parent.
Parent and Merger Sub will not (and will cause certain of their affiliates to not) acquire, or agree to acquire, any asset, property, business or person (by way of merger, consolidation, share exchange, investment, other business combination, asset, stock or equity purchase, or otherwise), or enter into any contract or take any other actions, that would reasonably be expected to materially delay obtaining, or materially increase the risk of not obtaining, any consent of any governmental entity or the receipt thereof in a manner that would or would reasonably be expected to prevent, impede or materially delay the consummation of the Merger or cause either of the conditions listed in the second and third bullets of the first set of bullets in the section of this proxy statement entitled “—Conditions to the Closing of the Merger” to not be satisfied, in each case prior to the End Date, or increase in any material respect the risk of any governmental entity entering an order prohibiting the consummation of the transactions contemplated hereby which would prevent the satisfaction of either of the conditions listed in the second and third bullets of the first set of bullets in the section of this proxy statement entitled “—Conditions to the Closing of the Merger.”
Each party has also agreed to promptly inform the other party of any oral communication with, and provide copies of written communications with, CFIUS or any CFIUS member agency regarding CFIUS filings (with the exception of communications containing a party’s confidential business information if such confidential information is unrelated to the transactions contemplated by the Merger Agreement). The parties have agreed to undertake best efforts to promptly take, or cause to be taken, all action, and do, or cause to be done all things necessary or advisable to obtain CFIUS Approval as soon as practicable, and in any event prior to the End Date, however, no party is required to take or agree to take any undertaking that is not conditioned on the consummation of the transactions contemplated by the Merger Agreement.
Conditions to the Closing of the Merger
The respective obligations of each of the parties to the Merger Agreement to effect the Merger are subject to the fulfillment (or waiver by all parties, if permissible under applicable law) at or prior to the Effective Time of the following conditions:
•	the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Zendesk common stock;

•
the absence of any law or order that is in effect and that restrains, enjoins or otherwise prohibits the consummation of the Merger enacted, issued, promulgated, enforced or entered by a court or other governmental entity of competent jurisdiction over any party to the Merger Agreement; and

•
(a) the expiration or termination of the waiting period applicable to the consummation of the Merger under the HSR Act; (b) all required consents and expirations or terminations of waiting periods (as applicable) with respect to certain other required regulatory filings; and (c) the CFIUS Approval.

In addition, the obligations of Parent and Merger Sub to effect the Merger are subject to the fulfillment (or waiver in writing by Parent, if permissible under applicable law) of the following additional conditions:
•
the representations and warranties of Zendesk relating to certain aspects of Zendesk’s capitalization being true and correct in all respects as of June 24, 2022, and as of the Closing Date as if made on each such date (except to the extent any such representation or warranty expressly relates to an earlier date, in which case as of such date), other than inaccuracies that are de minimis relative to Zendesk’s total fully-diluted equity capitalization;

•
the representations and warranties of Zendesk relating to corporate authority, due organization, valid existence and good standing and authority and qualification to conduct business, capital structure, the opinions of Goldman Sachs and Qatalyst Partners and finders or brokers being true and correct in all material respects as of June 24, 2022, and the Closing Date as if made on each such date (except to the extent any such representation of warranty expressly relates to an earlier date, in which case as of such date);

•
the other representations and warranties of Zendesk set forth elsewhere in the Merger Agreement (disregarding all materiality and “Company Material Adverse Effect” qualifiers contained therein) being true and correct as of June 24, 2022, and as of the Closing Date as if made on each such date (except to the extent any such representation or warranty expressly relates to an earlier date, in which case as of such date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect;

•	Zendesk having in all material respects performed all obligations and complied with all covenants required by the Merger Agreement to be performed or complied with by it prior to the Effective Time;
•	since June 24, 2022, the absence of a Company Material Adverse Effect that is continuing; and
•
the receipt by Parent of a certificate of Zendesk, dated the Closing Date and signed by the chief executive officer or another senior officer of Zendesk, certifying to the effect that the conditions described in the preceding five bullets have been satisfied.

In addition, the obligation of Zendesk to effect the Merger is subject to the fulfillment (or waiver in writing by Zendesk, if permissible under applicable law) of the following additional conditions:
•
the representations and warranties of Parent and Merger Sub that are qualified by a “Parent Material Adverse Effect” being true and correct as so qualified as of June 24, 2022, and as of the Closing Date as if made on each such date (except to the extent any such representation or warranty expressly relates to an earlier date, in which case as of such date);

•
the representations and warranties of Parent and Merger Sub that are not qualified by a “Parent Material Adverse Effect” being true and correct as so qualified as of June 24, 2022, and as of the Closing Date as if made on each such date (except to the extent any such representation or warranty expressly relates to an earlier date, in which case as of such date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to result in a Parent Material Adverse Effect;

•
Parent and Merger Sub having in all material respects performed all obligations and complied with all covenants required by the Merger Agreement to be performed or complied with by them prior to the Effective Time; and

•
the receipt by Zendesk of a certificate of each of Parent and Merger Sub, dated the Closing Date and signed by the chief executive officer or another senior officer of Parent, certifying to the effect that the conditions described in the preceding three bullets have been satisfied.

Termination of the Merger Agreement
The Merger Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval of the proposals set forth in this proxy statement by Zendesk stockholders, in the following ways:
•	by mutual written agreement of Zendesk and Parent;
•	by either Zendesk or Parent, subject to certain limitations, if:
•
the Merger has not been consummated by 11:59 p.m. New York City time on March 24, 2023 (which we refer to as the “End Date”) (provided that this right to terminate the Merger Agreement will not be available to any party that has breached its obligations under the Merger Agreement in any manner that has primarily caused the failure to consummate the Merger on or before such End Date (it being understood that a breach of the Merger Agreement by Merger Sub will be deemed to be a breach by Parent for all purposes of the Merger Agreement)) (which we refer to as the “End Date Termination Right”);

•
if a non-appealable injunction has been entered by a governmental entity of competent authority that permanently restrains, enjoins, suspends or otherwise prohibits the consummation of the Merger and such injunction has become final and non-appealable or such decision has become final (provided that this right to terminate the Merger Agreement will not be available to any party if such party’s breach of any provision of this Agreement has been the primary cause of, or primarily resulted in, such final and non-appealable injunction); or

•
if the Special Meeting (including any adjournments or postponements thereof) has concluded and the adoption of the Merger Agreement by Zendesk stockholders was not obtained at such Special Meeting at which a vote on the adoption of the Merger Agreement was taken (which we refer to as the “Special Meeting Termination Right”).

•	by Zendesk, subject to certain limitations, if:
•
if Parent or Merger Sub has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (a) would result in a failure of a mutual condition to the Closing of Zendesk, Parent and Merger Sub or a condition to the Closing of Zendesk, each as described in the section of this proxy statement entitled “—Conditions to the Closing of the Merger,” and (b) such failure cannot be cured by the End Date (provided that Zendesk must have given Parent written notice, delivered at least 45 days prior to such termination, stating its intention to terminate the Merger Agreement and the basis for such termination, and so long as Zendesk is not then in breach of any representation, warranty, covenant or other agreement that would give rise to a failure of any of Zendesk’s, Parent’s and Merger Sub’s mutual conditions to the Closing or Parent’s and Merger Sub’s conditions to the Closing, each as described in the section of this proxy statement entitled “—Conditions to the Closing of the Merger”) (which we refer to as the “Parent Breach Termination Right”);

•
prior to the adoption of the Merger Agreement by Zendesk stockholders, if (a) substantially concurrently with such termination Zendesk enters into a definitive agreement with respect to a Superior Proposal and (b) Zendesk pays to Parent in immediately available funds the Company Termination Fee (as defined in the section of this proxy statement entitled “—Termination Fees”) (which we refer to as the “Superior Proposal Termination Right”); or

•
at any time prior to the Effective Time if (a) all of Zendesk’s, Parent’s and Merger Sub’s mutual conditions to the Closing and Parent’s and Merger Sub’s conditions to the Closing, each as described in the section of this proxy statement entitled “—Conditions to the Closing of the Merger,” have been, and continue to be, satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, each of which shall be capable of being satisfied if the Closing Date were the date of such termination), (b) Parent and Merger Sub fail to consummate the Merger on or prior to the day the Closing is required to occur as described in section of this proxy statement entitled “—Closing and Effective Time,” (c) Zendesk has irrevocably confirmed in writing to Parent that it is ready, willing and able to consummate the Closing and (d) Parent fails to effect the Closing within three business days following delivery of such confirmation (which we refer to as the “Failure to Close Termination Right”).
•	by Parent, subject to certain limitations, if:
•
if Zendesk has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (a) would result in a failure of a mutual condition to the Closing of Zendesk, Parent and Merger Sub or a condition to the Closing of Parent and Merger Sub, each as described in the section of this proxy statement entitled “—Conditions to the Closing of the Merger,” and (b) such failure cannot be cured by the End Date (provided that Parent must have given Zendesk written notice, delivered at least 45 days prior to such termination, stating Parent’s intention to terminate the Merger Agreement and the basis for such termination, and so long as neither Parent nor Merger Sub is then in breach of any representation, warranty, covenant or other agreement that would give rise to a failure any of Zendesk’s, Parent’s and Merger Sub’s mutual conditions to the Closing or Zendesk’s conditions to the Closing, each as described in the section of this proxy statement entitled “—Conditions to the Closing of the Merger”) (which we refer to as the “Zendesk Breach Termination Right”); or

•
prior to the adoption of the Merger Agreement by Zendesk stockholders, in the event that the Board of Directors has effected a Change of Recommendation (which we refer to as the “Change of Recommendation Termination Right”).

Termination Fees
Parent will be entitled to receive a termination fee of $254 million from Zendesk (which we refer to as the “Company Termination Fee”) if the Merger Agreement is terminated:
•
(a) prior to the termination of the Merger Agreement, an Alternative Proposal (substituting 50% for the 20% threshold set forth in the definition of “Alternative Proposal” in the section of this proxy statement entitled “—Restrictions on Solicitation of Alternative Proposals” (as substituted, which we refer to as a “Qualifying Transaction”)) is publicly made to Zendesk or publicly proposed, publicly announced or publicly disclosed prior to, and not withdrawn at least 2 business days prior to, the Special Meeting or, in the case of a termination pursuant to the Zendesk Breach Termination Right, an Alternative Proposal has been provided to Zendesk management, the Board of Directors or any committee thereof, and not withdrawn at least two business days prior to, the Special Meeting, (b) the Merger Agreement is terminated by Parent or Zendesk pursuant to the End Date Termination Right, the Special Meeting Termination Right or the Zendesk Breach Termination Right, as applicable, and (c) within 12 months after such termination, Zendesk enters into a definitive agreement for, or consummates, any Qualifying Transaction that is subsequently consummated, such Company Termination Fee to be paid upon consummation of the Qualifying Transaction; or

•
by Zendesk pursuant to the Superior Proposal Termination Right or by Parent pursuant to the Change of Recommendation Termination Right, such Company Termination Fee to be paid substantially concurrently with the termination by Zendesk pursuant to the Superior Proposal Termination Right or within two business days after termination by Parent pursuant to the Change of Recommendation Termination Right.

Zendesk will be entitled to receive a termination fee of $610 million from Parent (which we refer to as the “Parent Termination Fee”) if the Merger Agreement is terminated by Zendesk pursuant to the Parent Breach Termination Right (or by Parent pursuant to the End Date Termination Right at a time when Zendesk would have been entitled to terminate the Merger Agreement pursuant to the Parent Breach Termination Right) or the Failure to Close Termination Right (or by Parent pursuant to the End Date Termination Right at a time when Zendesk would have been entitled to terminate the Merger Agreement pursuant to the Failure to Close Termination Right), such Parent Termination Fee to be paid within two business days after the date of such termination by wire transfer of same-day funds to one or more accounts designated by Zendesk.

Neither Zendesk nor Parent will be required to pay the Company Termination Fee or the Parent Termination Fee, respectively, on more than one occasion.
If either Zendesk or Parent fails to pay in a timely manner the Company Termination Fee or Parent Termination Fee, as applicable, then Zendesk or Parent, as applicable, must (a) reimburse the other party for all costs and expenses (including disbursements and fees of counsel) incurred in the collection of such overdue amounts, including in connection with any related claims, actions or proceedings commenced and (b) pay to the other party interest on the Company Termination Fee or Parent Termination Fee, as applicable, from and including the date payment of such amounts was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made; provided that in no event shall such costs, expenses and interest set forth in the preceding clauses (a) and (b) exceed $10,000,000 in the aggregate.
Specific Enforcement
Subject to the limitations described in this section of this proxy statement, the parties have agreed that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform the provisions of the Merger Agreement (or the Equity Commitment Letters or Fee Funding Agreements) in accordance with its specified terms or otherwise breach or threaten to breach such provisions. The parties have acknowledged and agreed that, subject to the limitations described in this section of this proxy statement, and, with respect to any monetary damages, the section of this proxy statement entitled “—Limitations of Liability,” they will be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement without proof of actual damages or the inadequacy of monetary relief, in addition to any other remedies at law or in equity.
Zendesk will be entitled to specific performance of Parent’s and Merger Sub’s obligations pursuant to the terms of the Merger Agreement and the Equity Commitment Letters to consummate the Closing, including to cause Parent and Merger Sub to exercise their rights under the Equity Commitment Letters, to cause the Equity Financing to be funded and to consummate the Merger, if, and only in the event if (and for the avoidance of doubt, in no other circumstances): (a) all of (i) Zendesk’s, Parent’s and Merger Sub’s mutual conditions to the Closing and (ii) Parent’s and Merger Sub’s conditions to the Closing, each as described in the section of this proxy statement entitled “—Conditions to the Closing of the Merger,” have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, each of which shall be capable of being satisfied if the Closing Date were the date of such specific performance) or waived by Parent, (b) Parent and Merger Sub fail to consummate the Closing by the date the Closing is required to have occurred as described in the section of this proxy statement entitled “—Closing and Effective Time,” (c) the Debt Financing and the Preferred Equity Financing has been funded or will be funded at the Closing if the equity financing is funded at the Closing, and (d) Zendesk has irrevocably confirmed in writing to Parent that if specific performance were granted and the Financing were funded, then the Closing would occur as described in the section of this proxy statement entitled “—Closing and Effective Time.”
Each of the parties to the Merger Agreement has agreed that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (a) there is adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an order or injunction to prevent breaches or threatened breaches and to enforce specifically the terms and provisions of the Merger Agreement will not be required to provide any bond or other security in connection with any such order or injunction.
The parties have further agreed that (a) by seeking the remedies described in this section of this proxy statement prior to the valid termination of the Merger Agreement, a party will not in any respect waive its right to seek at any time any other form of relief that may be available to a party under the Merger Agreement, the Commitment Letters or the Fee Funding Agreements, and (b) nothing will require any party to the Merger Agreement to institute any action for (or limit any party’s right to institute any action for) specific performance prior or as a condition to exercising any termination right under the Merger Agreement (and pursuing damages before or after such termination), nor will the commencement of any legal proceeding or otherwise restrict or limit any party’s right to terminate the Merger Agreement in accordance with its terms or pursue any other remedies under the Merger Agreement, the Commitment Letters or the Fee Funding Agreements that may be available then or thereafter (subject in each case the terms, limitations and conditions set forth therein); provided that the parties to the Merger Agreement have acknowledged and agreed that, while Zendesk may pursue a grant of specific performance prior to the valid termination of the Merger Agreement, following a valid termination of the Merger Agreement, under no circumstances would Zendesk be permitted or entitled to seek a grant of specific performance to cause the Closing to occur or to enforce any provision of the Merger Agreement which does not survive such termination; provided that Zendesk may continue any ongoing action for specific performance filed prior to a purported termination of the Merger Agreement, subject to the limitations therein.
Limitations of Liability
The maximum aggregate monetary damages of Zendesk or any of its related parties for breaches (including for willful breach or in the case of fraud) under the Merger Agreement will not exceed an amount equal to the Company Termination Fee ($254 million) plus interest and other amounts payable upon a failure by Zendesk to pay such Company Termination Fee in a timely manner, as described in the section of this proxy statement entitled “—Termination Fees.” The maximum aggregate monetary damages of Parent, Merger Sub or any of their related parties (including damages for willful breach or in the case of fraud) under the Merger Agreement will not exceed an amount equal to the Parent Termination Fee ($610 million) plus interest and other amounts payable upon a failure by Parent to pay such Parent Termination Fee in a timely manner or otherwise payable by Parent pursuant to the Merger Agreement, as described in the section of this proxy statement entitled “—Termination Fees.”
Expenses
Except as otherwise provided in the Merger Agreement or the other documents, certificates and instruments delivered pursuant to the Merger Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement and such other documents, certificates and instruments will be paid by the party incurring such expense; provided that Merger Sub will bear the cost of all transfer, documentary, sales, use, stamp, registration and such other taxes and fees (including penalties and interest) incurred in connection with the Merger.
Amendments and Waivers
At any time prior to the Effective Time, any provision of the Merger Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Zendesk, Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the Zendesk stockholders adopt the Merger Agreement, if any such amendment will under applicable law or the rules and regulations of the NYSE require further approval of the Zendesk stockholders, the effectiveness of such amendment or waiver will be subject to such approval.
Governing Law
The Merger Agreement and any disputes relating to or arising from the Merger Agreement and the transactions contemplated by the Merger Agreement are governed by Delaware law.

PROPOSAL 2: THE COMPENSATION PROPOSAL
Under Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, Zendesk is required to submit a proposal to Zendesk stockholders to approve, on an advisory (nonbinding) basis, the compensation that may be paid or become payable to Zendesk’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement (the Compensation Proposal). This compensation is summarized in the section entitled “Proposal 1: Adoption of the Merger Agreement—Interests of Zendesk’s Executive Officers and Directors in the Merger.” The Board of Directors encourages you to review carefully the named executive officer Merger-related compensation information disclosed in this proxy statement. Accordingly, Zendesk is asking you to approve the following resolution:
RESOLVED, that the stockholders of Zendesk approve, on a nonbinding, advisory basis, the compensation that will or may become payable to Zendesk’s named executive officers that is based on or otherwise relates to the Merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled “Proposal 1: Adoption of the Merger Agreement—Interests of Zendesk’s Executive Officers and Directors in the Merger.”
The vote on this Compensation Proposal is a vote separate and apart from the vote on the Merger Agreement Proposal. Accordingly, you may vote to approve the Merger Agreement Proposal and vote not to approve the Compensation Proposal and vice versa. Because the vote on the Compensation Proposal is advisory only, it will not be binding on Zendesk. Accordingly, if the Merger Agreement Proposal is approved and the Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the vote on this Compensation Proposal.
Approval, on an advisory (nonbinding) basis, of the Compensation Proposal requires the affirmative vote of the outstanding shares of Zendesk common stock properly cast for the Compensation Proposal at the Special Meeting, provided a quorum is present. Assuming a quorum is present, (a) a failure to vote in person or by proxy at the Special Meeting will have no effect on the outcome of the Compensation Proposal, (b) abstentions will have no effect on the outcome of the Compensation Proposal and (c) broker “non-votes” (if any) will have no effect on the outcome of the Compensation Proposal. Shares of Zendesk common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If a Zendesk stockholder returns a signed proxy card without indicating voting preferences on such proxy card, the shares of Zendesk common stock represented by that proxy will be counted as present for purposes of determining the presence of a quorum for the Special Meeting and all of such shares will be voted as recommended by the Board of Directors.
The Board of Directors unanimously recommends that you vote “FOR” the Compensation Proposal.

PROPOSAL 3: THE ADJOURNMENT PROPOSAL
We are asking you to approve a proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (the Adjournment Proposal). If Zendesk stockholders approve the Adjournment Proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including soliciting proxies from Zendesk stockholders that have previously returned properly executed proxies voting against the Merger Agreement Proposal. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against Merger Agreement Proposal such that the Merger Agreement Proposal would be defeated, we could adjourn the Special Meeting without a vote on the Merger Agreement Proposal and seek to convince the holders of those shares to change their votes to votes in favor of the Merger Agreement Proposal. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present or otherwise at the discretion of the chairman of the Special Meeting.
Approval of the Adjournment Proposal (a) when a quorum is present, requires the affirmative vote of a majority of the shares of Zendesk common stock properly cast for the Adjournment Proposal, and (b) when a quorum is not present, requires the affirmative vote of the holders of shares of Zendesk common stock representing a majority of the voting power present in person or represented by proxy at the Special Meeting.
Assuming a quorum is present, (a) a failure to vote in person or by proxy at the Special Meeting will have no effect on the outcome of the Adjournment Proposal, (b) abstentions will have no effect on the outcome of the Adjournment Proposal and (c) broker “non-votes” (if any) will have no effect on the outcome of the Adjournment Proposal. If a quorum is not present, abstentions will have the same effect as a vote “AGAINST” the Adjournment Proposal. Shares of Zendesk common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If a Zendesk stockholder returns a signed proxy card without indicating voting preferences on such proxy card, the shares of Zendesk common stock represented by that proxy will be counted as present for purposes of determining the presence of a quorum for the Special Meeting and all of such shares will be voted as recommended by the Board of Directors.
The Board of Directors unanimously recommends that you vote “FOR” the Adjournment Proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding ownership of Zendesk common stock by:
•	each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of outstanding Zendesk common stock;
•	each of our directors;
•	each of our named executive officers; and
•	all executive officers and directors as a group.
We have determined beneficial ownership in accordance with the rules of the SEC, and therefore it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to community property laws where applicable. We have deemed shares of our common stock subject to options and restricted stock units outstanding as of July 19, 2022, that were exercisable or issuable or will become exercisable or issuable within 60 days of July 19, 2022, to be outstanding and to be beneficially owned by the person holding the option or restricted stock unit for the purpose of computing the percentage ownership of that person, but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person. We have based percentage ownership of our common stock on 123,429,222 shares of our common stock outstanding as of July 19, 2022. Beneficial ownership representing less than 1% is denoted with an asterisk (*).
Named Executive Officers and Directors:	Amount and Nature of Beneficial Ownership	Ownership %
Mikkel Svane(1)	2,533,075	2.1%
Shelagh Glaser(2)	36,079	*
Alex Constantinople(3)	26,211	*
Adrian McDermott(4)	543,824	*
Norman Gennaro(5)	139,109	*
Elena Gomez(6)	4,665	*
Marc Cabi(7)	335	*
Archana Agrawal(8)	1,962	*
Carl Bass(9)	67,204	*
Michael Curtis(10)	44,262	*
Michael Frandsen(11)	15,445	*
Brandon Gayle(12)	2,324	*
Steve Johnson(13)	2,303	*
Hilarie Koplow-McAdams(14)	14,761	*
Thomas Szkutak(15)	10,430	*
Ronald Pasek	0	*
All directors and executive officers as a group (18 persons)(16)	3,695,032

5% or Greater Stockholders
Capital World Investors(17)	6,629,208	5.4%
The Vanguard Group(18)	11,461,432	9.3%
BlackRock, Inc.(19)	6,674,928	5.41%
Total of all Directors, Officers, and >5% Shareholders	28,460,600	23.1%
*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of Zendesk common stock.
(1)
Consists of (i) 853,913 shares held of record, (ii) 82,000 shares held of record by the Svane Family Foundation, (iii) 1,593,272 shares subject to outstanding options which are exercisable within 60 days of July 19, 2022, and (iv) 3,890 shares issuable within 60 days of July 19, 2022 upon the vesting of restricted stock units.

(2)
Consists of (i) 7,816 shares held of record, (ii) 25,763 shares subject to outstanding options which are exercisable within 60 days of July 19, 2022, and (iii) 2,500 shares issuable within 60 days of July 19, 2022 upon the vesting of restricted stock units.

(3)
Consists of (i) 5,679 shares held of record, (ii) 18,799 subject to outstanding options which are exercisable within 60 days of July 19, 2022, and (iii) 1,733 shares issuable within 60 days of July 19, 2022 upon the vesting of restricted stock units.

(4)
Consists of (i) 94,385 shares held of record, (ii) 446,209 shares subject to outstanding options which are exercisable within 60 days of July 19, 2022, and (iii) 3,230 shares issuable within 60 days of July 19, 2022 upon the vesting of restricted stock units.

(5)
Consists of (i) 28,715 shares held of record, (ii) 106,807 shares subject to outstanding options which are exercisable within 60 days of July 19, 2022, and (iii) 3,587 shares issuable within 60 days of July 19, 2022 upon the vesting of restricted stock units.

(6)	Consists of 4,665 shares held of record. The shares held of record are based on Ms. Gomez’s last Form 4 filed with the SEC on April 16, 2021.
(7)	Consists of 335 shares held of record. The shares held of record are based on Mr. Cabi’s last Form 4 filed with the SEC on May 26, 2021.
(8)	Consists of 1,962 shares held of record.
(9)	Consists of (i) 17,204 shares held of record, and (ii) 50,000 shares subject to outstanding options which are exercisable within 60 days of July 19, 2022.
(10)
Consists of (i) 14,518 shares held of record, (ii) 26,026 shares subject to outstanding options which are exercisable within 60 days of July 19, 2022 and (iii) 3,718 shares issuable within 60 days of July 19, 2022 upon the vesting of restricted stock units.

(11)	Consists of 15,445 shares held of record.
(12)	Consists of 2,324 shares held of record.
(13)	Consists of 2,303 shares held of record.
(14)	Consists of 14,761 shares held of record.
(15)	Consists of 10,430 shares held of record.
(16)
Consists of (i) 1,220,515 shares held of record by our current directors and executive officers, (ii) 2,450,468 shares issuable pursuant to outstanding stock options which are exercisable within 60 days of July 19, 2022, and (iii) 24,049 shares issuable within 60 days of July 19, 2022 upon the vesting of restricted stock units.

(17)
Based on the most recently available Schedule 13G/A filed with the SEC on July 8, 2022 by Capital World Investors. Capital World Investors beneficially owned 6,629,208 shares having sole voting power over 6,614,062 shares and sole dispositive power over 6,629,208 shares. The address for Capital World Investors is 333 South Hope Street, 55th Floor, Los Angeles, California 90071.

(18)
Based on the most recently available Schedule 13G/A filed with the SEC on February 10, 2022 by The Vanguard Group. The Vanguard Group, an investment adviser, beneficially owned 11,461,432 shares, with shared voting power over 114,800 shares, sole dispositive power over 11,201,248 shares, and shared dispositive power over 260,184 shares. The address for The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(19)
Based on the most recently available Schedule 13G/A filed with the SEC on March 11, 2022 by BlackRock, Inc., BlackRock, Inc. beneficially owned 6,674,928 shares, with BlackRock, Inc. having sole voting power over 5,937,515 shares, and sole dispositive power over 6,674,928 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires Zendesk’s directors and executive officers, and persons who own more than 10% of a registered class of Zendesk’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Zendesk common stock and other equity securities of Zendesk. Officers, directors, and holders of greater than 10% of Zendesk common stock are required by SEC regulation to furnish Zendesk with copies of all Section 16(a) forms they file.
To Zendesk’s knowledge, based solely on a review of the copies of such reports furnished to Zendesk and written representations that no other reports were required, during the year ended December 31, 2021, all Section 16(a) filing requirements applicable to its officers, directors, and greater than 10% beneficial owners were complied with, except as follows: (a) one late Form 4 required to be filed by Brandon Gayle, for purposes of reporting the vesting of restricted stock units into common stock, was inadvertently filed one day late on May 5, 2021, and (b) Form 4s required to be filed by each of Archana Agrawal, Carl Bass, Michael Curtis, Michael Frandsen, Brandon Gayle, Steve Johnson, Hilarie Koplow-McAdams, Thomas Szkutak and Michelle Wilson, for purposes of reporting the grant of restricted stock units, were inadvertently filed several days late on June 3, 2021.

FUTURE STOCKHOLDER PROPOSALS
If the Merger is completed, we will have no public stockholders and there will be no public participation in any future meetings of Zendesk stockholders. However, if the Merger is not completed, Zendesk stockholders will continue to be entitled to attend and participate in stockholder meetings.
After the 2022 annual meeting of Zendesk stockholders (which we refer to as the “2022 annual meeting”) scheduled for August 17, 2022, there will be no annual meetings of Zendesk stockholders if the Merger is completed.
As described in our annual proxy statement for the 2022 annual meeting filed on July 11, 2022, Zendesk stockholders had the opportunity to submit proper proposals for inclusion in our proxy statement and for consideration at the 2022 annual meeting by submitting their proposals in writing to our Corporate Secretary in a timely manner by June 19, 2022, and otherwise complying with the requirements of Rule 14a-8 of the Exchange Act.
In addition, our bylaws establish an advance notice procedure with regard to business to be brought before an annual meeting, including stockholder proposals not included in our proxy statement. For director nominations or other business to be properly brought before an annual meeting of Zendesk stockholders by a Zendesk stockholder, such Zendesk stockholder’s written notice must be received by Zendesk’s Corporate Secretary at the principal executive offices of Zendesk not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the one-year anniversary of the preceding year’s annual meeting. If the annual meeting of Zendesk stockholders is first convened more than 30 days before or more than 60 days after such anniversary date, or if no annual meeting of Zendesk stockholders was held in the preceding year, notice by the Zendesk stockholder to be timely must be received by our Corporate Secretary not later than the close of business on the later of the 90th day prior to the scheduled date of such annual meeting of Zendesk stockholders or the 10th day following the day on which public announcement of the date of such meeting is first made.
A copy of the full text of the bylaw provisions governing the notice requirements set forth above may be obtained by writing to Zendesk’s Corporate Secretary at 989 Market Street, San Francisco, CA 94103 or by calling (415) 418-7506. All notices of proposals and director nominations by Zendesk stockholders should be sent to Zendesk, Inc., 989 Market Street, San Francisco, CA 94103, Attention: Corporate Secretary.

WHERE YOU CAN FIND MORE INFORMATION
The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.
The following Zendesk filings with the SEC are incorporated by reference:
•	Zendesk’s Definitive Proxy Statement on Schedule 14A for the 2022 annual meeting of stockholders, filed on July 11, 2022;
•
Zendesk’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed on February 15, 2022, as amended by Amendment No. 1 on Form 10-K/A, filed on May 2, 2022, and Amendment No. 2 on Form 10-K/A, filed on July 1, 2022;

•	Zendesk’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2022, filed on April 29, 2022; and
•
Zendesk’s Current Reports on Form 8-K, in each case to the extent filed and not furnished with the SEC on February 14, 2022, February 16, 2022, February 25, 2022, March 3, 2022, June 9, 2022, June 24, 2022 (Film No. 221037110), June 24, 2022 (Film No. 221040933), June 24, 2022 (Film No. 221040943) and July 11, 2022.

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC between the date of this proxy statement and the earlier of the date of the Special Meeting or the termination of the Merger Agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials.
Zendesk is subject to the informational requirements of the Exchange Act. We file reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains our reports, proxy and information statements and other information at https://sec.gov.
You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us:
Zendesk, Inc.
Attention: Shanti Ariker, Corporate Secretary
989 Market Street
San Francisco, CA 94103
(415) 418-7506
In order for you to receive timely delivery of documents in advance of the Special Meeting, you must make such request by no later than [  ], 2022. Please note that all of our documents that we file with the SEC are also promptly available through our Investor website at https://investor.zendesk.com/. The information included on our website is not incorporated by reference into this proxy statement.
If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of Zendesk common stock, please contact our proxy solicitor:
MACKENZIE PARTNERS, INC.
1407 Broadway, 27th Floor
New York, NY 10018
Toll-Free: +1 (800) 322-2885
Email: proxy@mackenziepartners.com

MISCELLANEOUS
Zendesk has supplied all information relating to Zendesk, and Parent has supplied, and Zendesk has not independently verified, all of the information relating to Parent and Merger Sub contained in this proxy statement.
You should rely only on the information contained in this proxy statement, the annexes to this proxy statement and the documents that we incorporate by reference in this proxy statement in voting on the Merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [  ], 2022. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement), and the mailing of this proxy statement to Zendesk stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Annex A
AGREEMENT AND PLAN OF MERGER

by and among

ZORO BIDCO, INC.,

ZORO MERGER SUB, INC.,

ZENDESK, INC.

Dated as of June 24, 2022

A-i

A-ii

A-iii

This AGREEMENT AND PLAN OF MERGER, dated as of June 24, 2022 (this “Agreement”), is by and among Zoro BidCo, Inc., a Delaware corporation (“Parent”), Zoro Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and Zendesk, Inc., a Delaware corporation (the “Company”).
W I T N E S S E T H :
WHEREAS, the parties intend that on the terms and subject to the conditions in this Agreement, Merger Sub shall be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent.
WHEREAS, the Board of Directors of the Company has unanimously determined that it is fair to and in the best interests of the Company and its stockholders (the “Company Stockholders”), and declared it advisable, to enter into this Agreement.
WHEREAS, the Boards of Directors of Parent and Merger Sub have approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement.
WHEREAS, Parent, as the sole stockholder of Merger Sub, will adopt this Agreement and the transactions contemplated by this Agreement, including the Merger immediately following the execution of this Agreement.
WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, the Equity Investors are entering into a fee funding agreement in favor of the Company (each, a “Fee Funding Agreement” and, collectively, the “Fee Funding Agreements”), pursuant to which, subject to the terms and conditions contained therein, the Equity Investors are guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement.
WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:
ARTICLE 1

THE MERGER
Section 1.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under the DGCL as the surviving corporation in the Merger (the “Surviving Corporation”).
Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place remotely at 7:00 a.m., New York City time, on the fifth (5th) Business Day after the satisfaction or waiver (to the extent such waiver is permitted by applicable Law and this Agreement) of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company and Parent may mutually agree in writing. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”
Section 1.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company and Merger Sub will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Merger Sub in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).
Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.
Section 1.5 Certificate of Incorporation and By-laws of the Surviving Corporation. Subject to Section 5.9, at the Effective Time, (a) the Company Certificate of Incorporation shall be amended and restated to read in its entirety as the certificate of incorporation of Merger Sub read immediately prior to the Effective Time, until thereafter amended in accordance with applicable Law, except that the name of the Surviving Corporation shall be “Zendesk, Inc.” and the provision in the certificate of incorporation of Merger Sub naming its incorporator shall be omitted, and (b) the Company By-Laws shall be amended so as to read in their entirety as the by-laws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with applicable Law, except that the references to Merger Sub’s name shall be replaced by references to “Zendesk, Inc.”
Section 1.6 Directors. Subject to applicable Law, the directors of Merger Sub as of the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
Section 1.7 Officers. The officers of the Company as of the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
ARTICLE 2

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES
Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any securities of the Company or Merger Sub:
(a) Conversion of Company Common Stock. Each share of common stock, par value $0.01 per share, of the Company issued and outstanding immediately prior to the Effective Time (such shares, collectively, “Company Common Stock” or “Shares” and each, a “Share”) (other than (i) Shares to be cancelled or converted pursuant to Section 2.1(b), (ii) Dissenting Shares, and (iii) for the avoidance of doubt, Shares underlying or comprising unexercised, unvested or unsettled Company Equity Awards (“Unconverted Shares”)) shall be converted automatically into and shall thereafter represent the right to receive $77.50 in cash, without interest (the “Merger Consideration”), subject to any required Tax withholding as provided in Section 2.3(b)(iii). As of the Effective Time, all Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1 shall no longer be outstanding and shall be automatically cancelled and shall cease to exist, and the holders of such Shares shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration with respect to each such Share.
(b) Parent, Merger Sub and Subsidiary-Owned Shares. Each Share that is issued and outstanding and owned, directly or indirectly, by Parent or its Subsidiaries, including Merger Sub, immediately prior to the Effective Time or held by the Company or its wholly owned Subsidiaries immediately prior to the Effective Time (in each case, other than any such Shares held in a fiduciary, representative or other capacity on behalf of third parties) (the “Cancelled Shares”) shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement.
(c) Conversion of Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and the shares so converted shall constitute the only outstanding shares of capital stock of the Surviving Corporation immediately after the Effective Time. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(d) Dissenters’ Rights. Notwithstanding any provision of this Agreement to the contrary, if required by the DGCL (but only to the extent required thereby), Shares that are issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) and that are held by holders of such Shares who have not voted in favor of the adoption of this Agreement or consented thereto in writing and who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 262 of the DGCL (the “Dissenting Shares”) will not be converted into the right to receive the Merger Consideration, but instead, at the Effective Time, will be converted into the right to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL unless and until any such holder fails to perfect or effectively withdraws, waives or loses its rights to appraisal and payment under the DGCL (it being understood that at the Effective Time such Dissenting Shares shall no longer be outstanding). If, after the Effective Time, any such holder fails to perfect or effectively withdraws, waives or loses such right, such Dissenting Shares will thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration in accordance with Section 2.1(a), without any interest thereon, upon surrender of such Certificate formerly representing such Share or the transfer of such Book-Entry Share, as applicable. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence. The Company will give Parent (i) prompt notice of any demands received by the Company for appraisals of Shares (and of any withdrawals of such demands) and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand and (ii) the opportunity to participate in all negotiations and proceedings with respect to such notices and demands. Parent shall have the right to participate in all negotiations and proceedings with respect to any such demands, withdrawals or attempted withdrawals of such demands after the date hereof until the Effective Time. The Company shall not, and shall not agree to, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal, voluntary offer to settle, or settle or compromise rights with respect to any such demands.
(e) Adjustments. Notwithstanding the foregoing, the Merger Consideration shall be adjusted appropriately, without duplication, to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of Company Common Stock outstanding after the date hereof and prior to the Effective Time. Nothing in this Section 2.1(e) shall be construed to permit the Company or Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.
Section 2.2 Stock Options and Other Stock-Based Awards; Employee Matters.
(a) Treatment of Stock Options and Other Stock-Based Awards.
(i) Company Stock Options. Each In-the-Money Company Stock Option that is vested by its terms and outstanding immediately prior to the Effective Time shall, as of the Effective Time, be canceled and converted into the right to receive, without interest, at the Effective Time an amount in cash in U.S. dollars equal to the product of (x) the total number of shares of Company Common Stock subject to such Company Stock Option and (y) the excess, if any, of the amount of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Stock Option, with the aggregate amount of such payment rounded down to the nearest cent (the aggregate amount of such cash hereinafter referred to as the “Option Consideration”), less such amounts as are required to be withheld or deducted under the Code or any provision of U.S. state or local Tax law with respect to the making of such payment. Each Company Stock Option that is outstanding as of immediately prior to the Effective Time that is not an In-the-Money Company Stock Option, whether vested or unvested, shall be canceled as of the Effective Time for no consideration.
(ii) Company Stock-Based Awards. At the Effective Time, each Company Stock-Based Award that is vested by its terms and outstanding immediately prior to the Effective Time shall cease to represent a right or award with respect to shares of Company Common Stock, shall be canceled, and shall entitle the holder thereof to the right to receive from the Surviving Corporation, without interest, at the Effective Time an amount in cash equal to the Merger Consideration in respect of each Share underlying a particular Company Stock-Based Award (the aggregate amount of such cash, together with the aggregate Option Consideration is referred to in this Agreement as the “Equity Award Consideration”), less such amounts as are required to be withheld or deducted under the Code or any provision of U.S. state or local Tax law with respect to the making of such payment.
(iii) Conversion to Cash Awards. Immediately prior to the Effective Time, each In-the-Money Company Stock Option and Company Stock-Based Award that is then outstanding and not vested by its terms shall be canceled and converted as of the Effective Time into a Cash Award (assuming achievement of performance for performance-based Company Stock-Based Awards using the same formula provided for in the applicable award agreement). Such Cash Award shall remain subject to the same time-vesting terms and conditions that applied to the associated Company Stock Option or Company Stock-Based Award, as applicable (except for any performance-based vesting conditions), immediately prior to the Effective Time, including the requirement of continued service with the Surviving Corporation or its Affiliates through the applicable vesting date or through the end of the original performance period, as applicable, and the applicable cash amounts shall be paid out, without interest and less such amounts as are required to be withheld or deducted under the Code or any provision of U.S. state or local Tax Law with respect to the making of such payment, on the next payroll date following the applicable vesting dates, so long as the applicable portion of the Cash Award became or becomes vested prior to the applicable holder’s termination of service with the Surviving Corporation and its Affiliates.
(iv) Payment of Equity Award Consideration. At the Effective Time, Parent shall, to the extent that sufficient funds are not available at the Company or any of its Subsidiaries, deposit the Equity Award Consideration (or funds sufficient to make up any shortfall) with the Company for the benefit of the holders of Company Stock Options and Company Stock-Based Awards, and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) pay the Equity Award Consideration to such holders through its payroll system as promptly as practicable (but in no event later than three (3) Business Days) following the Effective Time.
(v) Board Action for Company Equity Awards and Cash Awards. As soon as reasonably practicable following the date hereof and in any event prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof administering any Company Stock Plans) shall adopt such resolutions or take action by written consent in lieu of a meeting that are necessary for the treatment of the Company Equity Awards and the Cash Awards pursuant to Section 2.2 and will not adopt any resolutions or take any other action to accelerate the vesting of the Company Stock Options or the Company Stock-Based Awards.
(b) Employee Stock Purchase Plan. As soon as practicable following the date hereof (but in any event within two (2) Business Days), the Board of Directors of the Company (or, if appropriate, any committee administering the Company’s 2014 Employee Stock Purchase Plan (the “ESPP”)) shall adopt resolutions or take action by written consent in lieu of a meeting as necessary to provide that, with respect to the ESPP, (i) the ESPP shall be suspended such that no new offering periods will commence following the date of this Agreement and no changes or elections can be made after the date hereof, (ii) each offering period in effect as of the date hereof will end on the earlier of its regular end date and fourteen (14) Business Days prior to the Effective Time, (iii) the ESPP will, contingent upon the occurrence of the Closing, be terminated on the date immediately prior to the date on which the Effective Time occurs and no further rights shall be granted or exercised under the ESPP thereafter, and (iv) the Company will promptly refund all participant contributions remaining in the ESPP after processing the purchase of Company Common Stock with respect to each offering period in effect as of the date hereof.
Section 2.3 Exchange of Certificates.
(a) Paying Agent. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company that shall be appointed by Parent to act as a paying agent hereunder and approved in advance by the Company in writing (pursuant to an agreement in form and substance reasonably acceptable to Parent and the Company) (the “Paying Agent”), in trust for the benefit of the holders of the Shares (other than the Cancelled Shares, Unconverted Shares or Dissenting Shares), cash in U.S. dollars sufficient to pay the aggregate Merger Consideration in exchange for all of the Shares outstanding immediately prior to the Effective Time (other than the Cancelled Shares, Unconverted Shares and Dissenting Shares), payable upon due surrender of the certificates that immediately prior to the Effective Time represented Shares (“Certificates”) (or effective affidavits of loss in lieu thereof) or non-certificated Shares represented by book-entry (“Book-Entry Shares”) pursuant to the provisions of Section 2.1(a) (such cash being hereinafter referred to as the “Payment Fund”). The Paying Agent shall also act as the agent for the applicable Company Stockholders for the purpose of receiving and holding their Certificates and Book-Entry Shares and shall obtain no rights or interests in the shares represented thereby. Notwithstanding anything to the contrary herein, the Equity Award Consideration will not be deposited with the Paying Agent and will be paid in accordance with Section 2.2. In the event the Payment Fund shall be insufficient to pay the Merger Consideration in accordance with Section 2.1(a), Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount that is equal to the shortfall that is required to make such payment. Parent shall use reasonable best efforts to cause the Paying Agent to make, and the Paying Agent shall make, delivery of the Merger Consideration out of the Payment Fund in accordance with this Agreement and the Company shall direct its transfer agent to deliver a final record holders list to the Paying Agent at least one (1) Business Day prior to the Closing (the “Final Record Holder List”).
(b) Payment Procedures.
(i) As soon as reasonably practicable after the Effective Time and in any event not later than the second (2nd) Business Day following the Effective Time, the Paying Agent shall mail to each holder of record of Shares whose Shares were converted into the Merger Consideration pursuant to Section 2.1, (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and otherwise shall be in such form and have such other provisions as Parent and the Company may mutually agree) (provided that if the Paying Agent does not customarily require a letter of transmittal with respect to Book-Entry Shares or utilizes an online portal for holders of record with valid email addresses, no letter of transmittal shall be required to be mailed to such holders), and (B) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration.
(ii) Upon surrender of Certificates to the Paying Agent (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent together with such letter of transmittal (if required), duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, the holder of such Certificates or Book-Entry Shares (other than holders of Cancelled Shares, Unconverted Shares or Dissenting Shares) shall be entitled to receive in exchange therefor an amount in cash in U.S. dollars equal to the product of (x) the number of Shares formerly represented by such holder’s properly surrendered Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares multiplied by (y) the Merger Consideration, subject to all required Tax withholding as provided in Section 2.3(b)(iii) The Certificate (or affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond) so surrendered or the Book-Entry Share shall be forthwith cancelled. No interest will be paid or accrued on any amount payable upon due surrender of Certificates or Book-Entry Shares. In the event that any transfer or other similar Taxes become payable by reason of a transfer of ownership of Shares that is not registered in the transfer records of the Company, or otherwise because of the payment of the applicable Merger Consideration in any name other than that of the registered holder, cash in U.S. dollars to be paid upon due surrender of the Certificate may be paid with respect to such Shares if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence, to the reasonable satisfaction of the Paying Agent, that any such Taxes have been paid or are not applicable.
(iii) Each of Parent, the Paying Agent, the Company and the Surviving Corporation (without duplication) shall be entitled to deduct and withhold from amounts otherwise payable under this Agreement, such amounts as are required to be withheld or deducted under the Code, or any provision of U.S. state or local or non-U.S. Tax law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.
(c) Closing of Transfer Books. As of the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares (other than Cancelled Shares, Unconverted Shares or Dissenting Shares) are validly presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged for the Merger Consideration, as provided in this Article 2. The Company shall execute a letter of termination conditioned on the Closing with its transfer agent at or prior to the Effective Time.
(d) Termination of Payment Fund. Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares for one (1) year after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any former holders of Shares who have not surrendered their Shares in accordance with this Section 2.3 shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their Shares.
(e) No Liability. Notwithstanding anything herein to the contrary, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. The Merger Consideration paid in accordance with the terms of this Article 2 upon surrender of any Shares shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares. If any Certificate (or affidavits of loss in lieu thereof as provided in Section 2.3(g)) or Book-Entry Shares shall not have been surrendered or transferred, as applicable, prior to the date on which any Merger Consideration, pursuant to this Article 2, would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.
(f) Investment of Payment Fund. The Paying Agent shall invest all cash included in the Payment Fund as reasonably directed by Parent; provided, however, that any investment of such cash shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government. Any loss of any of the funds included in the Payment Fund shall be for the account of Parent and shall not alter Parent’s obligations to pay the Merger Consideration. Any amounts in the Payment Fund in excess of the amount required to make prompt cash payment of the aggregate Merger Consideration in accordance with this Agreement shall be the sole and exclusive property of Parent and shall promptly be paid to Parent (or such other person as Parent may designate).
(g) Lost Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent or Parent, the posting by such person of a bond in customary amount as Parent or the Paying Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay in exchange for such lost, stolen or destroyed Certificate an amount in cash in U.S. dollars (after giving effect to any Tax withholding as provided in Section 2.3(b)(iii)) equal to (x) the number of Shares formerly represented by such lost, stolen or destroyed Certificate multiplied by (y) the Merger Consideration.
ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except (a) as disclosed in the Company SEC Documents filed or furnished to the SEC after January 1, 2020 and prior to the date hereof (so long as such documents are publicly available via the Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system at least two (2) Business Days prior to the date hereof and excluding any forward-looking statements, risk factors or other statements that are predictive, forward-looking or primarily cautionary in nature but including any historical factual information contained within such statements), it being understood that any matter disclosed in such Company SEC Documents shall not be deemed disclosed for purposes of Section 3.1, Section 3.2, Section 3.3, Section 3.4(b), Section 3.17, Section 3.19 or Section 3.20, or (b) as disclosed in the disclosure letter delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Letter”) (it being acknowledged and hereby agreed that disclosure of any information in any section or subsection of the Company Disclosure Letter shall be deemed disclosed with respect to any other section or subsection of this Agreement and the Company Disclosure Letter to the extent that the relevance thereof is reasonably apparent on the face of such disclosure), the Company represents and warrants to Parent and Merger Sub as follows:
Section 3.1 Qualification, Organization, Subsidiaries, etc.
(a) Each of the Company and its Subsidiaries is (x) a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize that concept) under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except (i) with respect to the Company’s Subsidiaries, where the failure to be so organized and existing or (ii) where to have such power and authority, in each case of clauses (i) and (ii), would not have, individually or in the aggregate, a Company Material Adverse Effect and (y) qualified to do business and is in good standing (with respect to jurisdictions which recognize that concept) as a foreign entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification is necessary, except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect.
(b) The Company has made available to Parent prior to the date of this Agreement a true and complete copy of the Company Certificate of Incorporation and Company By-Laws, each as amended through the date hereof. Each of the Company Certificate of Incorporation and Company By-Laws is in full force and effect and the Company is not in violation in any material aspect of any of the foregoing documents.
Section 3.2 Capital Stock.
(a) The authorized capital stock of the Company consists of: four hundred million (400,000,000) shares of Company Common Stock; and (ii) ten million (10,000,000) shares of preferred stock, $0.01 par value per share (“Company Preferred Stock”). As of June 22, 2022 (the “Company Capitalization Date”): (A) 123,270,893 shares of Company Common Stock were issued and outstanding; (B) zero shares of Company Preferred Stock were issued and outstanding; (C) zero shares of Company Common Stock were held by the Company as treasury shares; (D) 3,507,161 shares of Company Common Stock were subject to issuance pursuant to outstanding Company Stock Options, excluding outstanding purchase rights under the ESPP; (E) 6,100,409 shares of Company Common Stock were subject to issuance pursuant to outstanding time-based restricted stock units; (F) 129,918 shares of Company Common Stock were subject to issuance pursuant to outstanding awards of performance-based restricted stock units (assuming achievement of the target level of performance at the end of the applicable performance period), (G) 67,111,543 shares of Company Common Stock were reserved for future issuance pursuant to the Company’s 2014 Stock Option and Incentive Plan and the Company’s 2009 Stock Option and Grant Plan; and (H) 11,883,731 shares of Company Common Stock were reserved for future issuance pursuant to the ESPP.
(b) All outstanding shares of Company Common Stock have been, and all shares of Company Common Stock reserved for issuance as noted in Section 3.2(a), when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and non-assessable, free of pre-emptive rights and not subject to or issued in violation of any purchase option, call option, right of first refusal, or any similar right pursuant to any provision of applicable Law or any Contract to which the Company or any of its Subsidiaries is a party or otherwise bound. None of the issued and outstanding shares of Company Common Stock have been issued in violation of any foreign, federal or state securities Laws.
(c) Section 3.2(c) of the Company Disclosure Letter sets forth a complete and correct list, in all material respects, as of the Company Capitalization Date, of all outstanding Company Equity Awards, including with respect to each such award, (i) the number of shares subject to such award, (ii) the name of the holder, (iii) the grant date, (iv) the exercise or purchase price per share, if any, (v) the vesting schedule, (vi) the number of unvested and vested shares subject to each such award, (vii) the expiration date of each such award and (viii) the Company Stock Plan under which such award was granted. Further, the Company has made available to Parent a complete and correct schedule of all participant elections under the ESPP for all offering periods currently in effect, including, by participant, participant contributions to date and expected participant contributions through the end of each such offering period.
(d) Except (x) as set forth in Section 3.2(a), (y) any shares of capital stock, other equity interests, voting securities or any other ownership securities subject to issuance pursuant to the Existing Notes and the Capped Calls and (z) for changes resulting solely from the exercise of Company Stock Options or the vesting of Company Stock-Based Awards, as of the date of this Agreement: (i) the Company does not have any shares of capital stock, other equity interests, voting securities or any other ownership securities issued, reserved for issuance or outstanding; and (ii) other than the purchase of shares of Company Common Stock under the ESPP, there is no: (A) outstanding equity-based compensation award, subscription, option, call, warrant or other right (whether or not currently exercisable) issued or granted by the Company to acquire any shares of capital stock or other securities or ownership interests of the Company; (B) outstanding security, instrument or obligation issued, granted or entered into by the Company that is or may become convertible into or exchangeable for any shares of capital stock or other securities or ownership interests of the Company; (C) Contract under which the Company is obligated to either (x) sell or otherwise issue any shares of its capital stock or any other securities or (y) repurchase, redeem or otherwise acquire any shares of its capital stock or any other securities or (D) restricted shares, stock appreciation rights, performance units, profits interests, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of any capital stock or other securities or ownership interests of the Company (the items in clause (i) and clause (ii)(A) through (D) being referred to collectively as the “Company Securities”).
(e) There are no accrued but unpaid dividends with respect to any Company Securities or Company Subsidiary Securities. Except for the Existing Notes and the Capped Calls, neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into, exercisable for or exchangeable for securities having the right to vote) with the Company Stockholders on any matter.
(f) There are no voting trusts, voting agreements, stockholders agreements, Contracts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the Company Securities or Company Subsidiary Securities.
(g) Except as set forth on Section 3.2(g) of the Company Disclosure Letter, all of the outstanding capital stock of or other voting securities of, or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien (other than Permitted Liens) and free of any transfer restriction (other than transfer restrictions under applicable securities laws), including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests. Except as set forth on Section 3.2(g) of the Company Disclosure Letter, as of the date of this Agreement there is no: (A) outstanding equity-based compensation award, subscription, option, call, warrant or other right (whether or not currently exercisable) issued or granted by any Subsidiary of the Company to acquire any shares of capital stock or other securities or ownership securities of any Subsidiary of the Company; (B) outstanding security, instrument or obligation issued, granted or entered into by any Subsidiary of the Company that is or may become convertible into or exchangeable for any shares of capital stock or other securities or ownership interests of any Subsidiary of the Company; (C) Contract under which any Subsidiary of the Company is obligated to either (x) sell or otherwise issue any shares of its capital stock or any other securities or (y) repurchase, redeem or otherwise acquire any shares of its capital stock or any other securities or (D) restricted shares, stock appreciation rights, performance units, profits interests, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of any capital stock or other securities or ownership interests of any Subsidiary of the Company (the items in clause (i) and clause (ii)(A) through (D) being referred to collectively as the “Company Subsidiary Securities”).
Section 3.3 Corporate Authority Relative to This Agreement.
(a) The Company has the requisite corporate power and authority to enter into, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is a party, and to consummate the transactions contemplated hereby or thereby and, except for the Company Stockholder

Approval, the foregoing has been duly and validly authorized by all necessary corporate actions on the part of the Company. The Board of Directors of the Company at a duly held meeting has unanimously (i) determined that it is fair and in the best interests of the Company and the Company Stockholders, and declared it advisable, to enter into this Agreement and the other Transaction Documents to which it is a party, (ii) approved this Agreement, the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby or thereby, including the Merger, and (iii) resolved to recommend that the Company Stockholders vote to adopt this Agreement (the “Recommendation”), which Recommendation has not been withdrawn, rescinded or modified in any way as of the date hereof and directed that such matter be submitted for consideration of the Company Stockholders at the Company Meeting. Except for the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of the Company are necessary to approve, adopt or authorize this Agreement or any other Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby, including the Merger, or thereby.
(b) Subject to the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.9, the affirmative vote of holders of a majority of the outstanding shares of Company Common Stock is the only vote of holders of the Company Securities or Company Subsidiary Securities required to adopt this Agreement (the “Company Stockholder Approval”).
(c) This Agreement has been, and the other Transaction Documents to which it is a party when executed will be, duly and validly executed and delivered by the Company and, assuming this Agreement and the other Transaction Documents to which it is a party constitute the valid and binding agreement of Parent and Merger Sub, constitute the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights generally and to general equitable principles (collectively, the “Enforceability Limitations”).
Section 3.4 Governmental Authorization; Non-Contravention.
(a) The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby, including the Merger, and thereby by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, other than (i) the filing of the Certificate of Merger, (ii) compliance with (A) the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) and (B) any other applicable Regulatory Law, (iii) compliance with the applicable requirements of the U.S. Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”), the U.S. Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”), including, without limitation, the filing of the Proxy Statement with the SEC, (iv) compliance with the rules and regulations of the New York Stock Exchange, (v) compliance with any applicable foreign or state securities or blue sky Laws and (vi) the filing of the CFIUS Notice and any similar foreign direct investment filings required under applicable Law and obtaining approval with respect thereto, other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not have, individually or in the aggregate, a Company Material Adverse Effect.
(b) Assuming compliance with the matters referenced in Section 3.4(a), the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party and the consummation by the Company of the Merger and the other transactions contemplated hereby or thereby do not and will not (i) contravene, conflict with or result in any violation or breach of any provision of the organizational or governing documents of the Company or any of its Subsidiaries, (ii) assuming compliance with the matters referenced in Section 3.4(a), the receipt of the Company Stockholder Approval and assuming the representations and warranties in Section 4.9 are true and correct, contravene, conflict with or constitute a violation of or breach any provision of any applicable Law or (iii) require consent or other action by any person under or result in any violation of, or default (with or without notice or lapse of time, or both) under, or other event that (with or without notice or lapse of time, or both) would constitute a default, or give rise to a right of or permit termination, cancellation or acceleration or other change of any right or obligation or to the loss of a benefit under any Company Material Contract or result in the creation or imposition of any Liens, other than any Permitted Liens, upon any assets of the Company or its Subsidiaries, other than, in the case of clause (i) with respect to the Company’s Subsidiaries and clauses (ii) and (iii), any such contravention, violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.5 Reports and Financial Statements.
(a) The Company has filed or furnished on a timely basis all forms, documents and reports required to be filed or furnished by it with the U.S. Securities and Exchange Commission (the “SEC”) since January 1, 2020 (the “Company SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date hereof, on the date of such amended or superseded filing) (i) the Company SEC Documents complied as to form and substance in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) as the case may be and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any forms, reports or documents with, or make any other filing with, or furnish any other material to, the SEC. As of the date hereof, to the Knowledge of the Company, no Company SEC Document is the subject of ongoing SEC review.
(b) The consolidated financial statements of the Company included in the Company SEC Documents (in each case, including all related notes) in all material respects (i) have been prepared in conformity with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis for the periods then ended (except as may be indicated therein or in the notes thereto) and (ii) fairly presents in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended, except in the case of the unaudited statements with respect to clause (i) or (ii), as permitted by the SEC and subject to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto, none of which would be reasonably expected to be, as of the date hereof, material individually or in the aggregate).
Section 3.6 Internal Controls and Procedures.
(a) The Company has established, and the management of the Company maintains and enforces in all material respects, disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure the reliability of the Company’s financial reporting, including that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information relating to the Company, including its consolidated Subsidiaries, is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2021, which is the most recent such assessment completed, and such assessment concluded that such controls were effective and has not identified (i) any significant deficiencies in the design or operation of internal control over financial reporting (“Internal Controls”) which would adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weakness in Internal Controls and/or (ii) any actual fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls. The Company is in is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(b) Since January 1, 2020, neither the Company nor any of its Subsidiaries, has received any material, written unresolved complaint, allegation, assertion or claim in writing or, to the Knowledge of the Company, orally regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls.
Section 3.7 No Undisclosed Liabilities. Except (a) as disclosed in or reflected or reserved against in the Company’s consolidated financial statements (or the notes thereto) included in the Company SEC Documents, (b) as arising in connection with the transactions contemplated by this Agreement or the Transaction Documents or in connection with obligations under existing contracts or applicable Law, (c) for liabilities and obligations incurred in the ordinary course of business since March 31, 2022 (none of which relate to breach of contract, breach of warranty, tort, infringement, violation of or liability or obligation under applicable Law that individually, or in the aggregate, would be material to the Company) and (d) for liabilities or obligations which have been discharged or paid in full in the ordinary course of business, as of the date hereof, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, contingent, absolute, determined, determinable or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (or in the notes thereto), other than those which would not have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.8 Absence of Certain Changes or Events.
(a) From December 31, 2021 through the date of this Agreement, except for events giving rise to and the discussion and negotiation of this Agreement, the businesses of the Company and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business (other than in connection with modifications, suspensions and/or alterations of policies or operations resulting from, or determined by the Company, acting reasonably and in good faith, to be advisable and reasonably necessary in response to, Covid-19 or any Covid-19 Measures or sanctions or similar restrictions imposed in connection with the current dispute between the Russian Federation and Ukraine).
(b) From December 31, 2021 through the date hereof, there has not occurred any event or development that has had, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.9 Investigations; Litigation. As of the date hereof, (a) there is no judgment, order, decree, or award of a Governmental Entity or arbitrator or other settlement or similar agreement (collectively “Order”) outstanding or unsatisfied against the Company or any of the Company’s Subsidiaries or any of their properties, rights or assets which, if adversely decided against the Company or any of its Subsidiaries, would have, individually or in the aggregate, a Company Material Adverse Effect, and (b) there are no Actions pending (or, to the Knowledge of the Company, threatened) against the Company or any of the Company’s Subsidiaries, or any of their respective properties, rights or assets at Law or in equity, by or before any Governmental Entity or arbitrator, in each case which, if adversely decided against the Company or any of its Subsidiaries, would have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.10 Compliance with Law; Permits.
(a) The Company and each of the Company’s Subsidiaries are, and since January 1, 2020 have been, in compliance with and are not in default under or in violation of any applicable federal, state, local or foreign law (including common law), statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of any Governmental Entity (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation would not have, individually or in the aggregate, a Company Material Adverse Effect.
(b) The Company and the Company’s Subsidiaries are in possession of all grants, authorizations, licenses, permits, exceptions, consents, certificates and approvals issued by any Governmental Entity which are material to the Company and its Subsidiaries, taken as a whole and necessary for the Company and the Company’s Subsidiaries to lawfully carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits would not have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are in full force and effect, except where the failure to be in full force and effect would not have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Except as would not otherwise be material to the Company and its Subsidiaries, taken as a whole, (x) neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors, officers, employees, agents and other persons acting on behalf of the Company or any of its Subsidiaries (in their capacity as such), are, and during the past five (5) years, have been in compliance with (i) the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd-1, et seq.), the U.K. Bribery Act 2010, and any similar anti-corruption Law (collectively, “Anti-corruption Laws”) and (ii) all applicable anti-money laundering laws (“Money Laundering Laws”) and (y) for the past three (3) years (i) there has been no voluntary disclosure to or claim, complaint, charge, investigation, or proceeding by a Governmental Entity, or any pending (or, to the Knowledge of the Company, threatened) litigation, in each case relating to Anti-corruption Laws or Money Laundering Laws, involving the Company, any of its Subsidiaries, or any person acting on behalf of the Company or any of its Subsidiaries (in their capacity as such). The Company and its Subsidiaries maintain policies and procedures reasonably designed to ensure compliance in all material respects with Anti-corruption Laws and Money Laundering Laws.
(d) Except as set forth on Section 3.10(d) of the Company Disclosure Letter or as would not otherwise be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective officers, directors, employees, any agent or person acting on its or any Subsidiary’s behalf (in their capacity as such) is currently or in the last three (3) years has been: (i) a Sanctioned Person; (ii) operating in, organized in, conducting business with or otherwise engaging in dealings with or for the benefit of any Sanctioned Person or in any Sanctioned Country; or (iii) otherwise in violation of any Sanctions and Export Control Laws or U.S. anti-boycott requirements. Except as set forth on Section 3.10(d) of the Company Disclosure Letter or as would not otherwise be material to the Company and its Subsidiaries, taken as a whole, (x) within the last three (3) years, there have been no claims, complaints, charges, investigations, voluntary disclosures, or proceedings by any Governmental Entity under Sanctions and Export Control Laws involving the Company or any of its Subsidiaries and (y) the Company and its Subsidiaries maintain policies and procedures reasonably designed to ensure compliance with Sanctions and Export Control Laws.
Section 3.11 Labor Matters.
(a) Except as set forth on Section 3.11(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any collective bargaining agreement, works council arrangement, labor union contract, or trade union agreement (each, a “Collective Bargaining Agreement”). To the Knowledge of the Company, there is no activity or proceeding by a labor union or labor organization or representative thereof to organize any employees of the Company or any of its Subsidiaries.
(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, (i) there is no strike, lockout, slowdown, or work stoppage against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened and (ii) there is no pending charge or complaint against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable Governmental Entity. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, for the past three (3) years the Company and its Subsidiaries have been in compliance with all Laws regarding employment and employment practices (including anti-discrimination and anti-harassment), terms and conditions of employment, such as wages and hours (including proper classification of workers as independent contractors and consultants as well as eligibility of employees for overtime pay and equitable pay practices) workplace safety and health, workers’ compensation, harassment or abuse in employment, and immigration and other Laws in respect of any reduction in force (including notice, information and consultation requirements), and no allegations, complaints or claims relating to non-compliance with the foregoing are pending or, to the Knowledge of the Company, threatened.
(c) During the past three (3) years, to the Knowledge of the Company, no claims of or Actions for sexual harassment or sexual misconduct have been made against: (i) any officer or director of the Company or any of its U.S. Subsidiaries in his or her capacity as an officer or director of the Company or any of its U.S. Subsidiaries, or (ii) any executive or management employee of the Company or any of its U.S. Subsidiaries at the level of senior vice president or above in his or her capacity as an employee of the Company or any of its U.S. Subsidiaries.

Section 3.12 Environmental Laws and Regulations. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect:
(a) the Company and its Subsidiaries have conducted their respective businesses since January 1, 2021 in compliance with, and have no liabilities arising under, all applicable Environmental Laws;
(b) none of the properties owned, leased or operated by the Company or any of its Subsidiaries contains any Hazardous Substance as a result of any activity of the Company or any of its Subsidiaries in amounts exceeding the levels permitted by applicable Environmental Laws;
(c) since January 1, 2021 through the date of this Agreement, neither the Company nor any of its Subsidiaries has received any notices, demand letters or requests for information from any federal, state, local or foreign Governmental Entity indicating that the Company or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of its businesses;
(d) since January 1, 2021, no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law, or in a manner giving rise to any liability under Environmental Law, from any properties owned, leased or operated by the Company or any of its Subsidiaries as a result of any activity of the Company or any of its Subsidiaries during the time such properties were owned, leased or operated by the Company or any of its Subsidiaries; and
(e) neither the Company, its Subsidiaries nor any of their respective properties are subject to any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or written claim asserted or arising under any Environmental Law.
Section 3.13 Employee Benefit Plans.
(a) Section 3.13(a) of the Company Disclosure Letter lists all material Company Benefit Plans as of the date hereof. Section 3.13(a) of the Company Disclosure Letter lists all material Company Foreign Plans as of the date hereof.
(b) With respect to each material Company Benefit Plan, to the extent applicable, correct and complete copies of the following have been delivered or made available to Parent by the Company: (i) a current copy (or, to the extent that the Company Benefit Plan is not written, a written summary of material terms) of all current plan documents (including all material written amendments thereto) (which with respect to any material Company Benefit Plan for which a form agreement is used, shall consist of a copy of such form); (ii) all related trust documents; (iii) all insurance contracts or other funding arrangements; (iv) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the “IRS”); (iv) the most recent determination, opinion or advisory letter from the IRS for any Company Benefit Plan that is intended to qualify under Section 401(a) of the Code; (v) the most recent summary plan description; and (vi) any non-routine correspondence with, and all filings, records and notices concerning audits or investigations by, any Governmental Entity during the past three (3) years.
(c) Except as would not have, individually or in the aggregate, a Material Adverse Effect (i) each Company Benefit Plan has been established, maintained, operated and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto; (ii) the Company and its Subsidiaries have complied with all applicable Laws in all material respects with respect to each plan, policy, program, arrangement or understanding maintained or sponsored by any Governmental Entity to which the Company or any of its Subsidiaries is required to contribute; (iii) each of the Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and, to the Knowledge of the Company, there are no existing circumstances or any events that have occurred that could reasonably be expected to adversely affect the qualified status of any such plan; and (iv) all contributions required to be made to any Company Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period in the prior three (3) years through the date hereof, have been timely made.

(d) None of the Company Benefit Plans are, and neither the Company nor any of its Subsidiaries, nor any of their respective ERISA Affiliates has, in the past six (6) years, maintained, established, contributed to, or has or had any liability (contingent or otherwise), or been obligated to contribute to any plan that is or was (i) subject to Title IV of ERISA or Section 302 of the ERISA or Section 412 of the Code; (ii) a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”)or (iii) or a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA, including a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.
(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, there are no pending or, to the Knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course of business), lawsuits or arbitrations, in each case, with respect to any Company Benefit Plan, which have been asserted or instituted.
(f) No Company Benefit Plan provides for any post-employment or post-retirement medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.
(g) The Company is not party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of Taxes imposed by Section 409A(a)(1)(B) or Section 4999 of the Code.
(h) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Foreign Company Benefit Plan (i) if intended to qualify for special tax treatment, meets all the requirements for such treatment, (ii) if required to be funded, book-reserved or secured by an insurance policy, is funded, book-reserved, or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles, and (iii) has been maintained in compliance with all applicable Laws (including any special provisions relating to qualified plans in a jurisdiction where such plan was intended so to qualify) and in good standing with applicable regulatory authorities.
(i) Except as set out in this Agreement, neither the execution of this Agreement nor the completion of the transactions contemplated hereby (either alone or in conjunction with any other event) will (i) cause any compensation payment to become due or any entitlement of additional benefits to become payable to any current or former employee or independent contractor of the Company or any of its Subsidiaries, (ii) accelerate vesting, time of payment, or provision of any other rights or benefits (including funding of compensation or benefits through a trust or otherwise) or any increase in the amount of any compensation or benefits payable pursuant to any Company Benefit Plan, or (iii) give rise to any payment (whether in cash or property or the vesting of property or compensation award) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that would, individually or in combination with any other such payment, including any amount or entitlement previously paid or provided, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).
Section 3.14 Proxy Statement. The proxy statement (including the letter to stockholders, notice of meeting and form of proxy, together with any amendments or supplements thereto, the “Proxy Statement”) to be filed by the Company with the SEC in connection with seeking the adoption of this Agreement and the transactions contemplated hereby, including the Merger, by Company Stockholders will not, at the time it is filed with the SEC in definitive form, or at the time it is first mailed to the Company Stockholders or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company will cause the Proxy Statement to comply as to form in all material respects with the requirements of the Exchange Act applicable thereto as of the date of such filing. No representation is made by the Company with respect to statements made in the Proxy Statement based on information supplied, or required to be supplied, by Parent, Merger Sub or any of their Affiliates (including the Equity Investors) specifically for inclusion or incorporation by reference therein.

Section 3.15 Tax Matters.
(a) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have timely filed (taking into account any valid extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate, (ii) the Company and each of its Subsidiaries have paid (or have had paid on their behalf) all Taxes due and payable (whether or not shown on any Tax Return), except, in the case of clause (i) or this clause (ii) hereof, with respect to matters for which adequate reserves have been established in accordance with GAAP, in the Company’s financial statements included in the Company SEC Documents, (iii) the Company and each of its Subsidiaries have complied in all respects with applicable Laws relating to the withholding of Taxes (including any information reporting requirements), (iv) there is no deficiency for any Taxes which has been proposed, asserted or assessed by any Governmental Entity against the Company or any of its Subsidiaries which has not been paid, withdrawn or settled, (v) no written claim has been made by any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries has not filed a Tax Return that the Company or such Subsidiary, as applicable, is subject to income Tax in such jurisdiction, (vi) neither the Company nor any of its Subsidiaries has granted any currently effective extension or waiver of the statute of limitations applicable to any Tax Return, (vii) there are not any ongoing, pending or, to the Knowledge of the Company, threatened, audits, examinations, investigations or other proceedings in respect of Taxes, (viii) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens, (ix) neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two (2)-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code, (x) neither the Company nor any of its Subsidiaries has any liability for the Taxes of another person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 or a similar provision of state, local or non-U.S. Law or as a transferee or successor, or is party to any Tax sharing, Tax allocation, Tax indemnity or similar agreement (other than (A) any commercial agreement not primarily related to Taxes or (B) any agreement the only parties to which are the Company and/or its Subsidiaries), and (xi) neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b). Notwithstanding any other provisions of this Agreement to the contrary, the representations made in Section 3.13 and this Section 3.15 are the sole and exclusive representations and warranties of the Company with respect to Taxes.
(b) As used in this Agreement, (i) “Taxes” means any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, whether disputed or not, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added, and (ii) “Tax Return” means any return, report, form or similar filing (including any attachments to such filing) required to be filed with a Governmental Entity with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.
Section 3.16 Intellectual Property.
(a) Schedule 3.16(a) of the Company Disclosure Letter contains a complete and accurate list as of the date hereof of all material Company Intellectual Property: (i) patented or registered Intellectual Property Rights, (ii) pending patent applications or other applications for registrations of other Intellectual Property Rights and (iii) Internet domain names and social media accounts. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, either the Company or a Subsidiary of the Company owns, or is licensed or otherwise has the rights to use, all material Intellectual Property Rights that is necessary to conduct, or otherwise used in, the business as currently conducted.
(b) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, (i) there are no opposition or cancellation proceedings pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries, concerning the ownership, validity or enforceability of the Registered Company Intellectual Property (other than ordinary course proceedings related to the application for any item of Company Intellectual Property), (ii) to the Knowledge of the

Company, since January 1, 2020, there has been, and as of the date hereof, there is, no infringement or misappropriation, or other violation by a third party, or written allegation made by the Company or its Subsidiaries thereof, of any Company Intellectual Property; and (iii) the conduct of the business of the Company and its Subsidiaries as currently conducted and the operation of the Company and its Subsidiaries as conducted since January 1, 2020, does not infringe, misappropriate or otherwise violate the Intellectual Property Rights of any other person and neither the Company nor any of its Subsidiaries has received any written notice since January 1, 2020 alleging that the operation of the business of the Company infringes, misappropriates, violates or otherwise conflicts with the Intellectual Property Rights of any other person.
(c) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, with respect to each item of material Registered Company Intellectual Property: (A) the Company is the sole and exclusive owner of it free and clear of all Liens other than Permitted Liens; (B) to the Knowledge of the Company, the Company and its Subsidiaries are current in the payment of all registration, maintenance and renewal fees with respect to Registered Company Intellectual Property, except in each case as any of the Company or any Subsidiary thereof has elected in its reasonable business judgment to abandon or permit to lapse a registration or application; and (C) it is subsisting, and to the Knowledge of the Company, not invalid or unenforceable.
(d) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have taken commercially reasonable actions (consistent with practices that are customary in the Company’s industry) to protect and maintain material Trade Secrets included in the Company Intellectual Property, and (ii) to the Knowledge of the Company, there has been no material unauthorized access, disclosure or use of any Trade Secrets included in the Company Intellectual Property.
(e) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) each employee, officer, or contractor who contributed to the development of any material Intellectual Property Rights during the course of such person’s work for, or on behalf of, the Company or its Subsidiaries has assigned (by written agreement or by operation of law) all such Intellectual Property Rights to the Company or its Subsidiaries, and (ii) no present or former employee, officer, director, agent, outside contractor or consultant of the Company or any of its Subsidiaries holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Company Intellectual Property.
(f) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance, and at all times in the last three (3) years have complied, with all Data Privacy/Security Requirements. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect all vendors, processors, subcontractors and other persons acting for or on behalf of the Company and its Subsidiaries in connection with the Processing of Personal Information or that otherwise have been authorized to have access to the IT Systems or the Personal Information in the possession or control of the Company and its Subsidiaries are in compliance, and at all times in the last three (3) years have complied, with the Data Privacy/Security Requirements. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the consummation of the transactions contemplated by this Agreement, nor any disclosure or transfer of information in connection therewith, will not breach or otherwise cause any violation of any Data Privacy/Security Requirement in any material respect or require the consent, waiver or authorization of, or declaration, filing or notification to, any person under any such Data Privacy/Security Requirement. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, there are no, and have not been in the last three (3) years, any actions pending or, to the Knowledge of the Company, threatened against any of the Company and its Subsidiaries concerning any Data Privacy/Security Requirement or compliance therewith or violation thereof.
(g) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, the IT Systems (i) are adequate and sufficient for the operation of the business of the Company and each of its Subsidiaries as currently conducted, and (ii) have not materially malfunctioned, crashed, or failed within the past three (3) years, except, in the case of clause (i) and (ii), for routine bugs and/or glitches in the Company Software that may be promptly remedied in the ordinary course of the business of the Company and its Subsidiaries and (iii) do not contain any Malicious Code. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, in the past three (3) years, (i) there has been no material loss, damage, misuse or unauthorized use, access, modification, destruction, disclosure, or other breach of the Personal Information maintained by or on behalf of the Company or its Subsidiaries (including, but not limited to, any event that would give rise to a breach or incident for which notification by the Company to individuals and/or Governmental Entities is required under Data Privacy/Security Requirements), and (ii) there has been no security breach of, unauthorized access to, or unauthorized use of any of the IT Systems of the Company or any of its Subsidiaries.
(h) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, neither the Company nor any of its Subsidiaries has any duty or obligation (whether present, contingent, or otherwise) to disclose, deliver, license, or otherwise make available any proprietary source code for any Company Software to any escrow agent or other person who is not an employee or consultant and acting on behalf of the Company or its Subsidiaries.
(i) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) except for commercially available Software and Open Source Software, the Company or its Subsidiaries owns the Copyright in the material proprietary Software owned (or purported to be owned) or that was developed by, or on behalf of, the Company or its Subsidiaries, that is material to the core proprietary technical platform of the Company (collectively, the “Company Software”); and (ii) neither the Company nor its Subsidiaries has combined Open Source Software with any Company Software and distributed such combined Software such that such Company Software would become subject to the terms of the license under which such Open Source Software is licensed that require the disclosure or distribution to any person or the public of any portion of the source code for such Company Software. The Company and its Subsidiaries are each in material compliance with all terms and conditions of any relevant license for Open Source Software used in the Company Software, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.17 Takeover Laws. Assuming the representations and warranties of Parent and Merger Sub set forth in Section 4.9 are true and correct, no “fair price,” “moratorium,” “control share acquisition,” “business combination” or other form of restriction in any antitakeover statute or regulation or any anti-takeover provision in the Company Certificate of Incorporation or Company By-Laws is, and the Company has no rights plan, “poison pill” or similar agreement that is, or at the Effective Time will be, applicable to this Agreement, the Merger or the other transactions contemplated hereby.
Section 3.18 Material Contracts.
(a) Except for this Agreement, the Company Benefit Plans, the Company Foreign Plans or the Contracts filed as exhibits with the Company SEC Documents as of the date of this Agreement, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or have any of their respective properties or assets bound by any Contract that:
(i) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);
(ii) purports to limit in any respect either the type of business in which the Company or its Subsidiaries (or, after the Effective Time, Parent or its Subsidiaries) or any of their respective Affiliates may engage or the manner or geographic area in which any of them may so engage in any business, except for such restrictions that are not material to the Company and its Subsidiaries, taken as a whole;
(iii) that (A) grants any exclusive rights or “most favored nation” status to any third party or (B) contains any provision that requires the purchase of all of the Company’s or any of its Subsidiaries’ requirements from a third party, except for such rights and provisions that are not material to the Company and its Subsidiaries, taken as a whole;
(iv) provides for the acquisition or disposition by the Company or any of its Subsidiaries of any assets, business or person (whether by merger, sale of stock, sale of assets or otherwise) with a value in excess of $20 million under which the Company or any of its Subsidiaries has material obligations remaining (other than confidentiality obligations) to be performed as of the date hereof, except for acquisitions or dispositions of inventory, properties and other assets in the ordinary course of business;

(v) grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company or any of its Subsidiaries to sell, transfer, pledge, or otherwise dispose of any material amount of its assets or its business, except for such restrictions that are not material to the Company and its Subsidiaries, taken as a whole;
(vi) relates to any joint venture, partnership, limited liability company or other similar Contract relating to the formation, creation, operation, management or control of any joint venture or partnership that is material to the business of the Company and its Subsidiaries, taken as a whole;
(vii) is an indenture, credit agreement, loan agreement, note, or other Contract providing for indebtedness for borrowed money of the Company or any of its Subsidiaries with an available principal amount (other than indebtedness among the Company and/or any of its Subsidiaries) in excess of $10 million;
(viii) involves performance of services or delivery of products by the Company or any of its Subsidiaries with each of the ten (10) largest customers of the Company and its Subsidiaries, taken as a whole, in each case measured on the basis of the annual recurring revenue calculated as of December 31, 2021 and cannot be cancelled by the Company or its Subsidiaries without penalty or further payment without more than one hundred twenty (120) days’ notice (other than payments for services rendered to the date);
(ix) required the payment by the Company or its Subsidiaries in an amount in excess of $5 million in the fiscal year ended December 31, 2021 and cannot be cancelled by the Company or its Subsidiaries without liability, penalty or further payment without more than one hundred twenty (120) days’ notice (other than payments for services rendered to the date);
(x) is a settlement agreement or similar Contract involving any resolution or settlement since January 1, 2019 of any actual or threatened Action (x) with any Governmental Entity, (y) which would require the Company or any of its Subsidiaries to pay consideration of more than $2 million, (z) imposed any material ongoing non-monetary obligation or requirements on the Company or any of its Subsidiaries, or (z) included any admissions of liability or responsibility by the Company or any of its Subsidiaries;
(xi) is a Government Contract that involves more than $6 million of annual recurring revenue;
(xii) is a material Contract with respect to any Intellectual Property Rights pursuant to which the Company or any of its Subsidiaries is a licensee or licensor, other than (A) licenses for commercially available software or “off-the-shelf” or “shrink-wrap” licenses with respect to which such Company or Subsidiary is a licensee, (B) or non-exclusive licenses granted in the ordinary course of business, (C) Contracts with current and former employees, contractors or consultants of the Company or its Subsidiaries and (D) nondisclosure agreements; or
(xiii) commits the Company or any of its Subsidiaries to enter into any Contracts of the types described in the foregoing clauses (i) through (xii).
Each Contract of the type described in this Section 3.18 and each Contract required to be filed as an exhibit to the Company SEC Documents or of such type entered into after the date of this Agreement is referred to herein as a “Company Material Contract” (provided, that solely for purposes of Section 5.1(b) hereof, Company Material Contract shall include any Material Real Property Lease with an annual rent of $1 million or more) and has been made available to Parent.
(b) Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder, where such breach or default would have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract and, as of the date of this Agreement, no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder, where such breach or default would have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto and, to the Knowledge of the Company, of each other party thereto, and is in full force and effect, enforceable against the Company or the Subsidiary of the Company which is party thereto and, to the Knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms, except that such enforcement may be subject to the Enforceability Limitations.
Section 3.19 Opinion of Financial Advisor. The Board of Directors of the Company has received (a) an opinion of Qatalyst Partners LP to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions, qualifications, limitations and conditions set forth therein, the Merger Consideration to be received pursuant to, and in accordance with, the terms of this Agreement by the holders of shares of Company Common Stock (other than Parent or any Affiliate of Parent), is fair, from a financial point of view, to such holders (the “Qatalyst Opinion”) and (b) an opinion of Goldman Sachs & Co. LLC to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, limitations, qualifications and other matters set forth therein, the Merger Consideration to be paid to the holders (other than Parent and its Affiliates) of shares of Company Common Stock pursuant to this Agreement is fair from a financial point of view to such holders (the “GS Opinion” and together with the Qatalyst Opinion, the “Fairness Opinions”). Signed copies of the Fairness Opinions will be made available to Parent for informational purposes only on a non-reliance basis promptly after the execution of this Agreement by each of the parties hereto (it being understood and agreed that each such opinion is for the benefit of the Board of Directors of the Company only).
Section 3.20 Finders or Brokers. Except Qatalyst Partners LP and Goldman Sachs & Co. LLC, neither the Company nor any of its Subsidiaries has employed, retained or authorized to act on behalf of the Company or any of its Subsidiaries any investment banker, broker finder or other similar financial intermediary in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with this Agreement or upon consummation of the transactions contemplated hereby (including the Merger).
Section 3.21 Properties.
(a) The Company does not own any real property.
(b) The Company has disclosed in the Company SEC Documents a list of all material leased or subleased real property for which the Company or a Subsidiary of the Company is a tenant or subtenant (such real property, the “Company Real Property”) to the extent required under SEC rules and regulations. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each lease or sublease or other occupancy agreement (together with any material amendments, each, a “Material Real Property Lease”) under which the Company or any of its Subsidiaries leases, subleases, or otherwise uses or occupies any such Company Real Property is valid and in full force and effect, (ii) neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company any other party to a Material Real Property Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Material Real Property Lease, and neither the Company nor any of its Subsidiaries has received or given any notice in writing that it or a counterparty has breached, violated or defaulted under any Material Real Property Lease where such breach, violation or default remains uncured, (iii) neither the Company nor any of its Subsidiaries has subleased or otherwise granted any person the right to use or occupy any Company Real Property and (iv) there is no condemnation proceeding pending or, to the Knowledge of the Company, threatened as to any Company Real Property nor any casualty which has not been fully restored.
Section 3.22 Government Contracts.
(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2020, (i) the Company and each of the Company Subsidiaries have complied with the terms and conditions of each Government Contract and all Laws applicable to each Government Contract; (ii) the representations, certifications and warranties made by Company and each of the Company Subsidiaries in writing with respect to each Government Contract were accurate as of their respective effective dates; (iii) no terminations for default or cause, cure notices, or “show cause” notices have been issued in writing to the Company or any Company Subsidiary with respect to any Government Contract; and (iv) there have been no material outstanding claims, requests for equitable adjustment, or disputes relating to any Government Contract.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2020, neither the Company nor any Subsidiary of the Company nor any of their principals (as defined in 48 U.S.C. § 2.101) has been debarred, suspended, or proposed for debarment or otherwise excluded from participation in the award of Government Contracts by any Governmental Entity. There is no pending or, to the Knowledge of the Company, threatened civil fraud or criminal investigation, indictment or information of the Company or any Subsidiary of the Company by any Governmental Entity relating to any Government Contract.
(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2020, neither the Company nor any Subsidiary of the Company (i) has conducted or initiated any internal investigation, or made a voluntary disclosure or mandatory disclosure under the Federal Acquisition Regulation mandatory disclosure provisions (48 C.F.R. § 52.203-13) or similar regulatory requirements with respect to any alleged misstatement, or omission, arising under or relating to any Government Contract, and (ii) has received written, credible evidence of a violation of federal criminal Law involving the fraud, conflict of interest, bribery, or gratuity provisions found in Title 18 of the U.S. Code, a violation of the civil False Claims Act (31 U.S.C. §§ 3729-3733), or a significant overpayment, in connection with the award, performance, closeout, or receipt of any Government Contract.
Section 3.23 No Additional Representations.
(a) The Company acknowledges that none of Parent, Merger Sub nor any person has made or makes any representation or warranty, express or implied, in connection with the transactions contemplated hereby, including as to the accuracy or completeness of any information regarding Parent or Merger Sub furnished or made available to the Company and its Representatives, except for the representations and warranties expressly set forth in Article 4 (or any certificate delivered in connection herewith pursuant to Section 6.2(c)) or another Transaction Document, and, subject to and without limiting any rights under this Agreement with respect to the representations and warranties expressly made by Parent and Merger Sub in Article 4 (or any certificate delivered in connection herewith pursuant to Section 6.2(c)) or another Transaction Document, neither Parent nor any other person shall be subject to any liability to the Company or any other person resulting from Parent’s or Merger Sub’s making available to the Company or the Company’s use of such information, including any information, documents or material made available to the Company in the due diligence materials provided to the Company, including in any “data room,” other management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement and the other Transaction Documents. Without limiting the foregoing, except as expressly set forth in Article 4 (or any certificate delivered in connection herewith pursuant to Section 6.2(c)) or another Transaction Document, neither Parent nor Merger Sub makes any representation or warranty to the Company with respect to any financial projection or forecast relating to Parent or any of its Subsidiaries, including Merger Sub. None of the Company or any of its respective Affiliates has relied on any representation or warranty from Parent or any of its Subsidiaries, including Merger Sub, or any other person in determining to enter into this Agreement or the other Transaction Documents, except for the representations and warranties expressly set forth in Article 4 (or any certificate delivered in connection herewith pursuant to Section 6.2(c)) or another Transaction Document.
ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except as disclosed in the disclosure letter delivered by Parent to the Company in connection with the execution of this Agreement (the “Parent Disclosure Letter”), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:
Section 4.1 Qualification; Organization, Subsidiaries, Etc.
Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has made available to the Company prior to the date of this Agreement a true and complete copy of the certificate of incorporation and by-laws or other equivalent organizational documents of Parent and Merger Sub, each as amended through the date hereof. Each of the foregoing documents is in full force and effect and neither Parent nor Merger Sub is in violation of any material respect of any of the foregoing documents.
Section 4.2 Corporate Authority Relative to This Agreement; No Violation.
(a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby or thereby. The execution and delivery of this Agreement and the other applicable Transaction Documents and the consummation of the transactions contemplated hereby or thereby have been duly and validly authorized by the Boards of Directors of Parent and Merger Sub and, shall be duly and validly authorized by Parent, as the sole stockholder of Merger Sub, by written consent concurrently with the execution of this Agreement and, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve, adopt or authorize this Agreement or any other Transaction Documents to which Parent or Merger Sub is a party or the consummation of the transactions contemplated hereby, including the Merger, or thereby. Concurrently with the execution of this Agreement, Parent, as sole stockholder of Merger Sub, has adopted this Agreement by written consent and delivered a copy thereof to the Company.
(b) Parent was formed for the sole purpose of engaging in the transactions contemplated by this Agreement and the Transaction Documents, and it has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, indebtedness, liabilities, obligations or commitments of any nature other than those incidental to its formation and pursuant to or in connection with this Agreement, the Transaction Documents or the Financing. Except for Merger Sub, Parent does not own any shares of capital stock or other equity interests in any other person and has no obligations, agreements or commitments to purchase or acquire any such shares or other equity interests.
(c) No vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by any applicable Law, the certificate of incorporation or by-laws or other equivalent organizational documents of Parent or the applicable rules of any exchange on which securities of Parent are traded, in order for Parent to consummate the transactions contemplated hereby. For purposes of this Section 4.2(c), “Parent” also includes the equity holders of, or parent company of, Parent.
(d) This Agreement has been, and the other Transaction Documents to which it is a party when executed will be, duly and validly executed and delivered by each of Parent and Merger Sub and, assuming this Agreement and the other Transaction Documents to which it is a party constitute the valid and binding agreement of the Company, this Agreement and the other Transaction Documents to which it is a party constitute the valid and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except that such enforcement may be subject to Enforceability Limitations.
Section 4.3 Governmental Authorization; Non-Contravention.
(a) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the other Transaction Documents to which Parent or Merger Sub is a party and the consummation of the transactions contemplated hereby, including the Merger, and thereby by Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, other than (i) the filing of the Certificate of Merger, (ii) compliance with (A) the applicable requirements of the HSR Act and (B) any other applicable Regulatory Law, (iii) compliance with the applicable requirements of the Securities Act and the Exchange Act, (iv) compliance with any applicable foreign or state securities or blue sky Laws, and (v) the filing of the CFIUS Notice and any similar foreign direct investment filings required under applicable Law and obtaining approval with respect thereto, other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Assuming compliance with the matters referenced in Section 4.3(a), the execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the other Transaction Documents to which it is a party and the consummation by Merger Sub of the Merger and the consummation by Parent and Merger Sub of the other transactions contemplated hereby or thereby do not and will not (i) contravene, conflict with or result in any violation of or material breach any provision of the organizational or governing documents of Parent or any of its Subsidiaries, (ii) contravene, conflict with or constitute a violation of or material breach any provision of any applicable Law, or (iii) require consent or other action by any person under or result in any violation of, or default (with or without notice or lapse of time, or both) under, or other event that (with or without notice or lapse of time, or both) would constitute a default, or give rise to a right of or permit contravention, termination, cancellation or acceleration or other change of any right or obligation or to the loss of a benefit under any material Contract binding upon Parent or any of its Subsidiaries or result in the creation or imposition of any Liens (other than Permitted Liens) upon any of the properties or assets of Parent or any of its Subsidiaries, other than, in the case of clause (i) with respect to Parent’s Subsidiaries other than Merger Sub and clauses (ii) and (iii), any such contravention, violation, conflict, default, termination, cancellation, acceleration, change of right or obligation, loss or Lien that would not have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 4.4 Investigations; Litigation. As of the date hereof, (a) there is no Order outstanding or unsatisfied against Parent or any of its Subsidiaries or any of their properties, rights or assets which, if adversely decided against Parent or any of its Subsidiaries, would have, individually or in the aggregate, a Parent Material Adverse Effect, and (b) there are no Actions (or, to Parent’s Knowledge, threatened) against Parent or its Subsidiaries, or any of their respective properties or businesses, at Law or in equity, by or before any Governmental Entity or arbitrator, in each case which, if adversely decided against Parent or any of its Subsidiaries, would have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 4.5 Disclosures. None of the written information provided by or on behalf of Parent or its Affiliates (including the Equity Investors) to be included in the Proxy Statement will, at the time it is filed with the SEC in definitive form, or at the time it is first mailed to the Company Stockholders or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation is made by Parent or Merger Sub with respect to statements made in the Proxy Statement based on information supplied, or required to be supplied, by the Company, and its Subsidiaries or any of their Affiliates specifically for inclusion or incorporation by reference therein.
Section 4.6 Available Funds.
(a) Parent is a party to and has accepted a fully executed debt commitment letter dated as the date of this Agreement (together with all exhibits, schedules, annexes and other attachments thereto, as amended, replaced, supplemented or otherwise modified in accordance with Section 5.11, the “Debt Commitment Letter”) from the Debt Financing Entities party thereto pursuant to which the Debt Financing Entities party thereto have agreed, subject to the terms and conditions thereof, to provide debt financing in the amounts set forth therein. The debt financing committed pursuant to the Debt Commitment Letter is collectively referred to in this Agreement as the “Debt Financing.”
(b) Parent is a party to and has accepted a fully executed preferred equity commitment letter dated as of the date of this Agreement (together with all exhibits, schedules, annexes and other attachments thereto, as amended, replaced, supplemented or otherwise modified in accordance with Section 5.11, the “Preferred Equity Commitment Letter” and, together with the Debt Commitment Letter, the “Debt/Preferred Commitment Letters”) from the Preferred Equity Financing Entities party thereto pursuant to which the Preferred Equity Financing Entities party thereto have agreed, subject to the terms and conditions thereof, to provide preferred equity financing in the amounts set forth therein. The preferred equity financing committed pursuant to the Preferred Equity Commitment Letter is collectively referred to in this Agreement as the “Preferred Equity Financing” and, together with the Debt Financing, the “Debt/Preferred Financing”.
(c) Parent is a party to and has accepted a fully executed equity commitment letter, dated as of the date of this Agreement (together with all exhibits, schedules, annexes and other attachments thereto, as amended, replaced, supplemented or otherwise modified in accordance with this Agreement, each, an “Equity Commitment Letter” and, collectively, the “Equity Commitment Letters” and, together with the

Debt/Preferred Commitment Letters, the “Commitment Letters”), from each of the persons set forth on Section 4.6(c) of the Parent Disclosure Letter (the “Equity Investors”) pursuant to which each Equity Investor has agreed, subject to the terms and conditions therein, to invest in Parent the amount set forth therein. The equity financing committed pursuant to the Equity Commitment Letters is referred to in this Agreement as the “Equity Financing.” The Equity Financing and the Debt/Preferred Financing are collectively referred to as the “Financing.” Each Equity Commitment Letter provides that the Company is an express third-party beneficiary of, and entitled to enforce, the Equity Commitment Letter, subject to the terms and conditions thereof.
(d) As of the date of this Agreement, Parent has delivered to the Company true, complete and correct copies of the executed Commitment Letters and, with respect to the Debt Commitment Letters, any fee letters related thereto, subject, in the case of such fee letters, to redaction solely of confidential provisions related to fees and other economic provisions that are customarily redacted in connection with transactions of this type and that would not, and would not reasonably be expected to, in any event affect the conditionality, enforceability, availability, termination or aggregate principal amount of the Debt Financing.
(e) Except as expressly set forth in the Commitment Letters, there are no conditions precedent to the obligations of the Financing Entities and the Equity Investors to provide the Debt/Preferred Financing or the Equity Financing, as applicable, or any contingencies that would allow the Financing Entities or the Equity Investors to reduce the aggregate principal amount of the applicable Financing. As of the date of this Agreement, assuming the conditions to Closing set forth in Section 6.1 and Section 6.3 are satisfied, Parent does not have any reason to believe that (i) it or Merger Sub will be unable to satisfy on a timely basis all terms and conditions to be satisfied by Parent and Merger Sub under any of the Commitment Letters that are within Parent’s or Merger Sub’s control on the Closing Date or (ii) the Financing will not be available to Parent and Merger Sub on the Closing Date. As of the date of this Agreement, there are no side letters, understandings or other agreements, contracts or arrangements of any kind relating to the Commitment Letters or the Financing that could affect the conditionality, enforceability, availability, termination or amount of the Financing.
(f) The Financing, when funded in accordance with the Commitment Letters (including after giving effect to fees and original issue discount), together with any cash and cash equivalents then on hand at the Company and its Subsidiaries, shall provide Parent with cash proceeds at the Effective Time sufficient for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement and the Commitment Letters as of such time, including the payment of the aggregate Merger Consideration and any other amounts payable by Parent or Merger Sub, and any fees, expenses or liabilities of or payable by Parent or Merger Sub or any of their respective Subsidiaries and for any repayment or refinancing of any outstanding indebtedness, liabilities, obligations or commitments of the Company and/or its Subsidiaries contemplated by, or required in connection with the transactions described in, this Agreement or the Commitment Letters, in each case at Closing (such amounts, collectively, the “Financing Amounts”).
(g) As of the date of this Agreement, subject to the Enforceability Limitations, the Commitment Letters constitute the legal, valid, binding and enforceable obligations of Parent, pursuant to their terms, and, to the Knowledge of Parent, all the other parties thereto, and are in full force and effect. As of the date of this Agreement, no event has occurred which (with or without notice, lapse of time or both) constitutes, or would reasonably be expected to constitute, a default, breach or failure to satisfy a condition precedent by Parent that is within its control under the terms and conditions of the Commitment Letters. Parent, or an Affiliate of Parent on its behalf, has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Commitment Letters on or before the date of this Agreement. As of the date of this Agreement, the Commitment Letters have not been modified, amended or altered. As of the date of this Agreement, none of the respective commitments under any of the Commitment Letters have been terminated, reduced, withdrawn or rescinded in any respect, and, to the Knowledge of Parent, no such termination, reduction, withdrawal, modification, amendment, alteration or rescission thereof is contemplated.
(h) In no event shall the receipt or availability of any funds or financing (including the Financing) by Parent or any of its Affiliates or any other financing be a condition to any of Parent or Merger Sub’s obligations under this Agreement.

Section 4.7 Capitalization of Merger Sub. As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, 100 of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub has outstanding no option, warrant, right, or any other agreement pursuant to which any person other than Parent may acquire any equity security of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.
Section 4.8 Finders or Brokers. Except for Morgan Stanley & Co. LLC, neither Parent nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement that might be entitled to any fee or any commission in connection with this Agreement or upon consummation of the transactions contemplated hereby (including the Merger).
Section 4.9 Lack of Ownership of Company Common Stock. Neither Parent nor any of its Subsidiaries nor any “Affiliate” or “associate” (as each such term is defined in Section 203 of the DGCL) of Parent or any of its Subsidiaries, is, or has been at any time during the period commencing three (3) years prior to the date hereof through the date hereof, an “interested stockholder” (as such term is defined in Section 203 of the DGCL) of the Company. Neither Parent, Merger Sub, the Equity Investors nor any of their respective Subsidiaries owns (as defined in Section 203 of the DGCL) or beneficially owns (as defined in Rule 13d-3(a) of the Exchange Act) any Company Common Stock or other securities convertible into, exchangeable into or exercisable for shares of Company Common Stock. There are no voting trusts or other agreements or understandings to which Parent, Merger Sub, the Equity Investors or any of their Affiliates is a party with respect to the voting of capital stock or other equity interests of the Company or any of its Subsidiaries.
Section 4.10 Solvency. None of Parent, Merger Sub or the Equity Investors is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. As of the Closing, assuming the accuracy in all material respects of the representations and warranties set forth in Article 3, after giving effect to any indebtedness being incurred on such date in connection herewith, Parent and its Subsidiaries (including the Company and its Subsidiaries), on a consolidated basis, will be solvent, such that they (i) are able to pay their respective indebtedness and other liabilities, contingent or otherwise, as such indebtedness and other liabilities become due in the usual course of business; (ii) have a total “fair saleable value” (determined on a going concern basis) of assets not less than the sum of their liabilities, contingent or otherwise, as of such date; and (iii) do not have unreasonably small capital and liquidity with which to conduct their business. Parent is not entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of itself or of the Company and its Subsidiaries.
Section 4.11 Fee Funding Agreement. The Equity Investors have delivered to the Company true, complete and correct copies of the executed Fee Funding Agreements. The Fee Funding Agreements are in full force and effect and constitutes the legal, valid, binding and enforceable obligation of the Equity Investors in favor of the Company, enforceable by the Company in accordance with its terms. The Equity Investors are not in default or breach under the terms and conditions of the Fee Funding Agreements and no event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach or a failure to satisfy a condition under the terms and conditions of the Fee Funding Agreements.
Section 4.12 Competing Business. None of Parent or Merger Sub owns any interest in any person that derives a portion of its revenues from a line of business in the industries in which the Company or its Subsidiaries operates that would reasonably be expected to have an adverse effect on the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated hereby in a timely manner in accordance with the terms hereof.
Section 4.13 National Security Matters. Except as set forth in Section 4.13 of the Parent Disclosure Letter, no person who qualifies as a “foreign person” (as defined in 31 C.F.R. § 800.224) has entered into any agreement or arrangement to obtain any: (a) control rights (as defined in 31 C.F.R. § 800.208); (b) access to material nonpublic technical information (as defined in 31 C.F.R. § 800.232); (c) the right to appoint any member or observer to the board or equivalent governing body; or (d) the right to have involvement with substantive decision making, as those terms are defined in 31 C.F.R. § 800.229 and 31 C.F.R. § 800.245, respectively, in each case, with respect to the Company or any of its Subsidiaries or Affiliates. Except as set forth in Section 4.13 of the Parent Disclosure Letter, no person who qualifies as a “foreign person” (as defined in 31 C.F.R. § 800.224) owns or shall prior to, at or immediately after, the Closing own, directly or indirectly, ten percent (10%) or more of the issued and outstanding securities of Parent, Merger Sub or any of their respective subsidiaries (treating for purposes of the foregoing all securities that are convertible into equity securities of Parent, Merger Sub or their respective subsidiaries as fully converted).
Section 4.14 No Additional Representations.
(a) Parent acknowledges that it and its Representatives have received access to books and records, facilities, equipment, contracts and other assets of the Company that Parent and Merger Sub and their respective Affiliates and Representatives, as of the date hereof, have requested to review, and that Parent and Merger Sub and their respective Affiliates and Representatives have had an opportunity to meet with the management of the Company and to discuss the business and assets of the Company.
(b) Parent acknowledges that none of the Company, its Subsidiaries or any person has made or makes any representation or warranty, express or implied, in connection with the transactions contemplated hereby, including as to the accuracy or completeness of any information regarding the Company and its Subsidiaries furnished or made available to Parent and its Representatives, except for the representations and warranties expressly set forth in Article 3 (or any certificate delivered in connection herewith pursuant to Section 6.3(d)) or another Transaction Document, and, subject to and without limiting any rights under this Agreement with respect to the representations and warranties expressly made by the Company and its Subsidiaries in Article 3 (or any certificate delivered in connection herewith pursuant to Section 6.3(d)) or another Transaction Document, none of the Company, its Subsidiaries or any other person shall be subject to any liability to Parent or any other person resulting from the Company’s, its Subsidiaries’ or its Representatives’ making available to Parent or Parent’s use of such information, including any information, documents or material made available to Parent in the due diligence materials provided to Parent, including in any “data room,” other management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement and the other Transaction Documents. Without limiting the foregoing, except as expressly set forth in Article 3 (or any certificate delivered in connection herewith pursuant to Section 6.3(d)) or another Transaction Document, none of the Company, its Subsidiaries or any other person makes any representation or warranty to Parent or Merger Sub with respect to any financial projection or forecast relating to the Company or any of its Subsidiaries. None of Parent, Merger Sub or any of their respective Affiliates (including the Equity Investors) has relied on any representation or warranty from the Company or any of its Subsidiaries or any other person in determining to enter into this Agreement or the other Transaction Documents, except for the representations and warranties expressly set forth in Article 3 (or any certificate delivered in connection herewith pursuant to Section 6.3(d)) or another Transaction Document.
ARTICLE 5

COVENANTS AND AGREEMENTS
Section 5.1 Conduct of Business by the Company and Parent.
(a) From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), except (i) as may be required by applicable Law or the rules or regulations of the New York Stock Exchange, (ii) for any actions taken in good faith to respond to (A) Covid-19 and any Covid-19 Measures or (B) sanctions or similar restrictions imposed in connection with the current dispute between the Russian Federation and Ukraine, (iii) as may be consented to in writing by Parent, (iv) as required by this Agreement, or (v) as otherwise set forth in Section 5.1(a) of the Company Disclosure Letter, the Company covenants and agrees with Parent to use commercially reasonable efforts to, (x) conduct the business of the Company and its Subsidiaries, in all material respects, in the ordinary course of business, (y) preserve substantially intact its business organization and material business relationships and (z) take such actions or refrain from taking such actions as specified on Section 5.1(a)(z) of the Company Disclosure Letter; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such provision of Section 5.1(b).
(b) Subject to the exceptions contained in any of the clauses (i), (iii), (iv) and (v) of Section 5.1(a), the Company agrees with Parent, on behalf of itself and its Subsidiaries, that between the date hereof and the Termination Date, the Company:
(i) shall not, and shall not permit any of its Subsidiaries to, declare, set aside, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except dividends and distributions paid by wholly owned Subsidiaries of the Company to the Company or to any of the Company’s other wholly owned Subsidiaries;
(ii) shall not, and shall not permit any of its Subsidiaries to, split, subdivide, combine or reclassify any of its capital stock, except (i) for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction and (ii) pursuant to the terms of the Existing Notes Indentures;
(iii) shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any Company Securities or Company Subsidiary Securities, except for (A) transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (B) pursuant to the terms of the Existing Notes Indentures, (C) the acquisition of Shares from a holder of a Company Stock Option or a Company Stock-Based Award in satisfaction of Tax withholding obligations or in payment of the exercise price of Company Stock Options outstanding on the date hereof or as may be granted after the date hereof to the extent permitted under Section 5.1(b)(iv)(C) or (D) pursuant to an exercise of the Capped Calls or otherwise pursuant to their terms;
(iv) shall not, and shall not permit any of its Subsidiaries to, issue, sell, encumber (other than with Permitted Liens) or grant any shares of its capital stock or other equity or voting interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock or other equity or voting interests, or any rights, warrants or options to purchase any shares of its capital stock or other Company Securities or Company Subsidiary Securities, except for any issuance, sale or grant: (A) of Company Common Stock as required pursuant to any exercise of Company Stock Options and required settlement of any Company Stock-Based Awards pursuant to the terms of such award outstanding on the date hereof or as may be granted after the date hereof to the extent permitted under Section 5.1(b)(iv)(C), (B) pursuant to the exercise of Company Stock Options outstanding on the date hereof or as may be granted after the date hereof to the extent permitted under Section 5.1(b)(iv)(C) if necessary to effectuate an optionee’s direction upon exercise or for withholding of Taxes, (C) the grant of equity compensation awards in the ordinary course of business to employees at a level below Senior Vice President in connection with new hires, promotions or performance reviews that complies with the provisions of Section 5.1(b) of the Company Disclosure Letter, (D) pursuant to the terms of the Existing Notes Indentures or the Capped Calls and (E) solely between or among the Company and/or Company’s wholly owned Subsidiaries;
(v) shall not, and shall not permit any of its Subsidiaries to (A) hire any individual or terminate any employee of the Company or any of its Subsidiaries at a level at or above Senior Vice President or with total annual cash compensation of more than $600,000 or (B) waive any restrictive covenants applicable to any employees at a level at or above Senior Vice President;
(vi) shall not, and shall not permit any of its Subsidiaries to, (x) adopt, enter into, engage in negotiations for, terminate or amend any Collective Bargaining Agreement other than as required by applicable Law or (y) except as required by any Collective Bargaining Agreement or Company Benefit Plan, or as otherwise required by applicable Law, (A) establish, adopt, materially amend or terminate any material Company Benefit Plan or create or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement, (B) increase in any manner the compensation (including severance, change-in-control, transaction-based and retention compensation) or benefits of any current or former employee or independent contractor of the Company or its Subsidiaries, (C) pay or award, or commit to pay or award, any bonus or incentive, equity, or equity-based compensation, except to the extent permitted by Section 5.1(b)(iv)(C), or amend the timing, methodology or process for determining commissions or bonuses, (D) accelerate any rights or benefits under any Company Benefit Plan, (E) accelerate the time of vesting or payment of any award under any Company Benefit Plan; or (F) make any loan or advance of money or other property (or forgive or waive any such loan or advance) to any current or former director, officer, employee or independent contractor of the Company or its Subsidiaries (other than advances of expenses to employees in the ordinary course of business);
(vii) shall not, and shall not permit any of its Subsidiaries to, change financial accounting methods, policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP or SEC rule or policy;
(viii) shall not, and shall not permit any of its Subsidiaries to, adopt any amendments to its certificate of incorporation or by-laws or applicable organizational documents other than immaterial amendments to applicable organizational documents of the Company’s wholly owned Subsidiaries;
(ix) shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee, prepay or otherwise become liable for any indebtedness for borrowed money (directly, contingently or otherwise), except for (A) any indebtedness for borrowed money among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries; (B) guarantees by the Company or any of its Subsidiaries of indebtedness for borrowed money of the Company or any of its wholly owned Subsidiaries in existence on the date hereof, (C) indebtedness for borrowed money incurred pursuant to agreements in effect prior to the execution of this Agreement, including the Existing Notes, but excluding the issuance of new commercial paper, bonds, notes or similar instruments by the Company or any of its Subsidiaries; (D) the issuance of letters of credit in the ordinary course of business; and (E) indebtedness for borrowed money in an aggregate principal amount not to exceed $10 million, without taking into account any amounts permitted by clauses (A) through (D) of this Section 5.1(b)(ix);
(x) shall not, and shall not permit any of its Subsidiaries to, except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of any of its properties or assets, including the capital stock of Subsidiaries, other than in transactions in the ordinary course of business or involving less than $25 million in the aggregate (it being understood that the sale of capital stock of Subsidiaries is not permitted) or except pursuant to existing agreements in effect prior to the execution of this Agreement and set forth on Section 5.1(b)(x) of the Company Disclosure Letter;
(xi) shall not, and shall not permit any of its Subsidiaries to: (A) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, business combination, restructuring, recapitalization or other reorganization (other than this Agreement), or (B) acquire by merging or consolidating with, or by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or acquire any capital stock or material assets of any person, in each case, other than (x) in transactions involving less than $25 million in the aggregate, (y) pursuant to existing agreements in effect prior to the date of this Agreement and set forth on Section 5.1(b)(xi) of the Company Disclosure Letter or (z) purchases of inventory and supplies in the ordinary course of business or transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries (it being understood and agreed that nothing in this Section 5.1 shall prohibit the Company from forming new wholly owned Subsidiaries in the ordinary course of business);

(xii) shall not, and shall not permit any of its Subsidiaries to, modify or amend in any material respect, terminate or waive any material rights under any Company Material Contract in a manner which is adverse to the Company other than in the ordinary course of business or as otherwise expressly contemplated by this Section 5.1(b);
(xiii) shall not, and shall not permit any of its Subsidiaries to, enter into any Contract that (x) requires the payment by the Company or its Subsidiaries in an amount in excess of $5 million per year or (y) would be a Company Material Contract if entered into prior to the date hereof (other than in the ordinary course of business (including in connection with the expiration or renewal of any Company Material Contract) or as otherwise contemplated by this Section 5.1(b));
(xiv) shall not, and shall not permit any of its Subsidiaries to, except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned subsidiaries, make any loans, advances or capital contributions to, or investments (including the purchase of marketable securities that cannot immediately be converted to cash without penalty) in, any other person in an aggregate principal amount greater than $25 million other than pursuant to existing contractual obligations as of the date of this Agreement and set forth on Section 5.1(b)(xiv) of the Company Disclosure Letter;
(xv) shall not, and shall not permit any of its Subsidiaries to, make, commit to make or authorize any capital expenditure other than (A) as contemplated by the capital expenditure budget as set forth in Section 5.1(b)(xv) of the Company Disclosure Letter and (B) any unbudgeted capital expenditures not to exceed $5 million in the aggregate per annum;
(xvi) other than any Transaction Litigation (which shall be governed by Section 5.10), shall not, and shall not permit any of its Subsidiaries to, waive, enter into any settlement or other voluntary compromise of any pending or threatened Action against the Company or any of its Subsidiaries, that would involve (A) payment (or an obligation to make a payment) by the Company or any of its Subsidiaries of more than $1 million individually or $2 million in the aggregate (net of insurance or indemnification coverage), (B) the settlement of any pending or threatened purported class or collective Action or that has been the subject of public reporting by media outlets, (C) the imposition of any equitable or injunctive relief against the Company or the making of any admissions of liability or responsibility or (D) any fine, penalty, or other sanction from any Governmental Entity;
(xvii) shall not, and shall not permit any of its Subsidiaries to, (A) make (other than in the ordinary course of business), change or revoke any material election with respect to Taxes, (B) change any annual Tax accounting period, (C) adopt or change any material method of Tax accounting, (D) amend any material Tax Return, (E) surrender (other than pursuant to the expiration of an applicable statute of limitations) any right to claim a material Tax refund (F) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment (other than in the ordinary course of business) unless the Company provides reasonable advance written notice to Parent or (G) settle any material Tax claim or assessment for an amount materially in excess of any amount specifically accrued or reserved therefor in the Company’s financial statements; and
(xviii) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.
(c) Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company or any of its Subsidiaries prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
Section 5.2 Access.
(a) Subject to applicable Law and any applicable logistical restrictions or limitations as a result of Covid-19 or any Covid-19 Measures, the Company shall afford to Parent and its authorized Affiliates, and their respective directors, officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, “Representatives”) reasonable access solely for purposes of furthering or preparing for the consummation of the Merger and the transactions contemplated hereby, upon reasonable prior written notice, during normal business hours, throughout the period prior to the earlier of the Effective Time and the Termination Date, to its and its Subsidiaries’ employees, properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws. Notwithstanding the foregoing, (i) the foregoing shall not require the Company or any of its Subsidiaries to permit access to (A) any information that would reasonably be expected to give rise to the waiver of any attorney-client privilege or other privilege or trade secret protection or the work product doctrine (provided that the Company shall use commercially reasonable efforts to make any such information available in such a way that would not reasonably be expected to jeopardize the attorney-client privilege or other privilege or trade secret protection or the work product doctrine, including entering into common interest or similar agreements, as appropriate), (B) any information that in the good faith reasonable determination of the Company would violate any applicable Law (provided that the Company shall use commercially reasonable efforts to make any such information available in such a way that would not reasonably be expected to violate any applicable Law), (C) such documents or information that are reasonably pertinent to any pending litigation, suit, action or proceeding between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand (but without limiting any rights to discovery in any legal proceeding according to the applicable rules of the forum), (D) subject to, and without limiting, the requirements of Section 5.3, Section 5.4 and Section 5.6, any information to the extent related to the negotiation and execution of this Agreement or to transactions potentially competing with or alternative to the transactions contemplated by this Agreement or proposals from other third parties relating to any competing or alternative transactions (including Alternative Proposals) and the actions of the Board of Directors of the Company (or any committee thereof) with respect to any of the foregoing, whether prior to or after execution of this Agreement, or (E) subject to, and without limiting, the requirements of Section 5.3, any information related to a Change of Recommendation or the actions of the Board of Directors of the Company (or any committee thereof) with respect thereto, (ii) any such investigation shall be conducted under reasonable supervision of appropriate personnel of the Company and in such a manner as not to unreasonably interfere with the normal business or operations of the Company or its Subsidiaries or otherwise result in any unreasonable burden with respect to the prompt and timely discharge by employees of the Company or its Subsidiaries of their normal duties and Parent shall use its commercially reasonable efforts to minimize to the extent reasonably practicable any disruption to the businesses of the Company that may result from any such requests for access and (iii) any access pursuant to this Section 5.2 will be subject to the Company’s reasonable security measures, policies and insurance requirements and will not include the right to sample soil, sediment, groundwater, surface water, air or building materials or conduct any other environmental sampling or analysis. Nothing in this Section 5.2 will be construed to require the Company, any of its Subsidiaries or any of their respective Representatives to prepare any reports, analyses, appraisals, opinions or other information that create an unreasonable burden on the employees of the Company or its Subsidiaries. The last sentence of Section 5.6(c) shall apply to any access afforded under this Section 5.2(a), mutatis mutandis.
(b) Parent hereby agrees that all information provided to it or its Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect in accordance with its terms and shall apply to Parent and Merger Sub as if they were parties thereto.
Section 5.3 No Solicitation.
(a) Subject to the provisions of this Section 5.3 set forth below, the Company agrees that neither it nor any of its Subsidiaries, or any director or officer of the Company or any of its Subsidiaries shall, and that it shall use its reasonable best efforts to cause their respective other Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiry, proposal or offer that could reasonably be expected to constitute or lead to the submission or announcement of, or constitute any Alternative Proposal, (ii) enter into or otherwise participate in any discussions or negotiations with any third party (other than Parent and Parent’s Representatives) regarding, or furnish any nonpublic information or access to any third party (other than Parent and Parent’s Representatives) with respect to, any Alternative Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Alternative Proposal (it being agreed that supplying nonpublic information in the ordinary course of business in a manner that is not reasonably expected to lead to an Alternative Proposal shall not be prohibited), (iii) engage in discussions with any third party (other than Parent and Parent’s Representatives) that has made or, to the Knowledge of the Company, is considering making an Alternative Proposal (except to notify any person of the existence of the provisions of this Section 5.3), in each case for the purpose of knowingly, or that would reasonably be expected to be, facilitating, inducing or encouraging an Alternative Proposal or (iv) enter into any letter of intent or agreement in principle or any agreement providing for any Alternative Proposal (except for confidentiality agreements permitted under Section 5.3(b)). The Company shall, and shall cause its Subsidiaries, directors or officers to, and shall use reasonable best efforts to cause their other respective Representatives to, promptly cease any solicitations, discussions or negotiations with any third party (other than Parent and Parent’s Representatives) with respect to an Alternative Proposal or potential Alternative Proposal and promptly terminate access granted to any third party or its Representatives (other than Parent and Parent’s Representatives) to any non-public information of the Company or its Subsidiaries within the control of the Company or its Subsidiaries or electronic data room maintained by the Company or its Subsidiaries with respect to the transactions contemplated by this Agreement or an Alternative Proposal and request that all non-public information previously provided be returned or destroyed in accordance with the applicable confidentiality agreement. Notwithstanding anything contained in this Agreement to the contrary, the Board of Directors of the Company or any committee thereof may grant a waiver of any standstill provisions in any agreement with any person to permit such person to make an Alternative Proposal privately and confidentially to the Board of Directors of the Company. Any breach of this Section 5.3(a) by any Representative of the Company or its Subsidiaries (acting as such) will be deemed to be a breach by the Company.
(b) Notwithstanding the limitations set forth in Section 5.3(a) and subject to Section 5.3(c), if the Company receives an Alternative Proposal prior to obtaining the Company Stockholder Approval, that did not result from a breach, in any material respect, of Section 5.3 (i) the Company and such Representatives may contact the third party making such Alternative Proposal to clarify the terms and conditions thereof or inform such person of the existence of the provisions in this Section 5.3 or (ii) if the Board of Directors of the Company determines in good faith, after consultation with its outside financial advisors and outside legal counsel, such Alternative Proposal constitutes a Superior Proposal or would reasonably be expected to lead to or result in a Superior Proposal, the Company may take the following actions: (x) furnish nonpublic information to the third party (including such third party’s Representatives) making such Alternative Proposal, if, prior to so furnishing such information, the Company receives from the third party an executed agreement having provisions (including requiring such party to keep such information confidential) that are not less favorable in any material respect to the Company than those contained in the Confidentiality Agreement (it being understood that (i) such agreement need not have comparable standstill provisions and (ii) such agreement shall not contain terms that prohibit the Company from complying with the provisions of this Section 5.3) (provided that the Company shall substantially concurrently (and in any event within twenty-four (24) hours thereafter) with the delivery to such person provide to Parent any nonpublic information concerning the Company or any of its Subsidiaries that is provided or made available to such person or its Representatives unless such nonpublic information has been previously provided or made available to Parent or its Representatives), and (y) engage in discussions or negotiations with the third party (including such third party’s Representatives) with respect to the Alternative Proposal.
(c) The Company will promptly (within twenty-four (24) hours) notify Parent orally and in writing of the receipt of any Alternative Proposal and shall in any such written notice to Parent, include copies of any written materials relating to such Alternative Proposal (including materials provided by the Company in response thereto) and indicate the identity of the person making such proposal and the material terms and conditions of such proposal and thereafter shall promptly (within twenty-four (24) hours) keep Parent reasonably informed on a reasonably current basis of any material change to the terms of any such Alternative Proposal, including by providing a copy of all additional written documentation relating thereto. The Company agrees that it and its Subsidiaries will not enter into any agreement with any person subsequent to the date of this Agreement which prohibits the Company from providing any information to Parent in accordance with this Section 5.3.
(d) Except as expressly permitted by this Section 5.3(d), the Board of Directors of the Company shall not (i) fail to make, withdraw, withhold, qualify or modify in a manner adverse to Parent or Merger Sub, or resolve to or publicly propose to withdraw, withhold, qualify or modify in any manner adverse to Parent or Merger Sub, the Recommendation, (ii) approve, endorse or recommend, or publicly propose to approve, endorse or recommend any letter of intent, agreement in principle, acquisition agreement or other agreement (other than a confidentiality agreement pursuant to Section 5.3(b)) providing for any Alternative Proposal,

(iii) fail to issue a press release publicly reaffirming the Recommendation in response to an Alternative Proposal that has been publicly disclosed within ten (10) Business Days after a request by Parent to do so (provided, that the Company shall not be required to reaffirm more than once per Alternative Proposal (unless the terms of such Alternative Proposal change in any material respects and such change is publicly announced or disclosed)), (iv) fail to include the Recommendation in the Proxy Statement, (v) fail to publicly reaffirm the Recommendation after the commencement of any third party tender offer or exchange offer of an Alternative Proposal structured as such pursuant to Rule 14d-2 of the Exchange Act within ten (10) Business Days after commencement of such offer after a request by Parent to do so (provided, that the Company shall not be required to reaffirm more than once per Alternative Proposal (unless the terms of such Alternative Proposal change in any material respects and such change is publicly announced or disclosed)), or (vi) approve, endorse or recommend, or resolve to or publicly propose to approve, endorse or recommend, any Alternative Proposal or submit any Alternative Proposal to a vote of the Company Shareholders (any of the foregoing actions in clauses (i) through (v), a “Change of Recommendation”); provided that, for the avoidance of doubt, (y) any determination or action by the Board of Directors of the Company to the extent expressly permitted by Section 5.3(b) or Section 5.3(d) shall not be, and shall not be deemed to be, in and of itself a breach or violation of this Section 5.3 and shall not, unless a Change of Recommendation has occurred, give Parent a right to terminate this Agreement pursuant to Section 7.1(h), and none of the following, in and of itself, shall constitute a Change of Recommendation: (I) the private determination by the Board of Directors of the Company that an Alternative Proposal constitutes a Superior Proposal and (II) a public press release as to the determination described in prior clause (I) so long as such press release also states that no Change of Recommendation or termination of this Agreement shall occur until the expiration of the applicable Match Period contemplated by Section 5.3(e) has occurred and promptly after the end of such Match Period the Company shall either (x) issue a public press release stating that the prior Alternative Proposal no longer constitutes a Superior Proposal or (y) make a Change of Recommendation or terminate this Agreement pursuant to Section 7.1(g) or (III) the delivery by the Company to Parent, Merger Sub or their respective Representatives of the notice required by Section 5.3(c) or (e)).
(e) Notwithstanding anything in this Agreement to the contrary, at any time prior to receipt of the Company Stockholder Approval, in response to an Alternative Proposal that did not result from a breach in any material respect of Section 5.3(a), if the Board of Directors of the Company determines in good faith, after consultation with its financial advisors and outside legal counsel, that (1) such Alternative Proposal constitutes a Superior Proposal and (2) the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, then the Board of Directors of the Company may: (x) effect a Change of Recommendation; and/or (y) cause the Company to, and notwithstanding anything in this Agreement to the contrary the Company may, terminate this Agreement in accordance with Section 7.1(g) and substantially concurrently enter into a definitive agreement with respect such Superior Proposal (a “Company Acquisition Agreement”); provided that prior to taking any such action: (A) the Company provides Parent four (4) Business Days’ prior written notice of its intention to take such action, which notice shall include the information with respect to such Superior Proposal that is specified in Section 5.3(c) (it being understood that each time any material revision or amendment to the terms of the Alternative Proposal determined to be a Superior Proposal is made, including any revision or amendment to the financial terms, written notice to Parent shall be required and the four (4)-Business Day period shall be extended for an additional two (2) Business Days after notification of such change in accordance with Section 5.3(c) and this Section 5.3(e) to Parent); (B) during the applicable period described in clause (A) (the “Takeover Notice Period”), the Company considers and discusses with Parent in good faith any adjustments or modifications to the terms of this Agreement proposed by Parent; and (C) at the end of the Takeover Notice Period, the Board of Directors of the Company again makes the determination in good faith, after consultation with its outside legal counsel and financial advisors (and after taking into account any adjustments or modifications proposed by Parent during the Takeover Notice Period), that the Alternative Proposal continues to be a Superior Proposal. Notwithstanding anything in this Agreement to the contrary, the Board of Directors of the Company may, at any time prior to the receipt of the Company Stockholder Approval, effect a Change of Recommendation pursuant to clause (i), (iii) or (iv) of the definition thereof in response to an Intervening Event if: (x) the Company provides Parent four (4) Business Days’ prior written notice of its intention to take such action, which notice shall identify and include all material information with respect to such Intervening Event and a description of the Board of Directors of the Company’s rationale for such action; (y) during such four (4)-Business Day period described in clause (x) (together with the Takeover Notice Period, the “Match Period”), the Company considers and discusses in good faith with Parent any adjustments or modifications to the terms of this Agreement proposed by Parent; and (z) at the end of the four (4)-Business Day period described in clause (x), the Board of Directors of the Company determines in good faith after consultation with its financial advisors and outside legal counsel (after taking into account any adjustments or modifications to the terms of this Agreement proposed by Parent during the period described in clause (x)) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.
(f) As used in this Agreement:
(i) “Alternative Proposal” shall mean any bona fide, written proposal or offer from any third party relating to (a) a merger, consolidation, dissolution, liquidation, recapitalization, share exchange, business combination or similar transaction involving the Company as a result of which the stockholders of the Company immediately prior to such transaction would cease to own at least eighty percent (80%) of the fully-diluted total voting power of the Company or any surviving entity (or any direct or indirect parent company thereof) immediately following such transaction, (b) a tender offer or exchange offer or other transaction which, if consummated, would result in a direct or indirect acquisition by such third party of more than twenty percent (20%) of the fully-diluted total voting power represented by the outstanding voting securities of the Company or any of its Subsidiaries whose assets constitute over twenty percent (20%) of the fair market value of the consolidated assets of the Company and its Subsidiaries, taken as a whole, or (c) the acquisition in any manner, directly or indirectly, by such third party of over twenty percent (20%) of the fair market value of the consolidated assets of the Company and its Subsidiaries, in each case other than the transactions contemplated by this Agreement.
(ii) “Intervening Event” means a material fact, event, occurrence, development, change or change in circumstances that was not known or reasonably foreseeable to the Board of Directors of the Company as of the date hereof (or if known to the Board of Directors of the Company as of the date hereof, the consequences of which were not known or reasonably foreseeable to the Board of Directors of the Company as of the date hereof) and becomes known to the Board of Directors of the Company prior to the time the Company Stockholder Approval is obtained; provided, however that none of the following will constitute, or be considered in determining whether there has been, an Intervening Event: (i) the receipt, existence of or terms of an Alternative Proposal or any matter relating thereto or consequence thereof and (ii) changes in the market price or trading volume of Company Common Stock or the fact that the Company meets or exceeds internal or published projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period (provided, however, that the underlying causes of such change or fact shall not be excluded by this clause (ii)).
(iii) “Superior Proposal” shall mean a written Alternative Proposal that was not solicited in breach in any material respect of Section 5.3(a) made by any third party on terms that the Board of Directors of the Company determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, is more favorable to the Company Stockholders (in their capacities as such) from a financial point of view than the transactions contemplated by this Agreement, taking into account the financial, legal, regulatory, conditionality and other aspects of such proposal and any irrevocable written proposal by Parent to amend the terms of this Agreement pursuant to Section 5.3(e) prior to the time of such determination; provided that solely for purposes of defining a “Superior Proposal” all references in the definition of “Alternative Proposal” to “twenty percent (20%)” and “eighty percent (80%)” shall be deemed to be a reference to “fifty percent (50%).”
(g) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from complying with applicable Law or the rules of the New York Stock Exchange, including taking and disclosing to the Company Stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act or under Item 1012(a) of Regulation M-A promulgated under the Exchange Act; provided that any such disclosure that constitutes or contains a Change of Recommendation shall be subject to the provisions of Section 5.3(d) (it being understood that a disclosure that constitutes only a “stop, look and listen” statement or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not be deemed to be a Change of Recommendation if it reaffirms the Recommendation). For the avoidance of doubt, a public statement that describes the Company’s receipt of an Alternative Proposal, that the Board of Directors of the Company is considering the Alternative Proposal, that no position has been taken by the Board of Directors of the Company as to the advisability or desirability of such Alternative Proposal and the operation of this Agreement with respect thereto will not be deemed a Change of Recommendation.
Section 5.4 Proxy Statement; Company Meeting.
(a) The Company shall, as promptly as reasonably practicable after the date of this Agreement (and in any event no later than twenty (20) Business Days after the date hereof), prepare and file with the SEC the Proxy Statement in preliminary form, which shall, subject to Section 5.3, include the Recommendation, and shall use reasonable best efforts to respond as promptly as practicable to any comments by the SEC staff in respect of the Proxy Statement. Parent and Merger Sub shall provide to the Company such information as the Company may reasonably request for inclusion in the Proxy Statement. The Proxy Statement shall comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. The Company will use its reasonable best efforts to have the preliminary Proxy Statement cleared by the SEC as promptly as reasonably practicable after such filing and the Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company Stockholders as promptly as reasonably practicable after the Company learns that the preliminary Proxy Statement will not be reviewed or that the SEC staff has no further comments thereon. Prior to filing or mailing the Proxy Statement or filing any other required documents (or in each case, any amendment or supplement thereto) or responding to any comments of the SEC or its staff with respect thereto, each party shall afford the other party reasonable time to consider the drafts and revised drafts of such documents and consider in good faith all comments reasonably proposed by the other party. The Company will notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company and the SEC or its staff with respect to the Proxy Statement. Each of the Company and Parent shall, or shall cause their respective Affiliates to, prepare and file with the SEC all other documents required by the Exchange Act in connection with the Merger and the other transactions contemplated hereby, and Parent and the Company shall cooperate with each other in connection with the preparation of the Proxy Statement and any such other filings.
(b) If, at any time prior to the receipt of the Company Stockholder Approval, any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, as the case may be, should be set forth in an amendment of, or a supplement to, the Proxy Statement, so that the Proxy Statement would not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Proxy Statement and in disseminating the information contained in such amendment or supplement to the stockholders of the Company, in each case as and to the extent required by applicable Law.
(c) All documents that the Company is responsible for filing with the SEC in connection with the Merger will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act. The Company shall include in the Proxy Statement (i) the Fairness Opinions, in their entirety, together with summaries thereof, and (ii) the information required by Section 262(d)(2) of the DGCL and applicable Law with respect thereto such that the Proxy Statement constitutes a notice of appraisal rights under Section 262(d)(2) of the DGCL and applicable Law.
(d) Subject to the other provisions of this Agreement and applicable Law, the Company shall take all action necessary in accordance with the DGCL and the Company Certificate of Incorporation, and the Company By-Laws, to duly call, give notice of, convene and hold a meeting of the Company Stockholders, as promptly as reasonably practicable (but not sooner than twenty (20) Business Days) following the mailing of the Proxy Statement, for the purpose of obtaining the Company Stockholder Approval (the “Company Meeting”). The Company will conduct a “broker search” as contemplated by and in accordance with Rule 14a-13 promulgated under the Exchange Act and establish a record date for the Company Meeting in a manner to enable the record date for the Company Meeting to be set so that such Company Meeting will be duly called and held as soon as reasonably practicable following clearance of the Proxy Statement by the SEC. Notwithstanding the forgoing, the Company may postpone or adjourn to a later date the Company Meeting (i) with the written consent of Parent, (ii) after consultation with Parent, to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders as required by applicable Law in advance of the Company Meeting, (ii) for the absence of a quorum necessary to conduct the business of the Company Stockholder Meeting, (iii) to allow reasonable additional time to solicit additional proxies if the Company has not received proxies representing a sufficient number of Company Common Stock to adopt this Agreement, whether or not a quorum is present or (iv) if required by applicable Law, provided, that in no event shall the Company Meeting be postponed or adjourned beyond the date that is three (3) Business Days prior to the End Date without the prior written consent of Parent.
(e) The Company shall, unless there has been a Change of Recommendation, use reasonable best efforts to solicit from the Company Stockholders proxies in favor of the approval of this Agreement and the transactions contemplated hereby. Unless this Agreement is terminated in accordance with its terms, the Company shall (x) submit this Agreement to the stockholders of the Company as promptly as practicable for the purpose of obtaining the Company Stockholder Approval at the Company Meeting and (y) not submit any Alternative Proposal for approval by the stockholders of the Company.
(f) The Company shall keep Parent reasonably informed with respect to proxy solicitation results as reasonably requested by Parent and shall provide such information and reasonable cooperation as Parent may reasonably request in connection therewith. Notwithstanding anything to the contrary in this Agreement, unless this Agreement is terminated in accordance with its terms, the Company shall remain obligated to provide the information and cooperation described in the immediately preceding sentence and duly call, give notice of, convene and hold the Company Meeting and mail the Proxy Statement (and any amendment or supplement thereto that maybe required by applicable Law) to the Company’s stockholders in accordance with this Section 5.4, notwithstanding any Change of Recommendation.
Section 5.5 Employee Matters.
(a) From and after the Effective Time, Parent and the Surviving Corporation shall honor all Company Benefit Plans and Company Foreign Plans in accordance with their terms. For a period of one (1) year following the Effective Time (or if shorter, until the employee’s termination of employment), Parent and the Surviving Corporation shall provide, or shall cause to be provided, to each employee of the Company and its Subsidiaries who continues in employment with Parent or one of its Affiliates following the Effective Time (each, a “Company Employee”), (i) an annual base salary or wage rate at least equal to the annual base salary or wage rate provided to such Company Employee immediately prior to the Effective Time, (ii) target cash incentive bonus opportunities that are no less favorable than the target cash incentive bonus opportunities provided to such Company Employee as of immediately prior to the Effective Time, and (iii) other compensation opportunities and employee benefits that are substantially similar in the aggregate to the other compensation opportunities and employee benefits provided to such Company Employee as of immediately prior to the Effective Time (in each case without regard to any retention, change in control, stay, transaction, or similar non-routine compensation or compensation opportunities, or equity or equity-based compensation). For a period of one (1) year following the Effective Time, Parent and the Surviving Corporation shall provide, or shall cause to be provided, to each Company Employee whose employment is terminated by Parent or one of its Subsidiaries (including the Company) within such year, severance payments and benefits that are no less favorable than the severance payments and benefits set forth on Section 5.5(a) of the Company Disclosure Letter (assuming a severance-qualifying termination under the plan and taking into account the service crediting provisions of Section 5.5(b)).
(b) For all purposes (including purposes of vesting under any tax-qualified retirement plan, eligibility to participate and level of benefits) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employees after the Effective Time (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Old Plan in which such Company Employee participated immediately prior to the Effective Time; provided that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, to the extent permitted under the terms of the New Plans, (i) Parent and the Surviving Corporation shall ensure that each Company Employee shall be immediately eligible to participate, without any waiting time, in any New Plans applicable to such Company Employee to the extent that no waiting period would have applied under the corresponding Company Benefit Plan or Company Foreign Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent and the Surviving Corporation shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable Old Plans of the Company or its Subsidiaries in which such Company Employee participated immediately prior to the Effective Time, and Parent and the Surviving Corporation shall use commercially reasonable efforts to cause any eligible expenses incurred by such Company Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan, to the extent that such expenses were recognized for such purposes under the corresponding Old Plan(s).
(c) If the Effective Time occurs on or before December 31, 2022, Parent shall, and shall cause the Surviving Corporation or one of its Affiliates to, honor, in accordance with its terms, each of the Company Benefit Plans providing for annual cash incentive bonus opportunities for 2022 (or portion thereof) that are set forth on Section 3.13(a) of the Company Disclosure Letter (each, a “2022 Bonus Plan”). Parent shall, or shall cause the Surviving Corporation or one of its Affiliates to, pay to each Company Employee who participates in a 2022 Bonus Plan a bonus in accordance with the terms set forth on Section 5.5(c) of the Company Disclosure Letter, and otherwise earned in accordance with the terms and conditions of such 2022 Bonus Plan (including any condition of continued employment); provided, that any elections made by a Company Employee to receive a bonus pursuant to any 2022 Bonus Plan in the form of Company Common Stock or an equity or equity-based award will automatically be deemed void as of the Effective Time, and each such bonus, to the extent earned, shall be paid in cash to such eligible Company Employee.
(d) Parent and the Company hereby acknowledge that a “change in control” (or similar phrase) within the meaning of the Company Stock Plans, the Company Benefit Plans and the Company Foreign Plans, as applicable, will occur at the Effective Time.
(e) Notwithstanding anything contained herein to the contrary, with respect to any Company Employees who are covered by a Collective Bargaining Agreement or who are based outside of the United States, Parent’s obligations under this Section 5.5 shall be in addition to, and not in contravention of, any obligations under the applicable Collective Bargaining Agreement or under the Laws of the foreign countries and political subdivisions thereof in which such Company Employees are based.
(f) The provisions of this Section 5.5 are solely for the benefit of the respective parties to this Agreement and nothing in this Section 5.5, express or implied, shall confer upon any current or former employee, consultant, manager or other service provider (or any dependent, successor, legal representative or beneficiary thereof), any rights or remedies, including any right to continuance of employment or any other service relationship with Parent or any of its Affiliates, or any right to compensation or benefits of any nature or kind whatsoever under this Agreement. Nothing in this Section 5.5, express or implied, shall be (i) construed to create any third-party beneficiary rights in any person, (ii) an amendment or deemed amendment of any plan providing benefits to any employee or (iii) construed to interfere with the right of Parent or its Affiliates to manage the performance of, discipline, or terminate the employment or other service relationship of any of the Company Employees at any time, with or without cause, or restrict any such entity in the exercise of their independent business judgment in modifying any of the terms and conditions of the employment or other service arrangement of the Company Employees, or (iv) deemed to obligate Parent or its Affiliates to adopt, continue, enter into, maintain, modify, or terminate any employee benefit plan or other compensatory plan, program or arrangement at any time.
Section 5.6 Efforts.
(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its reasonable best efforts to take promptly, or cause to be taken, all actions necessary, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary consents, approvals, registrations, waivers, permits, authorizations, orders and other confirmations (collectively, “Consents”) from Governmental Entities as required by this Section 5.6, (ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement as required by this Section 5.6 and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement; provided that in no event shall the parties hereto be required to waive any right or condition set forth in this Agreement or any Transaction Document.
(b) In furtherance and not in limitation of the covenants contained in this Section 5.6, each of the parties hereto shall, and shall cause their respective Affiliates (including the Equity Investors and their respective Affiliates in the case of Parent) to (i) (x) make, or cause to be made, their respective filings under the HSR Act within five (5) Business Days after the date of this Agreement, and (y) as promptly as reasonably practicable after the date of this Agreement, make, or cause to be made, all other filings required under any Regulatory Laws and (ii) supply as promptly as practicable and advisable any additional information and documentary material that may be requested pursuant to the HSR Act or any other applicable Regulatory Law. In furtherance of and without limiting the foregoing, and notwithstanding anything contained in this Agreement to the contrary, Parent agrees to use reasonable best efforts to take promptly any and all steps necessary, to avoid and, if necessary, eliminate, each and every impediment under any Regulatory Law that may be asserted by any Governmental Entity, so as to enable the Closing to occur as soon as possible (and in any event no later than the End Date), including, but not limited to, (A) defending through litigation on the merits any claim asserted in court by any person to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would materially delay or prevent the Closing from occurring prior to the End Date; (B) proposing, negotiating, committing to, effecting, agreeing to and executing, by settlement, undertaking, consent decree, hold separate order, stipulation or otherwise, the sale, divesture, holding separate, license, behavioral or other operational conditions and other restrictions on the businesses, assets, properties, product lines and equity interests of, or changes to the conduct of business of Parent or the Company or their respective Subsidiaries; (C) creating, terminating, or divesting relationships, ventures, contractual rights or obligations of Parent or the Company or their respective Subsidiaries; and (D) taking, or causing to be taken, other actions and doing, or causing to be done, other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as soon as possible (and in any event no later than the End Date) (each such action described in this sentence, including such actions under the foregoing clauses (A) to (D) a “Regulatory Action”). Notwithstanding anything to the contrary in this Section 5.6, nothing in this Agreement shall require Parent, Merger Sub, the Company and their respective Subsidiaries and Affiliates (or Equity Investors) to commit to or effect any action or agreement that is not conditioned upon the consummation of the Merger. The Company shall not agree to take any Regulatory Action without Parent’s prior written consent. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.6(b) shall require or obligate Parent, Merger Sub, the Equity Investors, or any of their investments, Affiliates or Subsidiaries (other than the Company and its Subsidiaries) to commit to or effect any Regulatory Action with respect to any investments, businesses, products, rights, services, licenses, entities, or assets of Parent, Merger Sub, the Equity Investors, or any of their respective investments, Affiliates or Subsidiaries (other than the Company and its Subsidiaries), or any interests therein.
(c) The Company and Parent shall, and shall cause their respective Affiliates to (i) consult and cooperate with each other in connection with any filings, notifications, communications, submissions, and any other actions with a Governmental Entity in connection with this Agreement and the transactions contemplated by this Agreement (including by any proceeding initiated by a private party other than litigation governed by Section 5.10) and give the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed communication to any Governmental Entity, (ii) subject to applicable Law and the instructions of any Governmental Entity, keep each other apprised on a current basis of the status of matters relating to this Agreement and the transactions contemplated by this Agreement, including promptly furnishing the other with copies of communications received by the Company or Parent, as the case may be, or any of their respective Affiliates, from any Governmental Entity or private party with respect to this Agreement and the transactions contemplated by this Agreement and (iii) to the extent not prohibited by the applicable Governmental Entity or private party, as the case may be, give each other the opportunity to attend and participate in any meetings (whether in-person or otherwise), telephone or video calls or other conferences. Notwithstanding anything to the contrary in this Agreement, any party may, as it deems advisable and necessary, reasonably (x) redact materials to protect competitively sensitive information or information concerning valuation, to comply with contractual agreements or to address reasonable privilege or confidentiality concerns and (y) reasonably designate materials as “outside counsel only” (such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient, unless express written permission is obtained in advance from the party providing the materials). Notwithstanding anything in this Agreement to the contrary, Parent shall direct and control communications and strategy relating to obtaining all Consents and other approvals contemplated or required by this Section 5.6 following consultation with (and considering in good faith the views of) the Company. All filing fees payable in connection with the notifications, filings, registrations or other materials contemplated by this Section 5.6 shall be paid entirely by the Parent.
(d) Parent and Merger Sub shall not (and shall cause the persons listed on Section 5.6(d) of the Parent Disclosure Letter and their controlled Affiliates not to) acquire, or agree to acquire, any asset, property, business or person (by way of merger, consolidation, share exchange, investment, other business combination, asset, stock or equity purchase, or otherwise), or enter into any Contract or take any other actions, that would reasonably be expected to (i) materially delay obtaining, or materially increase the risk of not obtaining, any Consent of any Governmental Entity or the receipt thereof in a manner that would or would reasonably be expected to prevent, impede or materially delay the consummation of the Merger or cause any of the conditions set forth in Section 6.1(b) or Section 6.1(c) to not be satisfied, in each case of this clause (i) prior to the End Date or (ii) increase in any material respect the risk of any Governmental Entity entering an order prohibiting the consummation of the transactions contemplated hereby which would prevent the satisfaction of the condition set forth in Section 6.1(b) or Section 6.1(c).
(e) The parties shall cooperate to submit a draft joint voluntary notice to CFIUS with respect to the transactions contemplated by this Agreement (the “Draft CFIUS Notice”) as soon as practicable after the date of this Agreement. After receipt of confirmation that CFIUS has no further comments or inquiries related to the Draft CFIUS Notice, the parties shall submit the CFIUS Notice as soon as practicable. The parties shall comply at the earliest practicable time, and in any event no later than required by CFIUS or any CFIUS member agency, with any request for additional information, documents or other materials, and will cooperate with each other in connection with both the Draft CFIUS Notice and the CFIUS Notice and in connection with resolving any investigation or other inquiry of CFIUS or any CFIUS member agency. The parties shall each promptly inform the other party of any oral communication with, and provide copies of written communications with, CFIUS or any CFIUS member agency regarding any such filings; provided, that no party shall be required to share communications containing its confidential business information if such confidential information is unrelated to the transactions contemplated by this Agreement. The parties shall undertake best efforts to promptly take, or cause to be taken, all action, and do, or cause to be done all things necessary or advisable to obtain CFIUS Approval as soon as practicable, and in any event prior to the End Date, provided, however, that no party shall be required to take or agree to take any undertaking that is not conditioned on the consummation of the transactions contemplated by this Agreement.
Section 5.7 Takeover Statute. If any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, each of the Company, Parent and Merger Sub and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.
Section 5.8 Public Announcements. The initial press release regarding the Merger shall be a joint press release by the Company and Parent and thereafter, except if related to a Change of Recommendation or after a Change of Recommendation, the Company and Parent shall consult with, and shall obtain the prior written consent of, the other party before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with employees or business relationships of the Company or analysts with respect to this Agreement, any other Transaction Document or the transactions contemplated hereby and, except to the extent not reasonably possible in respect of any such press release, communication, other public statement, press conference or conference call (“Communication”) as may be required by applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, have any such communication, make any such other public statement or schedule any such press conference or conference call prior to such consultation or consent; provided that the parties shall not be required by this Section 5.8 to provide any the other party with such consultation or consent right relating to (i) any dispute between the parties relating to this Agreement or (ii) any statements to the extent consistent with previous press releases, public disclosures or public statements made by Parent or the Company in compliance with this Section 5.8. For the avoidance of doubt, with respect to any Communication required by applicable Law or any listing agreement with or rule of any national securities exchange or association, the party required to make the Communication shall afford the other party reasonable time, to the extent possible, to consider the Communication and consider in good faith all comments reasonably proposed by the other party.
Section 5.9 Indemnification and Insurance.
(a) Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors or officers of the Company or its Subsidiaries (in their capacity as such) as provided in their respective certificate of incorporation or by-laws or other organization documents or in any agreement provided to Parent at least one (1) day prior to the date hereof shall survive the Merger and shall continue in full force and effect for up to six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. For a period of six (6) years from the Effective Time, Parent and the Surviving Corporation shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any Company Subsidiary’s certificate of incorporation and by-laws or similar organization documents in effect as of the date hereof, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors or officers of the Company or any of its Subsidiaries (in their capacity as such); provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. From and after the Effective Time, Parent shall assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the Surviving Corporation and its Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this Section 5.9.
(b) From and after the Effective Time, each of Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing upon an undertaking to repay such advances if it is reasonably determined that such person is not entitled to indemnification) each current and former director or officer of the Company or any of its Subsidiaries and each person who served as a director, officer or other fiduciary of a Company Benefit Plan or another legal entity if such service was at the request or for the benefit of the Company (each, in their capacity as such, together with such person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, arbitration, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred on or before the Effective Time in connection with such persons serving as an officer, director or other fiduciary of a Company Benefit Plan or another entity if such service was at the request or for the benefit of the Company. In the event of any such Action, Parent and the Surviving Corporation shall reasonably cooperate with the Indemnified Party in the defense of any such Action.
(c) For a period of six (6) years from the Effective Time, Parent and the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time; provided, however, that after the Effective Time, Parent shall not be required to pay annual premiums in excess of three hundred percent (300%) of the last annual premium paid by the Company prior to the date hereof in respect of the coverages required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount. At Parent’s option, the Company shall use commercially reasonable efforts to purchase prior to the Effective Time, a six (6)-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering, without limitation, the transactions contemplated hereby; provided that the premium for such “tail” policy shall not exceed three hundred percent (300%) of the last annual premium paid by the Company prior to the date hereof in respect of such coverage. If such “tail” prepaid policy has been obtained by the Company prior to the Effective Time, Parent and the Surviving Corporation shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation, and no other party shall have any further obligation to purchase or pay for insurance hereunder.
(d) Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.9.
(e) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificate of incorporation or by-laws or other organization documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification agreement or arrangement, the DGCL or otherwise. The provisions of this Section 5.9 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.
(f) If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.9.
Section 5.10 Stockholder Litigation. The Company, on the one hand, and Parent and Merger Sub, on the other hand, shall give each other prompt notice of, and the opportunity to participate in the defense, settlement and/or prosecution of, any Actions commenced against such party or any of its Affiliates in connection with, arising from or relating to this Agreement or the transactions contemplated by this Agreement (excluding any Action which arises from, or relates to, matters set forth in Section 5.6 which in each case will be governed by Section 5.6) (“Transaction Litigation”); provided that prior to the Effective Time the Company shall in any event control such defense, settlement and/or prosecution, including regarding attorney-client privilege or other applicable legal privilege with respect to Transaction Litigation; provided, further, that the Company shall not compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any Transaction Litigation without Parent’s consent (such consent not to be unreasonably withheld, conditioned or delayed). For purposes of Section 2.1(d) and this Section 5.10, “participate” means that each party, subject to Section 5.2, (i) subject to applicable Law and the instructions of any Governmental Entity, shall keep the other reasonably promptly apprised of all significant developments (including reasonably promptly furnishing the other with copies of communications received or documents filed), proposed strategy and other significant decisions with respect to the Transaction Litigation by the other party, but which will not afford such party any decision-making power or other authority over such Transaction Litigation, except to the extent expressly provided with respect to settlements in this Section 5.10, (ii) shall provide the other party with a reasonable opportunity to review and comment on any filings, notifications, communications, submissions, or other materials, (iii) shall consult and reasonably cooperate with each other in connection with proposed strategy, material actions and significant decisions and to the extent practicable jointly prepare and comment on any filings, notifications, communications, submissions, or other materials, and (iv) to the extent not prohibited by an applicable Governmental Entity, shall give each other the opportunity to attend and participate in any external meetings (whether in-person or otherwise), telephone or video calls or other conferences in connection with such Transaction Litigation.
Section 5.11 Financing.
(a) Parent shall use its reasonable best efforts and shall cause each of its Subsidiaries to use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the Financing on the terms and subject only to the conditions described in the Commitment Letters (or, only if then available, on other terms (but not conditions) that (A) are acceptable to Parent in its sole discretion and (B) would otherwise not contain any Prohibited Modification) on the date on which the Merger is required to be consummated pursuant to the terms hereof, including by using reasonable best efforts to (i) maintain in effect the Commitment Letters, (ii) negotiate and enter into definitive agreements with respect to the Financing (the “Definitive Agreements”) consistent with the terms and conditions contained therein or, only if then available, on other terms that (A) are acceptable to Parent in its sole discretion and (B) would otherwise not contain any Prohibited Modification and (iii) satisfy on a timely basis (taking into account the timing of the Closing specified under Section 1.2) all conditions in the Commitment Letters and the Definitive Agreements that are within the control of Parent. Parent shall comply with its obligations, and enforce its rights, under the Commitment Letters and, if then in effect and applicable, Definitive Agreements in a timely and diligent manner.
(b) Neither Parent nor any of its Subsidiaries shall, without the prior written consent of the Company: (i) permit, consent to or agree to any amendment, replacement, supplement or modification to, or any waiver of, any provision or remedy under, the Commitment Letters or, to the extent in effect and applicable, the Definitive Agreements if such amendment, replacement, supplement, modification, waiver or remedy (A) adds new (or adversely modifies any existing) conditions to the consummation of all or any portion of the Financing, (B) reduces the aggregate amount of the Financing to an amount that would on the Closing Date be less than the Financing Amount, (C) adversely affects the ability of Parent to enforce its rights against other parties to the Commitment Letters or, if then in effect and applicable, the Definitive Agreements as so amended, replaced, supplemented or otherwise modified or (D) could otherwise reasonably be expected to prevent, impede or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement (the effects described in clauses (A) through (D), collectively, the “Prohibited Modifications”); or (ii) terminate early or permit, consent to or agree to the early termination of any of the Commitment Letters or, if then in effect and applicable, any Definitive Agreement, in each case other than in connection with a replacement permitted hereunder. Upon any amendment, replacement, supplement or modification of the Commitment Letters, Parent shall promptly deliver to the Company copies of any such amendment, replacement, supplement, modification or waiver and, to the extent such amendment, replacement, supplement, modification or waiver is not a Prohibited Modification, the terms “Debt/Preferred Commitment Letters”, “Equity Commitment Letter” and “Commitment Letters” shall include the applicable Commitment Letters as so amended, replaced, supplemented or modified (in each case other than with respect to representations in this Agreement made by Parent that speak as of the date of this Agreement) and, for the avoidance of doubt, references to “Financing” and “Debt/Preferred Financing” shall include, in whole or in part (as applicable), any amended, replaced, supplemented, modified or waived financing provided thereunder.
(c) In the event that any portion of the Debt/Preferred Financing becomes unavailable, regardless of the reason therefor, Parent shall (i) promptly notify the Company in writing of such unavailability and the reason therefor and (ii) use reasonable best efforts, and cause each of its Subsidiaries to use their reasonable best efforts, to arrange and obtain, as promptly as practicable following the occurrence of such event, alternative financing for any such unavailable portion from the same or alternative sources (the “Alternative Financing”) on terms and conditions that, in the aggregate, when taken as a whole, are not materially less favorable from a conditionality and enforceability perspective than the terms and conditions related to conditionality and enforceability (taken as a whole) set forth in the Debt/Preferred Commitment Letters as of the date hereof, and in an amount sufficient, when taken together with the available portion of the Financing and cash on hand at the Company and its Subsidiaries, to consummate the transactions contemplated by this Agreement and to pay the Financing Amounts; provided that, in no event shall Parent be required to (A) pay any fees or agree to pay any interest rate amounts or original issue discount applicable to the Debt/Preferred Financing in excess of those contemplated by the Debt/Preferred Commitment Letters as in effect on the date hereof or (B) obtain alternative financing that would require increasing the amount of the Equity Financing or changing any term of the Equity Commitment Letters. Parent shall provide the Company with prompt written notice of any actual or threatened (in writing) breach, default, cancellation, early termination or repudiation by any party to the Commitment Letters or, if then in effect and applicable, any Definitive Agreement and a copy of any written notice or other written communication from any Financing Entities Related Party, Equity Investor or other financing source with respect to any such actual or threatened (in writing) breach, default, cancellation, early termination or repudiation by any party to the Commitment Letters or, if then in effect and applicable, any Definitive Agreement of any provision thereof. Parent shall keep the Company reasonably informed on a reasonably current basis of the status of its efforts to consummate the Financing, including any Alternative Financing.
(d) The foregoing notwithstanding, compliance by Parent with this Section 5.11 shall not relieve Parent of its obligations to consummate the transactions contemplated by this Agreement whether or not the Financing or any Alternative Financing is available. To the extent Parent obtains Alternative Financing pursuant to this Section 5.11, or amends, replaces, supplements, terminates, modifies or waives any of the Financing in compliance with this Section 5.11, references to “Commitment Letters” and “Debt/Preferred Commitment Letters” shall include the applicable alternative financing commitment letter as permitted or required by this Section 5.11 and “Debt/Preferred Financing” and “Financing” shall include, in whole or in part (as applicable), any alternative supplemental, replacement, or substitute financing provided for thereunder.
Section 5.12 Financing Cooperation.
(a) The Company shall use its reasonable best efforts, and shall cause its Subsidiaries to use reasonable best efforts, and each of them shall use their reasonable best efforts to cause their respective Subsidiaries and Representatives to use their reasonable best efforts, to provide customary cooperation, to the extent reasonably requested by Parent necessary for the arrangement, consummation or issuance, as applicable, of the Debt Financing, Preferred Equity Financing or any Alternative Financing obtained in accordance with Section 5.11 (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company or any of its Affiliates), including by:
(i) furnishing to Parent and the Financing Entities promptly (and in no event later than the Closing Date) the Financing Information and using reasonable best efforts to furnish to Parent and the Financing Entities such other financial and other pertinent and customary information regarding the Company and its Subsidiaries as may be reasonably requested in writing by Parent;
(ii) using reasonable best efforts to provide customary assistance to Parent in the preparation of customary disclosure documents related to the Debt Financing and the Preferred Equity Financing;
(iii) using reasonable best efforts to make appropriate members of senior management of the Company available at reasonable and mutually agreed times and locations and upon reasonable prior notice, to participate in a reasonable number of meetings with providers of the Debt Financing and/or the Preferred Equity Financing, drafting sessions, presentations and due diligence sessions, which meetings or communications shall be conducted virtually by videoconference or other media unless otherwise agreed;
(iv) providing, at least three (3) Business Days before the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and 31 C.F.R. §1010.230, relating to the

Company or any of its Subsidiaries including, if the Company or any of its Subsidiaries qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certificate (each as defined in the Debt Commitment Letter), in each case as reasonably requested in writing by Parent at least ten (10) Business Days prior to the Closing Date;
(v) using reasonable best efforts to cooperate with due diligence of the Financing Entities, to the extent customary and reasonable;
(vi) using reasonable best efforts to assist in the negotiation of (including by providing information for the completion of any schedules thereto) and facilitate the execution and delivery of, definitive financing agreements, corporate authorizations and other customary certificates (including a certificate of the Chief Financial Officer of or person performing similar functions for the Company with respect to solvency matters substantially in the form of Annex I to Exhibit C to the Debt Commitment Letter and Annex I to Exhibit C to the Preferred Equity Commitment Letter) as may be reasonably requested in writing by Parent; provided that such documents shall be effective no earlier than as of the Closing;
(vii) using reasonable best efforts to provide customary assistance to Parent in connection with the preparation of customary pro forma financial statements as of, and for the most recent twelve-month period ending on, the latest balance sheet date included in the Financing Information; provided that (x) Parent shall be responsible for the preparation of such pro forma financial statements and any pro forma adjustments giving effect to the transactions contemplated by this Agreement and (y) the Company’s assistance shall relate solely to the financial information and data derived from the Company’s historical books and records; and
(viii) using reasonable best efforts to provide customary assistance with respect to the granting of security interests in collateral no earlier than the Closing for the Debt Financing, including executing and delivering any customary guarantee, pledge and security documents; provided that such documents shall be effective no earlier than as of the Closing.
(b) The foregoing and Section 5.13 notwithstanding, none of the Company nor any of its Affiliates shall be required to take or permit the taking of any action pursuant to this Section 5.12 or Section 5.13 that would: (i) require the Company or its Subsidiaries or any of their respective Affiliates or any persons who are officers or directors of such entities to pass resolutions or consents to approve or authorize the execution of the Debt/Preferred Financing or any Alternative Financing or any of the transactions contemplated by Section 5.13 or enter into, execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement that would be effective prior to, the occurrence of the Closing; provided that officers and directors who will not hold their offices or directorships from and after the Closing Date shall in any case not be required to execute any certification, document, instrument, or agreement, pass resolutions or consents, or take any other action contemplated by this clause (i), and to the extent such persons are requested to take any such actions, shall only be required to take such actions in their continuing post-Closing capacities, (ii) cause any representation or warranty in this Agreement to be breached by the Company or any of its Affiliates, (iii) require the Company or any of its Affiliates to pay any commitment or other similar fee or incur any other expense or liability in connection with the Financing or any other transaction contemplated by Section 5.13 prior to the Closing or have any obligation of the Company or any of its Affiliates under any agreement, certificate, document or instrument be effective until the Closing, (iv) reasonably be expected to cause any director, officer, employee or stockholder of the Company or any of its Affiliates to incur any personal liability, (v) reasonably be expected to conflict with any Laws, (vi) reasonably be expected to result in a material violation or breach of, or a default (with or without notice, lapse of time, or both) under, any material Contract to which the Company or any of its Affiliates is a party (and not entered into in contemplation hereof), (vii) provide access to or disclose information that the Company or any of its Affiliates determines would jeopardize any attorney-client privilege or other applicable privilege or protection of the Company or any of its Affiliates if the Company shall have used its reasonable best efforts to disclose such information in a way that would not waive such privilege, (viii) require the delivery of any opinion of counsel, or (ix) require the Company to prepare or provide (A) any financial statements or information (other than the Financing Information) that is or are not available to it and prepared in the ordinary course of business or in its financial reporting practice, (B) any pro forma financial information, pro forma financial statements or projections, (C) any financial information with respect to a fiscal period that has not yet ended or (D) information not reasonably available to the Company and its Subsidiaries under their respective current reporting systems. Nothing contained in this Section 5.12 or Section 5.13 or otherwise shall require the Company or any of its Affiliates, prior to the Closing, to be an issuer or other obligor with respect to the Financing. Parent shall, promptly on written request by the Company, reimburse the Company or any of its Affiliates for all reasonable out-of-pocket and documented costs and expenses incurred by them or their respective Representatives in connection with such cooperation contemplated by this Section 5.12 or Section 5.13 (other than with respect to any costs and expenses incurred by the Company or any of its Affiliates that it would have otherwise incurred in the ordinary course of its preparation of its historical financial statements) and shall reimburse, indemnify and hold harmless the Company and its Affiliates and their respective Representatives from and against any and all losses actually suffered or incurred by them in connection with the arrangement of the Debt/Preferred Financing, any Alternative Financing, any transaction contemplated by Section 5.13, any action taken by them at the request of Parent or its Representatives pursuant to this Section 5.12 or Section 5.13 and any information used in connection therewith (other than (i) historical financial information furnished by or on behalf of the Company or any of its Subsidiaries specifically for use in connection with the Debt/Preferred Financing, including the Financial Information, or (ii) as a result of the bad faith, gross negligence, willful misconduct or fraud of the Company, any Subsidiary of the Company or any of their respective Representatives, in each case as determined in a final and non-appealable judgment by a court of competent jurisdiction). The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt/Preferred Financing; provided that such logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage the Company or its Subsidiaries or the Company’s or its Subsidiaries’ reputation or goodwill.
(c) The parties hereto acknowledge and agree that the provisions contained in this Section 5.12 represent the sole obligation of the Company and its Subsidiaries with respect to cooperation in connection with the arrangement of any financing (including the Debt/Preferred Financing) to be obtained by Parent with respect to the transactions contemplated by this Agreement and the Commitment Letters, and no other provision of this Agreement (including the Exhibits and Schedules hereto) or the Commitment Letters shall be deemed to expand or modify such obligations. In no event shall the receipt or availability of any funds or financing (including the Debt/Preferred Financing) by Parent any of its Affiliates or any other financing be a condition to any of Parent’s obligations under this Agreement.
(d) All nonpublic or otherwise confidential information regarding the Company or any of its Affiliates obtained by Parent or its representatives pursuant to this Section 5.12 or Section 5.13 shall be kept confidential in accordance with the Confidentiality Agreement; provided that Parent shall be permitted to disclose information as necessary and consistent with customary practices in connection with the Debt/Preferred Financing subject to customary confidentiality arrangements reasonably satisfactory to the Company (including through a notice and undertaking in a form customarily used in confidential information memoranda or other information memoranda or marketing materials for senior credit facilities, senior debt securities or preferred equity securities, as applicable).
Section 5.13 Existing Notes; Capped Calls. Subject in each case to Section 5.12(b):
(a) Prior to the Closing Date, the Company shall give any notices required by the terms of the Existing Notes Indentures to be given as a result of the transactions contemplated by this Agreement and shall take all other actions required by the terms of the Existing Notes Indentures to be taken by the Company prior to the Closing Date as a result of the transactions contemplated by this Agreement.
(b) Parent and its counsel shall be given reasonable opportunity to review and comment on any such notices, in each case before such document is provided to the trustee in respect of the applicable Existing Notes Indenture, and the Company shall give reasonable and good faith consideration to any such comments. The Company shall provide Parent and its counsel (x) copies of any notices or other communications, promptly after the receipt thereof, from the trustees or holders of notes under the Existing Notes Indentures and (y) prompt updates on any Existing Notes surrendered for conversion prior to the Effective Time.
(c) Parent and/or one of its Subsidiaries may (i) commence one or more offers to purchase any or all of the outstanding Existing Notes for cash (the “Offers to Purchase”); provided that the closing of any such

Offer to Purchase shall not be consummated prior to the Effective Time and any such transaction shall be funded using consideration provided by Parent or any of its Subsidiaries (other than the Company or one of its Subsidiaries). Any Offers to Purchase shall be made on such terms and conditions (including price to be paid and conditionality) as are proposed by Parent or one of its Subsidiaries and which are permitted by the terms of such Existing Notes, the Existing Notes Indentures and applicable Laws, including SEC rules and regulations. Parent and its Subsidiaries shall consult with the Company regarding the material terms and conditions of any Offers to Purchase, including the timing and commencement of any Offers to Purchase and any tender deadlines. Parent shall not be permitted to commence any Offers to Purchase until Parent shall have provided to the Company the necessary offer to purchase, letter of transmittal, press release, if any, in connection therewith, and each other document relevant to the transaction that will be distributed by Parent or any of its Subsidiaries to holders of the Existing Notes in the applicable Offer to Purchase (collectively, the “Debt Offer Documents”) a reasonable period of time in advance of commencing the applicable Offer to Purchase to allow the Company and its counsel to review and comment on such Debt Offer Documents (and Parent shall consider in good faith comments of the Company and its counsel thereon). At Parent’s or its Subsidiaries’ expense, the Company shall, and shall cause its Subsidiaries to and shall use its reasonable best efforts to cause its and their respective Representatives to, on a timely basis, upon the reasonable request of Parent or any of its Subsidiaries, provide cooperation in connection with any Offer to Purchase (including but not limited to requesting, and using reasonable best efforts to cause, the Company’s independent accountants to provide customary consents for use of their reports to the extent required in connection with any Offer to Purchase); provided that prior to the Effective Time, neither the Company nor counsel for the Company shall be required to furnish any certificates, legal opinions or negative assurance letters in connection with any Offers to Purchase or execute any other instruments or agreements in connection therewith. The dealer manager, solicitation agent, information agent, depositary or other agent retained in connection with any Offer to Purchase will be selected by Parent or its Subsidiaries and their fees and out-of-pocket expenses will be paid directly by Parent. The consummation of any or all of the Offers to Purchase shall not be a condition to Closing. If at any time prior to the completion of the Offers to Purchase, any information should be discovered by the Company, Parent or one of their respective Subsidiaries that any of the Company, Parent or any of their respective Subsidiaries reasonably believes should be set forth in an amendment or supplement to the Debt Offer Documents, so that the Debt Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, the party that discovers such information shall use reasonable best efforts to promptly notify the other party, and an appropriate amendment or supplement prepared by Parent describing such information shall be disseminated by or on behalf of the Parent to the holders of the applicable Existing Notes (which supplement or amendment and dissemination may, at the reasonable direction of Parent, if related to information of the Company or any of its Subsidiaries take the form of a filing by the Company of a Current Report on Form 8-K); provided that Parent shall provide a copy of such amendment or supplement to the Company a reasonable period of time in advance of such dissemination to allow for Company and its counsel to review and comment on such amendment or supplement (and Parent shall consider in good faith and accept all reasonable comments of the Company and its counsel thereon).
(d) The Company agrees to use its reasonable best efforts to cooperate with Parent’s efforts to enter into arrangements with the counterparties of the Capped Calls to cause the Capped Calls to be exercised, settled, cancelled or otherwise terminated as of and subject to the occurrence of the Effective Time, and to enter into any documentation required to effect such termination; provided that the Company shall not be required to enter into any agreements unless such agreements are subject to the occurrence of the Effective Time. Any amounts payable to Company thereunder shall be settled only in cash, and shall be determined subject to the mutual agreement of Parent, the Company and the counterparties to the Capped Calls, in accordance with the terms of the Capped Calls (as amended, restated or otherwise supplemented from time to time); provided, further, that the Company shall not (x) exercise any right that it may have to terminate the Capped Call Obligations (other than any exercise or termination contemplated by the Capped Call Confirmations upon any conversion of Existing Notes prior to the Effective Time (a “Specified Exercise”); it being agreed that the Company shall notify Parent in writing as promptly as practicable prior to any such exercise of termination) or (y) agree to any material amendment, modification or waiver of the terms of the Capped Call Confirmations, in each case of clause (x) and (y), without the prior written consent of Parent; provided, further, that nothing in this Section 5.13(d) shall require the Company to (A) pay any fees, incur or reimburse any costs or expenses, or make any payment in connection with any Capped Call Obligations prior to the occurrence of the Effective Time, (B) enter into or effect any settlement, termination, instrument or agreement, or agree to any settlement, termination or any other change or modification to any instrument or agreement, that is effective prior to the occurrence of the Effective Time or (C) refrain from delivering, or delay the delivery of, any notice required by the terms of the Capped Call Obligations or a notice contemplated by the Capped Call Confirmations in connection with a Specified Exercise (it being understood that the Company will provide Parent with prior notice of any such delivery with an opportunity to comment on the relevant notice).
Section 5.14 Merger Sub. Parent shall take all actions necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.
Section 5.15 Stock Exchange De-listing. Each of the parties agrees to cooperate with the other parties in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the New York Stock Exchange and terminate its registration under the Exchange Act; provided that such delisting and termination shall not be effective until at or after the Effective Time.
Section 5.16 Rule 16b-3. Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted under applicable Law.
Section 5.17 Resignation of Directors. At the Closing, except as otherwise may be agreed by Parent, the Company shall use commercially reasonable efforts to deliver to Parent the resignation of all members of the Board of Directors of the Company who are in office immediately prior to the Effective Time, which resignations shall be effective as of immediately prior to (but conditioned on the occurrence of) the Effective Time.
ARTICLE 6

CONDITIONS TO THE MERGER
Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties, if permissible under applicable Law) at or prior to the Effective Time of the following conditions:
(a) The Company Stockholder Approval shall have been obtained.
(b) No court or other Governmental Entity of competent jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that is in effect and that restrains, enjoins or otherwise prohibits the consummation of the Merger.
(c) (i) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, (ii) all required Consents and expirations or terminations of waiting periods (as applicable) under each Regulatory Law specifically set forth on Section 6.1(c) of the Company Disclosure Letter shall have been obtained or shall have occurred (as applicable) and (iii) the CFIUS Approval shall have been obtained.
Section 6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment (or waiver in writing by the Company, if permissible under applicable Law) of the following conditions:
(a) (i) the representations and warranties of Parent and Merger Sub set forth in Article 4 that are qualified by a “Parent Material Adverse Effect” shall be true and correct as so qualified as of the date hereof and as of the Closing Date as if made on each such date (except to the extent any such representation or warranty expressly relates to an earlier date, in which case as of such date) and (ii) the representations and warranties of Parent and Merger Sub set forth in Article 4 that are not qualified by a “Parent Material Adverse Effect” shall be true and correct as of the date hereof and as of the Closing Date as if made on each such date (except to the extent any such representation or warranty expressly relates to an earlier date, in which case as of such date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to result in a Parent Material Adverse Effect.
(b) Parent and Merger Sub shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by them prior to the Effective Time.
(c) Parent shall have delivered to the Company a certificate, dated the Closing Date and signed by its chief executive officer or another senior officer, certifying to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.
Section 6.3 Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are further subject to the fulfillment (or waiver in writing by Parent, if permissible under applicable Law) of the following conditions:
(a) (i) the representations and warranties of the Company (other than Section 3.1(a), Section 3.2(a), Section 3.2(d), Section 3.3, Section 3.19 and Section 3.20) set forth in Article 3 shall be true and correct as of the date hereof and as of the Closing Date as if made on each such date (except to the extent any such representation or warranty expressly relates to an earlier date, in which case as of such date) without regard to “materially” or “material” or to any qualifications based on such terms or based on the term “Company Material Adverse Effect”, except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect, (ii) the representations and warranties of the Company set forth in Section 3.2(a) shall be true and correct in all respects (other than for inaccuracies that are de minimis relative to the total fully-diluted equity capitalization of the Company) as of the date hereof and as of the Closing Date as if made on each such date (except to the extent any such representation or warranty expressly relates to an earlier date, in which case as of such date) and (iii) the representations and warranties of the Company set forth in Section 3.1(a), Section 3.2(d), Section 3.3, Section 3.19 and Section 3.20 shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made on each such date (except to the extent any such representation or warranty expressly relates to an earlier date, in which case as of such date).
(b) The Company shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.
(c) Since the date hereof, no Company Material Adverse Effect shall have occurred that is continuing.
(d) The Company shall have delivered to Parent a certificate, dated the Closing Date and signed by its chief executive officer or another senior officer, certifying to the effect that the conditions set forth in Sections 6.3(a), Section 6.3(b) and Section 6.3(c) have been satisfied.
Section 6.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was primarily caused by such party’s breach of any provision of this Agreement (including Section 5.6).
ARTICLE 7

TERMINATION
Section 7.1 Termination or Abandonment. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of the Company:
(a) by the mutual written consent of the Company and Parent;
(b) by either the Company or Parent if the Effective Time shall not have occurred on or before 11:59 p.m. New York City time on March 24, 2023 (the “End Date”); provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party that has breached its obligations under this Agreement in any manner that shall have primarily caused the failure to consummate the Merger on or before such End Date (it being understood that a breach of this Agreement by Merger Sub shall be deemed to be a breach by Parent for all purposes of this Agreement);
(c) by either the Company or Parent if a non-appealable injunction shall have been entered by a Governmental Entity of competent authority that permanently restrains, enjoins, suspends or otherwise prohibits the consummation of the Merger and such injunction shall have become final and non-appealable or such decision has become final; provided that no party may terminate this Agreement pursuant to this Section 7.1(c) if such party’s breach of any provision of this Agreement has been the primary cause of, or primarily resulted in, such final and non-appealable injunction;
(d) by either the Company or Parent if the Company Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval shall not have been obtained at such Company Meeting at which a vote on the adoption of this Agreement is taken;
(e) by the Company, if Parent or Merger Sub shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or 6.2 and (ii) cannot be cured by the End Date; provided that the Company shall have given Parent written notice, delivered at least forty-five (45) days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(e) and the basis for such termination (provided, however, that the Company is not then in breach of any representation, warranty, covenant or other agreement that would give rise to a failure of a condition set forth in Section 6.1 or 6.3);
(f) by Parent, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or 6.3 and (ii) cannot be cured by the End Date; provided that Parent shall have given the Company written notice, delivered at least forty-five (45) days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(f) and the basis for such termination (provided, however, that neither Parent nor Merger Sub is then in breach of any representation, warranty, covenant or other agreement that would give rise to a failure of a condition set forth in Section 6.1 or 6.2);
(g) by the Company, prior to the Company Stockholder Approval, if (i) substantially concurrently with such termination the Company enters into a Company Acquisition Agreement in accordance with Section 5.3(e) and (ii) the Company pays to Parent in immediately available funds the Company Termination Fee in accordance with Section 7.2(a);
(h) by Parent, prior to the Company Stockholder Approval, in the event that the Board of Directors of the Company has effected a Change of Recommendation; or
(i) by the Company, at any time prior to the Effective Time if (i) all the conditions set forth in Section 6.1 and Section 6.3 have been, and continue to be, satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, each of which shall be capable of being satisfied if the Closing Date were the date of such termination), (ii) Parent and Merger Sub fail to consummate the Merger on or prior to the day the Closing is required to occur pursuant to Section 1.2, (iii) the Company shall have irrevocably confirmed in writing to Parent that it is ready, willing and able to consummate the Closing and (iv) Parent fails to effect the Closing within three (3) Business Days following delivery of such confirmation.
Section 7.2 Termination Fees.
(a) Company Termination Fee. Notwithstanding any provision in this Agreement to the contrary, if (i) (A) after the date of this Agreement and prior to the termination of this Agreement, an Alternative Proposal (substituting fifty percent (50%) for the twenty percent (20%) threshold set forth in the definition of “Alternative Proposal”) (a “Qualifying Transaction”) is publicly made to the Company or publicly proposed, publicly announced or publicly disclosed prior to, and not withdrawn at least two (2) Business Days prior to, the Company Meeting or, in the case of a termination pursuant to Section 7.1(f), an Alternative Proposal shall have been provided to the Company’s management, the Board of Directors of the Company or any committee thereof, and not withdrawn at least two (2) Business Days prior to, the

Company Meeting, (B) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b), Section 7.1(d) or Section 7.1(f), as applicable, and (C) within twelve (12) months after such termination, the Company enters into a definitive agreement for, or consummates, any Qualifying Transaction that is subsequently consummated, or (ii) this Agreement is terminated by the Company pursuant to Section 7.1(g) or by Parent pursuant to Section 7.1(h), then in any such event the Company shall pay to Parent a fee of two hundred fifty four million ($254,000,000) in cash (the “Company Termination Fee”), such payment to be made, in the case of a termination referenced in clause (i) above, upon consummation of the Qualifying Transaction, or in the case of clause (ii), substantially concurrently with the termination by the Company pursuant to Section 7.1(g) or within two (2) Business Days after termination by Parent pursuant to Section 7.1(h); provided that, in no event shall the Company be required to pay the Company Termination Fee on more than one (1) occasion.
(b) Parent Termination Fee. In the event this Agreement is terminated by the Company pursuant to Section 7.1(e) (or by Parent pursuant to Section 7.1(b) at a time when the Company would have been entitled to terminate this Agreement pursuant to Section 7.1(e)) or Section 7.1(i) (or by Parent pursuant to Section 7.1(b) at a time when the Company would have been entitled to terminate this Agreement pursuant to Section 7.1(i)), then Parent shall pay or cause to be paid to the Company a fee equal to six hundred ten million ($610,000,000) (the “Parent Termination Fee”) within two (2) Business Days after the date of such termination by wire transfer of same-day funds to one or more accounts designated by the Company; provided that, in no event shall Parent be required to pay the Parent Termination Fee on more than one (1) occasion.
(c) Each party acknowledges that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the parties hereto would not enter into this Agreement. In addition, if the applicable party fails (the “Failing Party”) to pay in a timely manner any amount due pursuant to this Section 7.2, then (i) the Failing Party shall reimburse the other party for all costs and expenses (including disbursements and fees of counsel) incurred in the collection of such overdue amounts, including in connection with any related claims, actions or proceedings commenced and (ii) the Failing Party shall pay to the other party interest on the amounts payable pursuant to this Section 7.2 from and including the date payment of such amounts was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made; provided that in no event shall such costs, expenses and interest set forth in (i) and (ii) above exceed $10,000,000 in the aggregate.
(d) Notwithstanding anything to the contrary in this Agreement, in the event this Agreement is terminated in accordance with its terms and the Company Termination Fee becomes due and payable under the terms hereof, then Parent’s and Merger Sub’s sole and exclusive remedy shall be to receive the Company Termination Fee (and any interest and other amounts payable pursuant to Section 7.2(c)) from the Company, and upon Parent’s receipt of the Company Termination Fee (and any interest and other amounts payable pursuant to Section 7.2(c)), none of the Company or any Company Related Party shall have any further liability or obligation relating to or arising out of this Agreement, any Transaction Documents, any other agreement executed in connection herewith or the transactions contemplated hereby or thereby. Notwithstanding anything to the contrary herein (but subject to the remainder of this Section 7.2(d) and Section 7.3), (i) Parent’s right to receive payment of the Company Termination Fee in circumstances in which it is payable pursuant to Section 7.2(a) following a termination of this Agreement (and any interest and other amounts payable pursuant to Section 7.2(c)), (ii) following termination of this Agreement by either party in a circumstance in which the Company Termination Fee is not payable pursuant to Section 7.2(a), Parent’s right to monetary damages from the Company in the event of the Company’s willful breach of this Agreement prior to such termination (and provided that, in no event, shall the Company be subject to, in the aggregate, monetary damages, including for willful breach or in the case of Fraud) in an amount in excess of the sum of the Company Termination Fee and any interest and other amounts payable pursuant to Section 7.2(c) (the “Company Damage Cap”)), (iii) the applicable Parent Related Party’s right in connection with claims against the Company in accordance with the terms of the Confidentiality Agreement and (iv) Parent’s right to specific performance of this Agreement against the Company prior to the termination of this Agreement in accordance with its terms pursuant to Section 8.6, shall be the sole and exclusive remedies (whether at law, in equity, in contract, in tort or otherwise) of Parent, Merger Sub or the other Parent Related Parties against the Company and any of its former, current, or future general or limited partners, direct or indirect stockholders or equityholders, managers, members, directors, officers, employees, Affiliates, Representatives or agents or any former, current or future general or limited partners, direct or indirect stockholders or equityholders, managers, members, directors, officers, employees, Affiliates, Representatives or agents of any of the foregoing (collectively, the “Company Related Parties”) for any loss, cost, damage or expense suffered with respect to this Agreement, the transactions contemplated hereby (including any breach by the Company or any Fraud), the termination of this Agreement, the failure of the transactions contemplated by this Agreement to be consummated or any breach of this Agreement by the Company (whether willfully, intentionally, unintentionally or otherwise including, in the case of Fraud), and except as specifically provided above in this Section 7.2(d), none of the Company Related Parties shall have any liability or obligation to Parent, any of its Affiliates or the other Parent Related Parties under any theory relating to or arising out of this Agreement, any Transaction Documents, any other agreement executed in connection herewith or the transactions contemplated hereby or thereby or any claims or actions under applicable Law arising out of any such breach, termination or failure (including, in the case of Fraud); provided that, in no event will Parent be entitled to (A) payment of monetary damages (including in connection with a willful breach or in the case of Fraud) prior to the termination of this Agreement or in amounts in excess of the amount of the Company Damage Cap, (B) payment of both (x) monetary damages (including in connection with a willful breach or in the case of Fraud) and (y) the Company Termination Fee and any interest and other amounts payable pursuant to Section 7.2(c), or (C) both (x) payment of any monetary damages (including in connection with a willful breach or in the case of Fraud)) or the Company Termination Fee and any interest and other amounts payable pursuant to Section 7.2(c) and (y) a grant of specific performance of this Agreement or any other equitable remedy against the Company that results in the Closing. Notwithstanding anything to the contrary in this Section 7.2, each of the parties expressly acknowledges and agrees that (i) none of the foregoing nor anything else contained in this Agreement is intended to limit Parent’s right to seek monetary damages from the Company (A) for Fraud or (B) in the event of the Company’s willful breach of this Agreement in circumstances in which the Company Termination Fee is not payable (subject, in each case of (A) and (B), to the Company Damage Cap) and (ii) the election to pursue an injunction, specific performance or other equitable relief prior to the termination of this Agreement shall not restrict, impair or otherwise limit Parent from seeking in the alternative from the Chosen Court, (x) to terminate this Agreement and collect the Company Termination Fee or (y) monetary damages (including in connection with a willful breach or in the case of Fraud) up to the Company Damage Cap pursuant to this Article 7.
(e) Notwithstanding anything to the contrary in this Agreement, in the event this Agreement is terminated in accordance with its terms and the Parent Termination Fee becomes due and payable under the terms hereof then, the Company’s sole and exclusive remedy shall be to receive the Parent Termination Fee (and any interest and other amounts payable pursuant to Section 7.2(c), any filing fees actually paid by the Company in connection with the notifications, filings, registrations or other materials contemplated by Section 5.6 and any indemnification and expense reimbursement payable pursuant to the second to last sentence of Section 5.12(b) or actions as specified on Section 5.1(a)(z) of the Company Disclosure Letter (collectively, “Interests and Reimbursements”)) from Parent, and upon the Company’s receipt of the Parent Termination Fee (and any Interests and Reimbursements), none of Parent or any Parent Related Party shall have any further liability or obligation relating to or arising out of this Agreement, any Transaction Documents, any other agreement executed in connection herewith or the transactions contemplated hereby or thereby. Notwithstanding anything to the contrary herein (but subject to the remainder of this Section 7.2(e) and Section 7.3), the Company’s rights (i) to receive payment of the Parent Termination Fee in circumstances in which it is payable pursuant to Section 7.2(b) following termination of this Agreement (and any Interests and Reimbursements), (ii) following the termination of this Agreement by either party in a circumstance in which the Parent Termination Fee is not payable pursuant to Section 7.2(b), to monetary damages from Parent in the event of Parent’s or Merger Sub’s willful breach of this Agreement prior to such termination (and provided that, in no event shall Parent or Merger Sub, in the aggregate, be subject to monetary damages, including for willful breach or in the case of Fraud), in an amount in excess of the sum of the Parent Termination Fee and any Interests and Reimbursements (the “Parent Damage Cap”)), (iii) in connection with claims against the parties to the Confidentiality Agreement and the Fee Funding Agreements in accordance with the terms thereof (provided that payments pursuant to the Fee Funding Agreements shall not be in duplication of any payments pursuant to the foregoing clauses (i) and/or (ii)) and (iv) to specific performance of this Agreement against Parent and Merger Sub and the Equity Commitment

Letters and the Fee Funding Agreements against the Equity Investors in accordance with the terms pursuant hereto and thereto, and subject to the limitations contained in Section 8.6, shall be the sole and exclusive remedies (whether at law, in equity, in contract, in tort or otherwise) of the Company and the other Company Related Parties against Parent, Merger Sub, the Equity Investors, and any of their respective former, current, or future general or limited partners, direct or indirect stockholders or equityholders, managers, members, directors, officers, employees, Affiliates, Representatives or agents or any former, current or future general or limited partners, direct or indirect stockholders or equityholders, managers, members, directors, officers, employees, Affiliates, Representatives or agents of any of the foregoing (collectively, the “Parent Related Parties”) or the Financing Entities Related Parties for any loss, cost, damage or expense suffered with respect to this Agreement, the Fee Funding Agreements, the Commitment Letters, the transactions contemplated hereby and thereby (including any breach by Parent or Merger Sub or Fraud)), the termination of this Agreement, the failure of the transactions contemplated by this Agreement to be consummated or any breach of this Agreement by Parent or Merger Sub (whether willfully, intentionally, unintentionally or otherwise (including, for the avoidance of doubt, in the case of Fraud)), and except as specifically provided above in this Section 7.2(e), none of the Parent Related Parties or the Financing Entities Related Parties shall have any liability or obligation to the Company, its Affiliates or the other Company Related Parties under any theory relating to or arising out of this Agreement, any Transaction Documents, any other agreement executed in connection herewith or the transactions contemplated hereby or thereby or any claims or actions under applicable Law arising out of any such breach, termination or failure; provided that, in no event will the Company be entitled to (A) payment of monetary damages (including in connection with a willful breach or Fraud) prior to the termination of this Agreement or in amounts in excess of the amount of the Parent Damage Cap, (B) payment of both (x) monetary damages (including in connection with a willful breach or Fraud) and (y) the Parent Termination Fee and any interest and other amounts payable pursuant to Section 7.2(c), or (C) both (x) payment of any monetary damages (including in connection with a willful breach or in the case of Fraud) or the Parent Termination Fee and any interest and other amounts payable pursuant to Section 7.2(c) and (y) a grant of specific performance of this Agreement or any other equitable remedy against Parent or Merger Sub that results in the Closing. Notwithstanding anything to the contrary in this Section 7.2, each of the parties expressly acknowledges and agrees that (i) none of the foregoing nor anything else contained in this Agreement is intended to limit the Company’s right (including, prior to the Effective Time, on behalf of the Company Stockholders) to seek monetary damages from Parent or Merger Sub (A) for Fraud or (B) following the valid termination of this Agreement in the event of Parent’s or Merger Sub’s willful breach of this Agreement in circumstances in which the Parent Termination Fee is not payable (subject, in each case of (A) and (B), to the Parent Damage Cap) and (ii) the election to pursue an injunction, specific performance or other equitable relief prior to the termination of this Agreement shall not restrict, impair or otherwise limit the Company from seeking in the alternative from the Chosen Court (x) to terminate this Agreement and collect the Parent Termination Fee or (y) monetary damages (including in connection with a willful breach or in the case of Fraud and including, prior to the Effective Time, on behalf of the Company Stockholders) up to the Parent Damage Cap pursuant to this Article 7.
Section 7.3 Survival. In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall terminate (except for the Confidentiality Agreement and the provisions of Section 7.2 and Article 8, which shall survive such termination), and there shall be no other liability on the part of the Company, Parent or Merger Sub to any other party, except (a) liability arising out of a willful breach of a covenant or other obligation set forth in this Agreement prior to such termination or as provided in the Confidentiality Agreement, in each case subject to the limitations set forth in Section 7.2, (b) for Fraud, subject to the limitations set forth in Section 7.2, and (c) as provided in Section 7.2. For purposes of this Agreement, “willful breach” shall mean a material breach that is a consequence of an act undertaken by the breaching party or the failure by the breaching party to take an act it is required to take under this Agreement, with knowledge that the taking of or failure to take such act would, or would reasonably be expected to, result in, constitute or cause a breach of this Agreement.

ARTICLE 8

MISCELLANEOUS
Section 8.1 No Survival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. Notwithstanding the foregoing, the parties understand and agree that the covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement that by their terms contemplate performance after the Effective Time, including the covenants and agreements contained in Sections 5.5 and 5.9 and this Section 8.1, shall survive the Effective Time in accordance with their terms.
Section 8.2 Expenses. Except as otherwise provided in this Agreement or in any other Transaction Document, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement or the other Transaction Documents shall be paid by the party incurring such expense; provided that, except as otherwise provided in Section 2.3(b)(iii), all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be borne by Merger Sub and expressly shall not be a liability of holders of Company Common Stock.
Section 8.3 Counterparts; Effectiveness. This Agreement may be executed in two (2) or more consecutive counterparts (including by facsimile or by email with .pdf attachments), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one (1) or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.
Section 8.4 Governing Law. This Agreement and any disputes relating to or arising from this Agreement and the transactions contemplated hereby (whether based in contract, tort or otherwise) shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
Section 8.5 Jurisdiction; Enforcement.
(a) Each of the parties hereto irrevocably agrees that any Action with respect to this Agreement and the rights and obligations arising hereunder (whether based in contract, tort, or otherwise), or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, then the U.S. District Court for the District of Delaware and any federal appellate court therefrom, or if the U.S. District Court for the District of Delaware declines to accept jurisdiction or does not have subject matter jurisdiction, then any state court within the State of Delaware and any state appellate court therefrom within the State of Delaware) (the “Chosen Court”). Each of the parties hereto hereby irrevocably submits with regard to any such Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 8.5, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (x) the suit, Action in such court is brought in an inconvenient forum, (y) the venue of such suit, Action is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereto hereby agrees that service of process upon such party in any Action with respect to this Agreement will be effective if notice is given in accordance with Section 8.7 and waives any further requirements for such service of process. Each of the parties hereto hereby agrees that any decision issued by the above-referenced courts may be enforced in any court of competent jurisdiction.

(b) EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
Section 8.6 Specific Performance.
(a) Subject to the limitations set forth in this Section 8.6, the parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (or the Equity Commitment Letters or Fee Funding Agreements) in accordance with its specified terms or otherwise breach or threaten to breach such provisions. The parties acknowledge and agree that, subject in all respects to the terms, limitations and conditions of this Section 8.6 and, for the avoidance of doubt, with respect to any monetary damages, Section 7.2(c) and Section 7.2(d), the parties hereto shall be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof without proof of actual damages or the inadequacy of monetary relief, in addition to any other remedy to which such party is entitled in Law or in equity, including in connection with the specific performance of Parent’s and Merger Sub’s obligations pursuant to the terms of this Agreement and the Equity Commitment Letters to cause the Equity Financing to be funded and consummate the Closing and the Merger, except as expressly provided in this Section 8.6 and, for the avoidance of doubt, with respect to any monetary damages, Section 7.2(c) and Section 7.2(d).
(b) Notwithstanding anything in this Agreement to the contrary, it is acknowledged and agreed that the Company shall be entitled to specific performance of Parent’s and Merger Sub’s obligations pursuant to the terms of this Agreement and the Equity Commitment Letters to consummate the Closing, including to cause Parent and Merger Sub to exercise their rights under the Equity Commitment Letters, to cause the Equity Financing to be funded and to consummate the Merger, if, and only in the event if (and for the avoidance of doubt, in no other circumstances) (i) all of the conditions set forth in Section 6.1 and Section 6.3 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, each of which shall be capable of being satisfied if the Closing Date were the date of such specific performance) or waived by Parent, (ii) Parent and Merger Sub fail to consummate the Closing by the date the Closing is required to have occurred pursuant to Section 1.2, (iii) the Debt/Preferred Financing has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing, and (iv) the Company has irrevocably confirmed in writing to Parent that if specific performance were granted and the Financing were funded, then the Closing would occur in accordance with Section 1.2.
(c) Without limiting the foregoing, each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) there is adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an order or injunction to prevent breaches or threatened breaches and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.
(d) The parties hereto further agree that (i) by seeking the remedies provided for in this Section 8.6 prior to the valid termination of this Agreement pursuant to Section 7.1, a party shall not in any respect waive its right to seek at any time any other form of relief that may be available to a party under this Agreement, the Commitment Letters or the Fee Funding Agreements, and (ii) nothing set forth in this Section 8.6 shall require any party hereto to institute any Action for (or limit any party’s right to institute any Action for) specific performance under this Section 8.6 prior or as a condition to exercising any termination right under Article 7 (and pursuing damages before or after such termination), nor shall the commencement of any legal proceeding pursuant to this Section 8.6 or anything set forth in this Section 8.6 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article 7 or pursue any other remedies under this Agreement, the Commitment Letters or the Fee Funding Agreements that may be available then or thereafter (subject in each case the terms, limitations and conditions set forth herein and therein); provided that the parties acknowledge and agree that, while the Company may pursue a grant of specific performance prior to the valid termination of this Agreement pursuant to Section 7.1, following a valid termination of this Agreement, under no circumstances shall the Company be permitted or entitled to seek a grant of specific performance to cause the Closing to occur or to enforce any provision of this Agreement which does not survive such termination; provided that the Company may continue any ongoing Action for specific performance filed prior to a purported termination of this Agreement subject to the limitations set forth in this Agreement.
Section 8.7 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by e-mail transmission (without receipt of a delivery failure notice and provided that the subject of such email states it is delivered pursuant to this Section 8.7), (provided that any notice received at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable prepaid overnight delivery service (with proof of service), hand delivery or prepaid certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:
if to Parent or Merger Sub, to:

Zoro BidCo, Inc. or Zoro Merger Sub, Inc.
c/o Permira Advisers LLC
3000 Sand Hill Road, Building 1, Suite 170
Menlo Park, CA 94025
E-mail:	Justin.Herridge@permira.com
Alex.VanderLinde@permira.com
sensley@hf.com

Attention:	Justin Herridge
Alex Vander Linde
Stephen Ensley

with copies to (which shall not constitute notice):

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
E-mail:	Brian.Mangino@friedfrank.com
Amber.Banks@friedfrank.com

Attention:	Brian Mangino
Amber Banks

if to the Company, to:

Zendesk, Inc.
989 Market St.
San Francisco, CA 94103
E-mail:	secretary@zendesk.com

Attention:	General Counsel

with copies to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
E-mail:	SARosenblum@wlrk.com
RCChen@wlrk.com
SVNiles@wlrk.com

Attention:	Steven A. Rosenblum
Ronald C. Chen
Sabastian V. Niles

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this Section 8.7; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later.
Section 8.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement and the other Transaction Documents shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.
Section 8.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.
Section 8.10 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the exhibits and schedules hereto), the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and, except for the provisions of Sections 2.1(a), 2.2 and 5.9, in each case from and after the Closing, is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.
Section 8.11 Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of Company Stockholder Approval, if any such amendment shall by applicable Law or the rules and regulations of the New York Stock Exchange require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.
Section 8.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 8.13 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. The phrase “ordinary course of business” shall be construed to mean an action taken, or omitted to be taken, by any person in the ordinary course of such person’s business, as well as reasonable actions or omissions taken or to be taken by such person in good faith and in their reasonable business discretion from time to time in response to COVID-19 shall be deemed to be in the ordinary course of business. The term “third party” shall mean any person, including any “group” as defined in Section 13(d) of the Exchange Act, other than the Company, Parent or any of their respective Affiliates or any “group” that includes the Company, Parent or any of their respective Affiliates. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. References in this Agreement to specific Laws or to specific provisions of Laws shall include all rules and regulations promulgated thereunder. Any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. The measure of a period of one (1) month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date; and, if no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one (1) month following February 18 is March 18 and one (1) month following March 31 is May 1). If any period expires on a day that is not a Business Day or event or condition is required by the terms of this Agreement to occur or be fulfilled on a day that is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day. Any action required to be taken “within” a specified time period following the occurrence of an event shall be required to be taken no later than 11:59 P.M. New York City time on the last day of such time period, which shall be calculated starting with the day immediately following the date of the event.
Section 8.14 Financing Provisions. Notwithstanding anything in this Agreement to the contrary, the Company, on behalf of itself, its subsidiaries and each of its controlled Affiliates, hereby: (a) agrees that any legal action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Entities Related Parties, arising out of or relating to, this Agreement or the Debt/Preferred Financing, shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such legal action to the exclusive jurisdiction of such court and agrees not to bring or support any such legal action against any Financing Entities Related Party in any forum other than such courts, (b) agrees that any such legal action shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in any agreement relating to the Debt/Preferred Financing and except to the extent relating to the interpretation of any provisions in this Agreement (including any provision in the Debt/Preferred Commitment Letters or in any definitive documentation related to the Debt/Preferred Financing that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with the law of the State of Delaware), (c) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any such legal action brought against the Financing Entities Related Parties in any way arising out of or relating to, this Agreement or the Debt/Preferred Financing, (d) agrees that none of the Financing Entities Related Parties shall have any liability to the Company or any of its subsidiaries or any of their respective controlled Affiliates or representatives relating to or arising out of this Agreement or the Financing (subject to the last sentence of this Section 8.14), and (e) agrees that the Financing Entities Related Parties are express third-party beneficiaries of, and may enforce, any of the provisions of this Section 8.14 and the definition of Financing Entities and Financing Entities Related Parties and that this Section 8.14 may not be amended in a manner materially adverse to the Financing Entities Related Parties without the written consent of each affected Financing Entity (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, nothing in this Section 8.14 shall in any way limit or modify the rights and obligations of Parent or Merger Sub under this Agreement or any Financing Entities Related Party’s obligations to Parent or Merger Sub under the Debt/Preferred Commitment Letters or the rights of the Surviving Corporation and its Subsidiaries against the Financing Entities Related Parties with respect to the Debt/Preferred Financing or any of the transactions contemplated thereby or any services thereunder following the Closing Date.
Section 8.15 Non-Recourse. Except for the liabilities and obligations of each Equity Investor expressly set forth in the Confidentiality Agreement, the Equity Commitment Letters or the Fee Funding Agreements to which it is a party and subject in each case to the terms, conditions and limitations set forth therein, all claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the transactions contemplated by this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the persons that are expressly identified as the parties in the preamble to this Agreement (the “Contracting Parties”). No person who is not a Contracting Party, including any Equity Investor, and any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, equityholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, equityholder, Affiliate, agent, attorney, representative or assignee of any of the foregoing and the Financing Entities Related Parties (collectively, the “Non-Recourse Party”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the transactions contemplated by this Agreement or based on, in respect of, or by reason of this Agreement or the transactions contemplated by this Agreement or the negotiation, execution, performance, or breach of this Agreement (except for the liabilities and obligations of each Equity Investor expressly set forth in the Confidentiality Agreement, the Equity Commitment Letters or the Fee Funding Agreements to which it is a party and subject in each case to the terms, conditions and limitations set forth therein), and, to the maximum extent permitted by applicable Law, each Contracting Party, on behalf of itself and its controlled Affiliates, hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Non-Recourse Party. Without limiting the foregoing, to the maximum extent permitted by applicable Law, except as provided in the Transaction Documents, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impute or extend the liability of a Contracting Party to any Non-Recourse Party, whether based on statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any Non-Recourse Party with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.
Section 8.16 Definitions.
(a) For purposes of this Agreement, the following terms (as capitalized below) will have the following meanings when used herein:
“Affiliates” shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.
“Business Day” shall mean any day other than a Saturday, Sunday or a day on which the banks in New York City, New York or San Francisco, California are authorized by Law or executive order to be closed.
“Capped Call Confirmations” means (i) the Confirmation, dated as of March 15, 2018, between Citibank, N.A. and the Company, (ii) the Confirmation, dated as of March 15, 2018, between Deutsche Bank AG, London Branch, and the Company, (iii) the Confirmation, dated as of March 15, 2018, between Goldman Sachs & Co. LLC and the Company, (iv) the Confirmation, dated as of June 11, 2020, between Bank of Montreal and the Company, (v) the Confirmation, dated as of June 11, 2020, between Goldman Sachs & Co. LLC and the Company, (vi) the Confirmation, dated as of June 11, 2020, between Société Générale and the Company (vii) the Confirmation, dated as of June 11, 2020, between Barclays Bank PLC and the Company, (viii) the Confirmation, dated as of June 11, 2020, between Morgan Stanley & Co. LLC and the Company, (ix) the Confirmation, dated as of June 11, 2020, between Citibank, N.A. and the Company, (x) the Confirmation, dated as of June 12, 2020, between Bank of Montreal and the Company, (xi) the Confirmation, dated as of June 12, 2020, between Goldman Sachs & Co. LLC and the Company, (xii) the Confirmation, dated as of June 12, 2020, between

Société Générale and the Company, (xiii) the Confirmation, dated as of June 12, 2020, between Barclays Bank PLC and the Company, (xiv) the Confirmation, dated as of June 12, 2020, between Morgan Stanley & Co. LLC and the Company, and (xv) the Confirmation, dated as of June 12, 2020, between Citibank, N.A. and the Company.
“Capped Calls” shall mean the capped call transactions entered into pursuant to the Capped Call Confirmations.
“Capped Call Obligations” means the hedge obligations entered into pursuant to the Capped Calls.
“Cash Award” means an award providing the holder thereof with the opportunity to be paid an amount in cash equal to (i) with respect to a Cash Award received in substitution for the cancellation of an In-the-Money Company Stock Option, the product of (A) the excess of the Merger Consideration over the exercise price per share of Company Common Stock subject to such In-the-Money Company Stock Option multiplied by (B) the total number of shares of Company Common Stock subject to such In-the-Money Company Stock Option as of immediately prior to the Effective Time, with the aggregate amount rounded down to the nearest cent, and (ii) with respect to a Cash Award received in substitution for the cancellation of a Company Stock-Based Award, the product of (A) the number of shares of Company Common Stock subject to such Company Stock-Based Award as of immediately prior to the Effective Time multiplied by (B) the Merger Consideration; provided, that the number of shares of Company Common Stock subject to a performance-based restricted stock unit award with a performance period that ends after the Effective Time will be determined pursuant to the applicable award agreement.
“CFIUS” means the interagency Committee on Foreign Investment in the United States, including any successor or replacement thereof.
“CFIUS Approval” means (i) a written determination from CFIUS to the effect that the transactions contemplated by this Agreement do not constitute a “covered transaction” pursuant to 31 C.F.R. § 800.213, (ii) a written determination from CFIUS to the effect that review or investigation of the transactions contemplated by this Agreement has been concluded and that a determination has been made that there are no unresolved national security concerns, or (iii) following an investigation conducted by CFIUS pursuant to 31 C.F.R. § 800.507, CFIUS reports the transaction to the President of the United States and either (A) the President of the United States makes a decision not to suspend or prohibit such transaction pursuant to his authorities under Section 721 of the DPA or (B) the President of the United States has not taken any action within fifteen (15) days from the date he received the report from CFIUS.
“CFIUS Notice” means a joint voluntary notice with respect to the transactions contemplated by this Agreement prepared by the parties and submitted to CFIUS in accordance with the requirements of the DPA.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Company Benefit Plans” shall mean all employee or director compensation or benefit plans, programs, policies, agreements or other arrangements, including any employee welfare plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), and any bonus, incentive, commission, deferred compensation, vacation, stock purchase, stock option or other equity or equity-based compensation, retirement, pension, excess benefit, supplemental retirement, severance, employment, consulting, change of control, retention, health or welfare, fringe benefit or similar plan, program or agreement, in each case that are sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of current or former employees, directors or consultants of the Company or its Subsidiaries or under which the Company or any of its Subsidiaries has any obligation or liability (whether fixed or contingent).
“Company By-Laws” shall mean the Second Amended and Restated By-Laws of the Company, as they may be amended from time to time.
“Company Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of the Company, as it may be amended from time to time.

“Confidentiality Agreements” shall mean (i) the Confidentiality Agreement, dated as of April 6, 2022, by and between Permira Advisers LLC and the Company, (ii) the Confidentiality Agreement, dated as of April 6, 2022, by and between Hellman & Friedman Advisors LLC and the Company and (iii) the Clean Team Agreement, dated as of April 11 2022, by and among the Company, Hellman & Friedman Advisors LLC, Permira Advisers LLC and certain other parties thereto.
“Company Equity Award” shall mean each Company Stock Option and each Company Stock-Based Award.
“Company Foreign Plan” shall mean each Company Benefit Plan that is subject to or governed by the Laws of any jurisdiction other than the United States.
“Company Intellectual Property” shall mean all Intellectual Property Rights owned or purported to be owned by the Company.
“Company Material Adverse Effect” shall mean any developments, occurrences, events, effects, circumstances or changes that (x) prevent, materially delay or materially impair, or would reasonably be expected to prevent, materially delay or materially impair, the Company from consummating the Merger by the End Date or (y) considered individually or together with all other developments, occurrences, events, effects, circumstances or changes, have had or resulted in, or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided that for purposes of clause (y), none of the following, and no developments, occurrences, events, effects, circumstances or changes arising out of, relating to or resulting from the following, shall constitute or be taken into account in determining whether a “Company Material Adverse Effect” has occurred or would reasonably be expected to occur: (i) changes in global, foreign, national or regional economic, political or geopolitical conditions or events in general, in each case, in the United States or elsewhere in the world, or any escalation or worsening of any of the foregoing, or any action taken by any Governmental Entity in response to any of the foregoing, (ii) (x) changes in the equity, credit, debt, financial, currency or capital markets or changes in interest or exchange rates, in each case, in the United States or elsewhere in the world and (y) anti-dumping actions, international tariffs, trade policies or disputes or any “trade war” or similar actions, (iii) general changes or developments in the industries or any market in which the Company and its Subsidiaries operate or changes in the general business or economic conditions affecting any such industries or markets, (iv) changes in Laws or regulations (or authoritative interpretations thereof), (v) the execution and delivery of this Agreement and the other Transaction Documents, the pendency or consummation of the Merger or the other transactions contemplated hereby or thereby, or the announcement of any of the foregoing, (vi) the identity of Parent or any of its Affiliates as the acquiror of the Company or any communication by Parent or its Affiliates regarding plans or intentions with respect to the Company or any of its Subsidiaries, (vii) compliance with the terms of, or the taking of any action specifically required by, or the failure to take any action specifically prohibited by, this Agreement or the other Transaction Documents or consented to in writing by Parent or any of its Affiliates or requested by Parent or any of its Affiliates (other than the requirement that the Company and its Subsidiaries use reasonable best efforts to operate in the ordinary course of business), including, in each case of clauses (v), (vi) and (vii), their impact on relationships with customers, suppliers, distributors, resellers, distribution partners, ecosystem partners, channel partners or employees or others having relationships with the Company or its Subsidiaries, (viii) (x) any geopolitical conditions, military conflict or actions, outbreak of hostilities, acts of war (whether or not declared), acts of foreign or domestic terrorism, rebellion or insurrection, acts of espionage, or escalation or general worsening of any of the foregoing or (y) acts of cyberterrorism (including by means of the use of mal-ware, malicious code or computer, network or system hacking) by or sponsored by a Governmental Entity, or escalation or general worsening of any of the foregoing, or any action taken by any Governmental Entity in response to any of the foregoing, (ix) hurricanes, tornados, floods, volcanic eruptions, earthquakes, nuclear incidents, foreign or domestic social protest or social unrest (whether or not violent), pandemics (including Covid-19), epidemics or other outbreaks of diseases, quarantine restrictions, weather conditions, power outages or electrical black-outs, wild fires or other natural or man-made disasters or other similar force majeure events or occurrences (or escalation or worsening of any such events or occurrences or any action, Law, pronouncement or guideline taken or promulgated by any Governmental Entity or the World Health Organization in response to any of the foregoing (including Covid-19 Measures)), (x) changes in generally accepted accounting principles or the authoritative interpretation thereof, (xi) any Transaction Litigation, (xii) any decline in the stock price or trading volume of the Company Common Stock or any failure to meet internal, published or other projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such decline or failure may be considered, in and of themselves, in determining whether there is or has been a Company Material Adverse Effect unless such underlying cause is otherwise excluded hereby) or (xiii) any reduction in the credit rating of the United States; provided that if any of the developments, occurrences, events, effects, circumstances or changes in the foregoing clauses (i), (ii), (iii), (iv), (viii), (ix), (x) and (xiii) have had, or would reasonably be expected to have, a disproportionate adverse impact on the Company and its Subsidiaries, taken as a whole, relative to other persons engaged in the same industry then such incremental disproportionate adverse effect shall be taken into account for the purpose of determining whether a Company Material Adverse Effect exists or has occurred (and then only to the extent such incremental disproportionate adverse effect is not excluded by the other exceptions in this definition).
“Company Stock-Based Award” means an award of restricted stock units or performance restricted stock units granted under one of the Company’s Stock Plans.
“Company Stock Option” means an option to purchase shares of Company Common Stock granted under one of the Company Stock Plans.
“Company Stock Plans” shall mean (i) the Company 2014 Stock Option and Incentive Plan as amended from time to time and (ii) the Company 2009 Stock Option and Grant Plan as amended from time to time, including, in each case, of clauses (i) and (ii), any sub-plans thereunder, and (iii) each non-qualified stock option agreement or restricted stock unit award agreement governing any “employment inducement award” granted outside of the plans listed in clauses (i) and (ii) pursuant to the exemption provided by Section 303A.08 of the New York Stock Exchange Listed Company Manual.
“Contract” shall mean any written contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense or other binding agreement; provided, however, that “Contracts” shall not include any Company Benefit Plans.
“Covid-19” shall mean SARS-CoV-2 or the coronavirus (Covid-19) pandemic, including any intensification, resurgence, variants, evolutions or mutations of SARS-CoV-2 or the coronavirus (Covid-19) disease or related or associated epidemics, pandemics or disease outbreaks or public health emergencies.
“Covid-19 Measures” shall mean any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, safety or other law, directive, pronouncement, protocols or guidelines promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with, relating to or in response to Covid-19, including the CARES Act and the Families First Coronavirus Response Act.
“Data Privacy/Security Requirements” means (i) the Company and its Subsidiaries’ publicly posted privacy and data security policies, (ii) all applicable rules of self-regulatory organizations concerning the Processing of Personal Information, and (iii) all Privacy Laws.
“Debt Financing Entities” shall mean each entity (including each agent and arranger) party to the Debt Commitment Letter (other than Parent or any of its Affiliates); provided that, in the event that any Additional Commitment Party (as defined in the Debt Commitment Letter) is added as a party to the Debt Commitment Letter after the date hereof, the term “Debt Financing Entities” shall include each such institution; provided, further, that the term “Debt Financing Entities” shall include each institution to any debt commitment letter or similar agreement for any alternative debt financing or replacement financing entered into in accordance with the terms of this Agreement.
“DPA” means Section 721 of the Defense Production Act of 1950, 50 U.S.C. § 4565, as amended, and the regulations at 31 C.F.R. Parts 800-802.
“Environmental Law” shall mean any Law relating to the protection of the environment or, solely as it relates to exposure to Hazardous Substances, human health.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“Existing 2018 Indenture” shall mean that certain Indenture, dated as of March 20, 2018, by and between Zendesk, Inc., and Wilmington Trust, National Association, as amended, supplemented or otherwise modified from time to time.

“Existing 2020 Indenture” shall mean that certain Indenture, dated as of June 16, 2020, by and between Zendesk, Inc. and Wilmington Trust, National Association, as amended, supplemented or otherwise modified from time to time.
“Existing Notes” shall mean (1) the 0.25% Convertible Senior Notes due 2023 issued pursuant to the Existing 2018 Indenture and (2) the 0.625% Convertible Senior Notes due 2025 issued pursuant to the Existing 2020 Indenture.
“Existing Notes Indentures” shall mean the Existing 2018 Indenture and the Existing 2020 Indenture.
“Financing Entities” shall mean (i) each Debt Financing Entity and (ii) each Preferred Equity Financing Entity.
“Financing Entities Related Parties” shall mean the Financing Entities and their respective Affiliates and such Financing Entities’ and their respective Affiliates’ officers, directors, employees, controlling persons, agents, advisors, attorneys and representatives and their respective successors and assigns.
“Financing Information” shall mean (i) audited consolidated balance sheets of the Company and its consolidated subsidiaries and related audited consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows of the Company and its consolidated subsidiaries for the fiscal year ended December 31, 2021 and, if the Closing Date occurs more than ninety (90) days after December 31, 2022, audited consolidated balance sheets of the Company and its consolidated subsidiaries and related audited consolidated statements of operations, comprehensive loss (gain), shareholders’ equity and cash flows of the Company and its consolidated subsidiaries for the fiscal year ended December 31, 2022, and (ii) an unaudited balance sheet of the Company and its consolidated subsidiaries as at the end of the most recent fiscal quarter (other than the fourth fiscal quarter of any fiscal year) that has been completed at least 45 days prior to the Closing Date and after the latest date for which audited financial statements have been completed pursuant to clause (i) above, and the related unaudited consolidated statements of operations and comprehensive loss (gain), stockholders’ equity and cash flows of the Company and its consolidated subsidiaries for the most recent three (3), six (6) or nine (9) month, as applicable, period (other than the fourth fiscal quarter period of any fiscal year) that has been completed prior to the Closing Date and after the latest date for which audited financial statements have been completed pursuant to clause (i) above and that has ended at least forty five (45) days before the Closing Date (in the case of this clause (ii), without the requirement to include footnote disclosure). Parent hereby acknowledges that it has received the audited financial statements described in clause (i) for the fiscal year December 31, 2021 and the unaudited financial statements described in clause (ii) for the fiscal quarter ended March 31, 2022.
“Fraud” shall mean knowing and intentional common law fraud under the laws of the State of Delaware, as determined by a court of competent jurisdiction, with respect to the representations and warranties contained in Article 3 and Article 4 and shall require an affirmative showing of, inter alia, (i) actual (as opposed to constructive) knowledge of a misrepresentation set forth in Article 3 and Article 4 (each, as modified by the applicable sections or subsections of the Company Disclosure Letter or Parent Disclosure Letter), as the case may be, (ii) the intention of such person that the counterparty rely on such misrepresentation to its detriment and (iii) such counterparty’s reliance thereon to its detriment. “Fraud” does not and shall not include equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud or any torts (including fraud) based on negligence or recklessness.
“Government Contract” means any Contract between the Company or any of its Subsidiaries on the one hand, and (a) any Governmental Entity (acting on its own behalf or on behalf of another country or international organization); (b) any prime contractor of any Governmental Entity in its capacity as a prime contractor to any Governmental Entity; or (c) any higher-tier subcontractor with respect to any Contract of a type described in clauses (a) or (b) of this sentence, in each case, on the other hand.
“Governmental Entity” shall mean any transnational, United States or foreign federal, state or local governmental, regulatory or administrative agency, commission, court, taxing authority, department, body, entity, official or authority, including any subdivision thereof.
“Hazardous Substance” shall mean any toxic, radioactive, or otherwise hazardous substance that is regulated under any Environmental Law.

“Intellectual Property Rights” shall mean any and all common law or statutory rights anywhere in the world arising under or associated with: (a) patents, patent applications, statutory invention registrations, registered designs, and similar or equivalent rights in inventions and designs, and all rights therein provided by international treaties and conventions (“Patents”); (b) trademarks, service marks, trade dress, trade names, logos, and other designations of origin, (“Marks”); (c) domain names, uniform resource locators, Internet Protocol addresses, social media handles, and other names, identifiers, and locators associated with Internet addresses, sites, and services; (d) copyrights and any other equivalent rights in works of authorship (including rights in Software as a work of authorship) and any other related rights of authors (“Copyrights”); (e) trade secrets and industrial secret rights, and rights in know-how, inventions, data, databases, and confidential or proprietary business or technical information, in each case, that derives independent economic value, whether actual or potential, from not being known to other persons (“Trade Secrets”); and (f) other similar or equivalent intellectual property rights anywhere in the world.
“In-the-Money Company Stock Option” shall mean a Company Stock Option that has an exercise price per share of Company Common Stock that is less than the Merger Consideration.
“IT Systems” shall mean all software, computer systems, servers, websites, firmware, middleware, data communication lines, routers, hubs, switches, network equipment, computer hardware (including software loaded therein) and all other information technology equipment (and all associated documentation) owned, leased, licensed, or used by or on behalf of the Company and its Subsidiaries.
“Knowledge” shall mean (i) with respect to Parent, the actual knowledge of the individuals listed on Section 8.16(a) of the Parent Disclosure Letter and (ii) with respect to the Company, the actual knowledge of the individuals listed on Section 8.16(a) of the Company Disclosure Letter.
“Lien” shall mean any lien, claim, mortgage, deed of trust, encumbrance, pledge, security interest, equity or charge or other lien of any kind.
“Malicious Code” shall mean any virus, malware, ransomware, Trojan horse, worm, back door, time bomb, drop dead device or other program, routine, instruction, device, code, contaminant, logic or effect designed or intended to disable, disrupt, erase, enable any person to access without authorization, or otherwise materially and adversely affect the functionality of, any IT System, or any spyware or adware.
“Open Source Software” shall mean any Software that is distributed (a) as “free software” (as defined by the Free Software Foundation); (b) as “open source software” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd); or (c) under a license that requires disclosure of source code or requires derivative works based on such Software to be made publicly available under the same license.
“Parent Material Adverse Effect” shall mean developments, occurrences, events, effects, circumstances or changes that prevent, materially impair or materially delay or would reasonably be expected to prevent, materially delay or materially impair, the ability of Parent or Merger Sub to consummate the Merger by the End Date. “Permitted Lien” shall mean any Lien (a) for Taxes or governmental assessments, charges or claims of payment (x) not yet due, or (y) being contested in good faith or for which adequate accruals or reserves have been established in accordance with GAAP, (b) that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business or with respect to liabilities that are not yet due and payable or are being contested in good faith by appropriate proceedings and for which adequate reserves (based on good faith estimates of management) have been set aside for the payment thereof, (c) that is disclosed on the most recent audited condensed consolidated balance sheet of the Company included in the Company SEC Documents or notes thereto or securing liabilities reflected on such balance sheet, (d) imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions, that does not materially impair, individually or in the aggregate, the use or the marketability of the properties or the assets subject thereto as used by the Companies as of the date hereof, (e) consisting of minor defects or imperfections of title, easements (including for gas pipelines and power lines), declarations, covenants, rights of way, surface leases, ground leases to utilities, restrictions and other charges, instruments or encumbrances, in each case that would not reasonably be expected to materially impair, individually or in the aggregate, the use or marketability of such real property as used by the Company and its Subsidiaries as of the date hereof, (f) consisting of pledges or deposits in connection with workers’

compensation, unemployment insurance and other social security Laws, (g) not created by the Company or its Subsidiaries that affects the underlying fee interest of any leased real property, including master leases or ground leases, but would not reasonably be expected to materially impair, individually or in the aggregate, the use of such leased real property as used by the Company and its Subsidiaries as of the date hereof, (h) relating to intercompany borrowings among a person and its wholly owned Subsidiaries, (i) that, individually or in the aggregate, does not and would not reasonably be expected to materially impair or affect the use or occupancy of the underlying asset to the Company and its Subsidiaries and (j) that was incurred in the ordinary course of business since the date of the most recent condensed consolidated balance sheet of the Company.
“person” shall mean an individual, corporation, partnership, limited liability company, association, trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including, without limitation, a Governmental Entity or the media, and any permitted successors and assigns of such person.
“Personal Information” shall mean any information that either directly or indirectly identifies or, alone or in combination with any other information, could reasonably be used to identify a natural person, including any information that is considered “personally identifiable information,” “nonpublic personal information,” “protected health information,” “personal information,” or “personal data,” or other similarly-defined term under applicable Law.
“Preferred Equity Financing Entities” shall mean each entity party to the Preferred Equity Commitment Letter (other than Parent or any of its Affiliates); provided that the term “Preferred Equity Financing Entities” shall include each institution to any preferred equity commitment letter or similar agreement for any alternative preferred equity financing or replacement financing.
“Privacy Laws” shall mean all applicable Laws, governmental orders, and guidance issued by any Governmental Entity concerning the privacy, security, or Processing of Personal Information (including Laws of jurisdictions where Personal Information was collected).
“Processing” shall mean any operation performed on Personal Information, including the collection, creation, receipt, access, use, handling, compilation, analysis, monitoring, maintenance, retention, storage, transmission, transfer, protection, disclosure, distribution, destruction, or disposal of Personal Information.
“Registered Company Intellectual Property” shall mean all Patents, registered Marks, registered Copyrights and domain name registrations (and applications therefor) included in the Company Intellectual Property.
“Regulatory Law” shall mean the HSR Act, the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the Federal Trade Commission Act of 1914 in each case, as amended, and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, merger control, antitrust, foreign direct investment and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition.
“Sanctioned Country” shall mean a country or territory which is (or whose government is) currently or has in the last five (5) years been itself the subject of or target of any Sanctions and Export Control Laws (for the purposes of this Agreement, Cuba, Iran, North Korea, Russian Federation, Sudan, Syria, Venezuela and the Crimea, Donetsk, and Luhansk regions of Ukraine).
“Sanctioned Person” shall mean a person (i) listed on any Sanctions and Export Control Laws-related list of designated persons maintained by a Governmental Entity, (ii) located, organized, or resident in a Sanctioned Country, or (iii) greater than 50% owned or controlled by one or more persons described in clause (i) or (ii) above.
“Sanctions and Export Control Laws” shall mean all U.S. and non-U.S. laws, regulations, rules, statutes and orders relating to (i) economic or trade sanctions, including the laws, regulations, rules, statutes and orders administered and enforced by the United States (including by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State), the United Nations Security Council, the United Kingdom, the European Union and each member state of the European Union and (ii) export, reexport, transfer, and import controls, including the Export Administration Regulations, the International Traffic in Arms Regulations, the customs and import laws and orders administered by the U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Software” shall mean any and all computer programs (whether in source code, object code, human readable form or other form), algorithms, user interfaces, firmware, development tools, templates, menus, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing.
“Subsidiaries” of any party shall mean any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are on the date hereof directly or indirectly owned by such party, or (ii) such party or any Subsidiary of such party is a general partner or managing member (excluding partnerships or other entities in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership or other entity).
“Transaction Documents” shall mean this Agreement, each other document, certificate, and instrument being delivered pursuant to this Agreement (including the Commitment Letters and the Fee Funding Agreements) and the Confidentiality Agreement.
(b) Each of the following terms is defined in the Section set forth opposite such term:
2022 Bonus Plan	Section 5.5(c)
Action	Section 5.9(b)
Agreement	Preamble
Alternative Financing	Section 5.11(c)
Alternative Proposal	Section 5.3(f)(i)
Anti-corruption Laws	Section 3.10(c)
Book-Entry Shares	Section 2.3(a)
Cancelled Shares	Section 2.1(b)
Certificate of Merger	Section 1.3
Certificates	Section 2.3(a)
Change of Recommendation	Section 5.3(d)
Chosen Court	Section 8.5(a)
Closing	Section 1.2
Closing Date	Section 1.2
Collective Bargaining Agreement	Section 3.11(a)
Commitment Letters	Section 4.6(c)
Communication	Section 5.8
Company	Preamble
Company Acquisition Agreement	Section 5.3(e)
Company Capitalization Date	Section 3.2(a)
Company Common Stock	Section 2.1(a)
Company Damage Cap	Section 7.2(d)
Company Disclosure Letter	Article 3
Company Employee	Section 5.5(a)
Company Material Contract	Section 3.18(a)
Company Meeting	Section 5.4(d)
Company Permits	Section 3.10(b)
Company Preferred Stock	Section 3.2(a)
Company Real Property	Section 3.21(b)
Company Related Parties	Section 7.2(d)
Company SEC Documents	Section 3.5(a)
Company Securities	Section 3.2(d)
Company Software	Section 3.16(i)
Company Stockholder Approval	Section 3.3(b)
Company Stockholders	Recitals
Company Subsidiary Securities	Section 3.2(g)
Company Termination Fee	Section 7.2(a)

Consents	Section 5.6(a)
Contracting Parties	Section 8.15
control	Section 8.16(a)
controlled by	Section 8.16(a)
Copyrights	Section 8.16(a)
Debt Commitment Letter	Section 4.6(a)
Debt Financing	Section 4.6(a)
Debt Offer Documents	Section 5.13(c)
Debt/Preferred Commitment Letters	Section 4.6(b)
Debt/Preferred Financing	Section 4.6(b)
Definitive Agreements	Section 5.11(a)
DGCL	Section 1.1
Dissenting Shares	Section 2.1(d)
Draft CFIUS Notice	Section 5.6(e)
Effective Time	Section 1.3
End Date	Section 7.1(b)
Enforceability Limitations	Section 3.3(c)
Equity Award Consideration	Section 2.2(a)(ii)
Equity Commitment Letters	Section 4.6(c)
Equity Financing	Section 4.6(c)
Equity Investors	Section 4.6(c)
ESPP	Section 2.2(b)
Exchange Act	Section 3.4(a)
Failing Party	Section 7.2(c)
Fairness Opinions	Section 3.19
Fee Funding Agreement	Recitals
Fee Funding Agreements	Recitals
Final Record Holder List	Section 2.3(a)
Financing	Section 4.6(c)
Financing Amounts	Section 4.6(f)
GAAP	Section 3.5(b)
GS Opinion	Section 3.19
HSR Act	Section 3.4(a)
Indemnified Party	Section 5.9(b)
Interest and Expenses	Section 7.2(e)
Internal Controls	Section 3.6(a)
Intervening Event	Section 5.3(f)(ii)
IRS	Section 3.13(b)
Law	Section 3.10(a)
Laws	Section 3.10(a)
Marks	Section 8.16(a)
Match Period	Section 5.3(e)
Material Real Property Lease	Section 3.21(b)
Merger	Recitals
Merger Consideration	Section 2.1(a)
Merger Sub	Preamble
Money Laundering Laws	Section 3.10(c)
Multiemployer Plan	Section 3.13(d)
New Plans	Section 5.5(b)
Non-Recourse Party	Section 8.15
Offers to Purchase	Section 5.13(c)

Old Plans	Section 5.5(b)
Option Consideration	Section 2.2(a)(i)
Order	Section 3.9
Parent	Preamble
Parent Damage Cap	Section 7.2(e)
Parent Disclosure Letter	Article 4
Parent Related Parties	Section 7.2(e)
Parent Termination Fee	7.1(b)
Patents	Section 8.16(a)
Paying Agent	Section 2.3(a)
Payment Fund	Section 2.3(a)
Preferred Equity Commitment Letter	Section 4.6(b)
Preferred Equity Financing	Section 4.6(b)
Prohibited Modifications	Section 5.11(b)
Proxy Statement	Section 3.14
Qatalyst Opinion	Section 3.19
Qualifying Transaction	Section 7.2(a)
Recommendation	Section 3.3(a)
Regulatory Action	Section 5.6(b)
Representatives	Section 5.2(a)
Sarbanes-Oxley Act	Section 3.5(a)
SEC	Section 3.5(a)
Securities Act	Section 3.4(a)
Share	Section 2.1(a)
Shares	Section 2.1(a)
Specified Exercise	Section 5.13(d)
Superior Proposal	Section 5.3(f)(iii)
Surviving Corporation	Section 1.1
Takeover Notice Period	Section 5.3(e)
Tax Return	Section 3.15(b)
Taxes	Section 3.15(b)
Termination Date	Section 5.1(a)
Trade Secrets	Section 8.16(a)
Transaction Litigation	Section 5.10
Unconverted Shares	Section 2.1(a)
under common control with	Section 8.16(a)
willful breach	Section 7.3

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.
ZORO BIDCO, INC.

By:	/s/ Alex Vander Linde
Name: Alex Vander Linde
Title: President

ZORO MERGER SUB, INC.

By:	/s/ Alex Vander Linde
Name: Alex Vander Linde
Title: President
[Signature Page to the Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.
ZENDESK, INC.

By:	/s/ Mikkel Svane
Name: Mikkel Svane
Title: Chief Executive Officer
[Signature Page to the Agreement and Plan of Merger]

Annex B

June 23, 2022
Board of Directors
Zendesk, Inc.
989 Market Street
San Francisco, CA 94103
Members of the Board:
We understand that Zendesk, Inc., a Delaware corporation (the “Company”), Zoro BidCo, Inc., a Delaware corporation (“Parent”), and Zoro Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), plan to enter into an Agreement and Plan of Merger (the “Merger Agreement”) dated as of June 24, 2022, pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”). The Company will be the surviving entity in the Merger, and from and after the effective time of the Merger, will be a wholly owned subsidiary of Parent. Pursuant to the Merger, each share of common stock, par value $0.01 per share, of the Company that is issued and outstanding as of immediately prior to the effective time of the Merger (such shares, collectively, “Company Common Stock” or “Shares” and each, a “Share”), other than (i) each Share that is owned, directly or indirectly, by Parent or its Subsidiaries (as such term is defined in the Merger Agreement), including Merger Sub, immediately prior to the effective time of the Merger or held by the Company or its wholly owned subsidiaries immediately prior to the effective time of the Merger (in each case, other than any such Shares held in a fiduciary, representative or other capacity on behalf of third parties), (ii) Dissenting Shares (as such term is defined in the Merger Agreement) and (iii) Shares underlying or comprising unexercised, unvested or unsettled Company Equity Awards (as such term is defined in the Merger Agreement) shall be converted automatically into and shall thereafter represent the right to receive $77.50 in cash, without interest (the “Merger Consideration”), subject to any required Tax (as such term is defined in the Merger Agreement) withholding as provided in the Merger Agreement. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.
You have asked for our opinion as to whether the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Company Common Stock (other than Parent or any affiliate of Parent) (the “Holders”), is fair, from a financial point of view, to such Holders.
For purposes of the opinion set forth herein, we have reviewed a draft of the Merger Agreement dated June 23, 2022 (the “Draft Merger Agreement”), certain related documents and certain publicly available financial statements and other business and financial information of the Company. We have also reviewed certain forward-looking information relating to the Company prepared by the management of the Company, including financial projections and operating data of the Company (the “Company Projections”). Additionally, we discussed the past and current operations and financial condition and the prospects of the Company with senior management of the Company. We also reviewed the historical market prices and trading activity for Company Common Stock and compared the financial performance of the Company and the prices and trading activity of Company Common Stock with that of certain other selected publicly-traded companies and their securities. In addition, we reviewed the financial terms, to the extent publicly available, of selected acquisition transactions and performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.
In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, us by the Company. With respect to the Company Projections, we have been advised by the management of the Company, and have assumed based on discussions with the management and Board of Directors of the Company, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company and other matters covered thereby. We express no view as to the Company Projections or the assumptions on which they were based. We have assumed that the terms of the Draft Merger Agreement will not differ materially from the final executed Merger Agreement, and that the Merger will be consummated in
One Maritime Plaza | 24th Floor | San Francisco, CA 94111
Tel: 415.844.7700 | www.qatalyst.com | Fax: 415.391.3914
B-1

accordance with the terms set forth in the Merger Agreement, without any modification, waiver or delay. In addition, we have assumed that in connection with the receipt of all the necessary approvals of the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on the Company or the contemplated benefits expected to be derived in the proposed Merger. We have not made any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or its affiliates nor have we been furnished with any such evaluation or appraisal. In addition, we have relied, without independent verification, upon the assessment of the management of the Company as to the existing and future technology and products of the Company and the risks associated with such technology and products.
We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a portion of which will become payable upon delivery of this opinion. We will receive an additional, larger fee if the Merger is consummated. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities arising out of our engagement. During the two-year period prior to the date hereof, no material relationship existed between Qatalyst Partners or any of its affiliates and the Company or Parent pursuant to which compensation was received by Qatalyst Partners or its affiliates, except that Qatalyst Partners has provided financial advisory services to Permira and received a fee of $15 million in connection with such services. Qatalyst Partners and/or its affiliates may in the future provide investment banking and other financial services to the Company or Parent and their respective affiliates for which we would expect to receive compensation.
Qatalyst Partners provides investment banking and other services to a wide range of entities and individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, affiliates of Qatalyst Partners may at any time hold long or short positions, and may trade or otherwise effect transactions in debt or equity securities or loans of the Company, Parent or certain of their respective affiliates.
This opinion has been approved by our opinion committee in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent. This opinion does not constitute a recommendation as to how to vote with respect to the Merger or any other matter and does not in any manner address the price at which Company Common Stock will trade at any time.
Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion. Our opinion does not address the underlying business decision of the Company to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to the Company. Our opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the Holders, and we express no opinion with respect to the fairness of the amount or nature of the compensation to any of the officers, directors or employees of the Company or any of its affiliates, or any class of such persons, relative to such consideration.
Based on and subject to the foregoing, we are of the opinion on the date hereof that the Merger Consideration to be received by the Holders pursuant to, and in accordance with, the terms of the Merger Agreement is fair, from a financial point of view, to such Holders.
Yours faithfully,
/s/ Qatalyst Partners LP
Qatalyst Partners LP
One Maritime Plaza | 24th Floor | San Francisco, CA 94111
Tel: 415.844.7700 | www.qatalyst.com | Fax: 415.391.3914
B-2

Annex C
200 West Street | New York, NY 10282-2198
Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL
June 24, 2022
Board of Directors
Zendesk, Inc.
1019 Market Street
San Francisco, CA 94103
Ladies and Gentlemen:
You have requested our opinion as to the fairness from a financial point of view to the holders (other than Zoro BidCo, Inc. (“Parent”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share (the “Company Common Stock”), of Zendesk, Inc. (the “Company”) of the $77.50 in cash per Share to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of June 24, 2022 (the “Agreement”), by and between Parent, Zoro Merger Sub, Inc., a wholly owned subsidiary of Parent (“Acquisition Sub”), and the Company.
Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, any of their respective affiliates and third parties, including Permira Advisers LLC (“Permira”) and Hellman & Friedman LLC (“H&F”), each of which is an affiliate of a significant equityholder of Parent, and any of their respective affiliates and, as applicable, portfolio companies, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as bookrunner with respect to the public offering of the Company’s 0.625% Convertible Senior Notes due 2025 in an aggregate principal amount of $1.15 billion (the “2025 Convertible Notes”) in June 2020. We also have provided certain financial advisory and/or underwriting services to Permira and/or its affiliates and portfolio companies from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as financial advisor to Permira Advisers (UK), an affiliate of Permira, with respect to its acquisition of a majority stake in Golden Goose in June 2020; as joint bookrunner with respect to the initial public offering by Allegro.eu, a portfolio company of Permira, of 187,826,087 of its ordinary shares in September 2020 and the public offering of 76,500,000 of its ordinary shares in March 2021; as lead left bookrunner with respect to the issuance by Lowell Financial Ltd., a portfolio company of Permira, of EUR/GBP high yield bonds (aggregate principal amount of £400,000,000 plus €1,340,000,000) in October 2020; as joint bookrunner with respect to the initial public offering by Dr. Martens plc, a portfolio company of Permira, of 350,000,000 of its ordinary shares in January 2021; as bookrunner with respect to the sale by Permira of 12,000,000 shares of TeamViewer AG, a portfolio company of Permira, in February 2021; as bookrunner with respect to the public offering by Golden Goose, a portfolio company of Permira, of its Senior Secured Notes due 2027 (aggregate principal amount of €480,000,000) in May 2021; and as financial advisor to Permira Advisers (HK), an affiliate of Permira, with respect to its sale of Tricor Holdings Limited in June 2022. We also have

Board of Directors
Zendesk, Inc.
June 24, 2022
Page Two
provided certain financial advisory and/or underwriting services to H&F and/or its affiliates and portfolio companies from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as bookrunner with respect to the issuance by PPD, Inc., a portfolio company of H&F, of high yield bonds (aggregate principal amount of $1,200,000,000) in May 2020 and as lead bookrunner with respect to the public offering of 43,700,000 shares of its common stock in September 2020; as bookrunner with respect to the issuance by MultiPlan Corporation, a portfolio company of H&F, of high yield bonds (aggregate principal amount of $1,300,000,000) in October 2020; as financial advisor to Change Healthcare Inc., a portfolio company of H&F, with respect to its pending sale announced in January 2021; as bookrunner with respect to the public offering by Verisure SA, a portfolio company of H&F, of high yield bonds (aggregate principal amount of €2,325,000,000 plus kr 1,500,000,000) in January 2021; as bookrunner with respect to the issuance by Medline Industries Inc., a portfolio company of H&F, of high yield bonds (aggregate principal amount of $7,770,000,000) in October 2021; and as bookrunner with respect to the issuance by athenahealth, Inc., a portfolio company of H&F, of high yield bonds (aggregate principal amount of $2,350,000,000) in January 2022. We may also in the future provide financial advisory and/or underwriting services to the Company, Parent, Permira, H&F and their respective affiliates and/or, as applicable, portfolio companies for which our Investment Banking Division may receive compensation. Affiliates of Goldman Sachs also may have co-invested with Permira, H&F and their respective affiliates from time to time and may have invested in limited partnership units of affiliates of Permira and H&F from time to time and may do so in the future.
We further note that we also acted as bookrunner with respect to the offering of the Company’s 0.25% Convertible Senior Notes due 2023 in an aggregate principal amount of $575 million (the “2023 Convertible Notes” and together with the 2025 Convertible Notes, the “Convertible Notes”) in March 2018 and, concurrent with the issuance of the Convertible Notes, the Company entered into capped call transactions with respect to the Convertible Notes (collectively, the “Capped Call Transactions”) with Goldman Sachs & Co. LLC and other counterparties, each acting as principal for its own account, consisting of the purchase by the Company of capped call options with respect to the aggregate number of shares of Company Common Stock underlying the Convertible Notes (with approximately 4,558,428 shares of Company Common Stock underlying the capped call options purchased from Goldman Sachs & Co. LLC in connection with the issuance of the 2023 Convertible Notes and approximately 2,114,712 shares of Company Common Stock underlying the capped call options purchased from Goldman Sachs & Co. LLC in connection with the issuance of the 2025 Convertible Notes. The Capped Call Transactions may be adjusted, exercised, cancelled and/or terminated in accordance with their terms in connection with certain events, including the announcement or consummation of the Transaction. In particular, under the terms of the Capped Call Transactions, each of Goldman Sachs & Co. LLC and the other counterparties, each acting separately as calculation agent under the Capped Call Transactions to which it is a party, is entitled in certain circumstances to make adjustments to the exercise price and/or cap price of the embedded call options sold by the Company to Goldman Sachs & Co. LLC and the other counterparties to reflect the economic effect of the announcement of the Transaction on the Capped Call Transactions. In its capacity as calculation agent, all actions or exercises of judgment by Goldman Sachs & Co. LLC pursuant to the terms of the Capped Call Transactions to which it is a party must be performed in good faith and a commercially reasonable manner.
In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended December 31, 2021; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain publicly available research analyst reports for the Company; certain other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company (including a schedule of expected utilization of net operating loss carryforwards by the Company), prepared by its management, as approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the shares of Company Common Stock; compared certain financial and stock market information for the Company

Board of Directors
Zendesk, Inc.
June 24, 2022
Page Three
with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the software industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.
For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We also have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.
Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Parent and its affiliates) of Company Common Stock, as of the date hereof, of the $77.50 cash per share of Company Common Stock to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $77.50 in cash per share of Company Common Stock to be paid to the holders (other than Parent and its affiliates) of shares of Company Common Stock pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which the shares of Company Common Stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on the Company, Parent or the Transaction, or as to the impact of the Transaction on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of shares of Company Common Stock should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $77.50 in cash per share of Company Common Stock to be paid to the holders (other than Parent and its affiliates) of shares of Company Common Stock pursuant to the Agreement is fair from a financial point of view to the holders (other than Parent and its affiliates) of shares of Company Common Stock.
Very truly yours,
/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)

Annex D
SECTION 262 OF THE GENERAL CORPORATION LAW
OF THE STATE OF DELAWARE
§ 262. Appraisal rights
(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:
(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:
a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.
(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(4) Repealed by 82 Laws 2020, ch. 256, § 15.
(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.
(d) Appraisal rights shall be perfected as follows:
(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder's request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.
(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.
(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.
(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PRELIMINARY PROXY CARD, SUBJECT TO COMPLETION

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ZENDESK, INC.
989 MARKET STREET
SAN FRANCISCO, CA 94103

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on [TBD]. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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ZENDESK, INC.

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The Board of Directors of Zendesk, Inc. recommends you vote FOR proposals 1, 2 and 3.	**For**	**Against**	**Abstain**
1. To adopt the Agreement and Plan of Merger, dated as of June 24, 2022, by and among Zendesk, Inc., Zoro BidCo, Inc. and Zoro Merger Sub, Inc., as it may be amended from time to time (the “Merger Agreement”).	☐	☐	☐
2. To approve, on an advisory (nonbinding) basis, the compensation that may be paid or become payable to named executive officers of Zendesk, Inc. that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement.	☐	☐	☐
3. To approve any adjournment of the special meeting of stockholders of Zendesk, Inc. (the “Special Meeting”), if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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ZENDESK, INC.
Special Meeting of Stockholders
[TBD] Pacific Time
This proxy is solicited by the Board of Directors of Zendesk, Inc.

The undersigned hereby appoints Mikkel Svane and Shanti Ariker as proxies and attorneys-in-fact of the undersigned, each with the power to act without the other and with the power of substitution, and hereby authorizes them to represent and vote, as designated on the reverse side of this ballot, all the shares of common stock of Zendesk, Inc. standing in the name of the undersigned on [TBD], with all powers which the undersigned would possess if present at the 2022 Special Meeting of Stockholders to be held on [TBD] virtually at www.virtualshareholdermeeting.com/ZEN2022SM or at any adjournment, continuation or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed by you. If you do not give any direction, the proxy will be voted in accordance with the recommendations of the Board of Directors of Zendesk, Inc. The Board of Directors of Zendesk, Inc. recommends that you vote "for" proposals 1, 2 and 3.

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